    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 5, 2000



                                                      REGISTRATION NO. 333-92579

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                            ------------------------
                               COSTAR GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7375                            52-2091509
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL    (IRS EMPLOYER IDENTIFICATION NO.)
  INCORPORATION OR ORGANIZATION)             CLASSIFICATION
                                              CODE NUMBER)

                            ------------------------

                               COSTAR GROUP, INC.
                             7475 WISCONSIN AVENUE
                            BETHESDA, MARYLAND 20814
                                 (301) 215-8300
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ANDREW C. FLORANCE
                            CHIEF EXECUTIVE OFFICER
                               COSTAR GROUP, INC.
                             7475 WISCONSIN AVENUE
                            BETHESDA, MARYLAND 20814
                              TEL. (301) 215-8300
          (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

         STEPHEN I. GLOVER                           CRAIG S. ANDREWS
  FRIED, FRANK, HARRIS, SHRIVER &            BROBECK PHLEGER & HARRISON, LLP
              JACOBSON                       550 WEST "C" STREET, SUITE 1200
 1001 PENNSYLVANIA AVE., NW, SUITE             SAN DIEGO, CALIFORNIA 92101
                800                                   (619) 234-1966
        WASHINGTON, DC 20004
           (202) 639-7000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the merger described in the enclosed proxy statement/prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  [COMPS LOGO]

                                                                 JANUARY 5, 2000


DEAR COMPS.COM STOCKHOLDER:


     I am pleased to send you this proxy statement/prospectus for a special meeting of the stockholders of COMPS.COM to be held on February 10, 2000 beginning at 10:00 a.m. local time at 815 Connecticut Avenue, N.W., Washington, D.C.


     At the special meeting, you will be asked to adopt an Agreement and Plan of Merger, dated as of November 3, 1999, by and among CoStar Group, Inc., Acq Sub, Inc., a wholly-owned subsidiary of CoStar, and COMPS.COM. Under the merger agreement, CoStar will acquire COMPS.COM. You will have the option of exchanging each share of COMPS.COM stock you own for either $7.50 in cash or 0.31496 shares of common stock of CoStar. According to the terms of the merger, your request for cash or CoStar stock is subject to adjustment to ensure that 49.9% of the COMPS.COM shares are exchanged for cash and 50.1% of the COMPS.COM shares are exchanged for shares of CoStar common stock. If you do not provide a preference of cash, CoStar common stock, or some combination of these, CoStar is entitled to determine which of these you will receive. CoStar's common stock is quoted under the symbol "CSGP" on the Nasdaq Stock Market.

     After careful consideration, the COMPS.COM board of directors has approved the merger, and has determined it to be fair to and in the best interests of COMPS.COM and its stockholders. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.


     THE ATTACHED NOTICE OF SPECIAL MEETING AND PROSPECTUS/PROXY STATEMENT EXPLAIN THE PROPOSED MERGER AND PROVIDE SPECIFIC INFORMATION ABOUT THE SPECIAL MEETING. PLEASE READ THESE MATERIALS CAREFULLY, PARTICULARLY "RISK FACTORS" BEGINNING ON PAGE 10.


     Whether or not you plan to attend the special meeting, we urge you to complete, sign, and promptly return the enclosed white proxy card to assure that your shares will be voted at the special meeting. If you do not return a properly executed proxy card or vote at the special meeting, this will have the same effect as a vote against adoption of the merger agreement. YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.

                                          Sincerely,

                                          Christopher A. Crane
                                          Chairman of the Board, Chief Executive
                                          Officer and President

 NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY
 STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


THIS PROXY STATEMENT/PROSPECTUS IS DATED JANUARY 5, 2000, AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT JANUARY 6, 2000.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                 TO BE HELD ON FEBRUARY 10, 2000 AT 10:00 A.M.


                            ------------------------

To the Stockholders of COMPS.COM, Inc.:


     We will hold a special meeting of the stockholders of COMPS.COM, Inc. at 815 Connecticut Ave., N.W., Washington, D.C. on February 10, 2000, beginning at 10:00 a.m., local time, for the following purposes:


          1. To consider and vote on a proposal to adopt an Agreement and Plan of Merger, dated as of November 3, 1999, between CoStar Group Inc., Acq Sub, Inc., CoStar's wholly owned subsidiary, and COMPS.COM, Inc. This agreement provides for the merger of COMPS.COM into Acq Sub with Acq Sub being the surviving entity. In the merger, COMPS.COM stockholders will have the right to receive $7.50 in cash, 0.31496 shares of common stock of CoStar, or some combination of cash and shares, for each share of COMPS.COM, as described in the attached proxy statement/prospectus.

          2. To conduct any other business as may properly be brought before the special meeting or any adjournment or postponement.


     Please read the attached proxy statement/prospectus carefully for a description of the merger agreement. Only stockholders of record at the close of business on December 30, 1999 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement.


     You are cordially invited to attend the special meeting. You may vote your shares by completing, signing, dating and returning the enclosed white proxy card as promptly as possible in the enclosed postage-paid envelope. If you attend the special meeting, you may vote your shares in person even if you have previously submitted a proxy. Also, you can revoke your proxy at any time before it is voted. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR WHITE PROXY CARD. YOUR STOCK CERTIFICATE SHOULD BE SENT WITH THE ENCLOSED BLUE ELECTION FORM, ON WHICH YOU SHOULD INDICATE WHETHER YOU PREFER TO RECEIVE CASH, SHARES OR A COMBINATION OF CASH AND SHARES.

                                          By Order of the Board of Directors,

                                          Christopher A. Crane
                                          Chairman of the Board, Chief Executive
                                          Officer
                                          and President
San Diego, California


January 5, 2000

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE
  MERGER..............................    1
SUMMARY...............................    3
  Overview............................    3
  The Companies.......................    3
  Recommendation to Comps
     Stockholders.....................    4
  Per Share Market Price
     Information......................    4
  Opinion of Financial Advisor........    4
  Procedures for Cash Election and
     Surrender of Certificates........    4
  Interests of Directors and Officers
     in the Merger....................    4
  Record Date; Voting Power...........    4
  Vote Required; Share Ownership by
     Comps Management; Voting
     Agreements.......................    4
  Accounting Treatment of the
     Merger...........................    5
  Appraisal Rights....................    5
  Listing on Nasdaq Stock Market......    5
  The Merger Agreement................    5
  Your Rights as a Stockholder Will
     Change...........................    6
  Governmental and Regulatory
     Matters..........................    6
  Three Stockholders have Entered into
     a Pledge Agreement...............    6
  Restrictions on the Ability to Sell
     CoStar Stock.....................    6
SELECTED PRO FORMA AND HISTORICAL
  CONSOLIDATED FINANCIAL DATA.........    7
  Selected Pro Forma and Historical
     Consolidated Financial Data of
     CoStar...........................    7
  Selected Historical Consolidated
     Financial Data of Comps..........    8
  Comparative Per Share Data..........    9
RISK FACTORS..........................   10
CAUTIONARY STATEMENT CONCERNING
  FORWARD-LOOKING STATEMENTS..........   20
THE SPECIAL STOCKHOLDERS MEETING......   21
  Date, Time and Place................   21
  Matters to be Considered at the
     Special Stockholders Meeting.....   21
  Record Date; Stock Entitled to Vote;
     Quorum...........................   21
  Votes Required......................   21
  Comps Board Recommendation..........   21
  Share Ownership of Management.......   21
  How You Can Vote....................   22
THE MERGER............................   24
  General.............................   24
  Procedures for Cash Election and
     Surrender of Certificates........   24
  Background of the Merger............   25
  CoStar's Reasons for the Merger.....   29
  Recommendation of the Comps Board of
     Directors; Comps' Reasons for the
     Merger...........................   31
  Opinion of Volpe Brown Whelan &
     Company LLC......................   32
  Material Federal Income Tax
     Consequences.....................   35
  Regulatory Matters..................   40
  Listing of CoStar Common Stock......   40
  Accounting Treatment................   40
  Dissenters' Appraisal Rights........   41
  Federal Securities Laws
     Consequences; Stock Transfer
     Restrictions.....................   42
INTERESTS OF DIRECTORS AND OFFICERS IN
  THE MERGER..........................   43
  Employment Agreement................   43
  Directors' and Officers' Liability
     Insurance; Indemnification
     Agreements.......................   43
  Pledge Agreement....................   43
MATERIAL TERMS OF THE MERGER
  AGREEMENT...........................   45
  General.............................   45
  Closing; Effective Time.............   45
  Consideration to be Received in the
     Merger...........................   45
  Representations and Warranties......   46
  Covenants...........................   46
  Additional Agreements...............   47
  Conditions to Completion of the
     Merger...........................   48
  No Solicitation.....................   49
  Termination of the Merger
     Agreement........................   49
  Termination Fee.....................   51
  Amendments..........................   51
MATERIAL TERMS OF THE VOTING
  AGREEMENTS..........................   52
MATERIAL EFFECTS OF THE MERGER ON
  COMPS' STOCK OPTIONS, WARRANTS AND
  OTHER EMPLOYEE BENEFIT PLANS........   53

Stock Options.........................   53
  1999 Employee Stock Purchase Plan...   53
  Warrants............................   54
  Employee Benefit Plans..............   54
PER SHARE MARKET PRICE AND DIVIDEND
  INFORMATION.........................   55
UNAUDITED PRO FORMA CONDENSED
  CONSOLIDATED FINANCIAL INFORMATION
  OF COSTAR GROUP, INC. ..............   56
  Notes to Unaudited Pro Forma
     Condensed Consolidated Financial
     Statements.......................   60
COMPS' PRINCIPAL STOCKHOLDERS.........   66
COMPS' BUSINESS.......................   67
  Overview............................   67
  Comps' Proprietary Database.........   67
  Comps' Services and Products........   68
  Comps' Acquisitions.................   69
  Comps' Customers....................   70
  Comps' Sales and Marketing
     Efforts..........................   70
  Comps' Markets......................   71
  Infrastructure, Operations and
     Technology.......................   71
  Competition.........................   72
  Intellectual Property...............   73
  Employees...........................   74
  Facilities..........................   74
  Legal Proceedings...................   74
COMPS' MANAGEMENT'S DISCUSSION AND
  ANALYSIS............................   75
  Overview............................   75
  Results of Operations...............   76
  Liquidity and Capital Resources.....   80
  Litigation Related to the Merger....   81
  Impact of the Year 2000.............   81
  Effects of Inflation................   82
  Impact of Recently Issued Accounting
     Standards........................   82
  Quantitative and Qualitative
     Disclosure About Market Risk.....   83
COMPARISON OF STOCKHOLDER RIGHTS......   84
WHERE YOU CAN FIND MORE INFORMATION...   86
FUTURE STOCKHOLDER PROPOSALS..........   89
EXPERTS...............................   89
LEGAL MATTERS.........................   89
INDEPENDENT AUDITORS..................   89
INDEX TO FINANCIAL STATEMENTS.........  F-1


                                LIST OF ANNEXES

ANNEX A  Agreement and Plan of Merger..............................  A-1
ANNEX B  Opinion of Volpe Brown Whelan & Company...................  B-1
ANNEX C  Section 262 of the Delaware General Corporation Law.......  C-1

     This document incorporates important business and financial information about CoStar from documents it has filed with the SEC, but that we have not included in or delivered with this document. CoStar will provide you with copies of the information relating to CoStar, without charge, upon written or oral request to:

                               CoStar Group, Inc.
                               7475 Wisconsin Avenue
                               Bethesda, Maryland 20814
                               Attention: Frank Carchedi
                               Telephone number: (301) 215-8300


     TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL STOCKHOLDERS MEETING, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN FEBRUARY 3, 2000. If you request any incorporated documents, CoStar will mail them to you by first class mail, or another equally prompt means, within one business day after CoStar receives your request.



     For more information on the matters incorporated by reference in this document, see "Where You Can Find More Information" beginning on page 86.


     CoStar and Comps have not authorized anyone to give any information or make any representation about the merger that differs from, or adds to, the information in this document or in CoStar's and Comps' documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

     If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, or to buy the securities offered by this proxy statement/prospectus, or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this proxy statement/prospectus does not extend to you.

     The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. Information on the CoStar and Comps Web sites is not part of this proxy statement/prospectus. CoStar has filed applications to register the CoStar mark. LeaseTrend and LeaseTrend, Inc. are registered trademarks. CoStar also claims CoStar Group, CoStar Property, CoStar Office, CoStar Industrial, CoStar Tenant, CoStar Exchange, CoStar Analytic, CoStar Comparables, CoStar Advertising, CoStar News, E-Brochure, CoStar Real-E News, Real-E News and CrosTrac as its marks. Other persons own other trademarks mentioned in this proxy statement/prospectus.

     CoStar has supplied all information contained in this proxy statement/prospectus relating to it and Acq Sub, Inc. Comps has supplied all information in this proxy statement/prospectus relating to it.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY ARE COSTAR AND COMPS PROPOSING TO MERGE?

A: CoStar is a leading provider of information services for the U.S. commercial real estate industry and is creating a digital marketplace where the members of the commercial real estate and related business community can continuously interact and facilitate transactions by efficiently exchanging accurate and standardized information.

    Comps is a recognized leader in the provision of comparable real estate sales data and has an extensive database of comparable information that it has developed over 17 years. The comparable real estate sales data business is a key component of CoStar's digital marketplace.

    CoStar believes that the merger will allow CoStar to reduce the time, expense and effort required to complete CoStar's near term vision of the digital marketplace and allow CoStar to focus on the development of CoStar Exchange, a web-based service providing the information required to efficiently and securely conduct commercial real estate buy and sell transactions. CoStar expects that this service will address the information needs for the investment sale sector of the commercial real estate community, and believes that the combined company, with its comprehensive database and information flow through the digital marketplace, including comparable sales information, will have a strong platform from which to operate the CoStar Exchange service.

    In addition, CoStar believes that by merging the two companies, CoStar would be able to create additional value for its customers by offering a product that serves as a complete source for commercial real estate information.

Q: ARE THERE ANY RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER?


A: In evaluating the merger, you should carefully consider the factors discussed in the section entitled "Risk Factors" beginning on page 10.


Q:  WHAT WILL COMPS STOCKHOLDERS RECEIVE IN THE MERGER?

A: In exchange for each of their Comps shares, Comps stockholders may elect to receive (1) $7.50 in cash, (2) 0.31496 of a share of CoStar common stock, or
    (3) a combination of cash and CoStar common stock, subject to limitations described below.


    Please read the more detailed description of the consideration to be issued in the merger beginning on page 45.


Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?


A: With respect to any inherent gain in your Comps stock, you may not be taxed at all, may be fully taxed, or may be partially taxed, depending upon whether you receive CoStar common stock, cash or a combination of both in the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend on your particular situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you. The tax consequences are discussed in the section entitled "Material Federal Income Tax Consequences" beginning on page 35.


Q:  WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, indicate on the enclosed white proxy card whether you are voting in favor of or against adoption of the merger agreement. Sign and mail the proxy card in the enclosed white prepaid return envelope as soon as possible.

    You should indicate your vote now even if you expect to attend the special meeting and vote in person.


    Please indicate on the enclosed blue election form how many shares you intend to exchange for $7.50 in cash and how many shares you intend to exchange for 0.31496 shares of common stock of CoStar.


    The exchange agent must have received your completed and signed blue election form by the deadline that CoStar will announce. The exchange agent is:


          American Stock Transfer & Trust Company


          40 Wall Street, 46th Floor


          New York, NY 10005


          (212) 936-5100

    If you do not complete and submit a blue election form by the deadline, CoStar will, in its sole discretion, determine how many of your shares will be exchanged for cash and how many for stock.

Q:  WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A:  You may change your vote:

    - by sending a written notice to the corporate secretary of Comps before the special meeting stating that you would like to revoke your proxy;

    - by signing a later-dated proxy card and returning it by mail before the special meeting; or

    - by attending the special meeting and voting in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If you do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote them at the special meeting. This will have the same effect as a vote against the merger agreement. If you want to vote for the adoption of the merger, you should be sure to provide your broker with instructions on how to vote your shares. You must provide your broker instructions as to how many of your shares you wish to have converted into cash and how many into shares of CoStar common stock.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES AT THIS TIME?

A: Yes. Your stock certificates should be sent to the exchange agent with the blue election form.

Q:  WHEN DO YOU EXPECT TO COMPLETE THE MERGER?


A: We are working toward completing the merger as quickly as possible. We expect to complete the merger immediately upon the approval of Comps stockholders at the special meeting.


Q:  WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?


A: CoStar and Comps file reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet Web site the SEC maintains at www.sec.gov. You can also request copies of these documents from us. See "Where You Can Find More Information" beginning on page 86.


Q:  WILL I RECEIVE THE SPECIFIC AMOUNTS OF CASH AND STOCK THAT I ELECT?

A: You may not receive exactly the amount of cash, number of shares of CoStar common stock, or combination of cash and CoStar common stock that you request. This is because CoStar and Comps have agreed that 49.9% of the Comps shares will be exchanged for cash and 50.1% of the Comps shares will be exchanged for stock. For example, if Comps stockholders owning more than 49.9% of the Comps shares elect to receive cash, the number of Comps shares converted into cash will be less than the number elected. Similarly, if Comps stockholders owning more than 50.1% of Comps shares elect to receive CoStar common stock, the number of CoStar shares converted into CoStar common stock will be less than the number elected. Any adjustments will be shared proportionally by all affected stockholders.

    For example, if holders of 75% of the shares of Comps common stock choose to receive cash for their shares, then for each stockholder who so chooses, only 66.5% of their shares will be converted into cash because 66.5% of 75% equals 49.9%, the agreed upon amount of cash consideration in the merger agreement. The remaining 33.5% of the shares held by stockholders who chose to receive cash would be converted into stock.

Q:  WHO SHOULD I CALL WITH QUESTIONS?


A: Comps stockholders should call Karen Goodrum, Comps' Chief Financial Officer, at (858) 578-3000.

                                    SUMMARY


     This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. To understand the proposed transaction fully and its consequences to you as a Comps stockholder, and for a more complete description of the legal terms of the merger and related transactions, we urge you to read carefully the entire proxy statement/prospectus and the documents we refer to in this document. See "Where You Can Find More Information" beginning on page 86. We have included page references directing you to a more complete description of each item presented in this summary.


OVERVIEW

     CoStar Group Inc., Acq Sub Inc., a wholly owned subsidiary of CoStar, and COMPS.COM, Inc. entered into an agreement and plan of merger on November 3, 1999. Under the merger agreement, at the closing of the merger, Comps will merge into Acq Sub and each share of Comps common stock will be converted into the right to receive $7.50 in cash or 0.31496 shares of common stock of CoStar. After the merger is completed, Comps' separate corporate existence will cease.

THE COMPANIES

COSTAR GROUP, INC.
7475 Wisconsin Avenue
Bethesda, Maryland 20814
(301) 215-8300

     CoStar is the nation's largest digital provider of commercial real estate information and analysis. CoStar facilitates commercial real estate transactions by supplying industry participants with daily access to current data such as rental rates, vacancy rates and space availability. By providing this information, CoStar is creating an efficient digital marketplace where the members of the commercial real estate and related business community can continuously interact and facilitate transactions by exchanging accurate and standardized information. According to its estimates, in 1998, CoStar facilitated 100,000 commercial lease and sales transactions aggregating over $100 billion in value. CoStar's digital service offerings include a leasing marketplace, a selling marketplace, decision support, tenant information, property marketing, and industry news. CoStar delivers substantially all of its current services through digital means. Most of CoStar's clients receive daily service updates over the Internet.

     CoStar has three assets that it believes provide a unique foundation for its business:
     - a comprehensive, proprietary, national database,

     - the largest research department in the industry, and

     - a large number of participating organizations.


     CoStar's database has been constructed over more than a decade by a research department that now makes over 1.8 million updates each year to the database. In addition to its internal efforts, CoStar has obtained and assimilated over 50 proprietary databases. The database now covers 41 commercial real estate markets in the United States. It tracks over 15.3 billion square feet in over 326,000 properties, including more than 370,000 tenants. CoStar estimates that more than 25,000 end-users use its services to facilitate transactions, market services and properties, and conduct market research.


COMPS.COM, INC.
9888 Carroll Centre Road
Suite 100
San Diego, California 92126
(858) 578-3000

     Comps is a leading national provider of comprehensive commercial real estate comparable sales information both offline and on the Internet. Comps also uses its database to match buyers with brokers' property listings by posting them on its Web site and sending summary announcements by fax and e-mail to property owners and investors. Comps has developed data collection and confirmation systems to provide information on commercial real estate properties. This information is verified by its researchers and includes sale prices, income and expenses, capitalization rates, loan data, and other key details. Comps links commercial real estate lenders, appraisers, insurers and other professionals by distributing market information on the Internet. For further information about Comps, see "Comps' Business" beginning on page 67.



RECOMMENDATION TO COMPS STOCKHOLDERS (PAGE 31)


     The Comps board believes that the merger is fair to you and in the best interests of both you and Comps, and unanimously recommends that you vote FOR the adoption of the merger agreement.


PER SHARE MARKET PRICE INFORMATION (PAGE 55)



     CoStar and Comps shares are traded on the Nasdaq Stock Market. The following table presents trading information for CoStar common stock and Comps common stock on November 3, 1999 and January 3, 2000. November 3, 1999 was the last full trading day before our announcement of the signing of the merger agreement. January 3, 2000 was the last practicable trading day for which information was available before the date of this proxy statement/prospectus.



                               COMPS COMMON STOCK
                         ------------------------------
         DATE              HIGH       LOW      CLOSING
         ----            --------   --------   --------
November 3, 1999.......  $ 7.5625   $ 7.0625   $ 7.2813
January 3, 2000........  $ 8.0000   $ 7.2500   $ 7.2813



                              COSTAR COMMON STOCK
                         ------------------------------
         DATE              HIGH       LOW      CLOSING
         ----            --------   --------   --------
November 3, 1999.......  $24.2500   $23.5000   $23.6250
January 3, 2000........  $35.4375   $30.8750   $31.3750


     The market prices of shares of CoStar common stock and Comps common stock fluctuate. As a result, you should obtain current market quotations.


OPINION OF FINANCIAL ADVISOR (PAGE 32)


     Comps retained Volpe Brown Whelan & Company LLC as its financial advisor in connection with the merger to render a financial fairness opinion to the Comps board of directors.

     In deciding to approve the merger, the Comps board of directors considered the Volpe Brown Whelan & Company opinion. This opinion states that, as of its date and subject to the considerations described in the opinion, the consideration to be received as a result of the merger is fair, from a financial point of view, to Comps' stockholders. We have attached this opinion as Annex B to this proxy statement/prospectus.


PROCEDURES FOR CASH ELECTION AND SURRENDER OF CERTIFICATES (PAGE 24)


     You are entitled to choose how many of your shares of Comps common stock you would like to be converted into cash or converted into CoStar common stock. Your choice to receive either cash, CoStar common stock or a combination of cash and stock in the merger may be adjusted to ensure that 49.9% of the Comps shares are exchanged for cash and 50.1% of the Comps shares are exchanged for shares of CoStar common stock.


INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER (PAGE 43)


     When you consider the merger agreement and the recommendation of the Comps board of directors that you vote in favor of adoption of the merger agreement, you should be aware that officers and directors of Comps may have interests in the merger that are different from, or in addition to, yours.


RECORD DATE; VOTING POWER (PAGE 21)



     Comps stockholders may vote at the special meeting if they owned shares of common stock at the close of business on December 30, 1999, the record date. At the close of business on the record date, approximately 12,044,000 shares of Comps common stock were outstanding. For each share of Comps common stock that you owned on that date, you will have one vote at the special meeting on the proposal to adopt the merger agreement.



VOTE REQUIRED; SHARE OWNERSHIP BY COMPS MANAGEMENT; VOTING AGREEMENTS (PAGE 21)



     On December 30, 1999, the record date for the special meeting, Comps directors and executive officers and their affiliates were entitled to vote approximately 7,129,000 shares of Comps common stock. These shares represent approximately 59.2% of the outstanding shares of Comps common stock. Six of these persons have agreed to vote their shares of Comps common stock in favor of the merger. These shares represent approximately 59.1% of the votes of the Comps common stock on the record date, which is a sufficient number of shares to adopt the merger agreement.

ACCOUNTING TREATMENT OF THE MERGER

(PAGE 40)


     The merger will be accounted for as a "purchase" under generally accepted accounting principles. This means that, after the merger, Comps' combined results of operations will be included in CoStar's consolidated results of operations. For purposes of preparing consolidated financial statements, the purchase price, including the fees and other costs associated with the merger at the date of completion, will be allocated to Comps' assets and liabilities based on their fair market values, with the excess allocated to goodwill to be amortized over the estimated economic life of the assets.


APPRAISAL RIGHTS (PAGE 41)


     If the merger is completed, Comps stockholders who file a written objection with Comps before the stockholders meeting and do not vote for adoption of the merger agreement are entitled to dissenters' appraisal rights under Delaware law.


LISTING ON NASDAQ STOCK MARKET (PAGE 40)


     It is a condition to completion of the merger that the CoStar common stock to be issued to the Comps stockholders be registered under the Securities Act and added to those CoStar shares already listed and trading on the Nasdaq Stock Market under the symbol "CSGP." The Comps common stock will no longer be so quoted or registered.


THE MERGER AGREEMENT (PAGE 45)


     We have attached the merger agreement as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully in its entirety because it is the legal document that governs the merger.

Conditions to the Merger

     We will complete the merger only if a number of conditions are satisfied or waived including:

     - holders of a majority of Comps' outstanding common stock vote to adopt the merger agreement;

     - no law or court order prohibits the transaction;

     - representations and warranties made by each party are materially accurate as of the closing;

     - the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act ends;

     - the CoStar common stock to be issued in the merger is approved for listing on the Nasdaq Stock Market; and

     - attorneys for either CoStar or Comps issues an opinion that the merger will be a reorganization for United States federal income tax purposes.

     In addition, CoStar's obligation to complete the merger is subject to the conditions that there has been no acceleration of Comps stock options other than as it approves and that there are no litigation or liabilities that would reasonably be expected to have a material adverse effect on Comps.

Termination of the Merger Agreement

     Comps and CoStar can jointly agree to terminate the merger agreement at any time without completing the merger. In addition, either Comps or CoStar can terminate the merger agreement if any of the following occurs:

     - we do not complete the merger on or before May 31, 2000;

     - a majority of Comps' stockholders fail to adopt the merger agreement at the special meeting;

     - a government authority permanently restrains or prohibits the merger or makes it illegal; or

     - the other party breaches the agreement.

     CoStar can also terminate the merger agreement if the Comps board of directors no longer recommends that Comps stockholders vote to approve the merger, or if Comps violates the protocol described in the merger agreement for receiving and evaluating alternative acquisition proposals.

     Comps can also terminate the merger agreement if it notifies CoStar of its intention to enter into a business combination with a third party and CoStar does not, within three business days, make a proposal on terms at least as favorable as the third party proposal, in the good faith judgment of the Comps board of directors. Comps can also terminate the agreement if its board of directors withdraws its recommendation that stockholders vote to approve the merger, after determining in good faith that the board's fiduciary duties likely require that it do so.

     Comps must pay CoStar a $2 million termination fee and reimburse CoStar for up to $500,000 of its costs and expenses in connection with the merger if:

     - Comps terminates the merger agreement after it notifies CoStar of a proposed business combination with a third party and CoStar does not, within three business days, make a proposal to Comps that is at least as favorable, from a financial point of view, to Comps' stockholders, in the good faith judgment of the board of directors of Comps;

     - Comps terminates the merger agreement after its board determines in good faith, after consulting financial and legal advisors, that the board's fiduciary duties are likely to require the board to withdraw or modify, in a manner adverse to CoStar, the board's recommendation of the merger agreement, and the board does in fact withdraw or adversely modify its recommendation of the merger agreement;

     - CoStar terminates the merger agreement because the Comps board withdraws or modifies, in a manner adverse to CoStar, the board's recommendation of the merger, or fails to reconfirm its recommendation within seven business days after CoStar's written request;

     - CoStar terminates the merger agreement because Comps or its representatives solicit a proposal for or participate in discussions regarding a business combination, other than as permitted by the merger agreement; or

     - a third party makes a proposal to effect a business combination with Comps or publicly announces an intention to make a proposal to effect a business combination with Comps, and then CoStar or Comps terminate the merger agreement because:

          - the merger is not completed by May 31, 2000,

          - the Comps stockholders do not approve the merger, or

          - a government authority permanently restrains or prohibits completion of the merger.


YOUR RIGHTS AS A STOCKHOLDER WILL CHANGE (PAGE 84)


     Your rights as a Comps stockholder are determined by Delaware law and by Comps' certificate of incorporation and bylaws. When the merger is completed, your rights as a CoStar stockholder will be determined by Delaware law and by the CoStar certificate of incorporation and bylaws.


GOVERNMENTAL AND REGULATORY MATTERS (PAGE 40)


     We gave notice and information about the merger, Comps and CoStar to the Federal Trade Commission and the Antitrust Division of the Department of Justice on November 22, 1999. On December 7, 1999, we received notice of early termination of the waiting period under the Hart-Scott-Rodino Act.


THREE STOCKHOLDERS HAVE ENTERED INTO A PLEDGE AGREEMENT (PAGE 43)


     Comps stockholders Summit Ventures III, Summit Investors II, and Christopher A. Crane have agreed to pay CoStar, out of proceeds received in the merger, up to $5 million in the event that cash expenditures and increases in liabilities exceed $3 million per month between November 3, 1999 and the date the merger is completed.


RESTRICTIONS ON THE ABILITY TO SELL COSTAR STOCK (PAGE 42)


     All shares of CoStar common stock received by Comps stockholders in the merger will be freely transferable unless the holder is considered an affiliate of either Comps or CoStar under the Securities Act.

         SELECTED PRO FORMA AND HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

SELECTED PRO FORMA AND HISTORICAL CONSOLIDATED FINANCIAL DATA OF COSTAR

     The following table provides selected consolidated financial data for CoStar for the five years ended December 31, 1998, the nine months ended September 30, 1998 and 1999, and certain pro forma financial data for the year ended December 31, 1998 and the nine months ended September 30, 1999. We derived the statement of operations data for 1996 through 1998 and balance sheet data for 1997 and 1998 shown below from audited financial statements that we incorporate by reference into this proxy statement/prospectus from our 1998 Annual Report on Form 10-K. We derived the statement of operations data for 1994 and 1995 and balance sheet data for 1994 through 1996 we show below from audited financial statements not incorporated by reference in this proxy statement/prospectus. We derived the statement of operations data for the nine months ended September 30, 1998 and 1999 and balance sheet data as of September 30, 1999 shown below from unaudited financial statements that we incorporate by reference into this proxy statement/prospectus from our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999. As explained in the Notes to the Consolidated Financial Statements that we incorporate by reference into this proxy statement/prospectus from our 1998 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the nine months ended September 30, 1999, we derived the financial data for 1994 through 1998 from the financial statements of CoStar and of its predecessor companies for those years. The 1998 and 1999 pro forma data reflects our January 1999 Jamison Research, Inc. and LeaseTrend, Inc. acquisitions, our September 1999 ARES Development Group, LLC acquisition and our proposed acquisition of Comps, as well as Comps' 1998 acquisition of REALBID, LLC and 1999 acquisitions of Inside Prospects of California, The Baca Information Group, Sendero Investments, Inc., Parramore, Inc. and Commercial Brokers Network business of ARA-D/FW, Inc. The 1998 and 1999 pro forma information should be read in conjunction with the pro forma condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

                                                                           NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,             PRO FORMA
                       ---------------------------------------------   -------------------------      YEAR ENDED
                        1994     1995     1996      1997      1998        1998          1999       DECEMBER 31, 1998
                       ------   ------   -------   -------   -------   -----------   -----------   -----------------
                                                                       (UNAUDITED)   (UNAUDITED)      (UNAUDITED)
STATEMENT OF
OPERATIONS DATA:
Revenues.............  $1,420   $2,062   $ 4,336   $ 7,900   $13,900     $ 9,752       $21,326         $ 37,283
Cost of revenues.....     591      931     2,188     3,413     4,562       3,120         9,279           18,982
                       ------   ------   -------   -------   -------     -------       -------         --------
Gross margin.........     829    1,131     2,148     4,487     9,338       6,632        12,047           18,301
Operating expenses...     990    1,994     4,829     7,786    12,864       8,423        22,009           36,060
                       ------   ------   -------   -------   -------     -------       -------         --------
Loss from
 operations..........    (161)    (863)   (2,681)   (3,299)   (3,526)     (1,791)       (9,962)         (17,759)
Other income
 (expense), net......     (76)      79        49        33       341         124         1,913           (5,712)
                       ------   ------   -------   -------   -------     -------       -------         --------
Net loss.............  $ (237)  $ (784)  $(2,632)  $(3,266)  $(3,185)    $(1,667)      $(8,049)        $(23,471)
                       ======   ======   =======   =======   =======     =======       =======         ========
Net loss per share --
 basic and diluted...  $(0.09)  $(0.22)  $ (0.60)  $ (0.57)  $ (0.44)    $ (0.25)      $ (0.71)        $  (2.26)
                       ======   ======   =======   =======   =======     =======       =======         ========
Weighted average
 shares
 outstanding.........   2,609    3,635     4,388     5,722     7,213       6,693        11,331           10,390
                       ======   ======   =======   =======   =======     =======       =======         ========


                            PRO FORMA
                        NINE MONTHS ENDED
                       SEPTEMBER 30, 1999
                       -------------------
                           (UNAUDITED)
STATEMENT OF
OPERATIONS DATA:
Revenues.............       $ 35,192
Cost of revenues.....         19,356
                            --------
Gross margin.........         15,836
Operating expenses...         39,475
                            --------
Loss from
 operations..........        (23,639)
Other income
 (expense), net......           (907)
                            --------
Net loss.............       $(24,546)
                            ========
Net loss per share --
 basic and diluted...       $  (1.81)
                            ========
Weighted average
 shares
 outstanding.........         13,545
                            ========

                                                         AS OF DECEMBER 31,                    AS OF SEPTEMBER 30,
                                             -------------------------------------------   ----------------------------
            BALANCE SHEET DATA:              1994     1995     1996     1997      1998        1999       PRO FORMA 1999
            -------------------              -----   ------   ------   -------   -------   -----------   --------------
                                                                                           (UNAUDITED)    (UNAUDITED)
Cash and cash equivalents..................  $ 132   $1,328   $3,326   $ 1,069   $19,667    $ 99,278        $ 83,594
Working capital............................   (332)   1,017    2,248    (1,547)   16,900      93,022          89,131
Total assets...............................    790    3,015    7,670     6,581    27,541     132,561         190,578
Total liabilities..........................    727      688    2,000     3,664     4,338       9,478          22,764
Total stockholders' equity.................     63    2,327    5,670     2,917    23,203     123,083         167,814

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF COMPS

     The following table provides selected consolidated financial data for Comps for the five years ended December 31, 1998 and the nine months ended September 30, 1998 and 1999. We derived the statement of operations data for 1996 through 1998 and the balance sheet data for 1997 and 1998 shown below from audited financial statements that are included later in this proxy statement/prospectus. We derived the statement of operations data for 1994 and 1995 and balance sheet data for 1994 through 1996 from audited financial statements which do not appear in this proxy statement/prospectus.

                                                                                  NINE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                             ----------------------------------------------   -------------------------
                              1994     1995      1996      1997      1998        1998          1999
                             ------   -------   -------   -------   -------   -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS
DATA:
Revenues...................  $6,030   $ 6,716   $ 8,707   $10,867   $12,900     $9,724        $11,839
Cost of revenues...........   2,674     3,488     4,357     5,054     5,768      4,061          6,248
                             ------   -------   -------   -------   -------     ------        -------
Gross margin...............   3,356     3,228     4,350     5,813     7,132      5,663          5,591
Operating expenses.........   4,049     4,599     6,590     7,118     8,531      5,855         13,160
                             ------   -------   -------   -------   -------     ------        -------
Loss from operations.......    (693)   (1,371)   (2,240)   (1,305)   (1,399)      (192)        (7,569)
Other income (expense),
  net......................      (9)       12       (67)     (252)     (260)      (193)           468
                             ------   -------   -------   -------   -------     ------        -------
Net loss...................    (702)   (1,359)   (2,307)   (1,557)   (1,659)      (385)        (7,101)
Dividend accretion on
  preferred stock..........     (63)     (299)     (299)     (299)     (454)      (334)          (435)
                             ------   -------   -------   -------   -------     ------        -------
Net loss attributed to the
  common stockholders......  $ (765)  $(1,658)  $(2,606)  $(1,856)  $(2,113)    $ (719)       $(7,536)
                             ======   =======   =======   =======   =======     ======        =======
Net loss per share -- basic
  and diluted..............  $(0.16)  $ (0.47)  $ (0.74)  $ (0.53)  $ (0.60)    $(0.20)       $ (0.94)
                             ======   =======   =======   =======   =======     ======        =======
Weighted average shares
  outstanding -- basic and
  diluted..................   4,700     3,502     3,502     3,502     3,517      3,514          8,010
                             ======   =======   =======   =======   =======     ======        =======

                                          AS OF DECEMBER 31,                     AS OF SEPTEMBER 30,
                            -----------------------------------------------   -------------------------
                             1994      1995      1996      1997      1998               1999
                            -------   -------   -------   -------   -------   -------------------------
                                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash
  equivalents.............  $ 2,866   $   260   $   578   $   352   $   378                     $31,778
Working capital
  (deficit)...............    1,225    (1,119)   (2,056)   (3,053)   (4,354)                     45,011
Total assets..............    4,687     4,714     4,224     4,091     8,414                      67,897
Long-term obligations,
  less current portion....      230       777     1,533     1,822     1,123                       3,855
Redeemable convertible
  preferred stock.........    4,919     5,218     5,517     5,816     7,009                          --
Total stockholders'
  (deficit) equity........   (3,414)   (5,072)   (7,678)   (9,505)   (7,871)                     55,234

COMPARATIVE PER SHARE DATA

     Shown separately below are the net loss and book value per common share data for CoStar on a historical basis, for CoStar on a pro forma consolidated basis, for Comps on a historical basis and for CoStar on a pro forma consolidated basis per Comps equivalent share. The pro forma data are based on the assumed conversion of 50.1% of the shares of Comps common stock into CoStar common stock at an exchange ratio of 0.31496, and the conversion of 49.9% of the shares of Comps common stock into cash at $7.50 per share.

     The unaudited pro forma consolidated data below is for illustrative purposes only. The companies may have performed differently had they been combined at the assumed dates. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies been combined at the assumed dates or the future results that CoStar will experience after the merger.


     You should read the information below together with the historical financial statements of CoStar and Comps, the related notes, and the Unaudited Pro Forma Condensed Consolidated Financial Information and related notes starting on page 56.


                                                                                  AS OF AND FOR THE
                                                              AS OF AND FOR THE      NINE MONTHS
                                                                 YEAR ENDED             ENDED
                                                              DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                              -----------------   ------------------
COSTAR HISTORICAL PER COMMON SHARE DATA:
  Net loss per common share.................................       $(0.44)              $(0.71)
  Book value per share......................................       $ 2.65               $ 9.57
COSTAR PRO FORMA CONSOLIDATED PER COSTAR COMMON SHARE DATA:
  Net loss per common share.................................       $(2.26)              $(1.81)
  Book value per share......................................       $ 6.23               $11.19
COMPS PRO FORMA PER COMMON SHARE DATA:
  Net loss per common share.................................       $(0.23)(1)           $(0.73)(1)
  Book value per share......................................       $(0.12)(1)           $ 4.63
COSTAR PRO FORMA CONSOLIDATED PER COMPS EQUIVALENT COMMON
  SHARE DATA:
  Net loss per common share.................................       $(0.71)              $(0.57)
  Book value per share......................................       $ 1.96               $ 3.52

---------------------
(1) Net loss per common share for the year ended December 31, 1998 and for the nine months ended September 30, 1999 is computed using the weighted average number of Comps' Class A and Class B common shares outstanding and gives effect at the beginning of the period to the automatic conversion of redeemable preferred stock to common stock in connection with Comps' initial public offering in May 1999. The book value per share at December 31, 1998 is calculated by dividing total stockholders' equity (deficit) by shares of common stock outstanding, with both the numerator and denominator adjusted to give effect to the automatic conversion of redeemable preferred stock to common stock in connection with Comps' initial public offering in May 1999.

     Neither CoStar nor Comps paid a cash dividend during the year ended December 31, 1998 or the nine months ended September 30, 1999.

                                  RISK FACTORS

     By voting in favor of the merger, electing to receive CoStar common stock and holding your Comps shares until the merger closes, you will be choosing to invest in CoStar common stock. You may also receive CoStar common stock as a result of the cash-stock election adjustment procedures in the merger. An investment in CoStar common stock involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the following risk factors before deciding whether to vote for the merger and whether to elect to receive CoStar common stock in the merger. These may not be the only risks that CoStar or Comps face.

RISK FACTORS RELATED TO THE MERGER

COSTAR MAY NOT ACHIEVE THE COST SAVINGS AND SALES ENHANCEMENTS THAT IT EXPECTS TO RESULT FROM THE INTEGRATION OF COSTAR AND COMPS.

     The merger may not be successful unless CoStar realizes significant cost savings and increased sales. CoStar's success in realizing these cost savings and increased sales, and the timing of this realization, depends on the quality and speed of the integration of CoStar and Comps. CoStar and Comps have already established an integration team that has identified specific areas for cost savings and is continuing to plan the coordination of the two companies. However, CoStar may not realize the cost savings and sales enhancements that it anticipates from integrating operations following completion of the merger as fully or as quickly as it expects for a number of reasons, including:

     - errors in planning or integration;

     - delays in implementing the integration plan; and

     - unexpected events such as major changes in the markets in which it operates.

THE EXCHANGE RATIO FOR COMPS COMMON STOCK TO BE ACQUIRED IN THE MERGER IS FIXED AND WILL NOT BE ADJUSTED IF THERE IS ANY CHANGE IN COSTAR'S OR COMPS' STOCK PRICE.

     Under the merger agreement, each share of Comps' common stock will be converted into the right to receive 0.31496 shares of CoStar common stock or $7.50 in cash or a combination of stock and cash. This exchange ratio is a fixed number and will not be adjusted if there is any increase or decrease in the price of CoStar common stock or Comps common stock. The prices of CoStar common stock and Comps common stock at the closing of the merger may vary from their respective prices on the date of this prospectus/proxy statement and on the date of the special meeting. These prices may vary because of various factors, including:

     - general market, industry and economic conditions;

     - changes in the business, operations or prospects of CoStar or Comps; and

     - market assessments of the timing and probability of achieving integration cost savings and sales enhancements after the merger.

     Because the date that the merger is completed may be later than the date of the special meeting, the prices of CoStar common stock and Comps' common stock on the date of the special meeting may not be indicative of their respective prices on the date the merger is completed. We urge Comps stockholders to obtain current market quotations for CoStar common stock and Comps common stock before they choose which type of consideration to receive.

     Neither CoStar nor Comps will have the right to terminate the merger agreement as a result of changes in CoStar's common stock price, unless the value of CoStar common stock to be issued in the merger drops below 40% of the aggregate merger consideration. See " -- It is possible that the merger will not be consummated because of a failure to qualify as a reorganization for federal income tax purposes."

THE TERMINATION FEE AND RELATED TERMS OF THE MERGER AGREEMENT MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO COMBINE WITH COMPS.

     In the merger agreement, Comps agreed to pay a termination fee of $2 million to CoStar in specified circumstances, including where a third party agrees to acquire Comps. This could discourage other companies from trying to acquire Comps even if they would propose terms that are superior to the terms of the merger.

     If Comps pays the termination fee, it could have a material adverse effect on Comps' financial condition and results of operations. This could discourage other companies from trying to combine with Comps.

COSTAR WILL FACE TECHNICAL, OPERATIONAL AND STRATEGIC CHALLENGES THAT MAY PREVENT IT FROM SUCCESSFULLY INTEGRATING COMPS.

     The merger involves risks related to the integration and management of acquired technology, operations and personnel. The integration of Comps will be a complex, time consuming and expensive process and may disrupt CoStar's business if not completed in a timely and efficient manner. Following the merger, CoStar must operate as a combined organization using common information and communication systems, operating procedures, financial controls and human resources practices. CoStar may encounter substantial difficulties, costs and delays involved in integrating the operations of Comps including:

     - potential incompatibility of business cultures,

     - perceived adverse changes in business focus,

     - difficulties in integrating Comps' products and services,

     - the loss of key employees or clients, and

     - diversion of the attention of management from other ongoing business concerns.

     The integration of operations and technologies following the merger will require the dedication of management and other personnel, which may distract their attention from CoStar's day-to-day business, the development or acquisition of new products, services and technologies, and the pursuit of other business acquisition opportunities. The difficulties of integrating CoStar and Comps may be increased by the necessity of coordinating organizations with distinct cultures and widely disbursed operations. Successful integration of the two companies' sales and marketing organizations will require CoStar's sales and marketing personnel to learn about the products, services and technologies of Comps.

OFFICERS AND DIRECTORS OF COMPS MAY HAVE CONFLICTS OF INTEREST THAT INFLUENCE THEIR DECISION TO APPROVE THE MERGER.

     The directors and officers of Comps may have interests in the merger and participate in arrangements that are different from, or are in addition to, those of Comps stockholders generally. These include:

     - In connection with the merger, CoStar and Christopher A. Crane, Chairman, Chief Executive Officer, and President of Comps, have agreed that Mr. Crane will be employed by CoStar for 180 days after the merger for a total salary of $75,000. If Mr. Crane's employment is terminated without cause during this period, CoStar must still pay him the full $75,000. Under the agreement, Mr. Crane has also agreed to release CoStar and Comps from liability to him. Mr. Crane's duties on behalf of CoStar will include making introductions and assisting with business relationships.

     - One person chosen by mutual agreement of Comps and CoStar will serve on CoStar's board of directors after the merger.

     - CoStar has agreed to provide policies of directors' and officers' liability insurance covering matters occurring at or before the closing of the merger to the directors and officers of Comps.

IT IS POSSIBLE THAT THE MERGER WILL NOT BE CONSUMMATED BECAUSE OF A FAILURE TO QUALIFY AS A REORGANIZATION FOR FEDERAL INCOME TAX PURPOSES.

     Completion of the merger is conditioned on the receipt by each of CoStar and Comps of a legal opinion that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. CoStar and Comps intend that the merger qualify as a reorganization under Section 368(a) of the Internal Revenue Code. To qualify as a reorganization, among other requirements, the merger must satisfy a "continuity of interest" test, under which a substantial part of the value of the proprietary interests in Comps must be preserved in the merger. Generally, this test will be considered satisfied if Comps stockholders in the aggregate exchange a substantial part of their Comps common stock for CoStar common stock in the merger. For advance ruling purposes, the Internal Revenue Service has provided a safe harbor under which the continuity of interest test will be satisfied if the Comps stockholders in the aggregate exchange at least 50% (by value) of the total outstanding Comps stock for CoStar stock. The case law is less restrictive than the Internal Revenue Service ruling guidelines.


     The merger has been structured with the intent that 50.1% of the consideration provided in the merger will consist of CoStar common stock in order to satisfy the continuity of interest test safe harbor. It is possible, however, that the value of the CoStar common stock issued at the time of the merger could fall below this 50.1% threshold. Brobeck, Phleger & Harrison, LLP, counsel to Comps, and Fried, Frank, Harris, Shriver & Jacobson, counsel to CoStar, will issue opinions that the merger qualifies as a reorganization for federal income tax purposes if the value of stock received by Comps stockholders is at least 40% (and the amount of cash received, including payments to dissenters and payments in lieu of fractional shares, is no more than 60%) of the aggregate merger consideration. Brobeck, Phleger & Harrison, LLP, and Fried, Frank, Harris, Shriver & Jacobson, will not issue opinions that the merger qualifies as a reorganization for federal income tax purposes if the amount of stock received by Comps stockholders is less than 40% (and the amount of cash received, including payments to dissenters and payments in lieu of fractional shares, is more than 60%) of the aggregate merger consideration. The last reported sales price of CoStar common stock on January 3, 2000 was $31.3750. In order for the stock received by Comps stockholders to be less than 40% of the aggregate merger consideration, including payments to dissenters and payments in lieu of fractional shares, the trading price per share of CoStar common stock would generally have to decline below $16.


     The condition that opinions be received that the merger qualifies as a reorganization for federal income tax purposes can be waived, although the Comps' board of directors has no present intention to waive this condition. If the condition were waived, and if the merger did not qualify as a reorganization, the merger would be deemed a sale of assets by Comps, and Comps would recognize gain in an amount equal to the excess of the fair market value of the merger consideration over the adjusted basis of the assets transferred to CoStar. Comps would be required to pay taxes on any such gain, and the tax liability could be material. Also, the Comps stockholders would recognize gain to the extent the fair market value of the cash and stock they receive in the merger exceeds their basis in their Comps' stock.

LAWSUITS FILED AGAINST COMPS COULD HAVE A MATERIAL ADVERSE EFFECT ON COMPS AND COSTAR.


     As of the date of this proxy statement/prospectus, two lawsuits have been filed against Comps with respect to the proposed merger, claiming, among other things, breach of fiduciary duties by members of the board of directors of Comps and its larger stockholders. The plaintiffs in both of these lawsuits have requested monetary damages and injunctive relief to prevent the consummation of the merger. If these lawsuits are resolved adversely to Comps, they could have a material adverse effect on Comps, and on CoStar after the merger is completed.


RISK FACTORS RELATED TO COSTAR

COSTAR'S FUTURE PROFITABILITY IS UNCERTAIN DUE TO ITS CONTINUING OPERATING
LOSSES.

     CoStar has never recorded an overall operating profit because the investment required for geographic expansion and new services has exceeded the profits generated in its established markets. CoStar's accumulated deficit was $14.6 million as of December 31, 1998 and was $22.7 million as of September 30, 1999. CoStar intends to continue to invest in expansion and new services and will therefore sustain substantial losses for at least the next two years. Its ability to earn an overall profit will largely depend on its ability to generate profits from services that exceed its investment in geographic expansion and new services. CoStar may not be able to generate revenues sufficient to earn a profit, to maintain profits on a quarterly or annual basis, or to sustain or increase its future revenue growth.

COSTAR'S OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

     CoStar's revenues and operating results may fluctuate with general economic conditions and also for many other reasons, such as:

     - its investments in geographic expansion;

     - the timing of new service introductions and enhancements;

     - the timing of investing the net proceeds from its offerings;

     - acquisitions of other companies or assets;

     - sales and marketing promotional activities;

     - loss of clients or revenues due to consolidation in the real estate industry;

     - changes in client budgets; or

     - its investments in other corporate resources.

COSTAR MAY NOT BE ABLE TO COMPLETE SUCCESSFULLY ITS PLANNED EXPANSION.

     CoStar's future business and financial success will depend on its ability to continue to expand its services and the areas where it does business. These expansion efforts must occur while information technology is rapidly changing. These efforts impose additional burdens on its research, systems development, sales, and general managerial resources. CoStar may not be able to manage this growth successfully. The continued expansion effort on which CoStar's future growth depends has inherent risks, such as the following:

     - any new or enhanced services it develops might not meet the increasingly sophisticated needs of its current or potential clients;

     - it might not succeed in developing new or enhanced services; and

     - it might not succeed in entering new geographical markets.

IF COSTAR IS UNABLE TO MAINTAIN THE INTEGRITY AND RELIABILITY OF ITS DATA, ITS BUSINESS COULD BE HARMED.

     CoStar's success greatly depends on its clients' confidence in the comprehensiveness, accuracy, and reliability of the data it provides. CoStar believes that it takes adequate precautions to safeguard the completeness and accuracy of its data and that the information is generally current, comprehensive, and accurate. But the task of establishing and maintaining this quality while CoStar grows is challenging. CoStar cannot guarantee that it can sustain those efforts. If CoStar cannot maintain the quality of its data, it could experience reduced demand for its services and could be exposed to lawsuits claiming damages resulting from inaccurate data.

COSTAR MAY NOT BE ABLE TO ADAPT TO THE RAPID TECHNOLOGICAL CHANGES TO THE INTERNET AND INTERNET PRODUCTS.

     To be successful, CoStar must adapt to the rapid technological changes to the Internet and Internet products by continually enhancing its Web site and introducing and integrating new services and products to capitalize on the technological advances in the Internet. This process is costly and CoStar cannot assure you that it will be able to successfully integrate its services and products with the Internet's technological advances. The collection, storage, management and dissemination of commercial real estate information from a centralized database on the Internet is a recent and evolving development. CoStar's market is characterized by rapidly changing technologies, evolving industry standards, increasingly sophisticated customer needs and frequent new product introductions. These factors are exacerbated by the rapid technological change experienced in the computer and software industries. CoStar could incur substantial costs if it needs to modify its services or infrastructure in order to adapt to these changes. If CoStar incurred significant costs without adequate results or it is unable to adapt to rapid technological changes, it could have a material adverse effect on its business.

COSTAR'S INCREASING USE OF THE INTERNET AND THE WORLD WIDE WEB EXPOSES IT TO REGULATORY AND OTHER UNCERTAINTIES.

     Most of CoStar's clients currently receive their CoStar data via the Internet. CoStar is in the process of making substantially all its services accessible through a standard Web-browser format. This exposes it to various uncertainties arising from the future course of development of the Internet and the World Wide Web. Governments in the United States and abroad might adopt laws or regulations applicable to Internet commerce that could harm CoStar's business by, for example, regulating CoStar's transmissions over the Internet or exposing its business to new taxes in various jurisdictions. User concerns about the privacy and security of Internet-distributed communications might impede the growth of CoStar's business. CoStar may need to expend substantial resources to protect against security breaches on its Web site or in its Internet communications.

UNSATISFACTORY INTERNET PERFORMANCE, INTERRUPTION OR FAILURE COULD HAVE AN ADVERSE EFFECT ON COSTAR'S BUSINESS.

     CoStar's business increasingly depends upon the satisfactory performance, reliability and availability of its Web site, the Internet and the World Wide Web. Problems with the Internet or Web may impede the development of its business for a number of reasons. If the number of Internet users or their use of Internet resources continues to grow, it may overwhelm the existing Internet infrastructure. Growth in Internet usage that is not matched by comparable growth of the infrastructure supporting the Internet could result in slower response time, cause outright failure of the Internet, or otherwise adversely affect usage.

COSTAR MAY BE SUBJECT TO LEGAL LIABILITY FOR DISPLAYING OR DISTRIBUTING INFORMATION ON THE INTERNET.

     Because content on CoStar's Web site is distributed to others, it may be subject to claims for defamation, negligence or copyright or trademark infringement or claims based on other theories. These types of claims have been brought, sometimes successfully, against Internet services in the past. CoStar could also be subject to claims based upon the content that is accessible from its Web site through links to other Web sites or information on its Web site supplied by third parties. CoStar's insurance may not adequately protect it against these types of claims. Even to the extent these claims do not result in liability to CoStar, CoStar could incur significant costs in investigating and defending against any claims. CoStar's potential liability for information carried on or disseminated through its Web site could require it to implement measures to reduce its exposure to liability, which may require the expenditure of substantial resources and limit the attractiveness of its service to users.

TEMPORARY OR PERMANENT OUTAGES OF COSTAR'S COMPUTERS AND SOFTWARE OR TELECOMMUNICATIONS EQUIPMENT COULD HAVE AN ADVERSE EFFECT ON ITS BUSINESS.

     CoStar's operations depend on its ability to protect its database, computers and software, telecommunications equipment and facilities against damage from potential dangers such as fire, power loss, security breaches, and telecommunications failures. Any temporary or permanent loss of one or more of these systems or facilities from an accident, equipment malfunction or some other cause could harm CoStar's business. CoStar's core computer services and networking equipment are located in a climate-controlled, fire and security-protected central location. CoStar keeps off-site backup copies of all data contained in its database, maintains a back-up power supply and equipment, and stockpiles spare parts. These measures may not, however, adequately protect CoStar's business.

COSTAR MAY BE UNABLE TO ENFORCE OR DEFEND ITS OWNERSHIP AND USE OF INTELLECTUAL PROPERTY.

     The success of CoStar's business depends in large part on the intellectual property involved in its methodologies, database and software. CoStar relies on a combination of trade secret and copyright laws, nondisclosure and other contractual provisions, and technical measures to protect its intellectual property rights. CoStar believes that it has succeeded to date in protecting its intellectual property, but it cannot guarantee that it will continue to succeed in that effort. CoStar's business could be significantly harmed if it does not succeed in protecting its intellectual property. The same would be true if a court should find that CoStar's services infringe other persons' intellectual property rights. Any intellectual property lawsuits in which CoStar might become involved, either as a plaintiff or as a defendant, could cost CoStar much time and money.

COSTAR'S PLANNED INTERNATIONAL EXPANSION MAY RESULT IN NEW BUSINESS RISKS.

     CoStar's planned international operations could subject it to new business risks, including:

     - adapting to the differing business practices in foreign commercial real estate markets;

     - difficulties in managing foreign operations;

     - limited protection for intellectual property rights in some countries;

     - difficulty in accounts receivable collection and longer collection periods;

     - cost of enforcement of contractual obligations;

     - impact of recessions in economies outside the United States;

     - currency exchange rate fluctuations; and

     - potentially adverse tax consequences.

COSTAR'S BUSINESS DEPENDS ON RETAINING AND ATTRACTING HIGHLY CAPABLE MANAGEMENT AND OPERATING PERSONNEL.

     CoStar's success depends in large part on its ability to retain and attract management and operating personnel, including its President and Chief Executive Officer, Andrew C. Florance. CoStar's business requires highly skilled technical, sales, management, Web-development, marketing and research personnel, who are in high demand and are often subject to competing offers. Because CoStar is expanding rapidly, it continues to need an increased number of management and support personnel. To retain and attract key personnel, CoStar uses various measures, including multi-year employment agreements containing confidentiality and non-competition agreements, a stock option plan and incentive bonuses for key executive officers. CoStar is the beneficiary of a key person life insurance policy on Mr. Florance. These measures may not be enough to retain and attract the personnel CoStar needs or to offset the impact on its business of a loss of Mr. Florance or other key employees.

IF COSTAR IS UNABLE TO CONTINUE TO DEVELOP COSTAR'S SALES FORCE, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON COSTAR'S BUSINESS.

     In order to support its growth, CoStar needs to substantially increase the size of its direct sales force. CoStar's ability to increase its direct sales force involves a number of risks, including:

     - the competition CoStar faces from other companies in hiring and retaining sales personnel;

     - its ability to integrate and motivate additional sales and sales support personnel;

     - its ability to manage a multi-location sales organization; and

     - the length of time it takes new sales personnel to become productive.

COMPETITION COULD RENDER COSTAR'S SERVICES UNCOMPETITIVE.

     The market for information systems and services in general is highly competitive and rapidly changing. CoStar believes that it does not currently face any national competitor in providing electronic information services to the commercial real estate and related business community, whose services are similar to CoStar's, although it does face competition on a local and regional basis. The new services CoStar is developing will bring it into further competition with various companies. Additional competitors may also enter the market and competition may intensify. Although CoStar believes that its services are better than those offered by its competitors, they may be able to narrow or eliminate the differences.

CYCLICAL DOWNTURNS AND CONSOLIDATION IN THE COMMERCIAL REAL ESTATE INDUSTRY COULD HAVE AN ADVERSE EFFECT ON COSTAR'S BUSINESS.

     CoStar's business depends on conditions in the commercial real estate industry, including businesses that supply or invest in that industry. Changes in the commercial real estate market may affect demand for CoStar's services. The traditional economic downturns in the commercial real estate industry could harm CoStar's business. These changes could decrease renewal rates, which could have a material adverse impact on CoStar's operating results. Also, companies in this industry are consolidating, often in order to reduce expenses. Consolidation could reduce the number of CoStar's existing clients, reduce the size of its target market and increase its clients' bargaining power. Any of these factors could adversely affect CoStar's business.

IF COSTAR DOES NOT GENERATE SUFFICIENT CASH FLOWS FROM OPERATIONS, IT MAY NEED ADDITIONAL CAPITAL.

     To date, CoStar has financed its operations through cash from profitable operations in its established markets, the sale of its stock and borrowing money. If CoStar does not generate enough cash from operations to finance its business in the future, it will need to raise additional funds through public or private financing. Selling additional stock could dilute the equity interests of its stockholders. If CoStar borrows money, it will have to pay interest and agree to restrictions that may limit its operating flexibility. CoStar may not be able to obtain funds needed to finance its operations at all or may be able to obtain them only on unattractive terms.

PROBLEMS WITH COSTAR'S SOFTWARE COULD IMPAIR THE USE OF ITS SERVICES.

     The software underlying CoStar's services is complex and may contain undetected errors. CoStar previously discovered errors in the software that it has developed. Despite testing, CoStar cannot be certain that errors will not be found in current versions, new versions or enhancements of that software. Any errors could result in adverse publicity, impaired use of Costar's services, loss of revenues, cost increases and legal claims by customers. All these factors could seriously damage CoStar's business, operating results and financial condition.

THE YEAR 2000 PROBLEM MAY HAVE AN ADVERSE EFFECT ON COSTAR.

     If any of CoStar's systems are not Year 2000 compliant or if its clients, suppliers or other persons with whom it deals fails to achieve Year 2000 compliance, it may experience various adverse consequences, such as the following:

     - Costar may be unable to maintain and update the database on which its services depend;

     - it may experience difficulties in marketing its services to clients and potential clients; and

     - its clients may experience delays or outages in receiving its services.

MARKET VOLATILITY MAY HAVE AN ADVERSE EFFECT ON COSTAR'S STOCK PRICE.

     The trading price of CoStar's common stock has fluctuated widely in the past and, like most stocks, it will continue to fluctuate in the future. The price could fluctuate widely based on numerous factors, including:

     - quarter-to-quarter variations in CoStar's operating results;

     - changes in analysts' estimates of CoStar's earnings;

     - announcements by CoStar or its competitors of technological innovations or new services;

     - general conditions in the commercial real estate industry;

     - developments or disputes concerning copyrights or proprietary rights;

     - regulatory developments; and

     - economic or other factors.

     In addition, in recent years, the stock market in general, and the shares of Internet-related and other technology companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies.

STOCK OWNERSHIP BY EXECUTIVE OFFICERS AND DIRECTORS PROVIDES SUBSTANTIAL INFLUENCE OVER MATTERS REQUIRING A VOTE OF STOCKHOLDERS.

     Immediately after the merger, CoStar's executive officers and directors, and entities affiliated with them, will beneficially own a sufficient number of CoStar's outstanding common stock to exercise substantial influence over the election of directors and other matters requiring a vote of stockholders. This concentrated ownership might delay or prevent a change in control and may impede or prevent transactions in which stockholders might otherwise receive a premium for their shares.

COSTAR'S CHARTER DOCUMENTS CONTAIN PROVISIONS THAT COULD IMPEDE THIRD PARTY ACQUISITIONS.

     CoStar's governing corporate documents contain provisions that could discourage potential takeover attempts and make attempts by its stockholders to change management more difficult. These provisions include:

     - a requirement that stockholders give CoStar advance notice of certain nominations for its board of directors and of new business for any stockholder meeting;

     - a prohibition on stockholders' calling special meetings; and

     - a prohibition on stockholder action by written consent.

     CoStar's certificate of incorporation also allows its board of directors to issue up to two million shares of preferred stock and to fix the rights of those shares without a vote by the stockholders. The rights of holders of common stock may be harmed by the rights of the holders of this "blank check" preferred stock. CoStar does not, at present, intend to issue any preferred stock but, if it does, an outside party may find it more difficult to acquire a majority of its outstanding voting stock. In addition, CoStar is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Applying these provisions could delay or prevent a change in control, which could adversely affect the market price of CoStar's common stock.

RISK FACTORS RELATED TO COMPS

COMPS HAS ONLY BEEN OPERATING ON THE INTERNET SINCE 1998 AND CANNOT ASSURE YOU THAT ITS INTERNET PRODUCTS WILL ACHIEVE MARKET ACCEPTANCE.

     Comps only recently began offering its services on the Internet. During 1998, over 90% of its revenue was a result of its information services products delivered on CD-ROM and other non-Internet media. Less than 10% of its revenues in 1998 were a result of its services and products delivered on the Internet. Comps intends to continue to increase its reliance on the Internet for delivery of its services and products. As a result, its future profitability will increasingly rely upon the use of its information services and transaction support products on the Internet. Comps' ability to obtain market acceptance for its Internet products will depend on the following factors:

     - its ability to transition its customers from the use of its services and products on CD-ROM to the use of these services and products on the Internet in a timely and efficient manner;

     - its customers' acceptance of, and their ability to adapt to the use of, its existing and future services and products on the Internet; and

     - its ability to anticipate and adapt to the changing Internet market.

     If Comps' Internet-based information services or transaction support products are not received favorably by its current customers, their use of Comps' other products may be negatively affected or cause new customers to choose a competitive service over Comps.

IF COMPS DOES NOT EXPAND ITS GEOGRAPHIC COVERAGE, ITS SERVICES AND PRODUCTS COULD BECOME LESS DESIRABLE.

     Comps' success is dependent on its ability to increase the geographic coverage of its database. Currently Comps' proprietary database contains comprehensive sales comparable records in 47 of the 74 largest markets in the United States. If Comps is not able to expand the geographic coverage of its database into other markets, its business could be materially adversely affected. Comps expects this geographic expansion effort to impose additional burdens on its research, sales and administrative markets.

IF COMPS CANNOT MAINTAIN THE INTEGRITY AND RELIABILITY OF ITS PROPRIETARY DATABASE, COMPS MAY NOT BE SUCCESSFUL.

     Comps cannot assure you that the information in its database will be comprehensive, accurate or timely, particularly as Comps grows. Comps' success is highly dependent on its customers' confidence in the comprehensiveness, accuracy and timeliness of its property database of commercial real estate transactions and the software used to access its database. Comps expects the task of establishing and maintaining the comprehensiveness, accuracy and timeliness during the growth of its business to require substantial effort and expense.

IF COMPS FAILS TO BE YEAR 2000 COMPLAINT, IT COULD HARM ITS DATABASE.

     Comps may discover year 2000 compliance problems in its proprietary software that will require substantial revisions. In addition, third-party software, hardware or services incorporated into its material information technology and non-information technology systems may need to be revised or replaced, all of which could be time consuming and expensive. Comps' failure to fix its proprietary software or to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on its business. Moreover, the failure to adequately address year 2000 compliance issues in its proprietary software and its information technology and non-information technology systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

     In addition, governmental agencies, utility companies, Internet access companies, third-party service providers and others outside Comps' control may not be year 2000 compliant. The failure by such entities to be year 2000 compliant could result in a systemic failure beyond Comps' control, such as a prolonged Internet, telecommunications or electrical failure, which could decrease the use of the Internet or prevent users from accessing its Web site, which could have a material adverse effect on its business.

IF COMPS DOES NOT SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES WITH ITS BUSINESS, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS BUSINESS.


     Since October 1993, Comps has acquired eleven businesses and three product lines. Comps may not be able to integrate its recent acquisitions successfully with its existing operations without substantial costs, delays or other problems. Comps could also have difficulty in assimilating the acquired products, services or technologies into its operations. These difficulties could disrupt its ongoing business, distract its management and employees, increase its expenses and materially adversely affect its results of operations due to accounting requirements such as amortization of goodwill or other purchased intangibles.


COMPS COULD BE HELD LIABLE FOR PROVIDING INACCURATE OR INCOMPLETE INFORMATION, WHICH COULD HARM ITS BUSINESS.

     If Comps' services or products yield inaccurate or incomplete information which has a material adverse impact on a customer, the customer might bring a claim for damages against Comps, even if Comps is not responsible for such failure. The limitations of liability set forth in customer contracts may not be enforceable and may not otherwise protect Comps from liability for damages. The successful assertion of one or more large claims against Comps that exceed available insurance coverages, or changes in Comps' insurance policies, such as premium increases or the imposition of large deductibles or co-insurance requirements could materially adversely affect its business.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     CoStar and Comps have made forward-looking statements in this document and in documents that are incorporated by reference in this document that are subject to risks and uncertainties. Forward-looking statements include information that is not purely historic fact, including statements concerning the financial outlook for 1999 and estimates for 2000, possible or assumed future results of operations of Comps and CoStar generally, and other statements and information more specifically regarding assumptions about earnings per share, capital and other expenditures, financing plans, cash flow, capital structure, pending legal proceedings and claims, future economic performance, operating income, management's plans, goals and objectives for future operations and growth and markets for stock of CoStar and Comps.

     The sections of this document which contain forward-looking statements include "Questions and Answers About the Merger" - "Summary" - "Summary Selected Pro Forma and Historical Financial Data" - "The Merger -- Background of the Merger" - "The Merger -- Comps' Reasons for the Merger" - "The Merger--CoStar's Reasons for the Merger" - "Unaudited Pro Forma Condensed Combined Financial Information" - "Opinion of Volpe Brown Whelan & Company LLC" - "Comps' Business"
- "Management Discussion and Analysis of Comps." Our forward-looking statements are also identified by words such as "believes," "expects," "anticipates," "intends," "estimates" or similar expressions. You should understand that these forward-looking statements are necessarily estimates reflecting the judgment of CoStar and Comps, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

     You should understand that the following important factors, in addition to those discussed in "Risk Factors" and in the documents which are incorporated by reference, could affect the future results of CoStar and Comps, and of CoStar after the merger, and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

     Economic and Industry Conditions

     - competition and technological innovation by competitors

     - sensitivity to general economic conditions and events that affect commercial real estate in particular

     - business combinations and strategic alliances by other industry participants

     - growth in commerce conducted over the Internet

     Operating Factors

     - changes in relationships with real estate brokers and other strategic partners

     - legal and regulatory issues

     Transaction Factors

     - the risk that CoStar may not be able to integrate CoStar and Comps successfully

     - the risk from litigation about the merger

     Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement/prospectus, or, in the case of documents incorporated by reference, the date of those documents.

     All subsequent written and oral forward-looking statements attributable to CoStar or Comps or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither CoStar nor Comps undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                        THE SPECIAL STOCKHOLDERS MEETING

DATE, TIME AND PLACE


     The special meeting will be held at 815 Connecticut Ave., N.W., Washington, D.C. beginning at 10:00 a.m., local time, on February 10, 2000.


MATTERS TO BE CONSIDERED AT THE SPECIAL STOCKHOLDERS MEETING

     At the special meeting, holders of Comps common stock are being asked to adopt the merger agreement and to transact the other business that may properly come before the special meeting or any postponement or adjournment of the special meeting.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM


     Holders of record of Comps common stock at the close of business on December 30, 1999, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, approximately 12,044,000 shares of Comps common stock were issued and outstanding and held by approximately 23 holders of record.


     A majority of the shares of Comps common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the special meeting in order for a quorum to be present for purposes of transacting business at the meeting. In the event that a quorum is not represented at the special meeting, the meeting may be adjourned or postponed to solicit additional proxies. Holders of record of Comps common stock on the record date are each entitled to one vote per share with respect to adoption of the merger at the special meeting.

     Comps does not expect any other matters to come before the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote or not vote on those matters in accordance with their judgment, unless authorization to use that discretion is withheld. If a proposal to adjourn the special meeting is properly presented, however, the persons named in the enclosed form of proxy will not have discretion to vote in favor of the adjournment proposal any shares which have been voted against the proposal to adopt the merger agreement.

VOTES REQUIRED

     The approval of the merger agreement requires the affirmative vote of the holders of record of a majority of the shares of Comps common stock outstanding on the record date.


     Six shareholders of Comps, which control more than a majority of the Comps common stock, have already entered into binding agreements to vote all their shares in favor of the merger. See "Material Terms of the Voting Agreements" on page 52.


COMPS BOARD RECOMMENDATION

     THE COMPS BOARD HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF COMPS AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

SHARE OWNERSHIP OF MANAGEMENT


     On December 30, 1999, the record date for the special meeting, Comps directors and executive officers and their affiliates were entitled to vote approximately 7,129,000 shares of Comps common stock, representing approximately 59.2% of the outstanding shares of Comps common stock. Six of these persons have agreed to vote their shares of Comps common stock in favor of the merger. These shares represent approximately 59.1% of the votes of the Comps common stock on the record date, which is a sufficient number of shares to adopt the merger agreement.


HOW YOU CAN VOTE

     Attending Meeting or Submitting Proxies

     You may vote either by:

     - attending the special meeting and voting your shares in person at the meeting, or

     - completing the enclosed white proxy card, signing and dating it and mailing it in the enclosed postage pre-paid envelope. If you sign a written proxy card and return it without instructions, your shares will be voted for each of the matters described on the proxy card.

     If your shares are held in "street name," which means the shares are held in the name of a broker, bank or other record holder, you must either direct the record holder of your shares as to how to vote your shares or obtain a proxy from the record holder to vote at the special stockholders meeting.

     STOCKHOLDERS WHO SUBMIT PROXY CARDS VOTING IN FAVOR OF THE MERGER AGREEMENT SHOULD ALSO SEND IN ANY STOCK CERTIFICATES TO THE EXCHANGE AGENT WITH THE BLUE ELECTION FORM.

     Revoking Proxies

     If you are a stockholder of record, you may revoke your proxy at any time before the time it is voted at the special stockholders meeting. To revoke your proxy, you may:

     - send written notice to the Corporate Secretary of Comps,

     - sign and return a later-dated proxy by mail or telecopy to the Corporate Secretary of Comps, or

     - attend the special meeting and voting in person.

     Attendance at Comps' special meeting will not in and of itself constitute a revocation of a proxy. Any written notice of a revocation of a proxy must be sent so that it is delivered before the taking of the vote at the special meeting to:

    COMPS.COM, Inc.
    9888 Carroll Centre Road, Suite 100
    San Diego, California 92126
    Telecopy: (858) 684-3292
    Attention: Corporate Secretary

     General Proxy Information

     Brokers who hold shares in street names for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote on non-routine matters, such as the proposal to be voted on at the special stockholders meeting, unless they receive specific instructions from the customer. These so-called broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement.

     Abstentions may be specified with respect to the proposal to adopt the merger agreement. If you submit a proxy with an abstention, you will be treated as present at the special stockholders meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. An abstention will have the same effect as a vote against the proposal to adopt the merger agreement.

     Solicitation of Proxies; Expenses

     Comps will bear the cost of solicitation of proxies. In addition to solicitation by mail, the directors, officers and employees of Comps may also solicit proxies from stockholders by telephone, telecopy, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners; and Comps will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

     Election Forms

     We have mailed a blue election form to each Comps stockholder of record on the record date. You are entitled to choose how many of your shares of Comps common stock you would like to have converted into cash and how many you would like to have converted into CoStar common stock. Your choice to receive either cash or CoStar common stock in the merger may be adjusted to ensure that 49.9% of the Comps shares are exchanged for cash and 50.1% of the Comps shares are exchanged for shares of CoStar common stock.


     You must return a completed exchange form to American Stock Transfer & Trust Company, the exchange agent, by the deadline that CoStar will announce no later than five days before the merger is completed. If you do not submit an election form by the deadline, CoStar will, in its sole discretion, determine how many of your shares will be exchanged for cash and how many for stock.


     If you submit a blue election form without also submitting a white proxy card, your shares will not be voted at the special meeting.

     The exchange agent is:


    American Stock Transfer & Trust Company
     40 Wall Street, 46th Floor
     New York, NY 10005
     (212) 936-5100

                                   THE MERGER

     This section of the proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement, and the procedures for the cash election and the closing. While we believe that the description covers the material terms of the merger and the related transactions, this section may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger.

GENERAL

     The Comps board of directors is using this proxy statement/prospectus to solicit proxies from the holders of Comps common stock for use at its special stockholders meeting.


     The merger agreement provides for the merger of Comps into a wholly owned subsidiary of CoStar. Upon completion of the merger, the separate existence of Comps will cease and Comps stockholders will have the right to elect whether to receive $7.50 in cash or 0.31496 shares of common stock of CoStar, subject to adjustment to ensure that 49.9% of the Comps shares are exchanged for cash and 50.1% of the Comps shares are exchanged for shares of CoStar common stock. For a description of the merger agreement, see "Material Terms of the Merger Agreement" beginning on page 45.


PROCEDURES FOR CASH ELECTION AND SURRENDER OF CERTIFICATES

     Election

     A blue election form that contains instructions with respect to the surrender of your Comps stock certificates is enclosed with this proxy statement/prospectus. YOU SHOULD RETURN STOCK CERTIFICATES WITH THE BLUE ELECTION FORM, NOT WITH THE WHITE PROXY CARD, ENCLOSED WITH THIS PROXY STATEMENT/PROSPECTUS.

     Subject to the adjustment described below, you should indicate on the election form how many of your shares of Comps common stock should be:

     - converted into cash at a rate of $7.50 per share; or

     - converted into CoStar common stock at a rate of 0.31496 shares of CoStar common stock for each share of Comps common stock.

     You may choose to receive cash for some of your shares of Comps common stock and stock for other of your shares. You may decide that you have no preference between cash or stock with respect to some or all of your shares of Comps common stock. In this case, CoStar may, in its sole discretion, determine how many of your shares should be converted into cash and how many converted into shares of CoStar common stock.


     You may change your choice between cash and CoStar common stock by notifying the exchange agent in writing before February 4, 2000.


     Adjustment

     Your choice to receive either cash or CoStar common stock in the merger is subject to adjustment to ensure that 49.9% of the Comps shares are exchanged for cash and 50.1% of the Comps shares are exchanged for shares of CoStar common stock.

     If holders of more than 49.9% of the shares of Comps common stock choose to receive cash for those shares, then the number of shares held by each stockholder who so chooses that are converted into cash will be proportionally reduced so that only 49.9% of the shares are converted into cash.

     For example, if holders of 75% of the shares of Comps common stock choose to receive cash for their shares, then for each stockholder who so chooses, only 66.5% of their shares will be converted into cash.

66.5 is equal to 49.9 divided by 75. The remaining 33.5% of the shares held by stockholders who chose to receive cash would be converted into stock.

     Also, if holders of more than 50.1% of the shares of Comps common stock choose to receive CoStar stock for those shares, then the number of shares held by each stockholder who so chooses that are converted into stock will be proportionally reduced so that only 50.1% of the shares are converted into stock.

     For example, if holders of 75% of the shares of Comps common stock choose to receive CoStar stock for those shares, then for each stockholder who so chooses, only 66.8% of their shares will be converted into stock. 66.8 is equal to 50.1 divided by 75. The remaining 33.2% of the shares held by stockholders who chose to receive stock would be converted into cash.

     If neither the 49.9% cash limit nor the 50.1% stock limit is exceeded, then:

     - all of the stockholders who chose to receive cash will receive cash,

     - all of the stockholders who chose to receive stock will receive stock, and

     - the remaining shares will be divided between cash and stock so that the 49.9% cash and 50.1% stock limits are satisfied.

     Fractional Shares

     CoStar will not issue fractional shares of its common stock in the merger. Each Comps stockholder otherwise entitled to receive a fractional share will receive a check in an amount, rounded to the nearest one cent, equal to the proportion represented by that fractional share in the proceeds that the exchange agent receives from the sale of all of the fractional shares that result from the merger. The exchange agent will conduct this sale within five business days of receiving any Comps certificate that results, upon its conversion in the merger, in the issuance of a fractional share of CoStar common stock.

     Exchange Procedures

     If you surrender your stock certificates representing Comps shares in accordance with the instructions in the blue election form, you will be entitled to receive cash or stock certificates representing the shares of CoStar common stock into which those Comps shares are converted in the merger.

     After the merger, each certificate that previously represented shares of Comps stock will represent only the right to receive the cash or shares of CoStar common stock into which shares of Comps stock were converted in the merger.

     You will not be paid any dividends or distributions on the CoStar common stock into which your Comps shares have been converted with a record date after the merger until your Comps certificates are surrendered to the exchange agent. When those certificates are surrendered, any unpaid dividends payable as described below will be paid without interest.

     We will close Comps' transfer books at the effective time of the merger and no further transfers of shares will be recorded on the transfer books. If a transfer of ownership of Comps stock that is not registered in the records of Comps' transfer agent has occurred, then, so long as the Comps stock certificates are accompanied by all documents required to evidence and effect the transfer, as described in the transmittal letter and accompanying instructions, and by evidence of payment of any applicable stock transfer taxes, a certificate representing the proper number of shares of CoStar common stock will be issued to a person other than the person in whose name the certificate so surrendered is registered, together with payment of dividends or distributions, if any.

BACKGROUND OF THE MERGER

     The following describes events leading to the execution of the merger agreement by CoStar and Comps.

     Mr. Crane first met Andrew Florance, chief executive officer of CoStar (then named Realty Information Group, Inc.) in late 1994 when Mr. Crane was in the Washington D.C. area visiting Comps' Virginia office. Mr. Crane and Mr. Florance met for dinner in the area, where the prospect of a business relationship between Comps and CoStar was first discussed but no proposals resulted from that meeting. Messrs. Crane and Florance met again in mid 1996 in San Diego, where the prospect of a merger between CoStar and Comps was again discussed. The two discussed the benefits to each company of a merger, together with possible valuations, but no proposals resulted from the meeting. Messrs. Crane and Florance met again in 1997 in Laguna Niguel, California.

     In early January 1998, Mr. Florance again contacted Mr. Crane and proposed a meeting. On January 13, 1998, Messrs. Crane and Florance met again and Mr. Florance raised the subject of CoStar acquiring Comps. The two discussed general issues related to the potential Comps-CoStar combination. At the end of the meeting, Mr. Florance stated that CoStar was going to pursue its initial public offering and defer consideration of a combination with Comps.

     In early January 1999, Mr. Florance phoned Mr. Crane and suggested a meeting on January 14, 1999 in San Diego, California. At that meeting, Mr. Florance suggested that a combination of the two companies would allow each company to reach their respective goals faster than would be possible for either separately. Discussion was held regarding the synergies of a combination between CoStar and Comps, including the fact that the two companies' databases were complementary and that offering both companies' databases from one source would provide a significant market advantage. Potential operational efficiencies of the combined entity were discussed. Mr. Florance and Mr. Crane agreed to schedule another meeting the following week. After the January 14, 1999 dinner, Mr. Crane informed members of Comps' board of directors of the matters discussed with Mr. Florance.

     On January 21, 1999, Mr. Crane and Stephen James, then a member of Comps' board of directors, met with Mr. Florance and the chairman of CoStar's board of directors, Michael Klein, in Denver, Colorado. Messrs. Florance, Klein, Crane and James discussed the possibility of creating operating synergies, strategic advantages, and a higher valuation for stockholders by combining the two companies. Possible transaction structures were considered. The fact that both Comps and CoStar were pursuing public offerings was also discussed and that, as a result, if a merger was to be consummated, the parties would need to agree to terms rapidly. No specific acquisition proposals were made at that meeting.

     In late January and February 1999, several phone and e-mail conversations were held regarding the strategic integration of the two companies and the price CoStar would pay for Comps. Representatives of CoStar and Comps discussed valuations for Comps. The board of directors of Comps concluded that it could achieve a higher valuation in pursuing an initial public offering and informed CoStar of this decision. Both companies concluded that an agreement could not be reached at the time and each decided to terminate merger discussions and pursue their own public offerings.

     Comps and CoStar pursued their own public offerings and the prospect of a combination was not discussed again until July 1999.

     In early July 1999, Mr. Klein phoned Gregory Avis, a member of the Comps' board, and suggested a meeting. At the meeting, Mr. Klein suggested a combination of CoStar and Comps. Mr. Klein's proposal entailed a stock-for-stock merger with Comps, but did not offer any premium over the then market price for Comps shares. At the time of that proposal, CoStar's common stock was trading at approximately $43 per share. After consulting with the remaining members of Comps' board of directors, representatives of Comps informed CoStar that Comps declined to accept Mr. Klein's proposal.

     During the third quarter of 1999, Comps' board of directors reviewed its strategic goals, future outlook, competitive position and ability to meet the growth expectations of investors and industry analysts. During this review, the board considered the new competitive pressures in the industry and noted that some of Comps' competitors were raising capital. The board discussed Comps' ability to continue as a stand-alone business and the strategic importance of a business combination.

     In the beginning of September 1999, Mr. Avis received a telephone call from Mr. Florance indicating his desire to resume discussions regarding a combination of Comps and CoStar. Mr. Avis informed Mr. Crane of this call and, subsequently, Mr. Crane phoned Mr. Florance and suggested a meeting on September 8, 1999 in Washington D.C. Mr. Crane met with Mr. Florance as well as Curtis Ricketts, a senior vice president of CoStar, and Henry Jamison, president of Jamison Research, a subsidiary of CoStar. Discussions were held regarding how a combination of the two companies could lead to building a fully integrated information services and electronic commerce company. Mr. Crane suggested that Mr. Florance present his vision for the combined companies to Mr. Avis in Palo Alto. Mr. Florance made a presentation on September 20, 1999 at Summit Partners' office in Palo Alto. Also in attendance at that meeting was Judd Heitzman, a senior vice president of CoStar. Mr. Florance indicated CoStar's intention to acquire Comps for a price of $8 per share, based on the then recent market price of CoStar's shares, which had been approximately $30.

     After Mr. Florance and Mr. Heitzman left, Mr. Crane and Mr. Avis analyzed the prospect of a Comps-CoStar combination. Messrs. Crane and Avis considered the likelihood that the Comps-CoStar combination would result in an enterprise valued considerably higher than the sum of the values of CoStar and Comps as separate, stand-alone enterprises. As part of their analysis, Messrs. Crane and Avis considered the cost of duplicative efforts to capture the commercial real estate desktop market, as well as competitive pressures in the industry. Mr. Crane informed Messrs. Potashner and Beasley, directors of Comps, of the conversations with CoStar and the analysis made by Messrs. Crane and Avis. Mr. Crane also informed Douglas McIntyre, then a prospective Comps board member, of the conversations that had occurred and the analysis made by Messrs. Crane and Avis.

     On September 23, 1999, Mr. Crane met in San Diego with representatives of Volpe Brown Whelan & Company LLC to discuss the potential Comps-CoStar combination. Also discussed were other possible acquirors.

     During the period between September 1, 1999 and October 15, 1999, Mr. Crane met with senior level representatives of other companies he believed might have an interest in acquiring Comps. These companies indicated that they did not have such an interest.

     On September 28, 1999, Mr. Crane met in San Francisco with representatives of Volpe. At the meeting, discussions were held concerning whether Comps should pursue a merger given its future prospects as a stand-alone business and negotiation and valuation strategies to be implemented in pursuing further merger discussions.

     On October 1, 1999, the Comps board of directors formed a merger committee, comprised of Messrs. Crane, Avis and McIntyre. Mr. McIntyre's appointment was provisional, pending his nomination as a Comps director, which occurred on October 7, 1999.

     A conference call of the Comps merger committee was held on October 1, 1999. Future prospects of Comps as a stand-alone business as well as a combined entity were discussed. Among the issues discussed were competitive pressures on Comps, Comps' cash expenditure levels and the likelihood Comps would accomplish its strategic goals. Negotiation strategy was also discussed.

     During the week of October 11, 1999, Mr. Florance placed a telephone call to Mr. Crane, in which Mr. Florance proposed to Mr. Crane that CoStar acquire Comps in a package comprised of 2/3 cash and 1/3 CoStar common stock, but with no premium over the then market price for Comps shares. At the end of the conversation, Mr. Crane indicated that he expected to be in New York City on October 20, 1999 and Mr. Florance observed that he was also scheduled to be in New York City on that day and proposed a meeting. Mr. Crane agreed. Mr. Crane then informed the directors of Comps and representatives of Volpe of Mr. Florance's offer. The Comps directors concluded that Mr. Florance's offer was inadequate, but advised Mr. Crane to meet with CoStar to determine whether a more acceptable offer could be negotiated.

     On October 17, 1999, Messrs. Avis, Crane, McIntyre and Potashner held a conference call to discuss a proposed transaction with CoStar as well as Comps prospects of continuing on a stand-alone basis. Discussion was held regarding negotiation strategy for the upcoming October 20, 1999 meeting.

     On October 19, 1999, Mr. Crane met Messrs. Florance and Klein for dinner and discussed the synergies of a proposed combination of Comps and CoStar. Mr. Klein proposed an offer for Comps comprised of 71.5% cash and 28.5% stock. Mr. Crane responded that this combination of cash and stock was not acceptable to Comps and proposed a purchase comprised of 50.1% stock and 49.9% cash. Mr. Klein refused Mr. Crane's proposal.

     On October 20, 1999, Messrs. Crane, McIntyre and James (as a consultant), together with representatives of Volpe, met for breakfast to discuss negotiation strategy. The group then proceeded to a meeting room at the Righa Royal Hotel in New York to meet with Messrs. Florance and Klein, as well as Warren Haber, a director of CoStar, and Carla Garrett, general counsel of CoStar. At this meeting, Mr. Crane reiterated his proposal for an acquisition of Comps structured so that 50.1% of the Comps' shares would be exchanged for CoStar stock and 49.9% of the Comps' shares would be exchanged for cash, in a structure that would be tax free to stockholders. Mr. Klein responded that CoStar would evaluate this consideration package pending resolution of other terms, including CoStar's requirement that it acquire shares without any premium over the then market price for Comps shares. Comps' representatives declined Mr. Klein's proposal of a transaction that did not provide some premium over the then current market price for Comps shares. Messrs. Klein and Haber left the meeting in the late morning, and subsequent negotiations between Comps and CoStar continued through the entire day. In the evening, Mr. Florance consulted with Mr. Klein regarding the status of the negotiations. After this consultation, Mr. Florance proposed to Comps that CoStar would acquire Comps in exchange for consideration valued at $7.50 per share of Comps common stock, structured so that 50.1% of the Comps' shares would be exchanged for CoStar stock and 49.9% of the Comps' shares would be exchanged for cash, as long as the parties could agree upon the other terms of the merger. Comps' representatives responded that they would consider the offer.

     After the October 20, 1999, meeting, Mr. Crane met with Mr. Beasley and informed him of the discussions held that day. Thereafter, CoStar's counsel prepared a draft of a merger agreement reflecting the terms proposed on October 20, 1999.

     On October 24, 1999 representatives of Comps and CoStar met in San Diego. Mr. Florance, Ms. Garrett, Frank Carchedi, chief financial officer, Brian Radecki, controller, Tom Chambers, information technology manager, as well as other representatives of CoStar, attended on behalf of CoStar as did Mr. Crane and Karen Goodrum, chief financial officer of Comps, and representatives of Volpe. From October 24, 1999 through October 26, 1999, the parties convened in San Diego and continued to negotiate the transaction and to carefully consider the reasons for the merger. Messrs. Florance and Crane explored in detail the rationale for the merger and the prospects for the combined company. In addition, each of CoStar and Comps performed financial, legal and business due diligence on the other party. On October 26, 1999, at the conclusion of the San Diego meeting, Mr. Klein stated by telephone that, as a result of its due diligence investigation of Comps, CoStar had learned that Comps had more shares of common stock outstanding on a fully-diluted basis than originally thought, and therefore CoStar's offer to acquire Comps was reduced to $7.25 per share. Mr. Crane indicated that he would report Mr. Klein's offer to Comps' board of directors.

     Throughout late October 1999, CoStar and Comps continued to negotiate the terms of the merger and each of CoStar and Comps continued its due diligence review of the other.

     On October 27, 1999, a regularly scheduled meeting of CoStar's board of directors was held in New York city. All members of the CoStar board of directors attended in person or by telephone. Mr. Florance reported on the terms and structure of the proposed merger with Comps, and Mr. Carchedi made a financial presentation regarding the proposed merger. After discussion of the benefits and risks of the proposed merger, the CoStar board authorized the acquisition of Comps by CoStar and delegated authority to Mr. Klein and Mr. Florance to negotiate the final terms of the merger and to enter into the merger agreement on behalf of CoStar.

     On October 27, 1999, a meeting of Comps' board of directors was convened to discuss the CoStar merger proposal. Ms. Goodrum reviewed Comps' financial performance and projections. Other members of

Comps' senior management team discussed Comps' stand-alone prospects and a proposal for a strategic asset to be purchased by Comps. The Comps' board of directors discussed the ability of Comps to meet its goals as a stand-alone business. Comps' board of directors then analyzed the proposed combination with CoStar and considered the impact on stockholder value of continuing independently and, alternatively, of combining with CoStar. Comps' board of directors also considered the status of negotiations with CoStar and evaluated the transaction structure and value. Representatives of Volpe made a presentation regarding market conditions, CoStar, Comps and the proposed transaction. At the conclusion of the meeting, Mr. McIntyre placed a telephone call to Mr. Klein informing him that the $7.25 per share price and certain other terms of the merger were unacceptable. Mr. Klein replied that CoStar would not increase its offer from $7.25 per share under the currently proposed terms of the merger.

     On October 28, 1999, Mr. Crane received an e-mail from Mr. Klein indicating that CoStar was open to discussing alternatives to the $7.25 price with Comps, as long as the parties could agree upon the other terms of the merger.


     On October 29, 1999, a meeting of Comps' board of directors was convened. At the meeting, the Comps' board of directors evaluated the CoStar proposal and discussed the status of merger negotiations. Representatives of Volpe led the board of directors in a quantitative analysis of the merger as then proposed and counsel reviewed in detail the terms of the then current draft of the merger agreement. During the meeting, Mr. Crane expressed a desire that CoStar agree to accelerate option vesting for Comps' employees if the options were not assumed by CoStar. Also during the meeting, the Comps' board of directors authorized a representative of Volpe to contact Mr. Florance to negotiate a higher price per share of Comps stock. The Volpe representative reported that Mr. Florance agreed to pay $7.50 per share of Comps common stock, as long as the parties could agree upon the other terms of the merger.


     After the October 29, 1999 meeting, the parties continued to negotiate the merger agreement.


     On November 1, 1999, a telephonic meeting of the Comps' board of directors was convened. The board discussed the status of negotiations with CoStar. Representatives of Volpe made a presentation regarding market conditions, CoStar, Comps and the proposed transaction. Mr. Crane reasserted his position that Comps should require CoStar to accelerate option vesting for Comps' employees if the options were not assumed by CoStar. The members of the board expressed support for Mr. Crane's position, but indicated to Mr. Crane an unwillingness to compromise stockholder value in favor of employee benefits.


     On November 2, 1999 and November 3, 1999, Mr. Klein and Mr. Florance reported to each member of the CoStar board on the status of the merger negotiations with Comps and the final terms of the merger agreement and related agreements.

     On November 3, 1999, another telephonic meeting of Comps' board of directors was convened. Representatives of Volpe presented an analysis supporting Volpe's opinion. The Comps board of directors received Volpe's opinion. See "-- Opinion of Volpe Brown Whelan & Company LLC." Comps' counsel described the final merger agreement. After due deliberation, the board of directors of Comps approved the merger agreement. Thereafter, the merger agreement was executed and delivered. On November 4, 1999, Comps and CoStar issued a joint press release announcing the merger agreement.

COSTAR'S REASONS FOR THE MERGER

     In reaching its decision to approve the merger agreement and the merger, the CoStar board of directors consulted with CoStar's senior management and considered the proposed merger agreement. The CoStar board also considered the following factors:

     - The likelihood that the merger would reduce the time, expense and effort required by CoStar to complete CoStar's near term vision of the digital marketplace for the commercial real estate industry by enabling CoStar to launch more quickly than anticipated its CoStar comparables service component, which is a unique comparable building information product that Comps has developed over many years. Additionally, the combination of CoStar's existing core building data, property data and tenant data, with the Comps comparable building information, would provide CoStar with a strong platform from which to launch the new CoStar Exchange service, a Web-based service providing information about commercial properties for sale.

     - The expectation that by offering CoStar's and Comps' complementary databases on one delivery platform and combining the two companies' research staffs, CoStar would create additional value for its customers by offering a comprehensive product that serves as a complete source for commercial real estate information for CoStar's and Comps' customers.

     - The possibility that by utilizing CoStar's strong sales and marketing channels, including CoStar's regional sales offices throughout the United States, CoStar would be able to penetrate Comps' existing markets more thoroughly with Comps' products and possibly increase sales of Comps' products.

     - The expectation that the merger would allow the combined company to focus on developing and improving CoStar's and Comps' core products and avoid the need for each company to develop products in the other's primary business sectors.

     - The possibility that the merger would enable CoStar to attract new customers and increase revenues through brand awareness. The CoStar board considered that each company serves a large number of end users in the commercial real estate profession and that CoStar believes that there is a relatively small overlap of individual end users between CoStar and Comps. As a result, CoStar may be able to attract new customers and increase revenues after the merger through increased brand awareness of CoStar throughout the commercial real estate profession in the United States.

     - The likelihood that by combining the two companies' databases and research staffs, the combined entity would be able to serve its clients better by providing more accurate and comprehensive information to its customers on a more timely basis.

     - The expectation that by combining the two companies' sales, research, technology and administrative functions, the combined company could accomplish cost savings and operating synergies.

     - Historical information concerning CoStar's and Comps' financial performance, results of operations, assets, liabilities, operations, products, technology, management and competitive position.

     - CoStar's management's view of the financial condition, results of operations, assets, liabilities, operations, products, technology, management, prospects and competitive position of CoStar and Comps after giving effect to the merger. In making this determination, the CoStar board took into account the results of CoStar's due diligence review of Comps' business.

     - Current market conditions and historical market prices, volatility and trading information with respect to the CoStar and Comps common stock.

     - The structure of the merger and the terms and conditions of the merger agreement, the voting agreements and the pledge agreement, including the conditions to closing, the covenants, the termination fee and the representations and warranties.

     The discussion of the information and factors considered by the CoStar board of directors is not intended to be exhaustive, but includes many of the material factors considered by the CoStar board. In reaching its determination to approve the merger, the CoStar board did not assign any relative or specific weights to these factors, and individual directors may have given differing weights to different factors. However, after taking into consideration all of the factors discussed above, and other relevant factors, CoStar's board concluded that the merger agreement and the acquisition were fair to, and in the best interests of, CoStar and its stockholders and that CoStar should proceed with the merger. This discussion contains "forward looking statements." See "Cautionary Statement Concerning Forward Looking Statements."

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

RECOMMENDATION OF THE COMPS BOARD OF DIRECTORS; COMPS' REASONS FOR THE MERGER

     The board of directors of Comps believes that the merger offers Comps' stockholders an opportunity to receive stock in a combined company that is better positioned to compete in a rapidly changing marketplace. The board of directors of Comps has carefully considered the terms of and the conditions to the proposed merger and has determined that the merger and the merger agreement are fair to and in the best interests of Comps and its stockholders and recommends that Comps' stockholders vote "FOR" adoption of the merger agreement.

     In reaching its decision, Comps' board of directors consulted with its financial and legal advisors and Comps' senior management and considered a number of factors, including, among other things, the factors described below. This list is not an exhaustive list of all of the factors considered by Comps' board of directors. Each member of Comps' board of directors may have considered different factors or assigned different weights to different factors and Comps' board of directors evaluated these factors as a whole and did not quantify or otherwise assign relative weights to the factors considered. Members of Comps' board of directors may have evaluated some of the factors listed below to be positive and some of the factors listed below to be negative.

     - By offering Comps' and CoStar's numerous complementary databases on one delivery platform and by combining the two companies' research staffs and databases, the combined company would be in a better position to face competitive pressures in the industry and reach the goal of becoming the leading provider of commercial real estate information than either company would be separately.

     - By combining the two companies' databases, the combined entity would be able to provide customers with faster and cheaper electronic commerce capabilities than either company could provide separately.

     - By combining the two companies' sales, research, technology and administrative functions, cost savings and operating synergies could be accomplished.

     - The possible alternatives to the merger, including the possibility of continuing to operate Comps as a stand-alone entity, and the range of possible benefits and detriments to Comps' stockholders of these alternatives.

     - Comps' prospects if it were to remain independent, including the risks inherent in remaining independent when a number of its competitors had greater financial and other resources than Comps.

     - The substantial costs that Comps would incur in order to compete with CoStar's significant presence and the cost of competing in the race to capture the desktop of commercial real estate professionals.

     - Comps' REALBID product has not provided Comps with the growth in revenue and market share that it had planned, and the expectation that the combination would provide technical and marketing enhancements to the REALBID product.

     - Comp's financial condition, cash consumption rate, historical results of operations and business and strategic objectives, as well as the risks involved in achieving those objectives, particularly in light of new competitive pressures in the industry.

     - Other historical information about Comps' business, prospects, financial performance and condition, operations, technology, database, management and competitive position.

     - The risk that Comps would not meet the expectations of investors and industry analysts that follow its stock, particularly in light of the new competitive pressures in the market for Comps' services.

     - The expectations of industry research analysts for Comps' revenue growth and the likely negative effect on Comps' stock price if Comps did not grow more rapidly than it had historically grown or

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

       if it did not make significant investments in infrastructure and new products that were immediately successful in the market.

     - The amount of consideration to be received by Comps' stockholders in the merger, including Comps stockholders' ability to receive shares of CoStar common stock, as well as cash, in the merger, thereby giving them the opportunity to continue as equity owners of the combined company after the merger.

     - Current financial market conditions, and historical market prices, volatility and trading information with respect to the common stock of CoStar and Comps.

     - The significant growth of CoStar's revenues over recent successive quarters.

     - The advice of Volpe with respect to potential acquirors and the relatively low likelihood of completing an alternate transaction given Mr. Crane's earlier efforts to prompt other bidders.

     - The financial presentations of Volpe at the October 27, 1999, October 29, 1999, November 1, 1999 and November 3, 1999 board meetings and the oral opinion of Volpe delivered to the board on November 3, 1999, to the effect that, as of that date and based upon and subject to limitations and qualifications stated in the opinion, the consideration to be paid to Comps' stockholders was fair, from a financial point of view, to Comps' stockholders.

     - The terms of the merger agreement, including, among other things:

        - the ability of the Comps' board to consider alternative acquisition proposals;

        - the potential $5 million payment obligation of Mr. Crane and the Summit funds;

        - the termination fee of $2 million and reimbursement of up to $500,000 of expenses payable to CoStar if Comps elects to accept a superior proposal from a third party.

     The determination of Comps' board of directors involved judgments with respect to, among other things, future economic, competitive and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic, competitive and other uncertainties, all of which are difficult to predict and many of which are beyond the control of Comps and CoStar. In deciding whether to adopt the merger agreement, stockholders of Comps should not place undue reliance upon this information. This discussion contains "forward looking statements." See "Cautionary Statement Concerning Forward-Looking Statements."

OPINION OF VOLPE BROWN WHELAN & COMPANY LLC

     Comps retained Volpe to render an opinion to the Comps board of directors as to the fairness, from a financial point of view, of the consideration to be received in the merger by the Comps stockholders. On November 3, 1999, Volpe rendered its opinion to the Comps board of directors to the effect that, as of that date and based on and subject to the matters stated in the opinion, the consideration to be received by the stockholders of Comps in the merger was fair, from a financial point of view, to the stockholders of Comps.

     THE FULL TEXT OF VOLPE'S WRITTEN OPINION, DATED NOVEMBER 3, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B AND IS INCORPORATED IN THIS DOCUMENT BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. HOLDERS OF COMPS STOCK ARE ENCOURAGED TO, AND SHOULD, READ THIS OPINION CAREFULLY IN ITS ENTIRETY. THE ENGAGEMENT OF VOLPE AND ITS OPINION ARE FOR THE BENEFIT OF THE COMPS BOARD. VOLPE'S OPINION ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF COMPS STOCK FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF COMPS STOCK AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF COMPS STOCK AS TO HOW TO VOTE WITH RESPECT TO THE MERGER.

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

     In arriving at its opinion, Volpe:

     - reviewed the merger agreement;

     - interviewed management of Comps and CoStar concerning the companies' respective business prospects, financial outlook and operating plans as standalone concerns and as a combined enterprise;

     - reviewed certain Comps and CoStar financial statements, financial data and operating data prepared by the Comps and CoStar management teams, respectively;

     - reviewed the historical stock trading patterns of the common stock of each of CoStar and Comps and analyzed implied historical exchange ratios;

     - reviewed the premium of the per share consideration (which, for purposes of the analysis, was based on the closing price of CoStar common stock on November 3, 1999) in relation to comparable merger and acquisition transactions;

     - reviewed the valuation of publicly traded companies that Volpe deemed comparable and relevant to Comps and CoStar;

     - reviewed, to the extent publicly available, the financial terms of merger and acquisition transactions that Volpe deemed comparable and relevant to the merger;

     - analyzed Comps' relative contribution, adjusted to reflect the difference in capital structures of the two companies, to CoStar in terms of revenue and gross profit;

     - analyzed the discounted cash flow of Comps as a standalone entity through December 2004, based upon financial projections provided by the Comps management teams;

     - analyzed the pro forma financial impact of the merger on the combined entity, based upon financial projections provided by the Comps management team; and

     - performed other relevant studies, analyses and inquiries and considered other relevant information.

     In rendering its opinion, Volpe relied without independent verification on the accuracy and completeness of all of the financial, accounting, legal, tax, operating and other information that Comps provided to it. Volpe also relied on Comps' assurances that all the information Comps provided is complete and accurate in all material respects and that Comps knew of no additional material information that would make any of the information given to Volpe either incomplete or misleading. Comps retained outside legal, accounting and tax advisors to advise on the merger. Accordingly, Volpe relied on these advisors and did not review or express an opinion on these matters. Volpe did not conduct a market survey to determine the interest of other potential acquirors in Comps.

     With respect to projected financial data of Comps and CoStar, Volpe relied on the assurances of Comps and CoStar that such projections were reasonable to rely on with respect to their prospects separately and as a combined entity. Volpe expressed no opinion on and made no investigation of the validity, accuracy or completeness of the information provided to it and did not and does not warrant any projections included in that information. Actual results that Comps or CoStar might achieve in the future as stand alone entities or as a combined company may vary materially from the results Volpe used in its analysis. Volpe furthermore did not make any independent appraisals or valuations of any assets of Comps or CoStar, nor was Volpe furnished with any such appraisals or valuations. Volpe's opinion is necessarily based on market, economic and other conditions that existed and could be evaluated as of November 3, 1999.

     Volpe assumed in its analysis that:

     - the merger will be completed in accordance with the terms of the merger agreement without waiver of any of the conditions to the parties' obligations under the merger agreement, and

     - there will be no material changes to the merger agreement.
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

     The following is a brief summary of the material analyses performed by Volpe in rendering its opinion to the Comps board of directors:

     Stock Trading and Exchange Ratio Analysis. Volpe analyzed and compared the past stock trading patterns of both Comps and CoStar. In this analysis, Volpe assumed that the per share consideration to be received by Comps stockholders in the merger would be $7.47, which was based on the sum of

     - 50.1% of the closing price of CoStar common stock of $23.63 on November 3, 1999, multiplied by the exchange ratio of 0.31496, and

     - 49.9% of the agreed upon cash per share price of $7.50.

     From May 5, 1999 to November 3, 1999, the closing price of Comps stock ranged from $14.25 during the week of the Comps initial public offering to $5.19 on September 23, 1999, with a median daily closing price of $7.16. The last time the closing price of a share of Comps common stock exceeded $7.47 was August 2, 1999. The exchange ratio implied from dividing historical Comps share prices by CoStar share prices was below 0.31496 before October 1, 1999, was generally above 0.31496 between October 1, 1999 and October 20, 1999, and was below
0.31496 thereafter. From May 5, 1999 to November 3, 1999, the implied exchange ratio ranged from 0.1653 to 0.4028, with a median of 0.2235. The implied exchange ratio was 0.308 on November 3, 1999 and 0.339 on October 4, 1999.

     Premium Analysis. Volpe analyzed the premiums paid in selected transactions and in mergers and acquisitions generally, and compared them to the premium represented by the per share consideration of $7.47. The per share consideration represents a premium of 3% compared to Comps' stock price on November 3, 1999. For comparable transactions, one day premiums were 8.5% and one month premiums were 14.6%. These values would imply share prices based on a one day premium of $7.90 and share prices based on a one month premium of $8.02. For mergers and acquisitions between $50 million and $2 billion in value that involved premiums and that were announced from January 1, 1997 through September 1, 1999, one day premiums ranged from 0.3% to 234.7% with a median of 24.5% and one month premiums ranged from 1.0% to 309.7% with a median of 38.9%. These values would imply share prices based on one day premiums ranging from $7.30 to $24.37 with a median of $9.06 and share prices based on one month premiums ranging from $7.07 to $28.68 with a median of $9.72.

     Comparable Publicly-Traded Company Analysis. Volpe prepared a range of values of selected publicly-traded companies it deemed comparable to Comps. Volpe indicated that it is most relevant to use revenue and gross profit as the key "topline" value indicators. The analysis of comparable companies yielded a range of per share values for Comps of $4.03 to $36.80 with a median of $6.51.

     Comparable Merger and Acquisition Transaction Analysis. Volpe valued Comps based upon merger and acquisition transactions. The analysis yielded a range of per share values for Comps of $3.63 to $11.78 with a median of $7.51.

     Relative Contribution Analysis. Volpe analyzed the value of Comps based on CoStar's and Comps' relative contributions to various measures of operational activity. Volpe based this analysis on historical financial data as well as the projections for each business as if each were operating independently. Volpe also calculated contribution percentages on an adjusted basis to reflect the differences in the capital structures of the two companies, as capital structure affects such ratios. The analysis generated a range of implied values for Comps as well as a range of implied Comps ownership levels of the combined company. The analysis yielded a range of per share values for Comps of $6.00 to $8.49 with a median of $7.04.

     Discounted Cash Flow Analysis. Volpe valued Comps based on the value of its projected future cash flows, discounted to the present. Volpe used projections provided by Comps management to prepare this analysis. Using the capital asset pricing model, Volpe calculated a weighted average cost of capital for Comps of 16.7%, which Volpe believes to be in the middle of a range of relevant weighted average costs of capital, given Comps' past and projected financial performance. As such, Volpe used a range of discount rates from 11.7% to 21.7% in its discounted cash flow analysis. Given that the ratio of Comps' current year enterprise value to its current year revenues was 1.9, Volpe employed a range of exit multiples of between

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

1.1 and 2.1. The discounted cash flow analysis yielded a range of per share values for Comps of $2.82 to $5.28.

     Pro Forma Financial Impact Analysis. Volpe also analyzed the pro forma financial impact of the merger on the combined entity, based upon financial projections that Comps management provided, and estimates of projected cost savings resulting from the merger that CoStar management provided. Volpe expressed no opinion on whether these projections and estimates would actually occur.

     The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. In arriving at its opinion, Volpe considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor. Furthermore, selecting portions of the analysis, without considering all of the analyses, would create an incomplete view of the process underlying its opinion. In addition, Volpe gave various analyses and factors more or less weight than other analyses and factors, and deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Volpe's view of the actual value of Comps.

     The analyses performed by Volpe are not necessarily indicative of actual value, which may be significantly more or less favorable than its analyses suggest. Volpe prepared its analyses solely as part of its analysis of the fairness of the consideration from a financial point of view to Comps stockholders. The analyses do not purport to be appraisals or to reflect the prices at which Comps might actually be sold. Because these estimates are inherently subject to uncertainty, none of Comps, CoStar, Volpe nor any other person assumes responsibility for their accuracy. Consequently, the Volpe analyses described herein should not be viewed as determinative of the opinion of the Comps board of directors with respect to the value of Comps or of whether the CoStar board of directors or the Comps board of directors would have been willing to agree to a different level of consideration.

     Volpe is a nationally recognized investment banking firm and was selected by Comps based on Volpe's experience and expertise. Volpe, as a customary part of its investment banking business, engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Volpe and its affiliates may actively trade the equity securities of CoStar or Comps for its and their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

     Volpe received an aggregate fee of $400,000 for rendering its opinion to Comps. No portion of this fee was conditioned on the opinion being favorable. Volpe has received fees for other services provided to Comps, including fees for services as an underwriter in connection with Comps' initial public offering, and will receive an additional fee contingent on the closing of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material U.S. federal income tax consequences of the merger applicable to you. This discussion is based upon the provisions of the Internal Revenue Code, existing regulations, and administrative and judicial interpretations of the Internal Revenue Code, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies to you only if you hold your Comps shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including tax consequences that arise from rules of general application to all taxpayers or to some classes of taxpayers or that generally are assumed to be known by investors. This discussion also does not address all aspects of U.S. federal income taxation that may be relevant to stockholders who are subject to special provisions of U.S. federal income tax law, including:

     - stockholders who received their Comps shares pursuant to the exercise of employee stock options or similar securities or otherwise as compensation;

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

     - stockholders who hold their Comps shares as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

     - stockholders (including, without limitation, financial institutions, insurance companies, tax-exempt organizations, dealers or traders in securities, and stockholders subject to the alternative minimum tax) who may be subject to special rules;

     - stockholders whose functional currency is not the U.S. dollar; or

     - stockholders who, for U.S. federal income tax purposes, are non-resident alien individuals, foreign corporations, foreign partnerships, or foreign estates or trusts.

     This discussion also does not consider the effect of any state, local or foreign laws or any U.S. federal laws other than those pertaining to the income tax.

TAX ISSUES ARE VERY COMPLEX AND THE APPROPRIATE TAX TREATMENT FOR YOU MAY VARY DEPENDING ON YOUR PARTICULAR CIRCUMSTANCES. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX EFFECT TO YOU OR THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE OR LOCAL OR FOREIGN OR OTHER TAX LAWS.

     Tax Opinions and Merger. The consummation of the merger is conditioned upon the receipt by:

     - CoStar of a legal opinion to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, provided that this condition is satisfied if Comps' attorneys furnish this opinion to CoStar; and

     - Comps of a legal opinion to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; provided that this condition is satisfied if CoStar's attorneys furnish this opinion to Comps.

     CoStar and Comps may agree to waive the condition that such opinions be received. However, the Comps' board of directors has no present intention to waive this condition. If the condition were waived and the merger were consummated, the merger may not qualify as a reorganization for federal tax purposes. If it were not treated as a reorganization, the transaction would be treated as a taxable sale of assets by Comps, and Comps would recognize gain in an amount equal to the sum of the fair market value of the merger consideration plus the amount of Comps liabilities assumed by CoStar's wholly owned subsidiary over the adjusted basis of the assets transferred to CoStar's wholly owned subsidiary. Any such tax liability could be material. In addition, if this condition were waived, and if the merger did not qualify as a reorganization, you would recognize gain to the extent the fair market value of the cash and stock you receive in the merger exceeds your basis in your Comps stock. If either Comps or CoStar were to waive its condition and determine that the waiver of its condition would materially change the merger, Comps would resolicit proxies. The remainder of this discussion assumes that CoStar and Comps have not waived the condition that such opinions be received.

     The opinions will be based upon certain customary assumptions and representations of fact, including representations of fact contained in certificates of officers of CoStar, Comps and others. No ruling has been or will be sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger, and the opinions of counsel are not binding upon the Internal Revenue Service or any court. Accordingly, we cannot assure you that the Internal Revenue Service will not contest the conclusions expressed in the opinions or that a court will not sustain the Internal Revenue Service's position.

     To qualify as a reorganization, among other requirements, the merger must satisfy a "continuity of interest" test, under which a substantial part of the value of the proprietary interests in Comps must be preserved in the merger. Under Internal Revenue Service regulations, for example a proprietary interest in Comps is preserved in this context to the extent that:

     - it is exchanged by the Comps stockholders for a proprietary interest in CoStar,

     - it is exchanged by CoStar for a direct interest in Comps, or

     - it otherwise continues as a proprietary interest in Comps.

     In contrast, a proprietary interest in Comps is generally not preserved to the extent that:

     - CoStar or a person related to CoStar acquires the proprietary interest in Comps in connection with the merger for consideration other than CoStar stock,

     - CoStar redeems, or a person related to CoStar acquires, the CoStar stock furnished in the merger for consideration other than CoStar stock, and the redemption or acquisition occurs in connection with the merger, or

     - before and in connection with the merger, Comps redeems its stock or makes an extraordinary distribution with respect to it, or a person related to Comps acquires stock of Comps using consideration other than stock of Comps or CoStar.

All facts and circumstances must be considered in determining whether, in substance, a proprietary interest in the target corporation is preserved.

     The continuity of interest test will be considered satisfied if Comps stockholders in the aggregate exchange a substantial part of their Comps common stock for CoStar common stock in the merger. For advance ruling purposes, the Internal Revenue Service has provided a safe harbor with respect to the minimum degree of continuity necessary to satisfy the continuity of interest requirement. This safe harbor requires that taxpayers requesting a private letter ruling from the Internal Revenue Service demonstrate that the historic stockholders of the acquired entity will exchange at least 50%, by value (measured generally at completion of the merger), of the total outstanding stock of the acquired entity for stock of the acquiring entity. This safe harbor, however, merely indicates the level of continuity required by the Internal Revenue Service for the issuance of an advance ruling. It does not represent the degree of continuity that is required to qualify as a reorganization. In fact, the Internal Revenue Service has explicitly stated that the safe harbor is not intended to define the lower limits of the continuity of interest requirement. The case law is less restrictive than the Internal Revenue Service's ruling guidelines in this area and, in one early case, the United States Supreme Court held that the continuity of interest requirement was satisfied where the stockholders of the acquired company received stock of the acquiring company having a value of approximately 40% of the value of the formerly outstanding stock of the acquired company.

     The merger has been structured with the intent that 50.1% of the consideration provided in the merger will consist of CoStar common stock. It is possible, however, that because the number of CoStar shares to be issued in the merger is fixed, the value of the CoStar common stock issued at the time of the merger could fall below this 50.1% threshold. It is the opinion of Brobeck, Phleger & Harrison, LLP, attorneys for Comps, and Fried, Frank, Harris, Shriver & Jacobson, attorneys for CoStar, that the merger will qualify as a reorganization for federal tax purposes if the value of stock received by Comps stockholders is at least 40% (and the amount of cash received (including payments to dissenters and payments in lieu of fractional shares) is no more than 60%) of the aggregate value of consideration given in the merger. These opinions will assume, consistent with the representations that have been made, that as of the effective time of the merger:

     - Comps did not make any redemptions or extraordinary distributions before, and in connection with, the merger;

     - no person related to Comps or CoStar acquired stock before the merger for consideration other than Comps or CoStar stock;

     - CoStar acquired all of the Comps stock in the merger solely in exchange for the merger consideration; and

     - neither CoStar nor any person related to CoStar will acquire CoStar stock from a former Comps shareholder following the merger and in connection with the merger.

     Brobeck, Phleger & Harrison, LLP and Fried, Frank, Harris, Shriver & Jacobson will not issue opinions that the merger qualifies as a reorganization for federal tax purposes if the amount of stock received by Comps stockholders is less than 40% (and the amount of cash received (including payments to dissenters and payments in lieu of fractional shares) is more than 60%) of the aggregate value of consideration given in the merger.

     Material Federal Income Tax Consequences to Comps Stockholders. The following discussion of U.S. federal income tax consequences of the merger to you assumes that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. As discussed below, the U.S. federal income tax consequences of the merger to you depend on the form of consideration you receive.

     Stockholders Who Receive Solely CoStar Common Stock. If you exchange your Comps shares solely for CoStar shares, you will not recognize any gain or loss on that exchange (except to the extent you receive cash in lieu of fractional shares of CoStar, as discussed below). The aggregate adjusted tax basis of CoStar shares received will equal your aggregate adjusted tax basis in the Comps shares surrendered. The holding period of the CoStar shares received pursuant to the merger will include the holding period of the Comps shares surrendered.

     Stockholders Who Receive Cash and CoStar Common Stock. If you exchange the shares of Comps common stock you own for a combination of cash and shares of CoStar common stock, you will not recognize any loss on the exchange. However, you will recognize gain equal to the lesser of the amount of cash received or the gain realized. The gain realized will be the excess of the sum of the fair market value of CoStar common stock and the amount of cash received in the exchange over the stockholder's adjusted tax basis in the Comps shares that were surrendered. For this purpose, you must calculate gain or loss separately for each identifiable block of shares of Comps common stock that you surrender in the exchange, and you may not offset a loss recognized on one block of the shares against gain recognized on another block of the shares.

     Any gain you recognize as a result of receiving a combination of CoStar common stock and cash will generally be treated as capital gain. However, if the receipt of the cash has "the effect of the distribution of a dividend" for federal income tax purposes, any gain you recognize will be treated as ordinary dividend income to the extent of your ratable share of the accumulated earnings and profits of Comps and/or CoStar. Neither Comps nor CoStar believes it has any accumulated earnings and profits. Accordingly, it is unlikely that any gain will be treated as a dividend. Any gain that is treated as capital gain will be long-term capital gain if the holding period for shares of Comps common stock that you surrender in the exchange is greater than one year as of the date of the exchange.

     BECAUSE THE DETERMINATION OF WHETHER A PAYMENT WILL BE TREATED AS HAVING THE EFFECT OF THE DISTRIBUTION OF A DIVIDEND GENERALLY WILL DEPEND ON YOUR FACTS AND CIRCUMSTANCES, YOU ARE STRONGLY ADVISED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX TREATMENT OF CASH RECEIVED IN THE MERGER, INCLUDING THE APPLICATION OF THE CONSTRUCTIVE OWNERSHIP RULES OF THE INTERNAL REVENUE CODE AND THE EFFECT OF ANY OF YOUR TRANSACTIONS IN COSTAR SHARES OR COMPS SHARES.

     If you receive cash and CoStar shares in the merger, your basis in the CoStar shares received will equal your adjusted basis in your Comps shares increased by any gain you recognize as a result of the merger and reduced by the amount of cash you receive in the merger. The holding period of the CoStar shares you receive will include the holding period of the Comps shares you surrender.

     Stockholders Who Receive Solely Cash. Currently, the state of the law is unclear as to the analysis that must be applied in determining the federal income tax consequences to you if you exchange all of your shares of Comps common stock solely for cash. You may be treated as:

     - having sold your shares of Comps common stock in a taxable sale or exchange;

     - having received shares of CoStar common stock in the merger and having had the shares redeemed by CoStar immediately after the merger; or

     - having had your shares of Comps common stock redeemed by Comps before the merger.

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

     However, in most circumstances, both the sales analysis and the redemption analysis will yield the same tax result to you.

     If the sales analysis is applied, you will recognize gain or loss, measured by the difference between the amount of cash received and the adjusted tax basis of the Comps common stock you surrender in exchange for the cash. Any gain or loss you recognize will generally be treated as capital gain or loss.

     If the redemption analysis is applied, you will be treated as having exchanged your Comps stock for cash, rather than having received a dividend distribution, if, after applying the attribution rules discussed above, the redemption is:

     - in complete redemption of all of your stock in either CoStar or Comps, as the case may be;

     - a substantially disproportionate reduction in your voting stock interest in either CoStar or Comps, as the case may be; or

     - not essentially equivalent to a dividend.

     If the redemption qualifies as an exchange, you will recognize any gain or loss realized on the exchange. Any gain or loss you recognize will generally be treated as capital gain or loss. If the redemption does not qualify as an exchange, the cash you receive will be treated as a dividend distribution, and thus as ordinary income, to the extent of the current and accumulated earnings and profits of the redeeming corporation. Neither Comps nor CoStar believes it has any current or accumulated earnings and profits. Any excess will be treated as gain from the sale or exchange of the Comps stock you held. However, under those circumstances, you will not be permitted to recognize any loss.

     Given the unclear state of the law with respect to the exchange of Comps stock solely for cash, if you will receive solely cash, you are urged to consult your own tax advisors.

     Cash Received in Lieu of Fractional Shares. If you receive cash in lieu of a fractional CoStar share, you will be treated as having first received such fractional CoStar share in the merger and then as having received cash in exchange for the fractional share interest. Thus, you generally will recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional CoStar share and the portion of the basis in the Comps shares allocable to that fractional interest.

     Special Rules for Stockholders that are Corporations. To the extent that cash received in exchange for Comps shares is taxable as a dividend (as described above) to a Comps stockholder that is a corporation, that stockholder will be:

     - eligible for a dividends received deduction (subject to applicable limitations), and

     - subject to the "extraordinary dividend" provisions of the Internal Revenue Code.

     Any such cash that is taxable as a dividend to a corporate stockholder may constitute an extraordinary dividend. Consequently, the nontaxed portion of any such dividend will reduce the adjusted tax basis of a Comps stockholder that is a corporation in the CoStar shares received in the merger, but not below zero, and will thereafter be taxable as capital gain.

     Income Tax Rates. Capital gain you recognize in the merger if you are an individual or one of certain other noncorporate entities, and if you held your Comps shares for more than one year, generally will be subject to a U.S. federal income tax rate of 20%. Gain or dividend income otherwise recognized by you generally will be subject to:

     - a maximum 39.6% U.S. federal income tax rate for individuals and certain other noncorporate stockholders, or

     - a maximum 35% U.S. federal income tax rate for corporations.

     Material Federal Income Tax Consequences to CoStar, Comps and Acq Sub, Inc. Assuming that the merger is treated as a reorganization, none of CoStar, Comps or Acq Sub, Inc. will recognize gain or loss as a result of the merger.

     Backup Withholding. Payments in connection with the merger may be subject "backup withholding" at a rate of 31%, unless you:

     - provide a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and any required information to the paying agent, or

     - are a corporation or come within certain exempt categories and, when required, demonstrate that fact and otherwise comply with applicable requirements of the backup withholding rules.

     If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the Internal Revenue Service. Any amount you pay as backup withholding does not constitute an additional tax and will be creditable against your U.S. federal income tax liability. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining this exemption. YOU MAY PREVENT BACKUP WITHHOLDING BY COMPLETING A SUBSTITUTE FORM W-9 (CONTAINED WITH THE TRANSMITTAL LETTER TO BE FORWARDED TO COMPS STOCKHOLDERS) AND SUBMITTING IT TO THE PAYING AGENT FOR THE MERGER WHEN YOU SUBMIT YOUR COMPS SHARE CERTIFICATES.

REGULATORY MATTERS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules promulgated under the Act by the Federal Trade Commission, we cannot complete the merger until we have given notification and furnish information relating to the competitive nature of Comps and CoStar and the industries in which they operate to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and a specified waiting period expires or is terminated. CoStar and Comps both filed notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division on November 22, 1999. On December 7, 1999, we received notice of early termination of the waiting period under the Hart-Scott-Rodino Act. Even after the waiting period expires or is terminated, the Federal Trade Commission and the Antitrust Division retain the authority to challenge the merger on antitrust grounds. In addition, each state in which CoStar or Comps operates may also seek to review the merger. It is possible that some of these authorities may seek to challenge the merger.

     Under the merger agreement, CoStar and Comps have each agreed to use commercially reasonable efforts to take all actions to obtain all necessary regulatory and governmental approvals necessary to complete the merger and to address concerns of regulators and governmental officials.

LISTING OF COSTAR COMMON STOCK


     It is a condition to the merger that the shares of CoStar common stock to be issued in the merger be approved for trading on the Nasdaq Stock Market, along with existing listed shares of CoStar, subject to official notice of issuance. CoStar intends to file a supplemental listing application with the Nasdaq Stock Market to cover the shares of CoStar common stock to be issued in the merger. Following the merger, Comps stock will no longer be registered under the Securities Act of 1933 or the Securities Exchange Act of 1934 or traded on the Nasdaq Stock Market.


ACCOUNTING TREATMENT

     The merger will be accounted for as a "purchase" under generally accepted accounting principles. This means that after the merger, Comps' combined results of operations will be included in the CoStar consolidated results of operations. For purposes of preparing consolidated financial statements, the purchase price, including the fees and other costs associated with the merger at the date of completion, will be allocated to Comps' assets and liabilities based on their fair market values, with the excess allocated to goodwill to be amortized over the estimated economic life of the assets. CoStar has undertaken a study by an independent third party to determine the allocation of the total purchase price of the merger to the various assets acquired and liabilities assumed in the merger.

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

     The purchase accounting adjustments made in connection with the development of the pro forma combined financial information appearing in this proxy statement/prospectus are preliminary and have been made solely for purposes of developing this information to comply with the disclosure requirements of the SEC. Although the final allocation of the purchase price to the fair values of Comps' assets and liabilities may differ, the pro forma combined financial information reflects CoStar management's best estimate based upon currently available information.

DISSENTERS' APPRAISAL RIGHTS

     Comps is organized under Delaware law. Comps stockholders have the right to dissent from the merger and to receive payment for their shares in accordance with the terms of Section 262 of the Delaware General Corporation Law. The following discussion is a summary of the dissenters' rights law under the Delaware law. The entire statute is reprinted in Annex C. ANY STOCKHOLDER THAT WISHES TO EXERCISE DISSENTERS' RIGHTS OR PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE STATUTE CAREFULLY. COMPS STOCKHOLDERS THAT DO NOT COMPLY WITH THE PROCEDURES OF THE STATUTE WILL LOSE THEIR DISSENTERS' RIGHTS.

     A Comps stockholder that wishes to dissent from the merger must satisfy both of the following conditions, among others:

     - Written Objection. The stockholder must file a written objection to the merger with Comps at its offices at 9888 Carroll Centre Road, Suite 100 San Diego, California 92126, Attention: Corporate Secretary, before the vote is taken at the special meeting.

     - No Vote In Favor. The stockholder must not vote in favor of adoption of the merger agreement.


     Comps stockholders that file and do not withdraw a written objection to the merger will not be entitled to elect between cash and CoStar common stock as merger consideration. Any Comps stockholder in that circumstance that later withdraws the stockholder's demand for appraisal will then receive the combination of cash and CoStar common stock that is allocated to non-electing Comps stockholders as a result of the proration procedure discussed in the section titled "Material Terms of the Merger Agreement -- Consideration to be Received in the Merger" on page 45.


     A negative vote alone will not constitute the written objection required before the meeting. The written objection should specify the stockholder's name and mailing address, the number of shares of Comps common stock owned by the stockholder and that the stockholder is demanding appraisal of his or her shares.

     If the Comps stockholders adopt the merger agreement, CoStar will send written notice to each dissenting stockholder that has filed an objection and not voted in favor of the adoption of the merger no later than 10 days after completion of the merger. The notice will state the date that the merger agreement has become effective.

     Within 120 days after the effective time of the merger, any dissenting stockholder who has complied with the conditions explained above and desires to have his or her shares appraised should file a petition with the Delaware Court of Chancery demanding a determination of the fair value of the shares of all the dissenting stockholders. Within the same period, a dissenting stockholder may also make a written request to CoStar demanding a statement of the number of dissenting Comps stockholders and the aggregate number of dissenting shares of Comps common stock. CoStar must mail the statement within 10 days after it receives the request.

     If a proper petition for appraisal is timely filed, the Chancery Court will determine which Comps stockholders, if any, are entitled to appraisal rights. The Chancery Court may require any stockholders demanding appraisal rights to submit their certificates of Comps common stock to the Register in Chancery for notation on these certificates of the pendency of the appraisal proceedings. Where the proceedings are not dismissed, the Chancery Court will appraise the shares of Comps common stock owned by the dissenting stockholders by determining the fair value of the shares exclusive of any element of value arising out of the accomplishment or expectation of the merger. It will also determine the fair rate of interest, if any, on the amount determined to be the fair value. In making this determination of fair value, the Chancery Court must consider all relevant factors, which would include but not be limited to:

     - market value;

     - asset value;

     - dividends;

     - earnings prospects;

     - the nature of the enterprise;

     - the rate of interest CoStar would have had to pay to borrow money while the appraisal proceedings were pending; and

     - any other facts which could be ascertained as of the date of the merger which would throw light on future prospects of the combined corporation.

     Comps stockholders considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares. The Chancery Court may, on a stockholder's application, determine the cost of the appraisal proceedings and allocate the cost against the dissenting stockholders and Comps as it deems equitable under the circumstances.

     After the merger is complete, any Comps stockholder who has demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares subject to the demand or to receive payment of dividends or other distributions on the shares, except for dividends or distributions payable to stockholders of record on a date before the effective time of the merger.


     At any time within 60 days after the completion of the merger, any dissenting stockholder will have the right to withdraw his or her demand for appraisal and to accept the terms offered in the merger. After this period, the stockholder may withdraw the demand only with the written consent of Comps. If no petition is filed by any dissenting stockholder within 120 days after the effective time of the merger, Comps stockholders' rights as to appraisal will cease and dissenting stockholders will be entitled only to receive the consideration offered pursuant to the merger agreement. These stockholders also will not be able to elect between cash and CoStar common stock. Instead, they will receive whatever consideration is available as a result of the proration procedure discussed in the section titled "Material Terms of the Merger Agreement -- Consideration to be Received in the Merger" on page 45.


FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTIONS

     This proxy statement/prospectus does not cover any resales of the CoStar common stock you will receive in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

     All shares of CoStar common stock you will receive in the merger will be freely transferable, except that if you are deemed to be an "affiliate" of Comps under the Securities Act of 1933 at the time of the special meeting, you may resell those shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be affiliates of Comps for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, Comps, and would not include stockholders who are not officers, directors or principal stockholders of Comps.

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

               INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER

     When you consider the recommendation of the Comps board of directors that you vote for the adoption of the merger agreement, you should be aware that some of the directors and officers of Comps and their associates have interests in the merger in addition to their interests solely as Comps stockholders, which are described below. These interests may create potential conflicts of interest. The board of directors of Comps was aware of each of these interests when it considered and adopted and approved the merger agreement and the merger.

EMPLOYMENT AGREEMENT

     To induce CoStar to enter into the merger agreement, CoStar, Comps and Mr. Crane signed a separation and employment agreement on November 3, 1999. Under that agreement, which is effective when the merger is completed, Mr. Crane will resign his position as President and Chief Executive Officer of Comps when the merger is completed and will be employed by CoStar for 180 days after the merger is completed, for which he will be paid a total salary, equal to his current base salary, of $75,000. Under the agreement, Mr. Crane will facilitate introductions, assist with business relationships and provide other services to help effect a smooth transition. Mr. Crane waived his right to severance pay of $100,000, which is equal to eight months salary under his former employment agreement with Comps, dated October 14, 1994. Mr. Crane also released CoStar and Comps from any contractual liability to him arising out of his employment with Costar or Comps. CoStar may terminate Mr. Crane's employment without cause at any time but must still pay him his salary for the entire 180-day period. However, if CoStar terminates him for causes specified in the separation and employment agreement, Mr. Crane will only receive salary through the date of termination.

     CoStar, Comps and Mr. Crane also signed a non-competition and non-disclosure agreement on November 3, 1999. In this agreement, Mr. Crane agreed not to engage in activities in the United States that compete with the combined company for a period of at least two years after the merger is completed, unless he receives CoStar's consent.

     One person chosen by mutual agreement of Comps and CoStar will serve on CoStar's board of directors.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE; INDEMNIFICATION AGREEMENTS.

     CoStar will be required to indemnify, to the fullest extent allowed under law, each individual who is or was an officer, director or employee of Comps or any of its subsidiaries for all actions taken by them in their capacities at Comps, or taken at the request of Comps, at or before the completion of the merger. CoStar will honor all of Comps' indemnification obligations to those persons, whether created by agreement or by Comps' certificate of incorporation or by-laws, and will not repeal or amend the certificate or bylaw provisions regarding such indemnification for a period of six years in a manner that could be adverse to the interests of the former directors, officers, agents or employees of Comps.

     For six years after completing the merger, CoStar will also provide officers' and directors' liability insurance policies covering acts or omissions before the completion of the merger for each individual covered under the comparable Comps policy as of the date of the merger agreement. CoStar will not be required to pay, in total, an annual premium for the insurance described in this paragraph in excess of 200% of the annual premium paid by Comps for its existing coverage before the merger. If the annual premiums of that insurance coverage exceed that amount, CoStar will be obligated to provide a policy with the best coverage available for a cost up to but not exceeding 200% of the current annual premium.

PLEDGE AGREEMENT

     To induce CoStar to enter into the merger agreement, Mr. Crane, Summit Ventures III, L.P. and Summit Investors II, L.P. signed a pledge agreement with CoStar. Under this agreement, Mr. Crane and the two Summit funds agreed to pledge as collateral security 280,000, 380,000 and 6,667 shares of Comps stock, respectively, in the event that cash expenditures and increases in liabilities incurred by Comps exceed $5 million during the period from November 3, 1999 to completion of the merger. For more information on the cash shortfall provision, see "Material Terms of the Merger Agreement -- Additional Agreements" beginning on page 47. Under the terms of the pledge agreement, Mr. Crane agreed to cover cash shortfalls up to $2.1 million, Summit Ventures III, L.P. agreed to cover cash shortfalls of up to $2.85 million, and Summit Investors II, L.P. agreed to cover cash shortfalls of up to $50,000.

                     MATERIAL TERMS OF THE MERGER AGREEMENT

GENERAL

     The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this document. We encourage you to read the merger agreement carefully in its entirety because it is the legal document that governs the merger.

     Under the merger agreement, Comps will merge into a wholly owned subsidiary of CoStar. As a consequence of the merger, the separate corporate existence of Comps will cease and the subsidiary of CoStar will continue as the surviving corporation.

CLOSING; EFFECTIVE TIME

     We will complete the merger at 10:00 a.m., Eastern Time, on the first business day after the conditions in the merger agreement have been satisfied or waived, unless we agree to another date and time.

     On the date of completion of the merger, we will file a certificate of merger and other appropriate documents with the Secretary of State of Delaware in accordance with the relevant provisions of Delaware law. The merger will become effective when the certificate of merger is filed with the Secretary of State of Delaware, or at such later time as we specify in the certificate of merger.

CONSIDERATION TO BE RECEIVED IN THE MERGER

     At completion of the merger, each outstanding share of Comps common stock will automatically convert into the right to receive $7.50 in cash or 0.31496 shares of common stock of CoStar. Comps stockholders may elect which type of consideration they wish to receive and in what proportion, subject to adjustment, as follows:

     - Stockholders who elect to receive cash consideration will receive some CoStar common stock in the event that the number of shares of Comps common stock to be converted to cash would otherwise exceed 49.9% of the number of Comps shares outstanding on completion of the merger. In that case, an adjustment will be made on a pro rata basis among the stockholders electing to receive cash and CoStar will distribute its common stock to them, in lieu of cash, so that the aggregate number of Comps shares converted to cash does not exceed the 49.9% limit.

     - Stockholders who elect to receive stock consideration will receive some cash in the event that the number of shares of Comps common stock to be converted to stock would otherwise exceed 50.1% of the number of Comps shares outstanding on completion of the merger. In that case, an adjustment will be made on a pro rata basis among the stockholders electing to receive stock and CoStar will distribute cash to them, in lieu of stock, so that the aggregate number of Comps shares converted to stock does not exceed the 50.1% limit.

     Stockholders who indicate no preference between cash consideration and stock consideration, and stockholders who assert appraisal rights but fail to perfect or otherwise lose appraisal rights, will have their shares converted into cash, stock or a combination of cash and stock, at CoStar's sole discretion.

     Any share of Comps common stock held by Comps as treasury stock or by CoStar will be automatically canceled and retired in the merger and will cease to exist. CoStar will not exchange those shares for any securities of CoStar or other consideration.

REPRESENTATIONS AND WARRANTIES

     In the merger agreement, Comps represents and warrants to CoStar, and CoStar represents and warrants to Comps, that:

     - it is properly organized, existing and in good standing as a Delaware corporation, and its share capital is as stated in the merger agreement;

     - it has properly authorized, executed, delivered and performed the merger agreement;

     - the merger agreement is enforceable against it, and required consents, approvals, orders and authorizations of governmental authorities relating to the merger agreement have been, or will be, obtained;

     - it will not contravene its articles, bylaws or other agreements as a result of the merger agreement;

     - the votes, if any, of its stockholders that are required in connection with the merger are as stated in the merger agreement;

     - documents it filed with the SEC do not contain untrue statements of material fact or omit material facts;

     - the material changes or events specified in the merger agreement have not occurred since June 30, 1999;

     - it has complied with all material applicable laws and has disclosed all material litigation and liabilities; and

     - its information systems are Year 2000 compliant to the extent disclosed in the merger agreement.

     In addition, Comps represents and warrants to CoStar that:

     - financial statements it filed with the SEC and financial statements for the three months ended September 30, 1999 provided to CoStar fairly present its financial condition; and

     - its employee benefit matters, labor matters, tax matters, intellectual property matters, environmental matters and insurance matters all are as stated in the merger agreement.

     Also, CoStar represents and warrants to Comps that:

     - financial statements it filed with the SEC fairly present its financial condition; and

     - it will have the funds required for completion of the merger.

     The representations and warranties are of no further force or effect after completion of the merger or termination of the merger agreement.

COVENANTS

     The merger agreement requires that each party comply, from the date of the merger agreement to the effective time of the merger, with agreements relating to the conduct of its business, except as permitted by the merger agreement or as consented to by the other party.

     Requirements

     Comps has agreed that it will:

     - conduct its business, maintain its facilities and perform obligations in the ordinary course consistent with past practice, and endeavor to conserve cash;

     - use its best efforts to maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and others having business dealings with it;

     - provide CoStar reasonable access to its properties, books and records, and provide CoStar information about its business and personnel; and

     - deliver monthly financial statements to CoStar.

     In addition, each of CoStar and Comps has agreed that it will:

     - provide accurate information for this proxy statement/prospectus;

     - use commercially reasonable efforts to complete the merger as soon as practicable, including by obtaining necessary consents and authorizations; and

     - cooperate in the preparation and filing of this proxy statement/prospectus and use commercially reasonable efforts to cause the registration statement on Form S-4 of which it is a part to be declared effective by the SEC.

     Prohibitions

     The merger agreement prohibits each of CoStar and Comps from taking any action which would prevent the merger from being a reorganization under the Internal Revenue Code.

     In addition, the merger agreement prohibits Comps from taking any action outside of the parameters specified in the merger agreement relating to the following matters:

     - declaring or paying dividends, redeeming its stock or changing the terms of its outstanding securities;

     - issuing, selling or granting options to acquire any shares of its capital stock;

     - selling or buying assets or other business by merger, transfer of shares of stock or otherwise;

     - incurring additional debt or encumbering its stock or its assets;

     - amending its organizational documents or material agreements;

     - settling litigation;

     - making any material tax election; and

     - taking any action to change employee rights and benefits, to increase salaries or to pay any bonus.

ADDITIONAL AGREEMENTS

     Election to Board of Directors

     CoStar and Comps will mutually agree on a person who, at the closing of the merger, will be appointed as an additional member of CoStar's board of directors. Subject to its fiduciary duties under applicable law, CoStar will use its best efforts to cause this person to be elected as a CoStar director at the first annual meeting of CoStar stockholders after the merger. As a condition to his or her appointment to the board, this person will execute an irrevocable resignation from the CoStar board of directors that will take effect when Christopher A. Crane, Summit Ventures III, L.P. and Summit Investors II, L.P. hold in the aggregate less than 70% of the shares of CoStar common stock issued to them in the merger.

     Payment of Cash Shortfall

     Mr. Crane, Summit Ventures III, L.P. and Summit Investors II, L.P. have agreed to pay CoStar the amount, if any, by which Comps' cash expenditures between signature of the merger agreement and the closing of the merger exceed $100,000 per day, up to a limit of $5 million. This amount is calculated as follows.

     Comps' cash expenditures are calculated as:

     - its cash spending between November 3, 1999 and the completion of the merger, and increases in its accounts payable, accrued liabilities and debt from its September 30, 1999 financial statements to the date of completion, less

     - the aggregate amount of severance payments it makes to its employees between November 3, 1999 and the completion of the merger, up to a limit of the severance payment described in any applicable employment agreement or, for employees without an employment agreement, four weeks' salary.

     At the completion of the merger, the amount of Comps' cash expenditures will be compared to the following sum:

     - $100,000 for each day between November 3, 1999 and the date of closing, inclusive, plus

     - the amount of Comps' actual costs in connection with the merger, to a maximum of $2 million.

     If Comps' cash expenditures exceed this sum, then Mr. Crane and the two Summit funds will pay CoStar the amount of the excess, up to $5 million, out of the proceeds they receive in connection with the merger as Comps stockholders. Mr. Crane and the two Summit funds have pledged 280,000, 380,000 and 6,667 shares of Comps common stock, respectively, to CoStar as collateral security for their obligation to pay the amount of excess cash expenditures, if any. Under the terms of the pledge agreement, Mr. Crane agreed to cover cash shortfalls up to $2.1 million, Summit Ventures III, L.P. agreed to cover cash shortfalls of up to $2.85 million, and Summit Investors II, L.P. agreed to cover cash shortfalls of up to $50,000.

     Insurance and Indemnification

     For six years after the merger, CoStar will maintain in effect Comps' current directors' and officers' liability insurance, or policies containing no less favorable coverage for acts or omissions occurring before the merger. CoStar will not be required to pay, in total, an annual premium for the insurance described in this paragraph in excess of 200% of the annual premium Comps pays for its existing coverage before the merger. If the annual premiums exceed that amount, CoStar will be obligated to obtain a policy with the best coverage available for a cost up to but not exceeding that amount.

     The indemnified parties will, for six years after the merger, be entitled to the benefit of provisions that are substantially similar to the provisions of Comps' certificate of incorporation and bylaws relating to indemnification.

     Fees and Expenses


     Whether or not the merger is completed, CoStar and Comps will share the expense of this proxy statement/prospectus and the SEC registration statement of which it is a part, and the expense of filings under the Hart-Scott-Rodino Act. CoStar and Comps will each pay all of their other costs and expenses incurred in connection with the merger and the merger agreement, subject to the expense reimbursement and termination fee provisions described under "-- Termination Fee" on page 51. Costs incurred by Comps will be taken into account in the calculation of the cash expenditures described above.


CONDITIONS TO COMPLETION OF THE MERGER

     Comps and CoStar are not obligated to complete the merger unless:

     - the Comps stockholders adopt the merger agreement;

     - the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expires or terminates;

     - no court issues an order and no law is enacted which would make the completion of the merger illegal or otherwise prohibited;

     - the SEC declares effective the CoStar Form S-4 registration statement, of which this proxy statement/prospectus is a part;

     - the representations and warranties made by the other party are true and correct in all material respects on the date of the merger, in each case as if they were made on that date (unless they were expressly made as of a specific date, in which case they need be true and correct only as of that specific date);

     - the other party has performed in all material respects all agreements and covenants that the merger agreement requires it to perform on or before the date of the merger;

     - each has received an opinion from the other's legal counsel on specified corporate law matters;

     - each has received an opinion from legal counsel to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

     - each has received comfort letters from its respective independent auditors that address customary matters concerning its financial statements.

     In addition, CoStar's obligations to complete the merger is subject to the further conditions that:

     - it receives an agreement from each person whom it identifies as an affiliate of Comps that the person will not sell the CoStar common stock received in the merger other than in compliance with federal securities laws, and that the person will waive any rights to registration of Comps common stock or CoStar common stock that he or she may have;

     - there has been no acceleration or other action with respect to Comps stock options, other than as permitted by the merger agreement or by CoStar;

     - there is no litigation or liability that would reasonably be expected to have a material adverse effect on Comps;

     - each holder of warrants to purchase shares of Comps common stock has consented to cancellation of the warrant in favor of payment of the consideration specified in the merger agreement; and

     - Comps has obtained all consents that are required by a material contract of Comps.

NO SOLICITATION

     The merger agreement provides that, except as described below, Comps may not, directly or indirectly, participate in any discussion or negotiation regarding any acquisition proposal.

     If Comps receives an unsolicited proposal regarding a business combination with Comps, it may furnish information to the person making the proposal in accordance with a customary confidentiality agreement. Comps must immediately notify CoStar of any confidentiality agreement that it executes, and inform CoStar of the identity of the person making the proposal.

     If the members of Comps' board who are not interested in the proposal determine, in good faith, after consulting financial and legal advisors, that it is reasonable to do so, Comps and its directors, officers and representatives may negotiate regarding the proposal.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated:

     - by mutual written consent of CoStar and Comps;

     - by either CoStar or Comps:

        - if we do not complete the merger on or before May 31, 2000, except that a party may not terminate the agreement if its failure to fulfill its obligations is the cause of the merger not being completed by May 31, 2000;

        - if the Comps stockholders do not adopt the merger agreement;

        - if a law makes the merger illegal or a court or other government authority issues a final non-appealable ruling that permanently prohibits the completion of the merger; or

        - if there has been a breach by the other party of any of its representations, warranties, covenants or agreements contained in the merger agreement, and the breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice.

     Comps may terminate the merger agreement if all of the following steps are completed:

     - it is not otherwise in breach of the agreement;

     - its board determines in good faith, after consulting financial and legal advisors, that

        - a third party's proposal regarding a business combination with Comps is likely to be completed, taking into account the party making the proposal and all legal, financial and regulatory aspects of the proposal; and

        - if completed, the third party's proposal would result in a transaction that is more favorable to Comps' stockholders than the merger, from a financial point of view;

     - its board authorizes it to enter into a binding agreement to complete the business combination proposed by the third party;

     - it notifies CoStar in writing of the proposed business combination and provides CoStar a copy of the proposed agreement;

     - it provides CoStar three business days to propose adjustments to the terms and conditions of the merger agreement;

     - its board determines in good faith, after consulting financial advisors, that CoStar's adjusted terms and conditions are not at least as favorable to Comps' stockholders as the third party proposal, from a financial point of view; and

     - it pays CoStar the termination fee described below.

     Comps may also terminate the merger agreement if:

     - its board determines in good faith, after consulting financial and legal advisors, that the board's fiduciary duties are likely to require the board to withdraw or modify, in a manner adverse to CoStar, the board's recommendation of the merger agreement;

     - the board does in fact withdraw or adversely modify its recommendation of the merger agreement; and

     - it pays CoStar the termination fee described below.

     CoStar may also terminate the merger agreement if:

     - Comps' board of directors withdraws or modifies, in a manner adverse to CoStar, its recommendation of the merger agreement or fails to reconfirm its recommendation within seven business days after CoStar's written request; or

     - Comps or its representatives solicit any proposal for a business combination with Comps or participate in discussions regarding a business combination other than as permitted by the merger agreement.

TERMINATION FEE

     Comps must pay CoStar a $2 million termination fee and reimburse CoStar for up to $500,000 of its costs and expenses in connection with the merger if:

     - Comps terminates the merger agreement after it notifies CoStar of a proposed business combination with a third party and CoStar does not, within three business days, make a proposal to Comps that is at least as favorable, from a financial point of view, to Comps' stockholders, in the good faith judgment of the Comps board;

     - Comps terminates the merger agreement after its board determines in good faith, after consulting financial and legal advisors, that the board's fiduciary duties are likely to require the board to withdraw or modify, in a manner adverse to CoStar, the board's recommendation of the merger agreement, and the board does in fact withdraw or adversely modify its recommendation of the merger agreement;

     - CoStar terminates the merger agreement because the Comps board withdraws or modifies, in a manner adverse to CoStar the board's recommendation of the merger, or fails to reconfirm its recommendation within seven business days after CoStar's written request;

     - CoStar terminates the merger agreement because Comps or its representatives solicit a proposal for or participate in discussions regarding a business combination, other than as permitted by the merger agreement; or

     - a third party makes a proposal to effect a business combination with Comps or publicly announces an intention to make a proposal to effect a business combination with Comps, and then CoStar or Comps terminate the merger agreement because:

        - the merger is not completed by May 31, 2000,

        - the Comps stockholders do not approve the merger, or

        - a government authority prohibits issues an order prohibiting completion of the merger.

AMENDMENTS

     We may amend the merger agreement at any time before or after the Comps stockholders adopt the merger agreement. After the Comps stockholders adopt the merger agreement, we may not make any amendment that, by law or in accordance with the rules of any stock exchange, requires further approval by Comps stockholders or approval by CoStar stockholders, without the approval of those stockholders.

                    MATERIAL TERMS OF THE VOTING AGREEMENTS

     To induce CoStar to enter into the merger agreement, the holders of Comps common stock listed below have entered into voting agreements with CoStar. The form of voting agreement is an exhibit to the merger agreement.

     Stockholders who have signed voting agreements are:

     - Christopher A. Crane, Chairman of the Board, Chief Executive Officer and President of Comps

     - Summit Ventures III, L.P.

     - Summit Investors II, L.P.

     - Robert C. Beasley, a director of Comps

     - Karen Goodrum, Vice President of Finance and Administration, Chief Financial Officer and Secretary of Comps


     - Christopher T. Fenton, Senior Vice President and Chief Operating Officer of Comps


     As of October 31, 1999, the six stockholders named above owned 54.5% of the common stock of Comps, assuming conversion of all outstanding options and warrants that will vest before the merger. Under the voting agreements, the six stockholders have agreed to vote all of the shares of Comps common stock owned by them or over which they exercise voting control in favor of the merger agreement and against any competing acquisition proposal.


     However, the voting agreements do not restrict the persons listed above from voting, either as directors or stockholders, in favor of a business combination with a third party that the Comps board determines to be financially more favorable to the Comps stockholders, provided the merger agreement has been terminated. For further information on termination of the merger agreement, see "Material Terms of the Merger Agreement -- Termination of the Merger Agreement" beginning on page 49.


     The voting agreements expire when the merger agreement has been adopted by the Comps stockholders or upon termination of the merger agreement, whichever comes first.

            MATERIAL EFFECTS OF THE MERGER ON COMPS' STOCK OPTIONS,
                   WARRANTS AND OTHER EMPLOYEE BENEFIT PLANS

STOCK OPTIONS

     Comps currently has one stock option plan, the 1999 Stock Incentive Plan. In the past, however, Comps granted stock options under three predecessor plans -- an amended and restated stock option plan, a supplemental option plan and an equity participation plan. Although all options under these predecessor plans have been incorporated into the 1999 Stock Incentive Plan, they continue to be governed by the terms of the predecessor plans. Therefore, not all of the Comps' options have the same terms, and thus may be treated differently in the merger. As of October 31, 1999 there were:

     - 441,841 options issued under, and governed by the terms of, the 1999 Stock Incentive Plan. Of these options, 10,402 are vested and 431,439 are unvested. Unvested options granted under the 1999 Stock Incentive Plan vest immediately before the merger.

     - 1,719,510 options issued under the predecessor plans. Of these options, 789,968 are vested and 929,542 are unvested. Except as described below, none of the unvested options issued under the predecessor plans will vest as a result of the merger.


     Stock options that vest before the merger and are not exercised before the effective time, in CoStar's sole discretion, may be (1) assumed by CoStar or (2) replaced with an award under a cash incentive program that preserves the value of the spread of the option existing on the date the merger becomes effective. Any outstanding options that CoStar does not assume or replace with a cash alternative will be cancelled if they are not exercised before the merger.



     CoStar has agreed to accelerate the vesting of a limited portion of options that do not vest automatically. The value of all of these options to be accelerated will be $671,915. Based on this limitation, CoStar and Comps have mutually agreed on which additional options will have accelerated vesting, and will require each person whose options are accelerated to execute a release of liability.


     CoStar has agreed with Stephen James, a former member of the Comps board of directors and a consultant to Comps, that all of the options to purchase Comps common stock that he holds will vest immediately before the merger. The value of these accelerated options does not count towards the $671,915 limitation.

1999 EMPLOYEE STOCK PURCHASE PLAN

     As of October 31, 1999 there were 22,657 shares issued under the Comps 1999 Employee Stock Purchase Plan. The employee stock purchase plan permits qualifying employees to contribute amounts through payroll deductions toward the right to purchase shares of Comps' common stock at prices below the fair market value of the stock. These purchase rights accumulate over designated offering periods, and are then applied toward the purchase of stock.

     Under the terms of the 1999 Employee Stock Purchase Plan, all outstanding purchase rights will automatically be exercised immediately before the effective date of the merger. The purchase price will be equal to 85% of the lower of (1) the fair market value per share of common stock on the participant's entry date into the offering period in which the merger occurs or (2) the fair market value per share of common stock immediately before the merger.

     The merger agreement provides that all employee contributions toward purchase rights must cease after January 31, 2000, and that the 1999 Employee Stock Purchase Plan will terminate upon completion of the merger.

WARRANTS

     Each outstanding warrant to purchase shares of Comps common stock will, upon the consent of the warrant holder, be canceled and converted into the following number of shares of CoStar common stock for each warrant held:

     - the number of shares of Comps common stock purchasable under the warrant, multiplied by 0.31496 minus

     - the quotient of the aggregate exercise price of the warrant divided by $23.8125.

EMPLOYEE BENEFIT PLANS

     After the merger, Comps employees that continue their employment with CoStar will be eligible to participate in the employee benefit plans of CoStar on substantially the same terms and conditions of similarly situated employees of CoStar.

     Nothing in the merger agreement limits the power of CoStar to make changes to any employee benefits to comply with applicable law, or to terminate the employment of any person after the merger.

                PER SHARE MARKET PRICE AND DIVIDEND INFORMATION


     On December 30, 1999, the record date for the special stockholders meeting, Comps estimates that there were approximately 23 holders of record and over 2,600 beneficial owners of Comps common stock.


     Market Prices and Dividends

     Comps common stock has been traded on the Nasdaq Stock Market under the symbol "CDOT" since May 5, 1999, the date of its initial public offering. CoStar's common stock has been traded on the Nasdaq Stock Market under the symbol "CSGP" since August 2, 1999, the date that CoStar changed its name from Realty Information Group, Inc. From July 1, 1998, the date of its initial public offering, until August 1, 1999, CoStar's common stock was traded on the Nasdaq Stock Market under the symbol "RIGX."


     The table below sets forth, for the periods indicated, the high and low closing bids for CoStar common stock and Comps common stock as reported on the Nasdaq Stock Market, in each case based on published financial sources. Neither Comps nor CoStar has ever declared or paid dividends on their common stock and do not expect to do so in the foreseeable future.



                                                                  COMPS                COSTAR
                                                               COMMON STOCK         COMMON STOCK
                                                              --------------       --------------
                                                              HIGH       LOW       HIGH       LOW
                                                              ----       ---       ----       ---
1998:
Third Fiscal Quarter........................................  $--        $--       $10 7/8    $ 5 1/2
Fourth Fiscal Quarter.......................................   --        --         14          6

1999:
First Fiscal Quarter........................................   --        --         29 1/4     12 5/8
Second Fiscal Quarter.......................................   15 1/8     6 1/2     48 5/8     28 1/2
Third Fiscal Quarter........................................   10 9/16    4 3/4     48         22 3/16
Fourth Fiscal Quarter.......................................    8 6/16    5 7/8     35 7/8     14 5/16



     The following table presents trading information for CoStar common stock and Comps common stock on November 3, 1999, the last full trading day before our announcement of the signing of the merger agreement and January 3, 2000, the last practicable trading day for which information was available before the date of this proxy statement/prospectus.



                                         COMPS COMMON STOCK             COSTAR COMMON STOCK
                                     ---------------------------   ------------------------------
                                      HIGH       LOW     CLOSING     HIGH       LOW      CLOSING
                                     -------   -------   -------   --------   --------   --------
November 3, 1999...................  $7.5625   $7.0625   $7.2813   $24.2500   $23.5000   $23.6250
January 3, 2000....................  $8.0000   $7.2500   $7.2813   $35.4375   $30.8750   $31.3750


     The market price of shares of CoStar common stock and Comps common stock fluctuates. As a result, you should obtain current market quotations.

     Post-Merger Dividend Policy. CoStar has never declared or paid dividends on its common stock. CoStar does not expect to pay dividends on its common stock for the foreseeable future.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                             OF COSTAR GROUP, INC.

     The following unaudited pro forma condensed consolidated financial statements give effect to the acquisition by CoStar of Comps in exchange for cash and common stock of CoStar.

     The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1999 gives effect to the acquisition of Comps as if it had occurred on January 1, 1999. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1998 gives effect to the acquisition of Comps as if it had occurred on January 1, 1998. The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition of Comps as if it had occurred on September 30, 1999.

     The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised, as additional information becomes available. The pro forma financial information does not necessarily represent what CoStar's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates or the results of operations for any future period. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the audited and unaudited financial statements and notes of CoStar incorporated by reference from CoStar's 1998 Annual Report on Form 10-K and CoStar's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 into this proxy statement/prospectus. The Management's Discussion and Analysis of Financial Condition and Results of Operations and the audited and unaudited financial statements and related notes of Comps are included elsewhere in this proxy statement/prospectus.

                               COSTAR GROUP, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              PRO FORMA      PRO FORMA      PRO FORMA
                                                COSTAR         COMPS       ADJUSTMENTS        PRO FORMA
                                             (SEE NOTE 4)   (SEE NOTE 6)   (SEE NOTE 3)      CONSOLIDATED
                                             ------------   ------------   ------------      ------------
Revenues...................................    $ 22,081       $13,111        $    --           $ 35,192
Cost of revenues...........................       9,666         6,615          3,075(a)          19,356
                                               --------       -------        -------           --------
Gross margin...............................      12,415         6,496         (3,075)            15,836
Operating expenses.........................      22,794        14,671          2,010(a)          39,475
                                               --------       -------        -------           --------
Loss from operations.......................     (10,379)       (8,175)        (5,085)           (23,639)
Interest and other income (expense)........       1,913           342         (3,162)(b)           (907)
                                               --------       -------        -------           --------
Net loss...................................    $ (8,466)      $(7,833)       $(8,247)          $(24,546)
                                               ========       =======        =======           ========
Net loss per share attributable to common
  stockholders, basic and diluted..........    $  (0.74)                                       $  (1.81)
                                               ========                                        ========
Shares used in computing net loss per
  share, basic and diluted.................      11,415                                          13,545
                                               ========                                        ========

                            See accompanying notes.

                               COSTAR GROUP, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              PRO FORMA      PRO FORMA      PRO FORMA
                                                COSTAR         COMPS       ADJUSTMENTS        PRO FORMA
                                             (SEE NOTE 4)   (SEE NOTE 6)   (SEE NOTE 3)      CONSOLIDATED
                                             ------------   ------------   ------------      ------------
Revenues...................................    $22,635        $14,648        $     --          $ 37,283
Cost of revenues...........................      8,437          6,445           4,100(a)         18,982
                                               -------        -------        --------          --------
Gross margin...............................     14,198          8,203          (4,100)           18,301
Operating expenses.........................     21,003         11,464           3,593(a)         36,060
                                               -------        -------        --------          --------
Loss from operations.......................     (6,805)        (3,261)         (7,693)          (17,759)
Interest and other income (expense)........       (343)          (476)         (4,893)(b)        (5,712)
                                               -------        -------        --------          --------
Net loss...................................    $(7,148)       $(3,737)       $(12,586)         $(23,471)
                                               =======        =======        ========          ========
Net loss per share attributable to common
  stockholders basic and diluted...........    $ (0.87)                                        $  (2.26)
                                               =======                                         ========
Shares used in computing net loss per
  share, basic and diluted.................      8,260                                           10,390
                                               =======                                         ========

                            See accompanying notes.

                               COSTAR GROUP, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                                                       PRO FORMA
                                                                      ADJUSTMENTS        PRO FORMA
                                                  COSTAR     COMPS    (SEE NOTE 3)      CONSOLIDATED
                                                 --------   -------   ------------      ------------
ASSETS
Cash and cash equivalents......................  $ 99,278   $31,778     $(47,462)(c)      $ 83,594
Marketable securities..........................        --    17,734           --            17,734
Accounts receivable, net.......................     2,402     3,328           --             5,730
Prepaid expenses and other current assets......       820       906           --             1,726
                                                 --------   -------     --------          --------
     Total current assets......................   102,500    53,746      (47,462)          108,784
Property and equipment, net....................     5,051     2,521           --             7,572
Other assets...................................    24,594    11,342       37,582(c)         73,518
Deposits.......................................       416       288           --               704
                                                 --------   -------     --------          --------
     Total assets..............................  $132,561   $67,897     $ (9,880)         $190,578
                                                 ========   =======     ========          ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses..........  $  6,824   $ 2,410     $  2,000(c)       $ 11,234
Deferred revenue...............................     2,654     5,263           --             7,917
Current portion of long-term debt..............        --     1,040         (560)(c)           480
Current portion of capital lease obligations...        --        22           --                22
                                                 --------   -------     --------          --------
     Total current liabilities.................     9,478     8,735        1,440            19,653
Long-term debt, less current portion...........        --     3,844         (744)(c)         3,100
Capital lease obligations, less current
  portion......................................        --        11           --                11
Deferred rent..................................        --        73          (73)               --
                                                 --------   -------     --------          --------
     Total liabilities.........................     9,478    12,663          623            22,764
Stockholders' equity...........................   123,083    55,234      (10,503)(c)       167,814
                                                 --------   -------     --------          --------
     Total liabilities and stockholders'
       equity..................................  $132,561   $67,897     $ (9,880)         $190,578
                                                 ========   =======     ========          ========

                            See accompanying notes.

                               COSTAR GROUP, INC.

                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
          (IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGE AMOUNTS)

1.  GENERAL

     The pro forma statements of operations of CoStar included in the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 1999 and the year ended December 31, 1998 were derived from the separate historical statements of operations of CoStar for the nine months ended September 30, 1999 and the year ended December 31, 1998, respectively, as adjusted to give effect to CoStar's January 1999 acquisitions of LeaseTrend, Inc. ("LTI"), Jamison Research, Inc. ("JRI") and ARES Development Group, LLC ("ARES"), (collectively "CoStar's 1999 Acquisitions"), as if they had all occurred on January 1, 1999 and January 1, 1998, respectively. CoStar's 1999 Acquisitions are included in CoStar's financial statements from the respective dates of acquisitions. The pro forma statement of operations of Comps included in the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 1999 and the year ended December 31, 1998 were derived from the separate historical statements of operations of Comps for the nine months ended September 30, 1999 and the year ended December 31, 1998, respectively, as adjusted to give effect to Comps' 1998 acquisition of REALBID, LLC ("REALBID") and 1999 acquisitions of Inside Prospects of California ("Inside Prospects"), The Baca Information Group ("BACA"), Sendero Investments, Inc. ("Sendero"), Parramore, Inc. ("Parramore"), and Commercial Brokers Network business of ARA-D/FW, Inc. ("CBN"), collectively, "Comps' 1998 and 1999 Acquisitions," as if they had all occurred on January 1, 1999 and January 1, 1998, respectively. Comps' 1998 and 1999 Acquisitions are included in Comps' financial statements from the respective dates of acquisitions. All of the consummated 1998 and 1999 acquisitions of CoStar and Comps have been accounted for using the purchase method of accounting. The historical financial statements included in the unaudited pro forma condensed consolidated balance sheet were derived from the separate financial statements of CoStar and Comps as of September 30, 1999. The related historical financial statements of CoStar are incorporated by reference from CoStar's Annual Report on Form 10-K and CoStar's Quarterly Report on Form 10-Q for the nine months ended September 30, 1999 into this proxy statement/prospectus and should be read in conjunction with these unaudited pro forma condensed consolidated financial statements. The related historical financial statements of Comps are included elsewhere in this proxy statement/prospectus and should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

2.  ACQUISITION OF COMPS

     On November 3, 1999, CoStar entered into a definitive agreement to acquire Comps, which will be effected by the merger of Comps into a wholly owned subsidiary of CoStar. The merger agreement provides that each holder of a share of Comps common stock may elect to receive either $7.50 in cash or 0.31496 shares (not in thousands) of CoStar's common stock, but these elections will be adjusted so that 50.1% of the Comps shares receive CoStar's common stock and 49.9% of the Comps shares receive cash. The transaction, which will be accounted for as a purchase, is valued at approximately $102,000, which consists of cash of $50,528, acquisition related costs of $750 and 2,130 shares of CoStar's common stock valued at market price on the date when both CoStar and Comps reached an agreement and the proposed transaction was announced. The merger is subject to the approval of Comps stockholders, as well as various governmental bodies. Therefore, there can be no assurance that the acquisition of Comps by CoStar will be consummated.

     CoStar will adjust the historical carrying value of the acquired assets and liabilities of Comps to fair market value as discussed below. The allocation amounts, lives and classifications are estimates, based on the current operations of Comps and the recorded book values of assets and liabilities as of September 30, 1999. The actual allocations may vary based on the carrying value of the acquired assets and liabilities at the closing date. The approximate allocation of the excess purchase price over net tangible assets to proprietary database assets and intangible assets (including amounts previously capitalized by Comps) is as follows:

                                                              ESTIMATED   ESTIMATED
                                                                VALUE        LIFE
                                                              ---------   ----------
Proprietary databases.......................................   $10,000     2-5 years
Customer base...............................................    11,000      10 years
Other intangible assets, including goodwill, in place
  workforce and tradename...................................    25,828    9-10 years
                                                               -------
Total assets................................................    46,828
In-process research and development charge..................     6,000
                                                               -------
Total allocation............................................   $52,828
                                                               =======

3.  PRO FORMA ADJUSTMENTS FOR ACQUISITION OF COMPS

     The pro forma adjustments reflect the acquisition by CoStar of Comps. The adjustments are as follows:

     Pro forma condensed consolidated statements of operations:

          (a) Estimated charges for amortization of the assets noted above, amounting to $3,075 and $4,100 to cost of revenues for product technology and database amortization, and $2,716 and $3,622 to operating expenses for amortization of intangible assets for the nine months ended September 30, 1999 and the year ended December 31, 1998, respectively. Additionally, $706 and $29 of Comps historical goodwill and intangible assets' amortization expense for the nine months ended September 30, 1999 and the year ended December 31, 1998 has been eliminated.

          (b) Interest expense on borrowings of Comps of $194 and $345 for the nine months ended September 30, 1999 and the year ended December 31, 1998, respectively, is recorded as a result of the assumed repayment by CoStar of certain current and long-term debt at the assumed acquisition dates of January 1, 1999 and January 1, 1998, respectively. The interest expense amounts include the additional interest amounts (or balloon interest amounts) and 2% penalty charge that are required to be paid regardless of when the balance of the notes payable is repaid.

          Interest expense of $1,705 and $4,548 for the nine months ended September 30, 1999 and the year ended December 31, 1998, respectively, is included as a pro forma adjustment to reflect assumed borrowing by CoStar for acquisition capital at the assumed dates of acquisition of January 1, 1999 and January 1, 1998, respectively. Amounts were calculated based on the cash consideration of $50,528 at an assumed interest rate of 9%. The pro forma interest expense adjustment for the nine months ended September 30, 1999 reflects interest expense for the period from January 1, 1999 through May 5, 1999 (closing of CoStar's secondary offering, which generated sufficient funds to pay the cash portion of the consideration). Interest income of $1,263 is eliminated as a result of the proceeds of the follow-on public offering completed by CoStar on May 5, 1999 used to purchase Comps.

     Pro forma condensed consolidated balance sheet:

          (c) Cash and cash equivalents. Reduction of cash for a total of $47,462 comprised of amounts paid in cash for Comps totaling $50,528, acquisition related costs of $750, and repayment of Comps debt totaling $1,304, offset by cash of $5,120 received by Comps for the exercises of vested options and warrants by Comps' employees, which may occur prior to the closing of the merger.

              Other assets, net. Allocation of $46,828 for customer base, proprietary database and other intangible assets, less intangible amounts previously recorded by Comps at a carrying value of $9,246.

              Long-term debt. Certain of the long-term debt of Comps is assumed to be repaid by CoStar at closing.

              Stockholders' equity. The stockholders' equity balance of $60,354, including $5,120 recorded to give effect to the exercise of vested options and warrants by Comps employees that may occur prior to the closing of the merger, is eliminated. The stock portion of the consideration totaling $50,731 for Comps is recorded. Additionally, an in-process research and development charge of $6,000 has been recorded.

4.  ACQUISITIONS BY COSTAR

     On January 8, 1999, CoStar acquired all of the common stock of LTI, a Cincinnati based provider of commercial real estate information, for $4,500 in cash and 567 shares of CoStar's common stock. The transaction was accounted for as a purchase and the consideration was valued for accounting purposes at approximately $9,200 including acquisition expenses. On January 22, 1999, CoStar acquired all of the common stock of JRI, an Atlanta based provider of commercial real estate information, for $5,284 in cash and 448 shares of CoStar's common stock. The transaction was accounted for as a purchase and the consideration was valued for accounting purposes at approximately $10,300 including acquisition expenses. On September 15, 1999, CoStar acquired all of the membership interests of ARES, Los Angeles based developers and distributors of ARES for ACT!, for $250 in cash and 33 shares of CoStar's common stock. The transaction was accounted for as a purchase and the consideration was valued for accounting purposes at approximately $1,265 including acquisition costs.

     Following are the pro forma statements of operations for the nine months ended September 30, 1999 and the year ended December 31, 1998, assuming CoStar's 1999 acquisitions of JRI, LTI, and ARES occurred on January 1, 1999 and January 1, 1998, respectively:

 PRO FORMA STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   1999 ACQUISITIONS    PRO FORMA
                                                    OF LTI, JRI AND    ADJUSTMENTS    PRO FORMA
                                         COSTAR          ARES          (SEE NOTE 5)    COSTAR
                                         -------   -----------------   ------------   ---------
Revenues...............................  $21,326         $ 755            $  --       $ 22,081
Cost of revenues.......................    9,279           287              100(a)       9,666
                                         -------         -----            -----       --------
Gross margin...........................   12,047           468             (100)        12,415
Operating expenses.....................   22,009           681              104(a)      22,794
                                         -------         -----            -----       --------
Loss from operations...................   (9,962)         (213)            (204)       (10,379)
Interest and other income (expense)....    1,913           199             (199)(b)      1,913
                                         -------         -----            -----       --------
Net loss...............................  $(8,049)        $ (14)           $(403)      $ (8,466)
                                         =======         =====            =====       ========
Net loss per share, basic and
  diluted..............................  $ (0.71)                                     $  (0.74)
                                         =======                                      ========
Shares used in computing net loss per
  share, basic and diluted.............   11,331                                        11,415
                                         =======                                      ========

     PRO FORMA STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              PRO FORMA
                                                                                             ADJUSTMENTS    PRO FORMA
                                                          COSTAR     LTI      JRI     ARES   (SEE NOTE 5)    COSTAR
                                                          -------   ------   ------   ----   ------------   ---------
Revenues................................................  $13,900   $3,445   $4,578   $712     $    --       $22,635
Cost of revenues........................................    4,562    1,311    1,658   132          774(a)      8,437
                                                          -------   ------   ------   ----     -------       -------
Gross margin............................................    9,338    2,134    2,920   580         (774)       14,198
Operating expenses......................................   12,864    2,433    3,078   440        2,188(a)     21,003
                                                          -------   ------   ------   ----     -------       -------
Income (loss) from operations...........................   (3,526)    (299)    (158)  141       (2,962)       (6,805)
Interest and other income (expense).....................      341     (433)      (9)   --         (242)(b)      (343)
Benefit from taxes......................................       --       --       48    --          (48)(c)        --
                                                          -------   ------   ------   ----     -------       -------
Net income (loss).......................................  $(3,185)  $ (732)  $ (119)  $141     $(3,252)      $(7,148)
                                                          =======   ======   ======   ====     =======       =======
Net loss per share, basic and diluted...................  $ (0.44)                                           $ (0.87)
                                                          =======                                            =======
Shares used in computing net loss per share, basic and
  diluted...............................................    7,213                                              8,260
                                                          =======                                            =======

5.  PRO FORMA ADJUSTMENTS FOR LTI, JRI, AND ARES

     The pro forma adjustments reflect the acquisition by CoStar of LTI and JRI, and ARES. The adjustments are as follows:

     Pro forma statements of operations:

          (a) Estimated charges for amortization of the assets noted above, amounting to $100 and $774 to cost of revenues for product technology and database amortization and $104 and $2,188 for amortization of intangible assets to operating expenses for the nine months ended September 30, 1999 and the year ended December 31, 1998, respectively.

          (b) Interest income of $199 for the nine months ended September 30, 1999 related to JRI and ARES is non-recurring and has been eliminated.

          Interest expense on borrowings of LTI and JRI of $448 for the year ended December 31, 1998 is eliminated as a result of the repayment of all current and long-term debt.

          Interest expense of $440 for the year ended December 31, 1998 is included as a pro forma adjustment to reflect assumed borrowing by CoStar for acquisition capital at the assumed date of acquisition of January 1, 1998. Amounts were calculated based on the cash consideration of the JRI and LTI acquisitions at an assumed interest rate of 9%. The pro forma interest expense adjustment for the year ended December 31, 1998 reflects interest expense on the cash portion of the consideration for JRI and LTI from January 1, 1998 through July 1998 (closing of CoStar's initial public offering). Interest income of $250, for the year ended December 31, 1998, is eliminated as a result of the cash used to purchase LTI and JRI.

          (c) Tax benefits of JRI are eliminated due to ongoing operating losses of CoStar.

6.  ACQUISITIONS MADE BY COMPS

     On November 6, 1998, Comps acquired the assets of REALBID, a real estate marketing services company which supports commercial real estate transactions over the Internet. The transaction was accounted for as a purchase. The purchase price consisted of cash payments of $163 and the grant of stock options to the principals to acquire 399 shares of Comps Class B non-voting common stock at $1.64 per share. The options were valued using the minimum value method for option pricing with a risk-free interest rate of 5%, dividend yield of 0% and an expected life of five years. The fair value of the options was determined to be $7.87 per share as of the date of the acquisition. As a result, the purchase price was calculated to be $3,361 which includes acquisition costs of $54. The purchase price has been allocated based on a valuation by an independent appraiser which was performed in conjunction with management's best estimate of expected future results.

     On June 16, 1999, Comps acquired all of the assets, excluding cash, of Inside Prospects for cash of $1,650 and a subordinated convertible note of $1,350. The note is payable in full on June 16, 2003, bears interest at 8% per annum payable monthly during the term of the note, and may be converted at the option of the note holder into common stock of Comps at any time after December 16, 2000 at $20 per share. The total purchase price of $3,180 included acquisition costs of $53 and assumption of liability for deferred subscription revenue of $127.

     On August 9, 1999, Comps acquired substantially all of the assets of BACA. Comps paid a total of $1,060 for the assets, which included $300 in cash and $60 of the purchase price as a hold back for any indemnity claims, assumption of $173 of certain liabilities (including deferred subscription revenue of $17), acquisition costs of $33 and stock options valued at $494.

     On August 27, 1999, Comps acquired (a) all of the outstanding stock of Sendero (b) all of the outstanding stock of Parramore, and (c) substantially all of the assets pertaining to the operations of CBN. Comps paid a total of $2,749 for these investments, which included $843 in cash, four notes payable totaling $1,657, assumption of deferred subscription revenue of $67 plus assumption of other liabilities of $61 and acquisition costs of $121.

     Following are the pro forma statements of operations for the nine months ended September 30, 1999 and the year ended December 31, 1998 for Comps, assuming their acquisitions of REALBID, Inside Prospects, BACA, Sendero, Parramore, and CBN occurred on January 1, 1999 and January 1, 1998, respectively.

 PRO FORMA STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                 (IN THOUSANDS)


                                                                                                 PRO FORMA
                                                 INSIDE                                         ADJUSTMENTS    PRO FORMA
                                       COMPS    PROSPECTS   SENDERO   PARRAMORE   CBN    BACA   (SEE NOTE 7)     COMPS
                                      -------   ---------   -------   ---------   ----   ----   ------------   ---------
Revenues............................  $11,839     $503        $--       $408      $175   $186      $  --        $13,111
Cost of revenues....................    6,248      188                   179               --         --          6,615
                                      -------     ----        --        ----      ----   ----      -----        -------
Gross margin........................    5,591      315        --         229       175    186         --          6,496
Operating expenses..................   13,160      196        --         240         8    260        807(a)      14,671
                                      -------     ----        --        ----      ----   ----      -----        -------
Income (loss) from operations.......   (7,569)     119        --         (11)      167    (74)      (807)        (8,175)
Interest and other income
  (expense).........................      468       --        --           4         1     (1)      (130)(b)        342
                                      -------     ----        --        ----      ----   ----      -----        -------
Net income (loss)...................  $(7,101)    $119        $--       $ (7)     $168   $(75)     $(937)       $(7,833)
                                      =======     ====        ==        ====      ====   ====      =====        =======

     PRO FORMA STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                                                PRO FORMA
                                                INSIDE                                         ADJUSTMENTS    PRO FORMA
                            COMPS    REALBID   PROSPECTS   SENDERO   PARRAMORE   CBN    BACA   (SEE NOTE 7)     COMPS
                           -------   -------   ---------   -------   ---------   ----   ----   ------------   ---------
Revenues.................  $12,900    $ 223      $857        $--       $555      $113    $--     $    --       $14,648
Cost of revenues.........    5,768       45       418        --         211         3    --           --         6,445
                           -------    -----      ----        --        ----      ----    --      -------       -------
Gross margin.............    7,132      178       439        --         344       110    --           --         8,203
Operating expenses.......    8,531      294       360        --         350         1    --        1,928(a)     11,464
                           -------    -----      ----        --        ----      ----    --      -------       -------
Income (loss) from
  operations.............   (1,399)    (116)       79        --          (6)      109    --       (1,928)       (3,261)
Interest and other income
  (expense)..............     (260)      --        --        --          14        --    --         (230)(b)      (476)
                           -------    -----      ----        --        ----      ----    --      -------       -------
Net income (loss)........  $(1,659)   $(116)     $ 79        $--       $  8      $109    $--     $(2,158)      $(3,737)
                           =======    =====      ====        ==        ====      ====    ==      =======       =======

7.  PRO FORMA ADJUSTMENTS FOR ACQUISITIONS MADE BY COMPS

     The pro forma adjustments reflect the acquisition by Comps of REALBID, Inside Prospects, BACA, Sendero, Parramore, and CBN. The adjustments to the pro forma statement of operations are as follows:

          (a) Estimated charges for amortization of the assets noted above amounting to $807 and $1,928 to operating expenses for the nine months ended September 30, 1999 and the year ended December 31, 1998, respectively.

          (b) Reflects interest expense on the subordinated convertible notes of $1,350 and $1,657 for the Inside Prospects and collectively, the Sendero, Parramore and CBN acquisitions at an interest rate of 8%. The pro forma adjustment for the nine months ended September 30, 1999 reflects interest expense on the $1,350 and $1,657 notes payable for the period from January 1, 1999 through May 10, 1999 (closing of Comps' initial public offering), plus a reduction of interest income on the cash expended on the acquisitions from May 10, 1999 through June 16, 1999 and August 27, 1999 (respective dates of acquisition). The pro forma adjustment for the year ended December 31, 1998 reflects twelve months of interest expense.

8.  PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING

     Pro forma weighted average shares include 2,130 shares assumed outstanding for the full nine months ended September 30, 1999 and year ended December 31, 1998, respectively, in connection with the pro forma completion of the merger on January 1, 1998 and January 1, 1999, respectively. Stock options and warrants outstanding have been excluded from the calculation because their effect is anti-dilutive.

                         COMPS' PRINCIPAL STOCKHOLDERS

     The following table contains information with respect to the beneficial ownership of Comps common stock as of October 31, 1999 by:

     - each person (or group of affiliated persons) known by Comps to beneficially own 5% or more of Comps common stock,

     - each director and executive officer of Comps, and

     - all directors and executive officers of Comps as a group.

     As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is considered the beneficial owner of securities that can be acquired within 60 days from October 31, 1999 through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days of October 31, 1999 are considered outstanding for computing the ownership percentage of the person holding such options or warrants, but are not considered outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 11,926,647 shares of Comps common stock outstanding as of October 31, 1999, and 14,743,899 shares of CoStar common stock assumed to be outstanding immediately following the closing of the merger.

                                                                         NUMBER OF SHARES
          NAME AND ADDRESS             NUMBER OF SHARES                  OF COSTAR COMMON     PERCENTAGE OF
            OF BENEFICIAL               OF COMMON STOCK    PERCENTAGE    STOCK AFTER THE      COSTAR OWNED
              OWNERS(1)                BEFORE THE MERGER     OWNED          MERGER(2)         AFTER MERGER
          ----------------             -----------------   ----------   ------------------   ---------------
Funds affiliated with Summit
Partners(3)..........................      4,036,770          32.5%          636,981               4.3%
  499 Hamilton Ave.
  Suite 200
  Palo Alto, CA 94301
Christopher A. Crane(4)..............      2,923,712          24.5%          461,347               3.1%
Gregory M. Avis(3)...................      4,036,770          32.5%          636,981               4.3%
Robert C. Beasley(5).................        656,146           5.5%          103,536             *
Kenneth F. Potashner.................             --          *                   --             *
Michael Arabe(6).....................         60,295          *                9,514             *
Craig S. Farrington(7)...............         57,653          *                9,097             *
Karen Goodrum(8).....................         57,653          *                9,097             *
Douglas A. McIntyre..................             --          *                   --             *
Christopher T. Fenton(9).............         57,653          *                9,097             *
All directors and executive officers
  as a group (9 persons)(10).........      7,849,882          62.0%        1,238,669               8.4%

---------------
  *  Less than 1% of total.

 (1) Unless otherwise noted, the address of each of the persons listed is: 9888 Carroll Centre Road, Suite 100, San Diego, California 92126.

 (2) Assumes that 50.1% of Comps shares held are converted into shares of CoStar common stock in connection with the merger. Amounts are based on the number of shares of Comps common stock beneficially owned by each stockholder on October 31, 1999.

 (3) The 4,036,770 shares listed above as outstanding for Summit Partners and Mr. Avis includes 3,468,309 shares beneficially owned by Summit Ventures III, L.P. and 70,782 shares beneficially owned by Summit Investors II, L.P. This number also includes 487,726 shares issuable upon exercise of warrants to purchase common stock beneficially owned by Summit Ventures III, L.P. and 9,953 shares issuable upon exercise of warrants to purchase common stock beneficially owned by Summit Investors II, L.P. Mr. Avis is a general partner of Stamps, Woodsum & Co. III, a general partner of Summit Partners III, L.P. Summit Partners III, L.P. is the general partner of Summit Ventures III, L.P. Mr. Avis is also a general partner of Summit Investors II, L.P. Mr. Avis disclaims beneficial ownership of all shares of common stock issued or issuable to Summit Ventures III, L.P. and Summit Investors II, L.P., except to the extent of his pecuniary interest, but exercises shared voting and investment power with respect to all such shares.

 (4) Includes 27,381 shares issuable upon exercise of warrants within 60 days of October 31, 1999.

 (5) The 656,146 shares listed above as outstanding for Mr. Beasley are held by Mr. Beasley and Ms. Amy Lynn Archer Beasley as trustees of the Beasley Family Trust dated October 27, 1994.

 (6) Represents 60,295 shares issuable upon options exercisable within 60 days of October 31, 1999.

 (7) Includes 48,653 shares issuable upon options exercisable within 60 days of October 31, 1999.

 (8) Includes 47,653 shares issuable upon options exercisable within 60 days of October 31, 1999.

 (9) Includes 49,653 shares issuable upon options exercisable within 60 days of October 31, 1999.

(10) Includes 731,314 shares issuable upon options and warrants exercisable within 60 days of October 31, 1999.

                                COMPS' BUSINESS

OVERVIEW

     Comps is a leading national provider of comprehensive information on commercial real estate properties to commercial real estate professionals both offline and on the Internet. Comps has also begun facilitating commercial real estate transactions on the Internet by using its database to match brokers' property listings with potential owners and investors contained in its database. Over the last 17 years, Comps has developed a highly evolved data collection and confirmation system to provide information on commercial real estate properties. This information is verified by its researchers and includes sales price, income and expenses, capitalization rates, loan data, property photographs, buyers, sellers, brokers and other key details.

COMPS' PROPRIETARY DATABASE

     Comps' proprietary database of commercial real estate sales transactions is the result of 17 years of research. In 1998, Comps researched nearly 46,000 transactions totaling approximately $105 billion. In the ten-months ended October 31, 1999, Comps has researched nearly 52,000 transactions totaling approximately $100 billion.

     Comps' database is an online information system offering full-color building photographs as well as more than 200 inter-related data fields of information. These data fields include current information and key value indicators.

     Comps' database covers approximately 500,000 transactions totaling $600 billion, including 3 million acres of land transactions, over 780,000 buyer and seller records and over 360,000 brokerage and agent records.


     Comps has developed a highly evolved data collection and confirmation system. This system is based on a combination of its highly trained research staff of over 180 researchers supported by management, computer and communications hardware and software systems. Many of its researchers have prior experience in the commercial real estate industry. Comps' research process includes approximately 25 collection and confirmation procedures on most properties. Comps currently covers nine property types: office, industrial, retail, specialty, multi-family, hotel/motel, residential land, commercial land and industrial land. These property types are further categorized by nearly 150 specific use codes. Comps also researches properties to see if they have one of over 45 detrimental conditions, such as asbestos or earthquake damage. Comps' proprietary software utilizes over 38 search categories to allow users to search the database efficiently and quickly. This software enables Comps to provide commercial real estate professionals with specific detailed and comprehensive coverage of commercial property sales in excess of $250,000 in most of its covered markets.


     Comps researches real property transfers throughout the country to identify recent commercial property transactions. Typically, Comps reviews multiple sources of commercial real estate property information to identify transactions. Once a potential transaction is identified, in order to increase accuracy, its researchers inspect county courthouse records and extract pertinent information directly from the recorded deed into its database. Comps' researchers match the legal description of the deed with a tax or plat map and then proceed to perform a site inspection on the commercial properties, including land. Comps' site inspections consist of photographing the building, measuring the building, if necessary, counting parking spaces, assessing property condition and construction and gathering tenant information. Comps' researchers then interview buyers, sellers and brokers to seek to confirm that the information Comps has collected is accurate and to gather additional data pertinent to the property and transaction. Through the telephone confirmation process, Comps believes that it is able to obtain additional property specific details including conditions of the sale, income and expense data and other information not readily available through public records or other traditional data sites.

COMPS' SERVICES AND PRODUCTS

     Comps has developed advanced information services and products utilizing its proprietary database. In addition, Comps has acquired and further developed Internet transaction support products and services. These products and services use sophisticated Windows-based programs with Internet connectivity to access its database and present information in a variety of formats. Comps' services are used by brokers, lenders, appraisers, property owners, international accounting firms, tax appeal professionals, public sector agencies, investment banks and many others interested in the valuation of commercial real estate.

     Non-Internet Related

     Comps also offers services that do not rely on the Internet as a means of delivery. These services accounted for more than 90% of its revenue in 1998, and approximately 62% of its revenues for the nine months ended September 30, 1999.

     - Comps Reports, introduced in 1982, is a subscription service allowing customers to receive sales comparable reports on a regular delivery schedule in the form of a bound paper manual.

     - CallComps, introduced in 1986, is a phone service allowing customers to contact experienced database researchers and to license sales comparable reports in either paper, CD-ROM or other format, on a per use basis.

     - CompsLink Windows, introduced in 1996, is a desktop product which provides access to its proprietary database through data diskette or CD-ROM. CompsLink Windows provided a substitute for Comps Reports and allowed Comps to migrate the customer base from paper to electronic media during 1997 and 1998 by delivering new benefits in the form of electronic search, retrieval and report generation.

     Internet-Related Information Services

     Comps' information services allow its customers to use the Internet to access, view and report information in its proprietary database of commercial real estate sales transactions. In 1998, less than 10% of Comps' revenues were attributable to the delivery of its services and products on the Internet. In the nine-months ended September 30, 1999, approximately 26% of its revenues were attributable to the delivery of its services and products on the Internet. The primary purpose of its information services is to provide its customers with the data necessary to analyze and value properties. The database contains approximately 500,000 sales comparable records in 47 of the top 74 markets in the United States.


     - E-Comps. E-Comps, introduced in January 1998, provides a comprehensive search engine to access and search Comps' proprietary database. Typically, commercial real estate professionals require the review of several sales comparable transactions to support a valuation decision. E-Comps allows the customer to enter multiple search parameters, including location, property type, square footage, price range and number of units. Customers receive a summary report of all relevant properties in its database, including photographs. Customers may also choose to receive more detailed reports.


     - Pipeline. Pipeline, introduced in September 1998, allows registered customers to search, retrieve, view and print reports of properties in its work-in-process research database which includes unconfirmed and non-arms-length market sales transactions. Customers interested in knowing the total market, including unconfirmed data, use this product.

     - Spectrum. Spectrum, introduced in August 1998, allows Comps' customers to integrate their own data with its proprietary database information, including its sales comparables and for-sale listings. The customer may use the system as an extranet with all of their user locations linked through the Internet to its databases and their internal data housed at its facilities. Spectrum includes query and report writing functions including trend reporting and export features.

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

     Transaction Support Products

     Comps' believes that its Internet-based transaction support products enhance the productivity of industry professionals by deploying information and tools necessary to support the sale, financing and insuring of commercial real estate. These products are distinguished from its information services which provide the data necessary for its customers to analyze and value properties by going one step further into the actual transaction process by supporting selling efforts and actively marketing properties to potential investors.


     - REALBID. REALBID is an Internet broker/buyer matching service to commercial listing brokers for properties with values exceeding $5 million. As part of the REALBID service, Comps develops a specific Web site for each listed property using the listing-brokers' summary description. This summary generally includes property information, maps, site plans, pictures, summary financials and broker contact information and also includes a confidentiality agreement. Comps then identifies investors and matches them with the property using REALBID's buyer profile database. Commercial listing- brokers can use REALBID as a marketing tool to quickly identify, contact, inform and capture potential investors by notifying them of new listings by e-mail or facsimile. These brokers can also use REALBID to help organize competitive, efficient and orderly sales by leveraging the real-time nature of the Internet.


     - DealPoint. DealPoint, introduced in January 1999, is Comps' free commercial listing service whereby brokers can effectively market properties on the Internet. This service is currently only available in San Diego County. Brokers and prospective buyers use DealPoint to identify the properties for sale that meet their investment needs by selecting relevant search criteria and then viewing selected property information.

COMPS' ACQUISITIONS

     In August 1999, Comps acquired The Baca Group. The Baca Group provides commercial real estate inventory, occupancy, lease rates, and absorption for office and industrial buildings in the greater Houston, Texas area. Data is accessed through a software application loaded on the customers PC or hard copy Office and Industrial Market Guides. Quarterly updates provide users with any changes, additions, or deletions that may have occurred during that period.

     In August 1999, Comps significantly expanded its operations in Texas by acquiring the assets of the Flick Report and the COMMERCIAL Broker's Network of Austin, Texas. The Flick Report is a bi-monthly print publication serving the commercial real estate leasing and sales markets in the Austin and central Texas area. The COMMERCIAL Broker's Network is an Internet marketing tool for various aspects of the commercial property market place, including building inventory, vacancy, absorption, space availability, tax records, sale transactions and tenant information.

     In June 1999, Comps acquired Inside Prospects, a provider of commercial property tenant data for Southern California. Inside Prospects provides a comprehensive database of commercial tenants for San Diego, Los Angeles, Santa Barbara, San Bernardo, Orange, Riverside and Ventura counties in California. This business data is compiled by local market researchers, who collect tenant data used for a variety of marketing and analytical purposes. The database contains over 600,000 Southern California firms. In addition to distributing their tenant database, Inside Prospects works with a company's customer file to profile their core customers based on SIC code, business size, and location. By identifying key customer segments, the user of Inside Prospects' data can narrow their selection of tenants and target particular tenants based on the profile provided by Inside Prospects. In addition, pre-existing customer files can be enhanced with data from Inside Prospects master file or Inside Prospects can be used to identify tenants that aren't currently in the customer file.

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

COMPS' CUSTOMERS

     As of October 1999, Comps had over 5,000 customers, none of which accounted for more than 10% of its revenue.

COMPS' SALES AND MARKETING EFFORTS

     Sales

     Comps' sales efforts have been designed to address the specific market needs of its customers and prospective customers. Comps uses a variety of tools and techniques, including:

     - face-to-face sales calls;

     - telesales;

     - telemarketing.

     Comps' sales force focuses on subscription services for all products. There are four teams involved in its sales efforts:

     - Major Account Team. Comps' major account team is responsible for managing its relationships with select customers and prospects meeting its pre-defined criteria. Major account representatives are located in key cities across the country in order to serve the needs of its largest and most strategic accounts. Account assignments for this group include many of the country's key brokers, lenders, fee appraisers, tax appeal professionals and governmental entities.

     - Field Sales Team. Comps deploys its field sales team in strategic locations across the country in order to meet the specific needs of a local market. Field sales representatives are responsible for managing accounts and prospects in a specific geographic area.

     - Telesales Team. Comps' telesales team is located in San Diego and assumes the field sales role in its established western markets. In this capacity, they are also responsible for building and maintaining relationships with a wide variety of subscription customers within a specific geographic area. Additionally, this team provides telephone prospecting and sales support for all markets nationally.

     - Telemarketing Team. This team responds to direct mail and to user lists generated from all our marketing sources. This team is responsible for scheduling appointments for field sales and telesales.

     When Comps enters a new market, Comps builds a database of key prospects and then executes a market opening campaign. Expansion into new markets is coordinated among all sales teams. Prospects are often notified via direct mail and fax followed by a telesales blitz designed to qualify and invite prospects to a seminar launching sales in the market. The seminar is generally followed by face-to-face sales calls. This local activity is leveraged by agreements with national customers which have been put in place by the major accounts team. The process of opening new markets has been refined as Comps has expanded and is designed to achieve rapid sales growth.

     Marketing

     Comps uses a multi-faceted marketing strategy, employing its own research to effectively target both individual professionals and organizations. Comps employs a combination of personal selling, telesales, online and off-line advertising, direct mail, fax and e-mail programs, public relations and industry trade shows to promote product sales.

     Off-line advertising is focused on print media specifically concerned with commercial real estate. Print advertising is used to build corporate image, promote new products and announce new geographic coverage. Comps advertises in industry publications including, Commercial Property News, National Real Estate Investor and Real Estate Forum. Comps also uses regional real estate and business journals to introduce products and new markets.

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

     Comps also uses direct mail, fax and e-mail programs to support new products and market expansion. Through its prospect and customer database, Comps strives to deliver a highly tailored message directly to likely buyers. Mail is generally used when the message is detailed and color can be effectively used to illustrate the marketing message. E-mail and fax are often used when communication needs to be swift and when the message will not suffer because of the lack of resolution or graphics. Comps augments its database by licensing or purchasing lists and other sources to achieve the most comprehensive database of all users of commercial real estate information and services. In all direct marketing efforts, the Web site is used as a marketing tool to help explain its services.

     In order to market its Web site, www.comps.com, Comps:

     - markets to industry associations;

     - establishes relationships with commercial real estate Web sites;

     - uses online advertising to drive traffic to its Web site; and

     - provides discounts and limited free information to entice potential customers to its Web site.

     Public relations efforts are both national and regional. Comps uses traditional releases to communicate news regarding its company and to maintain brand awareness. Comps also uses public relations as a tool to educate editors on the type of data Comps offers and is regarded as an information source by editors. Speaking engagements are also used to communicate the expertise of its staff and quality of its data.

     Attendance at industry tradeshows and seminars reinforces relationships with its core user groups. Comps also hosts its own seminars to promote good use of its products and provide valuable customer service. These presentations allow for the in-depth demonstration of its products.

COMPS' MARKETS

     Comps' database currently covers 47 markets, including the following:

Atlanta
Austin
Baltimore
Boston
Chicago
Dallas/Fort Worth
Denver
Fort Lauderdale
Las Vegas
Los Angeles
Miami
New York City
Newark
Oakland
Orange County, CA
Orlando
Palm Beach County
Philadelphia
Phoenix
San Diego
San Francisco
Seattle
Washington, D.C.

INFRASTRUCTURE, OPERATIONS AND TECHNOLOGY

     Comps' Web site is hosted by Compaq multi-processor servers located at its facilities in San Diego, California and by UUNET and RealPage. All data and applications are stored and executed from the facilities in San Diego, California. Comps maintains multiple Internet servers, which run Microsoft Windows NT operating systems and use Microsoft Internet Information Server. Comps maintains high-speed Internet access through both UUNET and VERIO, and Comps maintains back-up connections with both of them in case of breakdowns or other problems.

     Comps configures its servers to minimize downtime associated with hardware failures. Additionally, all Internet and database servers have backup components to ensure reliability. Backups of all servers are run daily and sent weekly to an off-site data storage facility. All servers maintained in its San Diego, California offices are kept in a secured facility with central air conditioning and a centralized UPS system. All Internet traffic is logged and filtered by dedicated servers whose purpose is to protect its computer systems from unauthorized access. An anti-virus scanning solution is used on all computer systems and servers to protect against computer viruses and monitor inbound and outbound e-mail. Nonetheless, Comps' operations are dependent on its ability to protect its facilities and equipment against damage from fire,

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

earthquakes, power loss, water damage, telecommunications failures, vandalism, computer viruses, hacker attacks and other malicious acts and similar unexpected material adverse events.

     Comps has developed a proprietary accounting system used to record the revenue generated by its transaction and subscription-based business. The system maintains its list of customers and products and includes an installment-billing module to provide the billing flexibility required by its customers. The resulting revenue transaction details are summarized and fed into its accounting system.

     Rapidly changing technology, evolving standards, frequent new and upgraded products and rapid expansion characterize its business. To be successful, Comps must adapt to its market by continually improving the performance, features, and reliability of its services.

     Management Systems

     As Comps enters new markets, Comps must integrate new and existing data into its databases. Additionally, Comps must integrate automated and non-automated controls to manage its data collection process to ensure data integrity. Automated data validation controls are used in both the initial research worksheet application and the final data collection application. These data validation controls seek to ensure data integrity by checking against a valid range of values as soon as data is entered into input screens. These controls seek to eliminate erroneous data in critical fields, such as recorded date, sale price and appraisal values. The controls also ensure the use of industry standard terminology. A final edit check feature seeks to ensure the information entered is logically related.

     Computer and Communications Hardware

     Comps maintains 49 Novell and/or Windows NT servers to support its corporate databases, internal applications and Internet services. Comps also maintain a national network that allows high speed access which gives remote researchers up-to-the-minute access to its databases, internal applications and Internet services. All servers are protected by secured firewalls. Comps also maintain backup drive arrays and inventories of spare parts to minimize potential system downtime. Finally, Comps stores full data backups of servers off-site.

     Comps currently keeps its main property inventory related databases on Compaq enterprise servers running Microsoft Windows NT. The database management software is Microsoft Server. Databases are replicated on additional Compaq enterprise servers that are located outside the network firewall. This configuration allows users of its applications to access relevant data without gaining access to internal network systems. Comps maintains up-to-date copies of primary databases for backup.

     Software Systems

     Comps' software systems have kept pace with the evolution of technology. These systems currently use client server architecture to optimize management of its internal data collection. The custom client server applications facilitate the data collection process. These applications span the entire data collection process, from initial research to identification of potential records through the collection of verified and value-added information. Comps' software enables it to continuously enhance the process through: productivity, attaining superior data quality and maintaining data integrity. Additionally, these custom applications allow publication of finalized transactions meeting quality and editing controls.

COMPETITION

     The market for information systems and services is generally competitive and rapidly changing. The market for Internet services and providers is relatively new, intensely competitive and rapidly changing. In the commercial real estate industry, the principal competitive factors are:

     - quality and depth of the underlying databases;

     - the proprietary nature of methodologies, databases and technical resources;

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

     - the usefulness of the data and reports generated by the software;

     - effectiveness of marketing and sales efforts;

     - customer service and support;

     - compatibility with the customer's existing information systems;

     - vendor reputation;

     - price;

     - timeliness; and

     - brand loyalty among customers and individual users.

     Comps competes directly and indirectly for customers and content providers with the following categories of companies:

     - publishers and distributors of information services, such as CoStar and regional providers such as Realty Information Tracking Services, Databank, Dressco, Inc., Revac, and several smaller local providers, many of which have or may establish Web sites;

     - online services or Web sites targeted to commercial real estate brokers, buyers and sellers of commercial real estate properties, insurance companies, mortgage brokers and lenders, such as Propertyfirst.com, LoopNet, Commrex, Commercial Search, American Real Estate Exchange, Association of Industrial Realtors, Property Line, CLOAN, Datamerge, A Big Deal.com, First Realty Advisors, and numerous small regional and local sites; and

     - public record providers such as First American RES, Acxiom DataQuick and TransAmerica, though many of its customers view these public record providers as complementary to Comps' services and often subscribe to one of these services as well as Comps' service.

     Comps believes its proprietary database and content compete favorably with its competitors. However, many of its existing competitors, as well as a number of potential new competitors, have longer operating histories in the Internet market, greater name recognition, larger customer bases, greater user traffic and significantly greater financial, technical and marketing resources. In order to gain market acceptance, Comps may elect to provide products at reduced prices or at no cost. Comps' competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, make more attractive offers to potential employees, subscribers, distribution partners and content providers and may be able to respond more quickly to new or emerging technologies and changes in Internet user requirements.

INTELLECTUAL PROPERTY

     Comps relies primarily on a combination of copyrights, trademarks, trade secret laws, its subscriber agreements and restrictions on disclosure to protect its intellectual property, such as its proprietary database, software, trademarks, trade names and trade secrets. Comps enters into agreements with its customers that grant its customers revocable, non-transferable, non-exclusive licenses to use the information and the software on its Web site. These agreements also contain confidentiality provisions and other provisions prohibiting customers from reproducing the information or software they access on Comps' Web site. Comps also enters into confidentiality agreements with its employees and consultants, and seeks to control access to and distribution of its other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the content on Comps' Web site or Comps' other intellectual property without authorization. There can be no assurance that these precautions will prevent misappropriation, infringement or other violations of its intellectual property. A failure to protect its intellectual property in a meaningful manner could have a material adverse effect on Comps' business. In addition, Comps may need to engage in litigation in order to enforce its intellectual property rights in the future or to determine the validity and scope of the proprietary rights of others. Any litigation

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

could result in substantial costs and diversion of management and other resources, either of which could have a material adverse effect on its business.

     Comps also licenses data and content from public record providers such as First American RES, Acxiom DataQuick and TransAmerica. First American RES pays Comps a license fee to publish a subset of Comps' data as a stand-alone product and to make this data available through its online services.

EMPLOYEES

     As of October 31, 1999, Comps had approximately 410 employees, of whom approximately 60 were part-time employees. Comps has never had a work stoppage and, as of the date of this prospectus, no personnel are represented under collective bargaining agreements. Comps considers its employee relations to be good.

FACILITIES

     Comps' principal administrative, sales, marketing, research, and product development facilities are located in approximately 43,000 square feet of office space in San Diego, California. Comps leases its facility from a limited partnership whose general partner is a company owned by Mr. Crane, its President, Chief Executive Officer and Chairman of the Board. In addition, Mr. Beasley, one of Comps' directors, is a limited partner of this limited partnership. Comps' lease is for a five-year term commencing in February 1999 with five two-year non-assignable extension options. Comps recently leased an additional 40,000 square feet of office space in San Diego, California, and also rents an additional 2,100 square feet elsewhere in San Diego. Comps also rents office space in Burlingame, California; Larkspur, California; Newport Beach, California; Phoenix, Arizona; Vienna, Virginia; Springfield, Virginia; Houston, Texas and Rollingwood, Texas.

LEGAL PROCEEDINGS

     On November 5, 1999, a suit was filed in the Court of Chancery of the State of Delaware in and for New Castle County under the caption Morris v. Avis, et al. (C.A. 197554). The suit alleges breaches of fiduciary duties by members of the board of directors of Comps and by Summit Partners. Comps believes the allegations in the case are without merit and will vigorously defend this action.


     Further, on November 8, 1999 a suit was brought in the Superior Court of the State of California of and for the County of San Diego captioned Berghoff v. Comps.Com et al. (case no. GIC 738362). The allegations in that lawsuit are similar to the allegations in the Delaware action and Comps similarly believes the suit is without merit and intends to vigorously defend against it. The plaintiffs in both of these lawsuits have requested monetary damages and injunctive relief to prevent the consummation of the merger.


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                 COMPS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion of Comps' financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this proxy statement/prospectus.


OVERVIEW

     In January 1982, Comps first began providing sales information on commercial properties in San Diego County. From 1982 through 1985, Comps expanded its coverage throughout Southern California to Orange, Riverside, San Bernardino and Los Angeles counties and to Phoenix and Tucson, Arizona. Comps continued its geographic expansion from 1987 through 1992 with coverage of Northern California, Las Vegas and Seattle. During the period from June 1994 through December 1998, Comps further broadened its geographic reach to cover additional key markets including Washington D.C., New York, Chicago, Boston, Atlanta, Denver, Baltimore, Dallas/Fort Worth and Miami. This expansion was driven by both internal growth and acquisitions.

     Comps originally offered paper-based commercial real estate transaction information. In 1986, Comps introduced its CallComps service, which permitted customers to call in and obtain sales transaction information, and, in 1990, Comps introduced a DOS-based subscription product. Through 1996, the majority of its revenues continued to come from print subscriptions. In October 1996, Comps began to offer its services on CD-ROM, allowing for the computerized manipulation of data to provide more customized reports. During 1997, Comps discontinued almost all of its print subscriptions and converted its customers to its CD-ROM services. As a result, Comps provided a larger provision for cancellations in 1997 than in 1996. In 1998, its provision for cancellations was reduced to a level that was more in line with its historical experience. Most recently, in January 1998, Comps began to offer its information services on the Internet. This has allowed its customers to receive updated commercial real estate transaction information more frequently and analyze the data more quickly and easily. Delivery of its information on the Internet and other electronic media has provided additional value to customers, resulting in increased revenues from subscriptions and one-time, fee-based transactions. Less than 10% of Comps' 1998 revenues were derived from delivery of its services and products on the Internet. For the nine month period ended September 30, 1999, approximately 26% of Comps' revenues were a result of services and products ordered or delivered on the Internet as compared to approximately 4% in the same period of 1998. In addition, for the nine month period ended September 30, 1999 approximately 12% of revenues were derived from Internet-related transactions such as file transfer protocol (FTP) downloading, resulting in total Internet-related revenues of 38% of net revenues for the first nine months of 1999.

     In November 1998, Comps acquired the assets of REALBID, LLC, a real estate marketing services company that supports commercial real estate transactions on the Internet. In June 1999, Comps acquired the assets of Inside Prospects of California, a company that provides tenant database services in Southern California. In August 1999, Comps acquired:

     - the assets of The Baca Information Group, a company that provides real estate information services in Houston, Texas,

     - all of the outstanding stock of Sendero,

     - all of the outstanding stock of Parramore, and

     - all of the assets pertaining to the CBN operations of ARA-D/FW, Inc.

Sendero entered into a joint venture with ARA-D/FW to operate CBN. CBN is a comprehensive, internet-delivered, interactive, commercial real estate research and listings service subscribed to by members involved in the commercial real estate business in Central Texas. Parramore is in the business of publishing and selling the Flick Report, a bi-monthly Central Texas commercial real estate trade journal.

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

     The purchase price of these acquisitions totaled approximately $10,577,000 of which $10,177,000 was allocated to intangible assets that are being amortized over their estimated useful lives, ranging from three to five years. In the first nine months of 1999, Comps amortized $864,000 relating to these intangible assets. Comps currently expects to amortize the following amounts relating to the intangible assets of these acquisitions in the future: the remainder of 1999 -- $576,000; 2000 -- $2,307,000; 2001 -- $2,169,000; 2002 -- $1,895,000;
2003 -- $1,631,000; 2004 -- $617,000.

     Substantially all of Comps' revenues have been derived from licensing its sales comparable information, either on a subscription or a per use basis, both offline and, to a lesser extent, on the Internet. In 1998, approximately 75% of its information licensing revenue was derived from subscription contracts and approximately 25% was derived from fees paid on a per use basis. In the first nine months of 1999, approximately 73% of its information licensing revenue was derived from subscription contracts and approximately 27% was derived from fees paid on a per use basis. The subscription licenses range from one to three years and generally renew automatically for successive one-year terms. Many of the license rates increase at the time of renewal. Subscribers pay contract license fees on an annual, semi-annual, quarterly or monthly basis in advance of their license term. Comps recognizes this revenue on a straight line basis over the life of the contract. Accordingly, contract license fees which are invoiced from a new contract or upon contract renewal result in deferred revenue.

     Comps has incurred significant net losses since its inception. As of September 30, 1999, Comps had an accumulated deficit of $18.8 million. Also, in connection with the grant of 744,200 stock options to employees from February through November 1998, Comps recorded deferred compensation of approximately $4.7 million for the year ended December 31, 1998, representing the difference between the fair value of its common stock for accounting purposes and the exercise price of such options at the date of grant. Such amount is presented as a reduction of stockholders' equity and amortized over the vesting period of the applicable options, which is generally five years. In the first nine months of 1999, Comps recorded $765,000 in stock-based compensation expense related to these stock options and expect to record the following amounts in the future: the remainder of 1999 -- $256,000; 2000 -- $1,025,000; 2001 -- $1,025,000;
2002 -- $928,000; and 2003 -- $356,000.

RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data expressed as a percentage of net revenues for the periods indicated:

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                              1999            1998
                                                              ----            ----
Net revenues................................................  100%            100%
Cost of revenues............................................   53%             42%
                                                              ---             ---
Gross profit................................................   47%             58%
Operating expenses:
     Selling and marketing..................................   46%             28%
     Product development and engineering....................   15%              9%
     General and administrative.............................   36%             21%
     Amortization of intangibles............................    7%              1%
     Stock-based charges....................................    7%              1%
                                                              ---             ---
          Total operating expenses..........................  111%             60%
                                                              ---             ---
Loss from operations........................................  (64)%            (2)%
Interest income (expense), net..............................    4%             (2)%
                                                              ---             ---
Net loss....................................................  (60)%            (4)%
                                                              ===             ===

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

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

NET REVENUES

     Comps' net revenues for the nine months ended September 30, 1999 were $11.8 million, an increase of approximately $2.1 million or 22% from the same period in 1998. The increase was primarily due to an increase in subscriptions as a result of geographic expansion and further penetration of its existing markets and increased revenues from its Internet products, and the addition of revenues from recent acquisitions. Comps had no customer that accounted for more than 10% of its net revenues in the nine months ended September 30, 1999 or 1998.

COST OF REVENUES


     Cost of revenues consists of compensation and benefits for research personnel and research supplies. Comps' cost of revenues for the nine months ended September 30, 1999 was $6.2 million, an increase of approximately $2.19 million or 54% from the same period in 1998. Payroll and related costs contributed to approximately 66% of the dollar increase in the nine months ended September 30, 1999 as compared to the same period of 1998. The increase in dollar amount was due to an increase in sales transaction volume, geographic expansion and the hiring of additional research employees. Cost of revenues as a percentage of net revenues increased to 53% for the nine months ended September 30, 1999 from 42% for the nine months ended September 30, 1998. The percentage increase was due to hiring of additional personnel for expansion into new markets.


SELLING AND MARKETING EXPENSES

     Selling and marketing expenses consist of compensation and benefits for sales and marketing personnel, as well as sales commissions to Comps' direct sales force. Comps' selling and marketing expenses for the nine months ended September 30, 1999 were $5.4 million, an increase of approximately $2.6 million or 93% from the same period in 1998. Approximately 62% of the dollar increase was attributable to salaries and wages for additional sales and marketing employees, and 10% was attributable to promotion and marketing expense. As a percentage of net revenues, such expenses increased to 46% for the nine months ended September 30, 1999 from 29% for the nine months ended September 30, 1998. The percentage increase in 1999 was primarily due to salaries and wages for additional sales and marketing employees.

PRODUCT DEVELOPMENT AND ENGINEERING EXPENSES

     Product development and engineering expenses consist primarily of compensation and benefits for software engineers and quality assurance personnel and expenses for contract programmers and developers. Comps' product development and engineering expenses for the nine months ended September 30, 1999 were $1.7 million, an increase of approximately $800,000 or 86% from the same period in 1998. As a percentage of net revenues, product development and engineering expenses increased to 15% for the nine months ended September 30, 1999 from 10% for the nine months ended September 30, 1998. The dollar and percentage increases were primarily due to the hiring of additional software engineers and quality assurance personnel for development of new Internet-related products.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses consist primarily of compensation and benefits for finance and administrative personnel, professional fees, insurance expenses and charges relating to merchant credit card fees and bad debts. Comps' general and administrative expenses for the nine months ended September 30, 1999 were $4.3 million, an increase of approximately $2.28 million or 112% from the same period in 1998. This dollar increase in general and administrative expenses was due to the hiring of additional personnel, an increase in legal and accounting expenses related to acquisition activity, and an increase in expenses relating to additional office space. As a percentage of net revenues, such expenses increased to 36% for the nine months ended September 30, 1999 from 21% for the nine months ended September 30, 1998. The

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

increases in dollar expenses and expenses as a percentage of net revenues were primarily due to increases in payroll expense and professional fees.

AMORTIZATION OF INTANGIBLE ASSETS

     Amortization of intangible assets consists of amortization expense related to subscription contracts, databases, customer lists and goodwill of acquired companies or operations. Amortization of intangible assets increased $792,000 in the nine months ended September 30, 1999 compared to the same period in 1998. The increase is primarily due to amortization of the intangible assets of REALBID and Inside Prospects of California.

STOCK-BASED CHARGES

     Stock-based charges consist of compensation expense related to the grant of 744,200 stock options to employees from February through November 1998. In connection with this grant Comps recorded deferred compensation of approximately $4.7 million for the year ended December 31, 1998, representing the difference between the fair value of its common stock and the exercise price of such options at the date of grant.

INTEREST INCOME (EXPENSE), NET

     Interest income (expense), net consists primarily of interest income earned on investments from the proceeds from the initial public offering offset by interest expense on Comps' debt. Total interest income (expense), net for the nine months ended September 30, 1999 was $468,000, an increase of $661,000 from the same period in 1998. The increase in interest income (expense), net was primarily due to interest earned on proceeds from the initial public offering.

YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

     The following table sets forth statement of operations data expressed as a percentage of net revenues for the periods indicated:

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                              1996       1997       1998
                                                              ----       ----       ----
STATEMENT OF OPERATIONS DATA:
Net revenues................................................  100%       100%       100%
Cost of revenues............................................   50         47         45
                                                              ---        ---        ---
Gross profit................................................   50         53         55
Operating expenses:
     Selling and marketing..................................   33         31         33
     Product development and engineering....................    4          7         10
     General and administrative.............................   39         27         23
                                                              ---        ---        ---
          Total operating expenses..........................   76         65         66
                                                              ---        ---        ---
Loss from operations........................................  (26)       (12)       (11)
Other expense, net..........................................   (0)        (2)        (2)
                                                              ---        ---        ---
Net loss....................................................  (26)%      (14)%      (13)%
                                                              ===        ===        ===

COMPARISON OF YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

NET REVENUES

     Comps' net revenues for 1998 were $12.9 million, an increase of $2.0 million or 18.7% from 1997. Comps' net revenues for 1997 were $10.9 million, an increase of $2.2 million or 24.8% from $8.7 million in 1996. In both years, the increase was primarily due to an increase in subscriptions as a result of geographic

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

expansion and further penetration of its existing markets. Comps had no customers that accounted for more than 10% of its net revenues in 1998, 1997 or 1996.

COST OF REVENUES

     Cost of revenues consists of compensation and benefits for research personnel and research supplies. Comps' cost of revenues for 1998 was $5.8 million, an increase of approximately $700,000 or 14.1% from 1997. Cost of revenues for 1997 was $5.1 million, an increase of approximately $700,000 or 16.0% from $4.4 million in 1996. Payroll and related costs contributed to approximately 95% of the dollar increase in 1998 and to approximately 65% of the dollar increase in 1997. In both years, the increase in dollar amount was due to an increase in sales transaction volume, and geographic expansion and the hiring of additional research employees. In addition, cost of revenues increased in 1997 due to the conversion of print subscriptions to CD-ROM format, as well as the write-off of the entire unamortized balance of a prepayment for assessors information relating to a 1995 purchase agreement which was amended in November 1997. Cost of revenues as a percentage of net revenues decreased to 45% for the year ended December 31, 1998 from 47% for the year ended December 31, 1997 and from 50% for the year ended December 31, 1996. In each year, the percentage decrease was due to increased revenues during periods when costs remained relatively fixed.

SELLING AND MARKETING EXPENSES

     Selling and marketing expenses consist of compensation and benefits for sales and marketing personnel, as well as sales commissions to its direct sales force. Comps' selling and marketing expenses for 1998 were $4.2 million, an increase of approximately $800,000 or 24.1% from 1997. Comps' selling and marketing expenses for 1997 were $3.4 million, an increase of approximately $600,000 or 21.2% from $2.8 million in 1996. In 1998, approximately 85% of the dollar increase was attributable to salaries and wages for additional telesales and marketing employees, approximately 5% of the increase was attributable to sales-related travel expenses and approximately 10% resulted from increases in marketing and promotional expenses, including training and technical support costs pertaining to the promotion of its CompsLink/Windows product. In 1997, approximately 95% of the dollar increase was attributable to salaries and wages and commission expense relating to new business generated from the conversion of its subscriber base. As a percentage of net revenues, such expenses increased to 33% for the year ended December 31, 1998 from 31% for the year ended December 31, 1997, a decrease from 33% for the year ended December 31, 1996. The percentage increase in 1998 was primarily due to increased compensation expense incurred as a result of the REALBID acquisition. The percentage decrease in 1997 was due to increased revenues during the year when costs remained relatively fixed.

PRODUCT DEVELOPMENT AND ENGINEERING EXPENSES

     Product development and engineering expenses consist primarily of compensation and benefits for software engineers and quality assurance personnel and expenses for contract programmers and developers. Comps' product development and engineering expenses for 1998 were $1.2 million, an increase of approximately $400,000 or 60.6% from 1997. Comps' product development and engineering expenses for 1997 were approximately $800,000, an increase of approximately $400,000 or 104% from approximately $400,000 in 1996. As a percentage of net revenues, product development and engineering expenses increased to 10% for the year ended December 31, 1998 from 7% for the year ended December 31, 1997 and 4% for the year ended December 31, 1996. The dollar and percentage increases were primarily due to the hiring of additional software engineers and quality assurance personnel for development of new Internet-related products.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses consist primarily of compensation and benefits for finance and administrative personnel, professional fees, amortization expense, insurance expenses and charges relating to merchant credit card fees and bad debts. Comps' general and administrative expenses for 1998 were
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

$3.1 million, an increase of approximately $100,000 or 4.3% from 1997. This dollar increase in general and administrative expenses was due to indirect costs incurred in connection with its acquisition strategy, including personnel and consulting costs incurred to evaluate potential acquisitions, increases in professional fees, increased expenses incurred in connection with an increase in its work force and related payroll expenses, offset by a decrease in bad debt expense due to a more comprehensive credit policy and increased collection efforts. Comps' general and administrative expenses for 1997 were $2.9 million, a decrease of approximately $500,000 or 13.5% from $3.4 million in 1996. As a percentage of net revenues, such expenses decreased to 23% for the year ended December 31, 1998 from 27% for the year ended December 31, 1997 and 39% for the year ended December 31, 1996. The dollar decrease in 1997 and the decreases in such expenses as a percentage of net revenues in both years were primarily due to decreases in payroll expense, professional fees and bad debt expense.

OTHER EXPENSE, NET

     Other expense, net consists primarily of interest expense on its debt less the amount of interest Comps earns on its cash and short-term investments. Total other expense, net for 1998 was $260,000, an increase of $8,000 or 3.2% from 1997. Total other expense, net for 1997 was $252,000, an increase of $185,000 or 276% from $67,000 in 1996. In both years, the increase in other expense was primarily due to interest expense under a loan agreement.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, Comps has financed its operations primarily through the private placement of equity securities, borrowing arrangements and cash flow from operations. In May 1999, Comps completed the sale of 4,500,000 shares of common stock priced at $15.00 per share for an aggregate offering price of $67.5 million in an initial public offering. As of September 30, 1999, Comps had approximately $51.6 million in cash, cash equivalents and marketable securities, an increase of approximately $51.2 million from $378,000 at December 31, 1998. The increase was attributable to the proceeds of the offering, after deducting underwriting fees and offering expenses.

     For the nine months ended September 30, 1999, net cash used in operating activities was $5.4 million compared to net cash provided by operating activities of $676,000 for the same period in 1998. Net cash used in operating activities consisted mostly of loss from operations, increases in prepaid expenses, deposits and other assets and accounts receivable, partially offset by increases in accounts payable, accrued liabilities and non cash charges such as depreciation and amortization, compensation expense related to stock options, interest expense related to warrants, provision for bad debts and imputed interest on notes payable.

     Net cash used in investing activities was $24.7 million for the nine months ended September 30, 1999 and $786,000 for the same period in 1998. In 1998, Comps' investing activities consisted mostly of capital expenditures for computer equipment and furniture. In 1999, Comps' investing activities included capital expenditures of $1.6 million, investment in marketable securities of $19.8 million, and the acquisition of the Real Estate Transaction Journal, AOBR, Inc., Inside Prospects of California, The Baca Information Group, Sendero Investments, Inc., Parramore, Inc., and ARA-D/FW, Inc. for an aggregate of $3.2 million.

     Net cash provided by financing activities was $61.5 million for the nine months ended September 30, 1999 and $711,000 for the same period in 1998. In 1998, net cash provided by financing activities resulted primarily from the private placement of equity securities. Net cash provided by financing activities in 1999 resulted almost entirely from the net proceeds relating to Comps' initial public offering. In April 1999, Comps entered into a $3.0 million loan agreement with Silicon Valley Bank. This agreement provided $3.0 million for working capital. Borrowings under this agreement were repaid on the closing of Comps' initial public offering. In connection with this loan, Comps issued warrants exercisable for 14,670 shares of common stock with an exercise price of $6.82 per share. The warrants expire in April 2006.

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

     Comps' capital requirements depend on numerous factors, including Comps' geographic and product expansions, investments in Comps' Web site and other factors. Comps has experienced a substantial increase in Comps' capital expenditures and operating expenses since Comps' inception consistent with its growth in operations and staffing, and anticipate that this trend will continue for the foreseeable future. As of September 30, 1999, Comps' capital commitments for the next twelve months included approximately $1,192,000 for operating leases, $22,000 in capital leases and $1,040,000 for current debt. Comps had no material commitments for capital expenditures at September 30, 1999, but Comps expects these expenditures to be at least $1.0 million through the remainder of 1999. Such expenditures will be primarily for computer equipment, furniture and fixtures and leasehold improvements. Comps expects its expenses to continue to increase as Comps continues to evaluate possible strategic acquisitions, products and technologies, expand its sales and marketing programs and conduct aggressive brand promotions. Selling and marketing expenses and research and development expenses are expected to increase in 1999 as a percentage of net revenues.

     In September 1996, Comps entered into a $3.0 million loan agreement with Venture Lending & Leasing, Inc. In connection with this loan agreement, Comps issued to Venture Lending & Leasing, Inc. a warrant to purchase 156,285 shares of its common stock at an exercise price of $2.40 per share, subject to anti-dilutive adjustments. The warrant may be exercised in whole or in part at any time. The warrant expires in September 2003. On June 30, 1999, the loan agreement expired, although approximately $1,304,976 continued to be outstanding under the loan agreement as of September 30, 1999.

     In February 1999, Comps entered into an additional $1.8 million loan agreement with Venture Lending & Leasing, Inc. This agreement permits the use of funds for either fixed asset acquisition or working capital. Under this loan agreement, borrowings for fixed assets acquisition are due 48 months from the date of disbursement and borrowings for working capital are due 36 months from the date of disbursement. This loan agreement requires payment of 8.75% interest during the term and a one-time 15% interest balloon payment upon completion of the term. The notes issued under this loan agreement are secured by either all of its fixed assets or all of its business assets. In connection with this loan agreement, Comps issued a warrant to Venture Lending & Leasing, Inc. exercisable for 25,773 shares of common stock at an exercise price of $8.73 per share. The warrant was valued at $215,720. This amount will be amortized to interest expense over the debt service period. The warrant may be exercised in whole or in part at any time. The warrant expires in February 2008. At September 30, 1999, $1.8 million was available under this loan agreement. This loan agreement expires on March 31, 2000.

LITIGATION RELATED TO THE MERGER

     On November 5, 1999, a suit was filed in the Court of Chancery of the State of Delaware in and for New Castle County under the caption Morris v. Avis, et al. (C.A. 197554). The suit alleges breaches of fiduciary duties by members of the board of directors of Comps and by Summit Partners. Comps believes the allegations in the case are without merit and will vigorously defend this action.


     Further, on November 8, 1999, a suit was brought in the Superior Court of the State of California of and for the County of San Diego captioned Berghoff v. Comps.Com et al. (case no. GIC 738362). The allegations in that lawsuit are similar to the allegations in the Delaware action and Comps similarly believes the suit is without merit and intends to vigorously defend against it. The plaintiffs in both of these lawsuits have requested monetary damages and injunctive relief to prevent the consummation of the merger.


IMPACT OF THE YEAR 2000

     Comps has substantially completed tests to assure that its information technology systems will function properly in the year 2000. The computer systems and software programs of many companies and governmental agencies are currently coded to accept or recognize only two digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, these computer systems and/or software programs may need to be upgraded to comply with such

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

year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

     State of Readiness. Comps has made an assessment of the year 2000 readiness of its information technology systems, including the hardware and software that operate its Web site and its non-information technology systems. Comps has completed a year 2000 simulation to test its information technology systems' readiness. Based on the results of its year 2000 simulation test, Comps has revised its proprietary software as necessary to improve its year 2000 compliance. Comps believes that substantially all of its applications, databases and infrastructure are year 2000 compliant. Comps has been informed by many of its vendors of material hardware and software components of its information technology systems that substantially all of the products Comps uses are currently year 2000 compliant. Comps has received assurances from substantially all vendors of the material hardware and software components of its information technology systems that these components are year 2000 compliant. Comps is currently assessing its material non-information technology systems and has received assurances of year 2000 compliance from all critical providers of these systems. If its efforts to address year 2000 risks are not successful, or if suppliers or other third parties with whom Comps conducts business do not successfully address such risks, it could have a material adverse effect on its business.

     Costs. As of the date of this proxy statement/prospectus, Comps had upgraded or replaced approximately $410,000 in capital equipment and software in order to achieve year 2000 compliance. Comps has spent $175,000 with an outside consultant to review its year 2000 project plans and assist with formalizing its contingency plans.

     Risks. Comps is not currently aware of any year 2000 compliance problems relating to its proprietary software or its information technology or non-information technology systems that would have a material adverse effect on its business. Comps may discover year 2000 compliance problems in its proprietary software that will require substantial revisions. In addition, third-party software, hardware or services incorporated into its material information technology and non-information technology systems may need to be revised or replaced, all of which could be time consuming and expensive. Comps' failure to fix its proprietary software or to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on its business. Moreover, the failure to adequately address year 2000 compliance issues in its proprietary software and its information technology and non-information technology systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

     In addition, governmental agencies, utility companies, Internet access companies, third-party service providers and others outside Comps' control may not be year 2000 compliant. The failure by such entities to be year 2000 compliant could result in a systemic failure beyond Comps' control, such as a prolonged Internet, telecommunications or electrical failure, which could decrease the use of the Internet or prevent users from accessing its Web site, which could have a material adverse effect on its business.

     Contingency Plan. In the event that year 2000-related problems materialize, Comps has the ability to revert to a set of manual methods previously utilized in the collection and distribution of data if necessary. Comps also maintains relationships with several suppliers of services and products to mitigate the risks associated with suppliers who are not year 2000 compliant.

EFFECTS OF INFLATION

     Due to relatively low levels of inflation in 1996, 1997, 1998 and 1999 to date, inflation has not had a significant effect on Comps' results of operations since its inception.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS
130). SFAS 130 requires that all

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

components of comprehensive income, including net income, be reported in financial statements in the period in which they are recognized. SFAS 130 is effective for fiscal years beginning after December 15, 1997. There was no difference between Comps' net loss and its total comprehensive loss for the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information (SFAS 131). SFAS 131 replaces SFAS 14, Financial Reporting for Segments of a Business Enterprise and changes the way public companies report segment information. SFAS 131 is effective for fiscal years beginning after December 15, 1997 and has been adopted by Comps for the year ended December 31, 1998.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). This standard requires companies to capitalize qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. Comps is currently evaluating the impact of SOP 98-1 on its financial statements and related disclosures.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 Reporting for the Costs of Start-Up Activities (SOP 98-5). This standard requires companies to expense the cost of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 15, 1998. Comps believes the adoption of SOP 98-5 will not have a material impact on its results of operations.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS
133). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The statement is not expected to affect Comps because Comps currently does not hold any derivative instruments or conduct any hedging activities.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Comps does not have significant exposure to market risks associated with the changes to interest rates related to its cash and cash equivalents, marketable securities, debt and capital leases as of September 30, 1999.

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

                        COMPARISON OF STOCKHOLDER RIGHTS

     At the merger, the holders of Comps common stock will receive CoStar common stock and become stockholders of CoStar. The following summary highlights the material differences between the rights of holders of Comps common stock and the rights of holders of CoStar common stock, and the material differences between the second restated certificate of incorporation and restated bylaws of Comps and the restated certificate of incorporation, as amended, and the amended and restated bylaws of CoStar. This summary is not complete, and you should read Comps' second restated certificate of incorporation and restated bylaws and CoStar's restated certificate of incorporation and restated bylaws for more information.

        SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF COMPS STOCKHOLDERS AND RIGHTS THOSE STOCKHOLDERS WILL HAVE FOLLOWING THE MERGER

                        COMPS                                                 COSTAR
                        -----                                                 ------
                                            CORPORATE GOVERNANCE

The rights of Comps stockholders are currently         The rights of CoStar stockholders are governed by
governed by Delaware law and the certificate of        Delaware law and the CoStar certificate of
incorporation and bylaws of Comps.                     incorporation and bylaws.

                                          AUTHORIZED CAPITAL STOCK

75,000,000 shares of common stock, par value $.001     30,000,000 shares of common stock, par value $.01 per
per share.                                             share.

5,000,000 shares of preferred stock, par value $.001   2,000,000 shares of preferred stock, par value $.01
per share.                                             per share.

                                            NUMBER OF DIRECTORS

Comps currently has five directors, with no less than  CoStar currently has six directors, with no less than four and no more than seven total directors permitted  two and no more than seven total directors permitted
under its current bylaws.                              under its current bylaws. When the merger is
                                                       completed, the size of CoStar's board of directors
                                                       will be increased to seven.

                             TERMS AND CLASSIFICATION OF THE BOARD OF DIRECTORS

The Comps board of directors is classified into two    CoStar's board of directors is not classified. All
equal classes. The initial class of directors for      directors are elected at each annual stockholders
each of the two classes will be elected for terms      meeting and serve until replaced by their successors,
expiring at each annual stockholders meeting in the    or until their earlier resignation or removal.
years 2001 and 2002. At each annual stockholders
meeting starting with the 2001 annual meeting, the
successor of the class of directors whose terms
expire at that meeting will be elected to hold office
for a term of two years.

                                  REMOVAL OF DIRECTORS; FILLING VACANCIES

Comps directors may be removed from office at any      CoStar's directors may be removed from office, with
time only with cause, by a majority vote of            or without cause, by a majority vote at any special
stockholders. Comps' bylaws provide that a vacancy on  meeting of stockholders for which proper notice is
the board of directors may be filled only by a         given. Any vacancies on the board may be filled by
two-thirds vote of the directors then in office.       the affirmative vote of a majority of directors then
                                                       in office.

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

                        COMPS                                                 COSTAR
                        -----                                                 ------
                                      SPECIAL MEETINGS OF STOCKHOLDERS

A special meeting of the Comps stockholders may be     A special meeting of the CoStar stockholders may be
called by the Chairman of the Board, the Chief         called by the Chairman of the Board or the President,
Executive Officer, the President or a majority of the  and must be called by the President or Secretary upon
board of directors.                                    written request of a majority of the directors.

                                         ADVANCE NOTICE PROVISIONS

For a stockholder to nominate a person for election    For a stockholder to nominate a person for election
as a director, the stockholder must deliver written    as a director and properly bring other business
notice to Comps regarding the nomination no later      before an annual meeting, the stockholder must
than the date specified in the corporation's proxy     provide written notice to CoStar not less than 60
statement released to stockholders in connection with  days nor more than 90 days before the first
the previous year's annual meeting of stockholders,    anniversary of the preceding year's annual meeting.
which must be not less than 120 calendar days in       If the date of the annual meeting is advanced by more
advance of the date of the proxy statement. If no      than 30 days or delayed by more than 60 days from the
annual meeting was held in the previous year or the    anniversary date of the preceding year's meeting,
date of the annual meeting has been changed by more    then the stockholder must deliver notice no earlier
than 30 days from the date contemplated at the time    than 90 days before the annual meeting and no later
of the previous year's proxy statement, notice by the  than 60 days before the annual meeting or, if later,
stockholder to be timely must be received a            10 days after the public announcement of the meeting.
reasonable time before the solicitation is made.

                                           LIABILITY OF DIRECTORS

The Comps certificate of incorporation provides that   The CoStar certificate of incorporation provides that
a director will not be personally liable to Comps or   a director will not be personally liable to CoStar or
its stockholders for monetary damages for breach of    its stockholders for monetary damages for breach of
fiduciary duty as a director, except for a breach of   fiduciary duty as a director, except for a breach of
the duty of loyalty, for acts or omissions not in      the duty of loyalty, for acts or omissions not in
good faith or involving intentional misconduct or a    good faith or involving intentional misconduct or a
knowing violation of the law, for unlawful payment of  knowing violation of the law, for payment of a
a dividend or approval of a stock redemption under     dividend or approval of a stock repurchase or
Section 174 of the Delaware General Corporation Law,   redemption prohibited by Section 174 of the Delaware
or for any transaction from which the director         General Corporation Law, or for any transaction from
derives an improper personal benefit. If Delaware law  which the director derives an improper personal
is further amended to reduce or to authorize further   benefit.
reduction, with the approval of the stockholders, in
the personal liability of directors, then the
liability of the director of Comps will be eliminated
or limited to the fullest extent permitted under
Delaware law.

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

                        COMPS                                                 COSTAR
                        -----                                                 ------
                                 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Comps' bylaws require indemnification of its present   The CoStar certificate of incorporation and bylaws
and former officers and directors and permits          require indemnification of its present and former
indemnification of its employees and agents to the     officers and directors and permits indemnification of
fullest extent and in the manner permitted by the      its employees and agents to the fullest extent and in
Delaware law. Comps must advance expenses incurred by  the manner permitted by Delaware law. CoStar's Board
a director or officer in defending any proceeding,     must advance payments for indemnifiable expenses to
unless the board of directors determines or Comps'     its officers and directors, if incurred in good
independent counsel furnishes clear and convincing     faith, and may advance payments to employees and
evidence that the person acted in bad faith or         agents.
against the best interests of Comps.

                                    INSURANCE FOR DIRECTORS AND OFFICERS

Comps maintains insurance for present or former        CoStar may provide and maintain insurance on behalf
directors, officers, employees or agents against any   of any director or officer of CoStar, whether or not
liability, whether or not Comps would have the power   CoStar would have the power to indemnify these
to indemnify these persons against such liability      persons against such liability under Delaware law.
under the Delaware law.

                                            AMENDMENT OF BYLAWS

The Comps bylaws may be amended by a majority vote of  The CoStar bylaws may be amended or repealed, or new
the stockholders or the board of directors, as         bylaws may be adopted, by a majority vote of the
permitted by the bylaws. The certificate of            board of directors at any regular or special meeting.
incorporation further provides that conferring power   The CoStar bylaws may also be amended or repealed, or
upon the board of directors to amend the bylaws shall  new bylaws adopted, by a majority vote of the
not divest or limit the Comps stockholders of their    stockholders at any annual or special meeting.
power to amend the bylaws.

                                 AMENDMENT OF CERTIFICATE OF INCORPORATION

Comps' certificate of incorporation may be amended in  CoStar's restated certificate of incorporation may be
any manner permitted by statute.                       amended in any manner permitted under Delaware law.

                      WHERE YOU CAN FIND MORE INFORMATION

     CoStar has filed a registration statement on Form S-4 to register with the SEC the shares of CoStar common stock to be issued to Comps stockholders as a result of the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of CoStar in addition to being a proxy statement of Comps for the special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     In addition, CoStar and Comps file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

Public Reference Room          New York Regional Office       Chicago Regional Office
450 Fifth Street, N.W.         7 World Trade Center           Citicorp Center
Room 1024                      Suite 1300                     500 West Madison Street
Washington, D.C. 20549         New York, New York 10048       Suite 1400
                                                              Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, including CoStar and Comps, who file electronically with the SEC. The address of that Web site is www.sec.gov. You can also inspect reports, proxy statements and other information about CoStar and Comps at the office of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20036.

     The SEC allows CoStar to "incorporate by reference" information into this document. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

     This document incorporates by reference the documents listed below that CoStar has previously filed with the SEC. They contain important information about CoStar and its financial condition. Some of these filings have been amended by later filings, which are also listed.

COSTAR'S SEC FILINGS (FILE NO. 000-24531)
------------------------------------------------------

Description of CoStar's Capital Stock          Registration Statement on Form 8-A filed with
                                               the SEC on June 25, 1998
Annual Report Form 10-K                        Year ended December 31, 1998
Quarterly Report on Form 10-Q                  Quarter ended March 31, 1999
Quarterly Report on Form 10-Q                  Quarter ended June 30, 1999
Quarterly Report on Form 10-Q                  Quarter ended September 30, 1999
Definitive Proxy Statement on Schedule 14A     Definitive proxy statement relating to the
                                               1999 annual meeting of Realty Information
                                               Group, Inc. stockholders on July 13, 1999
Current Report on Form 8-K, filed with the     Discloses the acquisition of LeaseTrend, Inc.
SEC on January 22, 1999
Amendment to Form 8-K on Form 8-K/A, filed     Reflects the audited financial statements of
with the SEC on March 26, 1999                 LeaseTrend, Inc. and Realty Information
                                               Group, Inc.'s unaudited pro forma financial
                                               information
Current Report on Form 8-K, filed with the     Discloses the acquisition of Jamison
SEC on February 2, 1999                        Research, Inc.
Amendment to Form 8-K on Form 8-K/A, filed     Reflects the audited financial statements of
with the SEC on April 7, 1999                  Jamison Research, Inc. and Realty Information
                                               Group, Inc.'s unaudited pro forma financial
                                               information
Current Report on Form 8-K, filed with the     Discloses the acquisition of ARES Development
SEC on September 24, 1999                      Group, LLC
Current Report on Form 8-K, filed with the     Discloses the acquisition of Comps
SEC on November 17, 1999

     CoStar incorporates by reference additional documents that it may file with the SEC between the date of this document and the date of the special meeting. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document from CoStar or from the SEC through the SEC's Web site at the addresses provided above. Documents incorporated by reference are available from CoStar without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from CoStar at the following address:

                                        CoStar Group, Inc.
                                        7475 Wisconsin Avenue
                                        Bethesda, Maryland 20814
                                        Attention: Frank Carchedi
                                        Telephone No.: (301) 215-8300


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY FEBRUARY 3, 2000 TO RECEIVE THEM BEFORE THE SPECIAL MEETING. If you request any incorporated documents from CoStar, CoStar will mail them to you by first class mail, or another equally prompt means, within one business day after CoStar receives your request.

                          FUTURE STOCKHOLDER PROPOSALS


     If the merger is not completed, Comps will hold an annual meeting in the year 2000. If the annual meeting is held, stockholders' proposals will be eligible for consideration for inclusion in the proxy statement for the 2000 annual meeting only if the proposals had been received by the corporate secretary of COMPS.COM, Inc., 9888 Carroll Centre Road, Suite 100, San Diego, California 92126, by January 1, 2000.


                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited CoStar's consolidated financial statements included in CoStar's Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. CoStar's consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited LeaseTrend, Inc.'s financial statements included in CoStar's Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. LeaseTrend's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited Jamison Research, Inc.'s financial statements included in CoStar's Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Jamison's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited Comp's financial statements and schedule at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, as set forth in their report. Comp's financial statements and schedule in this prospectus and elsewhere in the registration statement are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     Legal matters relating to the validity of the shares of CoStar common stock offered by this proxy statement/prospectus and federal income tax matters relating to the merger will be passed upon for CoStar by Fried, Frank, Harris, Shriver & Jacobson, a partnership including professional corporations, Washington, D.C.

                              INDEPENDENT AUDITORS


     Representatives of Ernst & Young LLP will not be present at the special meeting.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
COMPS.COM, INC.
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Balance Sheets as of December 31, 1997 and 1998.............   F-3
Statements of Operations for the years ended December 31,
  1996, 1997 and 1998.......................................   F-4
Statements of Stockholders' Deficit for the years ended
  December 31, 1996, 1997 and 1998..........................   F-5
Statements of Cash Flows for the years ended December 31,
  1996, 1997 and 1998.......................................   F-6
Notes to Financial Statements...............................   F-7
Unaudited Condensed Consolidated Balance Sheet as of
  September 30, 1999........................................  F-23
Unaudited Condensed Consolidated Statement of Operations for
  the nine months ended September 30, 1999 and 1998.........  F-24
Unaudited Condensed Consolidated Statement of Cash Flows for
  the nine months ended September 30, 1999 and 1998.........  F-25
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................  F-26

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
COMPS.COM, Inc.

     We have audited the accompanying balance sheets of COMPS.COM, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of COMPS.COM, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

San Diego, California
February 5, 1999,
except for Note 15, as to which the date is November 8, 1999

                                COMPS.COM, INC.
                                 BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1997           1998
                                                              -----------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   351,621   $    377,803
  Accounts receivable, less allowance for bad debts and
    cancellations of $1,384,242 and $1,464,922 at December
    31, 1997 and 1998, respectively.........................    2,298,167      3,165,817
  Prepaid expenses..........................................      146,363        184,520
                                                              -----------   ------------
Total current assets........................................    2,796,151      3,728,140
Furniture and equipment, net................................    1,203,750      1,470,538
Intangible assets, net......................................       53,485      3,179,361
Deposits and other assets...................................       37,450         36,249
                                                              -----------   ------------
Total assets................................................  $ 4,090,836   $  8,414,288
                                                              ===========   ============
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
  DEFICIT
Current liabilities:
  Accounts payable..........................................  $   358,638   $    530,860
  Accrued liabilities.......................................      934,953      1,019,647
  Current portion of long-term debt.........................      467,203        979,208
  Current portion of capital lease obligations..............       65,101         49,343
  Deferred subscription revenue.............................    4,023,228      5,502,869
                                                              -----------   ------------
Total current liabilities...................................    5,849,123      8,081,927
Long-term debt, less current portion........................    1,750,372      1,100,628
Capital lease obligations, less current portion.............       71,955         22,612
Deferred rent...............................................      108,906         71,187
                                                              -----------   ------------
Total liabilities...........................................    7,780,356      9,276,354
Commitments
Redeemable convertible preferred stock, par value $.01 per
  share; 5,000,000 shares authorized:
  Series A, 4,270,336 shares issued and outstanding at
    December 31, 1997 and 1998..............................    5,815,806      6,114,730
  Series B, 637,790 shares issued and outstanding at
    December 31, 1998.......................................           --        893,912
Stockholders' deficit:
  Class A common stock, par value $.01 per share; 16,503,750 shares authorized; 3,501,626 shares issued and
    outstanding (at stated value) at December 31, 1997 and
    1998....................................................       29,219         29,219
  Class B common stock, par value $.01 per share; 1,833,750
    shares authorized; 31,907 shares issued and outstanding
    at December 31, 1998....................................           --            435
  Additional paid-in capital................................           --      7,745,392
  Warrants..................................................           --        398,000
  Deferred compensation.....................................           --     (4,487,019)
  Accumulated deficit.......................................   (9,534,545)   (11,556,735)
                                                              -----------   ------------
Total stockholders' deficit.................................   (9,505,326)    (7,870,708)
                                                              -----------   ------------
Total liabilities, redeemable preferred stock and
  stockholders' deficit.....................................  $ 4,090,836   $  8,414,288
                                                              ===========   ============

                            See accompanying notes.

                                COMPS.COM, INC.
                            STATEMENTS OF OPERATIONS

                                                               YEARS ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           1996          1997          1998
                                                        -----------   -----------   -----------
Net revenues..........................................  $ 8,706,935   $10,866,736   $12,899,746
Cost of revenues......................................    4,356,973     5,053,998     5,767,812
                                                        -----------   -----------   -----------
Gross profit..........................................    4,349,962     5,812,738     7,131,934
Operating expenses:
     Selling and marketing............................    2,812,596     3,407,906     4,230,006
     Product development and engineering..............      376,331       768,051     1,233,462
     General and administrative.......................    3,401,513     2,942,326     3,067,864
                                                        -----------   -----------   -----------
Total operating expenses..............................    6,590,440     7,118,283     8,531,332
                                                        -----------   -----------   -----------
Loss from operations..................................   (2,240,478)   (1,305,545)   (1,399,398)
Other:
     Gain from termination of covenant
       not-to-compete.................................       58,396            --            --
     Interest income..................................       34,616        16,650        42,595
     Interest expense.................................     (159,905)     (268,290)     (302,152)
                                                        -----------   -----------   -----------
Net loss..............................................   (2,307,371)   (1,557,185)   (1,658,955)
Dividend accretion on preferred stock.................      298,924       298,924       453,685
                                                        -----------   -----------   -----------
Net loss attributable to common stockholders..........  $(2,606,295)  $(1,856,109)  $(2,112,640)
                                                        ===========   ===========   ===========
Net loss per share attributable to common
  stockholders, basic and diluted.....................  $     (0.74)  $     (0.53)  $     (0.60)
                                                        ===========   ===========   ===========
Shares used in computing net loss attributable to
  common stockholders, basic and diluted..............    3,501,626     3,501,626     3,517,056
                                                        ===========   ===========   ===========

                            See accompanying notes.

                                COMPS.COM, INC.
                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                      ADDITIONAL
                                                                       PAID-IN                  DEFERRED     ACCUMULATED
                                          COMMON STOCK                 CAPITAL     WARRANTS   COMPENSATION     DEFICIT
                              -------------------------------------   ----------   --------   ------------   ------------
                                    CLASS A             CLASS B
                               SHARES     AMOUNT    SHARES   AMOUNT
                              ---------   -------   ------   ------
Balance at December 31,
1995........................  3,501,626   $29,219       --    $ --    $       --   $     --   $        --    $ (5,072,141)
  Accretion of preferred
    stock redemption
    value...................         --        --       --      --            --         --            --        (298,924)
  Net loss..................         --        --       --      --            --         --            --      (2,307,371)
                              ---------   -------   ------    ----    ----------   --------   -----------    ------------
Balance at December 31,
  1996......................  3,501,626    29,219       --      --            --         --            --      (7,678,436)
  Accretion of preferred
    stock redemption
    value...................         --        --       --      --            --         --            --        (298,924)
  Net loss..................         --        --       --      --            --         --            --      (1,557,185)
                              ---------   -------   ------    ----    ----------   --------   -----------    ------------
Balance at December 31,
  1997......................  3,501,626    29,219       --      --            --         --            --      (9,534,545)
  Issuance of stock upon
    exercise of options.....         --        --   31,907     435        12,615         --            --              --
  Accretion of preferred
    stock redemption
    value...................         --        --       --      --            --         --            --        (363,235)
  Warrants issued in
    connection with Series B
    preferred stock.........         --        --       --      --            --    398,000            --              --
  Accretion of warrants.....         --        --       --      --       (90,450)        --            --              --
  Grant of stock options in
    connection with REALBID
    acquisition.............         --        --       --      --     3,143,853         --            --              --
  Deferred compensation
    related to grant of
    certain stock options...         --        --       --      --     4,679,374         --    (4,679,374)             --
  Amortization of deferred
    compensation............         --        --       --      --            --         --       192,355              --
  Net loss..................         --        --       --      --            --         --            --      (1,658,955)
                              ---------   -------   ------    ----    ----------   --------   -----------    ------------
Balance at December 31,
  1998......................  3,501,626   $29,219   31,907    $435    $7,745,392   $398,000   $(4,487,019)   $(11,556,735)
                              =========   =======   ======    ====    ==========   ========   ===========    ============

                                  TOTAL
                              STOCKHOLDERS'
                                 DEFICIT
                              -------------

Balance at December 31,
1995........................   $(5,042,922)
  Accretion of preferred
    stock redemption
    value...................      (298,924)
  Net loss..................    (2,307,371)
                               -----------
Balance at December 31,
  1996......................    (7,649,217)
  Accretion of preferred
    stock redemption
    value...................      (298,924)
  Net loss..................    (1,557,185)
                               -----------
Balance at December 31,
  1997......................    (9,505,326)
  Issuance of stock upon
    exercise of options.....        13,050
  Accretion of preferred
    stock redemption
    value...................      (363,235)
  Warrants issued in
    connection with Series B
    preferred stock.........       398,000
  Accretion of warrants.....       (90,450)
  Grant of stock options in
    connection with REALBID
    acquisition.............     3,143,853
  Deferred compensation
    related to grant of
    certain stock options...            --
  Amortization of deferred
    compensation............       192,355
  Net loss..................    (1,658,955)
                               -----------
Balance at December 31,
  1998......................   $(7,870,708)
                               ===========

                            See accompanying notes.

                                COMPS.COM, INC.
                            STATEMENTS OF CASH FLOWS

                                                                     YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1996          1997          1998
                                                              -----------   -----------   -----------
OPERATING ACTIVITIES
Net loss....................................................  $(2,307,371)  $(1,557,185)  $(1,658,955)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
    Depreciation and amortization...........................    1,020,029       913,781       839,840
    Deferred compensation...................................           --            --       192,355
    Provision for bad debts.................................      566,242       456,291       261,843
    Impairment loss on acquired intangibles.................           --       183,233            --
    Loss on disposal/write-off of assets....................           --        97,011            --
    Interest imputed on note payable to TRW REDI............           --        48,619        49,252
    Gain from covenant not-to-compete.......................      (58,396)           --            --
    Changes in operating assets and liabilities, net of
      effects from acquisitions:
         Accounts receivable................................     (860,027)     (946,624)   (1,072,493)
         Prepaid expenses...................................       50,916       (41,820)      (27,969)
         Deposits and other assets..........................       23,414         3,767          (674)
         Accounts payable...................................       82,033       (56,032)      172,222
         Accrued liabilities................................      334,016       326,864        84,694
         Deferred rent......................................       24,534       (19,172)      (37,719)
         Deferred subscription revenue......................      527,010       667,801     1,479,641
                                                              -----------   -----------   -----------
Net cash provided by (used in) operating activities.........     (597,600)       76,534       282,037
INVESTING ACTIVITIES
Maturities of marketable securities, available-for-sale.....      459,645       243,645            --
Purchases of furniture and equipment........................     (592,278)     (725,835)     (933,876)
Purchase of TRW REDI and LSR................................           --       (80,000)           --
Purchase of REALBID, net of cash acquired...................           --            --      (209,900)
Loans to employees, net of repayments.......................        1,285        (6,715)      (10,188)
                                                              -----------   -----------   -----------
Net cash used in investing activities.......................     (131,348)     (568,905)   (1,153,964)
FINANCING ACTIVITIES
Proceeds from notes payable.................................    1,411,879       742,800       300,000
Payments on notes payable...................................     (264,851)     (384,683)     (486,991)
Payments on capital lease obligations.......................     (100,286)      (91,664)      (65,101)
Proceeds from sale of preferred stock, net of issuance
  costs.....................................................           --            --     1,137,151
Proceeds from issuance of common stock......................           --            --        13,050
                                                              -----------   -----------   -----------
Net cash provided by financing activities...................    1,046,742       266,453       898,109
                                                              -----------   -----------   -----------
Net increase (decrease) in cash.............................      317,794      (225,918)       26,182
Cash at beginning of year...................................      259,745       577,539       351,621
                                                              -----------   -----------   -----------
Cash at end of year.........................................  $   577,539   $   351,621   $   377,803
                                                              ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Interest paid...........................................  $   143,024   $   244,877   $   251,527
                                                              ===========   ===========   ===========
    Income taxes paid.......................................  $     5,563   $     3,941   $     3,712
                                                              ===========   ===========   ===========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
    Equipment financed under capital leases.................  $        --   $    30,806   $        --
                                                              ===========   ===========   ===========

                            See accompanying notes.

                                COMPS.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS ACTIVITY

     COMPS.COM, Inc., formerly known as COMPS InfoSystems, Inc. (the Company), compiles and maintains a national database of confirmed commercial real estate information. The Company provides its customers with reports on sales of office, industrial, retail, apartments, residential land, commercial land, hotels, motels and other special use properties. As of December 31, 1998, national coverage includes over 34 major markets throughout the United States.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

CONCENTRATION OF CREDIT RISK

     The majority of sales and the related accounts receivable are from companies dealing in the commercial real estate industry throughout the United States. Credit is extended based upon an evaluation of the customer's financial condition and generally collateral is not required. Reserves for doubtful accounts are maintained by the Company. The Company has not experienced losses in excess of its reserves.

FURNITURE AND EQUIPMENT

     Furniture and equipment are depreciated using the double-declining-balance method over estimated useful lives of five and seven years, respectively.

INTANGIBLE ASSETS

     Intangible assets arose primarily from the acquisition of REALBID, LLC (see
Note 2). The excess of cost over the fair value of the net assets purchased has been allocated to goodwill, customer base, database and web site technology, trademark and trade name and assembled work force. These intangible assets are being amortized over estimated useful lives ranging from three to five years.

ASSET IMPAIRMENT

     In accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of (SFAS 121), the Company recognizes impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. During 1997, the Company determined that the subscription base relating to its 1995 acquisitions was impaired because of lower than expected retention of the purchased subscription base. Fair value of the assets was calculated based on estimated future cash flows to be generated by the remaining subscribers, discounted at a market rate of interest. This resulted in a write-down of the

                                COMPS.COM, INC.

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

ASSET IMPAIRMENT -- (CONTINUED)
acquired intangibles of approximately $183,000, which is reflected in general and administrative expense on the statement of operations. In 1996 and 1998, no impairment losses were recorded.

STOCK-BASED COMPENSATION

     The Company has elected to follow Accounting Principles Board Opinion No. 25 Accounting for Stock Issued to Employees (APB 25) and related Interpretations in accounting for its employee stock options.

REVENUE RECOGNITION

     The Company recognizes product and related services revenue at the time of shipment or performance of services. A substantial portion of the Company's revenues come from subscription sales. Subscriptions are recorded as accounts receivable and as deferred revenues at the time the customer is invoiced. The Company provides an allowance for bad debts and cancellations when accounts receivable and deferred revenues are recorded. Subscription revenue, net of reserve for cancellations, is recognized over the subscription term.

     In addition, the Company obtains fixed fees from its REALBID transaction support services. The services provided include the development and hosting of a specific Web site for a listed property and sending announcements via fax and e-mail to potential buyers. The revenue from these services is recognized ratably over the hosting period which typically is one to four months. Revenue from sponsors whose messages and links are located on the Company's Web site or contained in the broadcast e-mail or fax to potential buyers is recognized ratably over the period that the messages or links are displayed or broadcast. To the extent the minimum guaranteed impressions or broadcasts are not met, the Company defers recognition of the corresponding revenue until guaranteed levels are achieved.

SIGNIFICANT CUSTOMERS

     During 1996, 1997 and 1998, no single customer accounted for more than 10% of revenues.

PRODUCT DEVELOPMENT AND ENGINEERING

     Costs incurred in the development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Because the Company believes that its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no software development costs have been capitalized to date. Other product development and engineering costs are expensed in the period incurred.

NET LOSS PER SHARE

     Historical basic and diluted net loss per share are computed using the weighted average number of Class A and Class B common shares outstanding. The Class B non-voting common stock will automatically convert into Class A common stock upon the closing of the Company's initial public offering. Options, warrants and preferred stock were not included in the computation of diluted net loss per share because the effect would be antidilutive.

                                COMPS.COM, INC.

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

NET LOSS PER SHARE -- (CONTINUED)
     A reconciliation of shares used in the calculation of historical and pro forma basic and diluted net loss per share attributable to common stockholders follows:

                                                        YEAR ENDED DECEMBER 31,
                                                ---------------------------------------
                                                   1996          1997          1998
                                                -----------   -----------   -----------
Historical net loss per share attributable to
common stockholders, basic and diluted:
     Net loss attributable to common
       stockholders...........................  $(2,606,295)  $(1,856,109)  $(2,112,640)
                                                ===========   ===========   ===========
     Shares used in computing net loss
       attributable to common stockholders,
       basic and diluted......................    3,501,626     3,501,626     3,517,056
                                                ===========   ===========   ===========
Net loss per share attributable to common
  stockholders, basic and diluted.............  $     (0.74)  $     (0.53)  $     (0.60)
                                                ===========   ===========   ===========
Antidilutive securities including options,
  warrants, and preferred stock, on an
  as-if-converted to common stock basis, not
  included in historical net loss per share
  attributable to common stockholders
  calculations................................    4,040,618     4,216,175     6,036,660
                                                ===========   ===========   ===========

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS
130). SFAS 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. SFAS 130 is effective for fiscal years beginning after December 15, 1997. There was no difference between the Company's net loss and its total comprehensive loss for the years ended December 31, 1996, 1997 and 1998.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, No. 131, Disclosures About Segments of an Enterprise and Related Information (SFAS 131). SFAS 131 replace SFAS 14, "Financial Reporting for Segments of a Business Enterprise" and changes the way the public companies report segment information. SFAS 131 is effective for fiscal years beginning after December 15, 1997 and has been adopted by the Company for the year ending December 31, 1998.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). This standard requires companies to capitalize qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company is currently evaluating the impact of SOP 98-1 on its financial statements and related disclosures.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 Reporting for the Costs of Start-Up Activities (SOP 98-5). This standard requires companies to expense the cost of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The Company believes the adoption of SOP 98-5 will not have a material impact on its results of operations.

                                COMPS.COM, INC.

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) RECLASSIFICATION

     Reclassifications have been made to certain prior period amounts to conform to the 1998 presentation.

2.  ACQUISITIONS

EXPERIAN RES

     On November 30, 1997, the Company acquired the Experian RES investment property publishing business in Georgia and Florida for $80,000. The purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition as follows:

Current assets..............................................  $ 114,244
Subscription contracts......................................    124,198
Deferred revenues...........................................   (158,442)
                                                              ---------
                                                              $  80,000
                                                              =========

     Deferred revenues represent liabilities assumed to fulfill subscription contracts acquired from Experian. Deferred revenues will be recognized over the subscription term as product is shipped. The subscription contracts represent the estimated value of future revenue streams from renewals of subscription contracts purchased. Experian RES is the successor-in-interest to TRW REDI and based on the Company's 1995 acquisition of TRW REDI's investment property publishing business, 50% of the subscription contracts were amortized in 1997 and the remaining 50% were amortized in 1998.

REALBID

     On November 6, 1998, the Company acquired the assets of REALBID, LLC (REALBID) a real estate marketing services company which supports commercial real estate transactions over the Internet. The transaction was accounted for as a purchase. The purchase price consisted of cash payments of $163,000 and the grant of stock options to the principals to acquire 399,473 shares of the Company's Class B non-voting common stock at $1.64 per share. The options were valued using the minimum value method for option pricing with a risk-free interest rate of 5%, dividend yield of 0% and an expected life of 5 years. The fair value of the options was determined to be $7.87 per share as of the date of the acquisition. As a result, the purchase price is calculated to be $3,361,253 which includes acquisition costs of $54,400. The purchase price has been allocated based on a valuation by an independent appraiser which was performed in conjunction with management's best estimate of expected future results. In addition, employment and incentive compensation agreements were entered into with the two principals of REALBID. The purchase price has been allocated as follows:

Current assets..............................................  $   64,500
Intangible assets...........................................   3,296,753
                                                              ----------
Net purchase price..........................................  $3,361,253
                                                              ==========

     The accompanying statements of operations reflect the operating results of REALBID since the date of the acquisition. The pro forma unaudited results of operations for the years ended December 31, 1997

                                COMPS.COM, INC.

2.  ACQUISITIONS -- (CONTINUED)

REALBID -- (CONTINUED)
and 1998, assuming the purchase of REALBID has occurred on June 19, 1997 (date of inception of REALBID) and January 1, 1998, respectively, are as follows:

                                                                1997          1998
                                                             -----------   -----------
Net revenues...............................................  $10,465,436   $13,122,912
                                                             ===========   ===========
Net loss attributable to common stockholders...............  $(2,479,345)  $(2,815,203)
                                                             ===========   ===========
Net loss per share attributable to common stockholders.....  $     (0.71)  $     (0.80)
                                                             ===========   ===========

AOBR, INC.

     On December 4, 1998, the Company agreed to acquire certain assets of AOBR, Inc., subject to certain conditions, including completion of due diligence and approval by the Company's Board of Directors. The transaction closed on January 7, 1999. The purchase price consisted of cash payments of $120,000 plus acquisition costs of $9,200. The transaction will be recorded as a purchase and the purchase price will be allocated to the acquired database, non-competition agreement and goodwill. These intangibles will be amortized over two to five years.

3.  FURNITURE AND EQUIPMENT

     Furniture and equipment are stated at cost and consist of the following at December 31:

                                                                1997          1998
                                                             -----------   -----------
Machinery and equipment....................................  $ 2,394,486   $ 3,200,644
Office furniture and fixtures..............................       87,559       141,877
Leasehold improvements.....................................      150,553       223,953
                                                             -----------   -----------
                                                               2,632,598     3,566,474
Accumulated depreciation...................................   (1,428,848)   (2,095,936)
                                                             -----------   -----------
                                                             $ 1,203,750   $ 1,470,538
                                                             ===========   ===========

4.  INTANGIBLES ASSETS

     Intangible assets consist of the following at December 31:

                                                                1997        1998
                                                              --------   ----------
Customer base...............................................  $     --   $2,000,000
Goodwill....................................................                796,753
Database and web site technology............................        --      300,000
Assembled workforce.........................................        --      100,000
Trademark and trade name....................................        --      100,000
Subscription contracts......................................   141,426           --
                                                              --------   ----------
                                                               141,426    3,296,753
Less accumulated amortization...............................   (87,941)    (117,392)
                                                              --------   ----------
                                                              $ 53,485   $3,179,361
                                                              ========   ==========

                                COMPS.COM, INC.

4.  INTANGIBLES ASSETS -- (CONTINUED)
     Intangible assets are being amortized over the following useful lives: goodwill, trademark and tradename -- five years; assembled workforce -- four years; and customer base and database and web site technology -- 3 years. Subscription contracts were amortized over two years.

     During 1997, the Company determined that the subscription base relating to the 1995 acquisitions of TRW REDI and The Land Sales Resource was impaired as a result of lower than expected retention of the purchased subscription base. Fair value of the assets was calculated based on estimated future cash flows to be generated by the subscription base, discounted at a market rate of interest. This resulted in a write-down of the acquired intangibles of $183,233, which is reflected in general and administrative expense on the statement of operations.

5.  LONG-TERM DEBT

     In September 1996, the Company entered into a $3.0 million loan agreement with Venture Lending & Leasing, Inc. The terms of the agreement provide $1.5 million for fixed asset acquisition and $1.5 million as working capital. Borrowings for fixed assets acquisition and working capital are due forty-eight months and thirty-six months, respectively, from the date of disbursement. At December 31, 1998, $541,750 is available for draw for general operations and none is available for fixed asset acquisitions. The loan agreement originally expired on June 30, 1998, but was extended during 1998 to June 30, 1999.

     Notes payable to Venture Lending & Leasing, Inc. bear interest at 8.75% per annum during the term and a one-time balloon interest payment of 15% of the original principal amount is due upon completion of the term. The notes payable are secured by all fixed assets of the Company with the exception of two notes payable which are secured by all business assets of the Company.

     Long-term debt consists of the following at December 31:

                                                                 1997         1998
                                                              ----------   ----------
Note payable to Venture Lending & Leasing, Inc.
  Principal and interest of $18,458 are due monthly through
     August 1, 1999 with additional balloon interest of
     $86,250 due October 1, 1999............................  $  378,636   $  212,367
Note payable to Venture Lending & Leasing, Inc.
  Principal and interest of $21,006 are due monthly through
     August 1, 2000 with additional balloon interest of
     $125,532 due October 1, 2000...........................     630,194      463,489
Note payable to Venture Lending & Leasing, Inc.
  Principal and interest of $8,557 are due monthly through
     February 1, 2001 with additional balloon interest of
     $51,140 due April 1, 2001..............................     286,960      224,051
Note payable to Venture Lending & Leasing, Inc.
  Principal and interest of $2,555 are due monthly through
     October 1, 2001 with additional balloon interest of
     $15,268 due December 1, 2001...........................      96,356       79,851
Note payable to Venture Lending & Leasing, Inc.
  Principal and interest of $2,595 are due monthly through
     October 1, 2001 with additional balloon interest of
     $15,505 due January 1, 2002............................      98,180       82,494

                                COMPS.COM, INC.

5.  LONG-TERM DEBT -- (CONTINUED)

                                                                 1997         1998
                                                              ----------   ----------
Note payable to Venture Lending & Leasing, Inc.
  Principal and interest of $2,931 are due monthly through
     November 1, 2001 with additional balloon interest of
     $17,514 due January 1, 2002............................     110,301       93,431
Note payable to Venture Lending & Leasing, Inc.
  Principal and interest of $2,672 are due monthly through
     November 1, 2000 with additional balloon interest of
     $12,486 due December 1, 2001...........................      77,473       59,709
Note payable to Venture Lending & Leasing, Inc.
  Principal and interest of $9,630 are due monthly through
     September 1, 2001 with additional balloon interest of
     $45,000 due November 1, 2001...........................          --      275,717
Unsecured note payable to TRW REDI, due as follows:
  $405,800 on December 1, 1999; $145,000 on December 1,
  2000; and $135,000 on December 31, 2001. Interest is
  imputed at 10% through December 1, 1999. Note bears
  interest at 8% subsequent to December 1, 1999.............     539,475      588,727
                                                              ----------   ----------
                                                               2,217,575    2,079,836
Less current portion........................................     467,203      979,208
                                                              ----------   ----------
Total long-term debt........................................  $1,750,372   $1,100,628
                                                              ==========   ==========

     Future annual payments of long-term debt are as follows at December 31, 1998:

1999........................................................  $  979,208
2000........................................................     659,738
2001........................................................     423,812
2002........................................................      17,078
                                                              ----------
Total.......................................................  $2,079,836
                                                              ==========

6.  COMMITMENTS

LEASES

     The Company leases its offices under operating leases which expire at various dates through June 2002. Under these operating leases, the Company pays taxes, insurance and maintenance expenses related to the premises. Certain of the leases provide for increasing minimum annual rental amounts. Rent payable for the Company's corporate headquarters office during the period from July 2000 through June 2002 will be determined based upon fair market rental value at July 1, 2000. Rent expense is recorded evenly over the term of the lease. Accordingly, deferred rent, as reflected on the accompanying balance sheets, represents the difference between rent expense accrued and amounts paid under the terms of the lease agreement. Rent expense for the years ended December 31, 1996, 1997 and 1998 totaled $410,705, $405,874 and $468,533, respectively.

     The Company leases certain equipment under capital lease obligations. Cost and accumulated depreciation of equipment under capital leases were $379,978 and $321,854, respectively, at December 31, 1998.

                                COMPS.COM, INC.

6.  COMMITMENTS -- (CONTINUED)

LEASES -- (CONTINUED)
     Future minimum lease payments under operating and capital leases at December 31, 1998 are as follows:

                                                              OPERATING   CAPITAL
                                                               LEASES     LEASES
                                                              ---------   -------
1999........................................................  $513,505    $54,463
2000........................................................   256,144     15,714
2001........................................................    92,603      8,890
2002........................................................    81,294         --
                                                              --------    -------
Total minimum lease payments................................  $943,546     79,067
                                                              ========
Less amount representing interest...........................                7,112
                                                                          -------
Present value of minimum lease payments.....................               71,955
Less current portion........................................               49,343
                                                                          -------
Noncurrent portion..........................................              $22,612
                                                                          =======

EMPLOYMENT, INCENTIVE COMPENSATION, AND STOCK AGREEMENTS

     The Company has employment and incentive compensation agreements with key employees which grant these employees the right to receive bonuses and incentive compensation upon certain events and circumstances as defined in the agreements. The agreements provide for severance pay of three to eight months in the event of termination of employment.

7.  INFORMATION SHARING AGREEMENT

     The Company has agreements to license its database to other information service providers for licensing through their computer networks. Under the agreements, the Company receives a certain percentage of the related annual gross receipts earned by these other service providers. In addition, neither the Company nor the other service providers shall develop competing products during the term of the agreement. The Company earned $307,381, $163,341 and $41,185 under the agreements during the years ended December 31, 1996, 1997 and 1998, respectively.

8.  REDEEMABLE CONVERTIBLE PREFERRED STOCK

     During 1994, the Company sold 4,270,336 shares of Series A convertible redeemable preferred stock and warrants to purchase 278,634 shares of Class B common stock at $0.0136 per share (Note 10), for $4,856,758, net of issuance costs of $143,242. The holders of the Series A preferred stock are entitled to receive cumulative dividends at an annual rate of $0.07 per share, payable at the time of: 1) repurchase of Series A preferred stock; 2) liquidation of the Company; or 3) sale of the Company's securities pursuant to an underwritten public offering. The right to such dividends will be forfeited in the event of either a repurchase of all of the outstanding shares of Series A preferred stock or a liquidation if the holders of the Series A preferred stock are entitled to receive in excess of $3.52 per share prior to the payment of dividends or upon a public offering of not less than $10 million at a purchase price of not less than $4.80 per share (after a 1-for-.7335 reverse stock split). Holders of Series A preferred stock have a liquidation preference of $1.17 per share plus all accumulated but unpaid dividends.

     In February 1998, the Company sold 637,790 shares of Series B redeemable convertible preferred stock and warrants to purchase 224,522 shares of Class B common stock and 27,381 shares of Class A

                                COMPS.COM, INC.

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK -- (CONTINUED) common stock at $0.0136 per share (Note 10), for $1,137,151, net of issuance costs of $12,849. The holders of the Series B preferred stock are entitled to receive cumulative dividends at an annual rate of $0.11 per share, payable at the time of 1) repurchase of Series A or Series B preferred stock; 2) liquidation of the Company; or 3) sale of the Company's securities pursuant to an underwritten public offering. The right to such dividends will be forfeited in the event of a repurchase of all of the outstanding shares of Series B preferred stock or a liquidation if the holders of the Series B preferred stock are entitled to receive in excess of $3.83 per share prior to the payment of dividends or upon a public offering of not less than $10 million at a purchase price of not less than $5.22 per share (after a 1-for-.7335 reverse stock split). Holders of Series B preferred stock have a liquidation preference of $1.80 per share plus all accumulated but unpaid dividends.

     The Series A and Series B preferred stock is convertible at the option of the holder into an equal number of shares of Class A common stock. The holders of preferred and Class A common stock vote together as a class on all matters to be voted on by the shareholders of the Company, with each holder of preferred stock entitled to one vote for each share held.

     A summary of the redeemable convertible preferred stock and the liquidation and redemption values at December 31, 1998 are as follows:

                                                                LIQUIDATION   REDEMPTION
                                                     SHARES     PREFERENCE      VALUE
                                                    ---------   -----------   ----------
Series A preferred stock..........................  4,270,336   $5,000,000    $6,257,972
Series B preferred stock..........................    637,790    1,150,000     1,214,311
                                                    ---------   ----------    ----------
Total.............................................  4,908,126   $6,150,000    $7,472,283
                                                    =========   ==========    ==========

9.  REPURCHASE AGREEMENT

     As part of the issuance of Series A and Series B redeemable convertible preferred stock and Class B common stock warrants, (see Note 10), the Company granted the purchasers a "put option" in which the Company is required to repurchase the shares held by the purchasers; the repurchase is required to take place in October 2001 or earlier if an event such as a liquidation or merger or acquisition occurs and there is a 50% change in the holders of voting securities. The repurchase price is the greater of the original purchase price plus accrued dividends or fair market value of the shares held. This put option is terminated if the Company has a public offering of its shares in which the Company's gross proceeds are at least $10 million and the per share price is not less the $4.80 for the Series A preferred stock and $5.22 for the Series B preferred stock (after a 1-for-.7335 reverse stock split).

     The purchasers have also been granted registration rights in certain conditions and a right of first refusal in the event the Company intends to sell shares in a private transaction.

10.  STOCKHOLDERS' DEFICIT

COMMON STOCK

     The Class A and Class B common stock shall have the same rights and privileges except that the Class B common stock shall not have any right to vote. Additionally, each share of Class B common stock shall automatically convert into one share of Class A common stock upon the earlier of the time of consent of the holders of at least 66 2/3% of the outstanding Class A common stock to the conversion is obtained or upon the closing of a public offering.

                                COMPS.COM, INC.

10.  STOCKHOLDERS' DEFICIT -- (CONTINUED)
WARRANTS

     In connection with the issuance of the Series A redeemable preferred stock, the Company issued warrants to purchase 278,634 shares of Class B common stock at $.0136 per share. The warrants may be exercised in whole or in part on the earlier to occur of one day prior to the closing of a liquidity event, as defined in the agreement, or October 14, 2001. The warrants expire on October 14, 2004. The Company estimated the fair value of the warrant using the minimum value option pricing model, however, no value was allocated to the warrant as the estimated fair value was nominal.

     In connection with the issuance of the Series B redeemable preferred stock, the Company issued warrants to purchase 224,522 shares of Class B common stock and 27,381 shares of Class A common stock at $0.0136 per share. The warrants to purchase Class B common stock are exercisable at the earlier of (i) one day prior to the closing or effective time of a liquidity event, as defined in the warrant agreement, or (ii) October 14, 2001. The warrant to purchase Class A Common Stock is immediately exercisable. All warrants issued in connection with the Series B Preferred Stock expire on February 6, 2008. The Company estimated the fair value of the warrants to be $398,000 using the minimum value option pricing model with a risk-free interest rate of 5.5%, dividend yield of 0% and a weighted average expected life of three years.

     In connection with the loan agreement with Venture Lending & Leasing, Inc. (see Note 5), the Company issued a warrant to purchase 156,285 shares of the Company's Class B common stock at $2.40 per share, subject to antidilutive adjustments. The warrant expires on September 24, 2003. The Company estimated the fair value of the warrant using the minimum value option pricing model, however, no value was allocated to the warrant as the estimated fair value was nominal.

STOCK OPTIONS

     In November 1998, the Company replaced its amended and restated stock option plan (Old Plan), under which options to purchase 739,368 shares of Class B common stock were outstanding, with the 1998 Equity Participation Plan and the 1998 Supplemental Option Plan (the 1998 Plans). Under the 1998 Plans, both incentive stock options and non-qualified stock options to purchase Class B common stock may be issued to key employees, board members and consultants of the Company. The aggregate number of shares which the Company is authorized to issue under the 1998 Plans, together with the aggregate number of shares which may be issued under the Old Plan, is 2,047,993. Options granted under the Plans generally vest over five years, except for options issued to independent directors under the 1998 Plans which vest over four years, and are exercisable for a period of ten years from the date of grant. The board of directors may, in its discretion, accelerate the period during which an option granted to an employee or consultant vests. Generally, stock options are granted at a price which approximates the fair value of the shares at the date of grant as determined by the board of directors.

                                COMPS.COM, INC.

10.  STOCKHOLDERS' DEFICIT -- (CONTINUED)

STOCK OPTIONS -- (CONTINUED)
     The following table summarizes stock option activity:

                                                                         WEIGHTED AVERAGE
                                                              SHARES      EXERCISE PRICE
                                                             ---------   ----------------
Outstanding at December 31, 1995...........................    520,718        $0.41
     Granted...............................................     86,412        $0.41
     Canceled..............................................   (133,723)       $0.41
                                                             ---------
Outstanding at December 31, 1996...........................    473,407        $0.41
     Granted...............................................    244,872        $0.41
     Canceled..............................................    (69,316)       $0.41
                                                             ---------
Outstanding at December 31, 1997...........................    648,963        $0.41
     Granted...............................................  1,143,673        $1.57
     Exercised.............................................    (31,907)       $0.41
     Canceled..............................................    (11,002)       $0.89
                                                             ---------        -----
Outstanding at December 31, 1998...........................  1,749,727        $1.17
                                                             =========

     Included above are options to purchase a total of 109,860 shares of common stock which were issued outside of the Plans, of which 88,772 shares were issued to a principal of REALBID (Note 2). The remaining 21,088 were issued to a consultant in February 1995. No value was assigned to the February 1995 options as the estimated fair value was nominal. In addition, 139,365 of the options granted in 1997 will become fully vested upon the closing of an initial public offering.

     At December 31, 1998, options to purchase 498,503 shares (including 101,425 shares related to options granted outside the Plans) are exercisable and 376,219 shares are available for future grant.

     All options granted during 1998 had exercise prices below the deemed fair value of the Company's common stock. Through December 31, 1998, the Company recorded deferred compensation expense for the difference between the exercise price and the fair value for financial statement presentation purposes of the Company's common stock, as determined in part by an independent valuation, for options granted during 1998. This deferred compensation aggregates to $4,679,374, which is being amortized over the vesting period of the related options. Amortization during 1998 was $192,355.

     Following is a further breakdown of the options outstanding as of December 31, 1998:

                                                                                             WEIGHTED
                                                                                              AVERAGE
                                     WEIGHTED AVERAGE                                    EXERCISE PRICE OF
      RANGE OF           OPTIONS      REMAINING LIFE    WEIGHTED AVERAGE     OPTIONS          OPTIONS
   EXERCISE PRICES     OUTSTANDING       IN YEARS        EXERCISE PRICE    EXERCISABLE      EXERCISABLE
---------------------  -----------   ----------------   ----------------   -----------   -----------------
$0.41-$0.61..........     664,001          7.33              $0.42           256,955           $0.41
$1.36-$1.64..........   1,085,726          9.82              $1.62           241,549           $1.64
                       ----------          ----              -----           -------           -----
$0.41-$1.64..........   1,749,727          8.93              $1.17           498,504           $1.01

     Pro forma information regarding net loss is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of the options was estimated at the date of grant, using the "minimum value" method for option pricing with the following weighted-average assumptions for options granted in 1996, 1997 and 1998: risk-free interest rate of 6%, 6% and 5.5%, respectively; dividend yield of 0%; and a weighted-average

                                COMPS.COM, INC.

10.  STOCKHOLDERS' DEFICIT -- (CONTINUED)

STOCK OPTIONS -- (CONTINUED)
expected life of options of five years. The weighted-average fair value of options granted in 1996, 1997 and 1998 was $0.11, $0.11 and $0.38, respectively.

     For purpose of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                ---------------------------------------
                                                   1996          1997          1998
                                                -----------   -----------   -----------
Pro forma net loss attributable to common
stockholders..................................  $(2,615,089)  $(1,867,929)  $(2,140,411)
Pro forma basic and diluted net loss per share
  attributable to common stockholders.........  $     (0.75)  $     (0.53)  $     (0.61)

COMMON STOCK RESERVED FOR ISSUANCE

     At December 31, 1998, the Company has reserved shares of common stock for future issuance as follows:

Stock options...............................................  2,125,946
Preferred stock.............................................  4,908,126
Warrants....................................................    686,823
                                                              ---------
                                                              7,720,895
                                                              =========

11.  INCOME TAXES

     At December 31, 1998, the Company had federal and state tax net operating loss carryforwards of approximately $4,942,000 and $2,494,000, respectively. The difference between the federal and California tax loss carryforwards is primarily attributable to the 50% limitation on California loss carryforwards. The federal and California tax loss carryforwards begin expiring in 2009 and 1999, respectively, unless previously utilized.

     Pursuant to Internal Revenue Code Section 382, use of the Company's net operating loss carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period.

                                COMPS.COM, INC.

11.  INCOME TAXES -- (CONTINUED)
     Significant components of the Company's deferred tax assets at December 31, 1997 and 1998 are shown below. A valuation allowance of $1,679,000 has been recognized to offset the deferred tax assets as realization of such assets is uncertain.

                                                                1997          1998
                                                             -----------   -----------
Deferred tax assets:
     Net operating loss carryforwards......................  $ 1,343,000   $ 1,851,000
     Other.................................................      338,000       361,000
     Amortization..........................................      464,000       463,000
                                                             -----------   -----------
Total deferred tax assets..................................    2,145,000     2,675,000
Deferred tax liabilities:
     Intangibles...........................................           --      (996,000)
                                                             -----------   -----------
Net deferred tax assets....................................    2,145,000     1,679,000
Valuation allowance for deferred tax assets................   (2,145,000)   (1,679,000)
                                                             -----------   -----------
Net deferred tax assets....................................  $        --   $        --
                                                             ===========   ===========

12.  EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) defined contribution employee benefit plan (the "Plan") for the benefit of eligible employees, generally those who have completed one year of service. The Company is not required to contribute to the Plan. In 1996, the Company did not contribute to the Plan. Contributions totaling $14,956 and $34,130 were charged to expense in 1997 and 1998, respectively.

13.  RELATED PARTY TRANSACTIONS

     The Company currently leases its corporate headquarters operating space from a limited partnership whose general partner is a company owned by the President and major stockholder of the Company. Another director and stockholder is a limited partner of this limited partnership. Rent expense to this related party of $253,684, $295,018 and $304,579 was incurred in 1996, 1997 and 1998, respectively. The Company retains the consulting services of one of its board of director members. Consulting expense to this related party of $57,000, $11,580 and $25,780 was incurred in 1996, 1997 and 1998, respectively.

14.  REPORTABLE SEGMENTS

DESCRIPTION OF THE TYPES OF PRODUCTS AND SERVICES FROM WHICH EACH REPORTABLE SEGMENT DERIVES ITS REVENUES

     The Company has two reportable segments: information services and transactions support products. Revenues for the Company's information services division are derived from licensing commercial real estate sales comparable information on a subscription and ad-hoc basis. Revenues of $16,500 for transaction support products were derived from REALBID, a marketing services company acquired in November 1998 which supports commercial real estate transactions over the Internet.

MEASUREMENT OF SEGMENT PROFIT OR LOSS AND SEGMENT ASSETS

     The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

                                COMPS.COM, INC.

14.  REPORTABLE SEGMENTS -- (CONTINUED)
FACTORS MANAGEMENT USED TO IDENTIFY THE ENTERPRISE'S REPORTABLE SEGMENTS

     The Company's reportable segments are business units that offer different products and services. The Company did not have reportable segments in prior years, and therefore only the information for the year ended December 31, 1998 is included below.

                                                      YEAR ENDED DECEMBER 31, 1998
                                                 ---------------------------------------
                                                               TRANSACTION
                                                 INFORMATION     SUPPORT
                                                  SERVICES      SERVICES       TOTALS
                                                 -----------   -----------   -----------
Revenues from external customers...............  $12,883,246   $   16,500    $12,899,746
Intersegment revenues..........................           --           --             --
Interest expense...............................      302,152           --        302,152
Depreciation and amortization expense..........      721,648      118,192        839,840
Segment profit (loss) before income taxes......   (1,255,495)    (403,460)    (1,658,955)
Other significant non cash item:
  Deferred compensation on stock options.......    2,061,206    2,618,168      4,679,374
Segment assets
  Fixed assets, net............................    1,460,211       10,327      1,470,538
  Intangible assets, net.......................           --    3,179,361      3,179,361
Expenditures of long-lived assets..............      922,749       11,127        933,876

15.  SUBSEQUENT EVENTS

     In February 1999, the Company entered into a $1.8 million loan agreement with Venture Lending & Leasing, Inc., under which the Company may purchase equipment and obtain working capital. The borrowing base under the loan is limited to $1.8 million or 80% of the Company's eligible accounts. The loan agreement expires on March 31, 2000. Borrowings under the loan are due 36 months from the date of disbursement.

     In connection with the loan agreement, the Company issued a warrant to purchase 25,773 shares of common stock at an exercise price of $8.73 per share. The warrant was valued at $215,720, which is being amortized to interest expense over the debt service period. The warrant may be exercised in whole or in part and expires February 2008.

     In February 1999, the Company entered into a new lease agreement for its corporate headquarters. The new lease is with the same related party (see Note
13) and became effective February 1, 1999. The Company's prior lease, which was due to expire in June 2002 and provided for monthly rent payments of $37,015 was canceled upon commencement of the new lease. The term of the new lease is 5 years, with the option to extend for five terms of two years each. The initial monthly rent payment of $44,843 will be increased by 3 1/2% each year during the original five year term. Upon commencement of each extension of the term, monthly base rent will be adjusted to reflect the fair market rental value.

     In February 1999, the Board of Directors adopted the 1999 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan. The plans became effective on the date the underwriting agreement was signed in connection with the Company's initial public offering. Shares reserved for issuance under the 1999 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan total 2,800,000 and 300,000, respectively.

     In March 1999, the Company's Board of Directors approved an increase in the authorized number of shares of preferred stock to 5,000,000. On April 1, 1999, the Company's Board of Directors authorized a

                                COMPS.COM, INC.

15.  SUBSEQUENT EVENTS -- (CONTINUED)
1-for-.7335 reverse stock split of the Company's common stock (unless otherwise noted, all share and per share amounts included in the accompanying consolidated financial statements and notes have been adjusted retroactively to give effect to the stock split) and approved a decrease in the authorized number of common stock to 18,337,500.

     In April 1999, the Company borrowed $3,000,000 from a bank. Borrowings under this loan were repaid on the closing of the Company's initial public offering. In connection with this loan, the Company issued warrants exercisable for 14,670 shares of common stock with an exercise price of $6.82 per share. The warrants expire in April 2006.

     In May 1999, the Company closed its initial public offering by selling to the underwriters 4,500,000 shares of its common stock for aggregate net proceeds of $61.3 million.

     In June 1999, the Company acquired substantially all of the assets of Inside Prospects of California. The Company paid a total of $3.2 million for the assets, which included $1,650,000 in cash, $1,350,000 in the form of a subordinated convertible note, assumption of liability for deferred subscription revenue of $127,300, and acquisition costs of $52,700. The note is payable in full on June 16, 2003, bears interest at 8% per annum payable monthly during the term of the note, and may be converted at the option of the note holder into common stock of the Company at any time after December 16, 2000 at $20 per share. The intangible assets will be amortized over their estimated useful lives, ranging from two to five years. The Company allocated the purchase price, based upon management's best estimate as follows:

Current assets acquired.....................................  $   39,900
Furniture and equipment.....................................      24,200
Intangible assets...........................................   3,115,900
                                                              ----------
Net purchase price..........................................  $3,180,000
                                                              ==========

     In August 1999, the Company acquired substantially all of the assets of The Baca Information Group. The Company paid a total of $1,060,000 for the assets, which included $300,000 in cash at the closing and $60,000 of the purchase price as a hold back for any indemnity claims, assumption of certain liabilities (including deferred subscription revenue of $17,000) of $173,000, acquisition costs of $33,000, and stock options valued at $494,000.

     On August 27, 1999, the Company acquired (a) all of the outstanding stock of Sendero Investments, Inc., (b) all of the outstanding stock of Parramore, Inc., and (c) substantially all of the assets pertaining to the operations of the Commercial Brokers Network business of ARA-D/FW, Inc. The Company paid a total of $2,749,000 for these investments, which included $843,000 in cash, four notes payable totaling $1,657,000, assumption of deferred subscription revenue of $67,000, plus assumption of other liabilities of $61,000, and acquisition costs of $121,000.

     In November 1999, the Company and CoStar Group, Inc. ("CoStar") entered into a definitive agreement for a strategic business combination between the Company and CoStar which will be effected by the merger of the Company into a wholly owned subsidiary of CoStar. The merger agreement provides that each holder of a share of the Company's common stock may elect to receive either $7.50 in cash or 0.31496 shares of CoStar common stock, but these elections will be adjusted so that 50.1% of the Company's shares receive CoStar common stock and 49.9% of the Company's shares receive cash. The merger agreement allows the Company to consider unsolicited acquisition proposals and may be terminated in the event the Company accepts a superior proposal and pays CoStar a $2,000,000 fee.

                                COMPS.COM, INC.

15.  SUBSEQUENT EVENTS -- (CONTINUED)
     In November 1999, a purported class action suit was initiated in the state of Delaware and a similar class action suit was brought in the state of California. The suits allege various breaches of fiduciary duties of certain members of the board of directors of the Company and by Summit Partners, an investor of the Company. The Company believes the allegations in the cases are without merit and will vigorously defend itself against these actions. If these lawsuits are resolved adversely to the Company, they could have a material adverse effect on the Company.

                                COMPS.COM, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
                                                                                 (NOTE)
Current assets:
  Cash and cash equivalents.................................    $ 31,778        $    378
  Marketable securities.....................................      17,734              --
  Accounts receivable.......................................       3,328           3,166
  Prepaid expenses..........................................         906             184
                                                                --------        --------
          Total current assets..............................      53,746           3,728
Furniture and equipment, net................................       2,521           1,471
Intangible assets, net......................................       9,246           3,179
Deposits and other assets...................................       2,384              36
                                                                --------        --------
          Total assets......................................    $ 67,897        $  8,414
                                                                ========        ========
Current liabilities:
  Accounts payable..........................................    $    859        $    531
  Accrued liabilities.......................................       1,551           1,020
  Current portion of long-term debt.........................       1,040             979
  Current portion of capital lease obligations..............          22              49
  Deferred subscription revenue.............................       5,263           5,503
                                                                --------        --------
          Total current liabilities.........................       8,735           8,082
Long-term debt, less current portion........................       3,844           1,101
Capital lease obligations, less current portion.............          11              22
Deferred rent...............................................          73              71
                                                                --------        --------
          Total liabilities.................................      12,663           9,276
Redeemable convertible preferred stock......................          --           7,009
Stockholders' equity (deficit):
  Common stock..............................................         114              30
  Additional paid-in capital................................      76,981           7,745
  Warrants..................................................         514             398
  Deferred compensation.....................................      (3,590)         (4,487)
  Accumulated deficit.......................................     (18,785)        (11,557)
                                                                --------        --------
          Total stockholders' equity (deficit)..............      55,234          (7,871)
                                                                --------        --------
          Total liabilities and stockholders' equity
            (deficit).......................................    $ 67,897        $  8,414
                                                                ========        ========

Note: The balance sheet at December 31, 1998 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

           See Notes to Condensed Consolidated Financial Statements.

                                COMPS.COM, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
Net revenues................................................  $  11,839   $   9,724
Cost of revenues............................................      6,248       4,061
                                                              ---------   ---------
Gross profit................................................      5,591       5,663
Operating expenses:
  Selling and marketing.....................................      5,422       2,805
  Product development and engineering.......................      1,725         925
  General and administrative................................      4,319       2,040
  Amortization of intangible assets.........................        864          72
  Stock-based charges.......................................        830          13
                                                              ---------   ---------
     Total operating expenses...............................     13,160       5,855
Loss from operations........................................     (7,569)       (192)
Interest income (expense), net..............................        468        (193)
                                                              ---------   ---------
Net loss....................................................     (7,101)       (385)
Dividend accretion on preferred stock.......................       (435)       (334)
                                                              ---------   ---------
Net loss attributable to common stockholders................  $  (7,536)  $    (719)
                                                              =========   =========
Net loss per share attributable to common stockholders,
  basic and diluted.........................................  $    (.94)  $    (.20)
                                                              =========   =========
Shares used in computing net loss per share, basic and
  diluted...................................................  8,009,578   3,513,867
                                                              =========   =========

           See Notes to Condensed Consolidated Financial Statements.

                                COMPS.COM, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                                                1999      1998
                                                              --------   ------
OPERATING ACTIVITIES
Net loss....................................................  $ (7,101)  $ (385)
Adjustments to reconcile net loss to net cash (used in)
  provided by operating activities:
  Depreciation and amortization.............................     1,488      519
  Compensation expense related to stock options.............       830       13
  Interest expense related to warrants......................       115       --
  Provision for bad debts...................................        84      235
  Interest imputed on note payable..........................        46       35
  Changes in operating assets and liabilities, net of
     effects from acquisitions:
     Accounts receivable....................................      (444)    (340)
     Prepaid expenses.......................................      (719)      33
     Deposits and other assets..............................      (250)       4
     Accounts payable.......................................       248       50
     Accrued liabilities....................................       395      (60)
     Deferred subscription revenue..........................      (109)     596
     Deferred rent..........................................         2      (24)
                                                              --------   ------
Net cash (used in) provided by operating activities.........    (5,415)     676
                                                              --------   ------
INVESTING ACTIVITIES
Investment in marketable securities (short and long-term)...   (19,830)      --
Purchases of furniture and equipment........................    (1,623)    (786)
Purchases of various entities, net of cash acquired.........    (3,202)      --
                                                              --------   ------
Net cash used in investing activities.......................   (24,655)    (786)
                                                              --------   ------
FINANCING ACTIVITIES
Proceeds from notes payable.................................     3,400       --
Repayment of notes payable..................................    (3,648)    (387)
Principal payments under capital lease obligations..........       (39)     (49)
Proceeds from sale of preferred stock, net of issuance
  costs.....................................................        --    1,137
Proceeds from exercise of common stock options and shares
  issued in connection with Employee Stock Participation
  Plan......................................................       485       10
Proceeds from issuance of common stock, net of issuance
  costs.....................................................    61,272       --
                                                              --------   ------
Net cash provided by financing activities...................    61,470      711
                                                              --------   ------
Net increase in cash and cash equivalents...................    31,400      601
Cash and cash equivalents at beginning of period............       378      352
                                                              --------   ------
Cash and cash equivalents at end of period..................  $ 31,778   $  953
                                                              ========   ======
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
Notes payable issued in connection with various
  acquisitions..............................................  $  3,007   $   --
                                                              ========   ======

           See Notes to Condensed Consolidated Financial Statements.

                                COMPS.COM, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1999

1) Basis of Presentation -- The accompanying unaudited condensed consolidated financial statements of COMPS.COM, Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. These financial statements should be read in conjunction with the financial statements and notes thereto, together with management's discussion and analysis of financial condition and results of operations, contained in CoStar's Registration Statement on Form S-4.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the condensed consolidated financial statements and related notes. Changes in those estimates may affect amounts reported in future periods. Certain reclassifications have been made to amounts included in the prior year's financial statements to conform to the financial statement presentation for the three and nine month periods ended September 30, 1999.

2) Revenue Recognition -- The Company recognizes product and related services revenue at the time of shipment or performance of services. A substantial portion of the Company's revenue come from subscription sales. Subscriptions are recorded as accounts receivable and as deferred revenues at the time the customer is invoiced. The Company provides an allowance for bad debts and cancellations when accounts receivable and deferred revenue are recorded. Subscription revenue, net of reserve for cancellations, is recognized over the subscription term.

   In addition, the Company obtains fixed fees from its transaction support services. The services provided include the development and hosting of a specific Web site for a listed property and sending announcements via fax and e-mail to potential buyers. The revenue from these services is recognized ratably over the hosting period, which typically is one to four months. Revenue from sponsors whose messages and links are located on the Company's Web site or contained in the broadcast e-mail or fax to potential buyers is recognized ratably over the period that the messages or links are displayed or broadcast, provided that no significant Company obligations remain. In certain circumstances, the Company may be obligated to provide a minimum number of broadcasts or impressions. In these circumstances, the Company recognizes revenue at the lesser of the ratio of impressions or broadcasts delivered over the total guaranteed impressions or broadcasts or the straight-line basis over the term of the agreements.

                                COMPS.COM, INC.

4) Segment Information -- The Company's reportable segments are business units that offer different products and services. The Company's transaction support activity began in the third quarter of 1998, and therefore only the information for the nine month periods ended September 30, 1999 is included below.

                                                               NINE MONTHS ENDED SEPTEMBER 30,
                                                    -----------------------------------------------------
                                                              1999                        1998
                                                    -------------------------   -------------------------
                                                                  TRANSACTION                 TRANSACTION
                                                    INFORMATION     SUPPORT     INFORMATION     SUPPORT
                                                     SERVICES      SERVICES      SERVICES      SERVICES
                                                    -----------   -----------   -----------   -----------
                                                                       (IN THOUSANDS)
Revenue from external customers...................    $11,727       $  112        $ 9,724        $  --
Intersegment Revenues.............................         --           --             --           --
Segment loss......................................     (4,973)      (2,128)          (355)         (30)
Segment assets....................................      9,050        2,717          1,524           --

5) Loss Per Share Data -- Basic and diluted net loss per share are computed using the weighted average number of Class A and Class B common shares outstanding. The Class B non-voting common stock automatically converted into Class A common stock upon the closing of the Company's initial public offering, and was thereafter known as common stock. Options and warrants were not included in the computation of diluted net loss per share because the effects would be antidilutive.

   Upon the closing of the Company's initial public offering, all the redeemable convertible preferred outstanding as of the closing date was automatically converted into an aggregate of 3,600,110 shares of common stock.

6) Initial Public Offering -- On May 10, 1999, the Company closed its initial public offering by selling to the underwriters 4,500,000 shares of its common stock for aggregate net proceeds of $61.3 million.

7) Acquisitions --

   In June 1999, the Company acquired substantially all of the assets of Inside Prospects of California. The Company paid a total of $3.2 million for the assets, which included $1,650,000 in cash, $1,350,000 in the form of a subordinated convertible note, assumption of liability for deferred subscription revenue of $127,300, and acquisition costs of $52,700. The note is payable in full on June 16, 2003, bears interest at 8% per annum payable monthly during the term of the note, and may be converted at the option of the note holder into common stock of the Company at any time after December 16, 2000 at $20 per share. The intangible assets will be amortized over their estimated useful lives, ranging from two to five years. The Company allocated the purchase price, based upon management's best estimate as follows:

Current assets acquired.....................................  $   39,900
Furniture and equipment.....................................      24,200
Intangible assets...........................................   3,115,900
                                                              ----------
Net purchase price..........................................  $3,180,000
                                                              ==========

   On August 9, 1999, the Company acquired substantially all of the assets of The Baca Information Group. The Company paid a total of $1,060,000 for the assets, which included $300,000 in cash at the closing and $60,000 of the purchase price as a hold back for any indemnity claims, assumption of $173,000 of certain liabilities (including deferred subscription revenue of $17,000), acquisition costs of $33,000, and stock options valued at $494,000.

                                COMPS.COM, INC.

   On August 27, 1999, the Company acquired a) all of the outstanding stock of Sendero Investments, Inc., b) all of the outstanding stock of Parramore, Inc., and c) substantially all of the assets pertaining to the operations of the Commercial Brokers Network business of ARA-D/FW, Inc. The Company paid a total of $2,749,000 for these investments, which included $843,000 in cash, four notes payable totaling $1,657,000, assumption of deferred subscription revenue of $67,000, plus assumption of other liabilities of $61,000 and acquisition costs of $121,000.

8) Subsequent Events --

   In November 1999, the Company and CoStar Group, Inc. ("CoStar") entered into a definitive agreement for a strategic business combination between the Company and CoStar which will be effected by the merger of the Company into a wholly owned subsidiary of CoStar. The merger agreement provides that each holder of a share of the Company's common stock may elect to receive either $7.50 in cash or 0.31496 shares of CoStar common stock, but these elections will be adjusted so that 50.1% of the Company's shares receive CoStar common stock and 49.9% of the Company's shares receive cash. The merger agreement allows the Company to consider unsolicited acquisition proposals and may be terminated in the event the Company accepts a superior proposal and pays CoStar a $2,000,000 fee.

   In November 1999, a purported class action suit was initiated in the state of Delaware and a similar class action suit was brought in the state of California. The suits allege various breaches of fiduciary duties of certain members of the board of directors of the Company and by Summit Partners, an investor of the Company. The Company believes the allegations in the cases are without merit and will vigorously defend itself against these actions. If these lawsuits are resolved adversely to the Company, they could have a material adverse effect on the Company.

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                COMPS.COM, INC.,

                              COSTAR GROUP, INC.,

                                      AND

                                 ACQ SUB, INC.

                          DATED AS OF NOVEMBER 3, 1999

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
RECITALS.....................................................................  A- 5
ARTICLE I  The Merger; Closing; Effective Time...............................  A- 5
          1.1.   The Merger..................................................  A- 5
          1.2.   Closing.....................................................  A- 5
          1.3.   Effective Time..............................................  A- 5
ARTICLE II  Certificate of Incorporation and By-Laws of the Surviving
  Corporation................................................................  A- 6
          2.1.   The Certificate of Incorporation............................  A- 6
          2.2.   By-Laws.....................................................  A- 6
ARTICLE III  Officers and Directors of the Surviving Corporation.............  A- 6
          3.1.   Directors...................................................  A- 6
          3.2.   Officers....................................................  A- 6
ARTICLE IV  Effect of the Merger on Capital Stock; Exchange of
  Certificates...............................................................  A- 6
          4.1.   Effect on Capital Stock.....................................  A- 6
                   (a) Merger Consideration..................................  A- 6
                   (b) Cancellation of Shares................................  A- 6
                   (c) Merger Sub............................................  A- 7
          4.2.   Cash Election Procedures....................................  A- 7
                   (a) Allocation............................................  A- 7
                   (b) Election Procedures...................................  A- 7
                   (c) Distributions with Respect to Unexchanged Shares;
                   Voting....................................................  A- 9
                   (d) Transfers.............................................  A- 9
                   (e) Fractional Shares.....................................  A- 9
                   (f) Termination of Exchange Fund..........................  A-10
                   (g) Lost, Stolen, or Destroyed Certificates...............  A-10
                   (h) Affiliates............................................  A-10
          4.3.   Dissenters' Rights..........................................  A-10
          4.4.   Adjustments to Prevent Dilution.............................  A-11
          4.5.   Company Warrants............................................  A-11
ARTICLE V  Representations and Warranties....................................  A-11
          5.1.   Representations and Warranties of the Company...............  A-11
                   (a) Organization, Good Standing, and Qualification........  A-11
                   (b) Capital Structure.....................................  A-12
                   (c) Corporate Authority; Approval and Fairness............  A-13
                   (d) Governmental Filings; No Violations...................  A-13
                   (e) Company Reports; Financial Statements.................  A-14
                   (f) Absence of Certain Changes............................  A-15
                   (g) Litigation and Liabilities............................  A-15
                   (h) Employee Benefits.....................................  A-15
                   (i) Compliance with Laws; Permits.........................  A-17
                   (j) Takeover Statutes.....................................  A-17
                   (k) Environmental Matters.................................  A-17
                   (l) Tax Matters...........................................  A-18
                   (m) Taxes.................................................  A-18
                   (n) Labor Matters.........................................  A-19

                                                                               PAGE
                                                                               ----
                   (o) Insurance.............................................  A-19
                   (p) Intellectual Property.................................  A-19
                   (q) Brokers and Finders...................................  A-20
                   (r) Year 2000 Compliance..................................  A-20
                   (s) Unlawful Contribution/Payment.........................  A-21
          5.2.   Representations and Warranties of Parent and Merger Sub.....  A-21
                   (a) Capitalization of Merger Sub..........................  A-21
                   (b) Organization, Good Standing, and Qualification........  A-21
                   (c) Capital Structure.....................................  A-22
                   (d) Corporate Authority...................................  A-22
                   (e) Governmental Filings; No Violations...................  A-23
                   (f) Parent Reports; Financial Statements..................  A-23
                   (g) Compliance with Laws; Permits.........................  A-24
                   (h) Takeover Statutes.....................................  A-24
                   (i) Tax Matters...........................................  A-24
                   (j) Brokers and Finders...................................  A-24
                   (k) Available Funds.......................................  A-24
                   (l) Year 2000 Compliance..................................  A-24
                   (m) Absence of Certain Changes............................  A-25
                   (n) Litigation and Liabilities............................  A-25
ARTICLE VI  Covenants........................................................  A-25
          6.1.   Interim Operations..........................................  A-25
          6.2.   Acquisition Proposals.......................................  A-27
          6.3.   Information Supplied........................................  A-28
          6.4.   Stockholders Meeting........................................  A-28
          6.5.   Filings; Other Actions; Notification........................  A-28
          6.6.   Taxation....................................................  A-29
          6.7.   Access......................................................  A-29
          6.8.   Affiliates..................................................  A-29
          6.9.   Stock Exchange Listing and De-listing.......................  A-30
          6.10.  Directors' and Officers' Indemnification....................  A-30
          6.11.  Publicity...................................................  A-30
          6.12.  Benefits....................................................  A-30
                   (a) Stock Options.........................................  A-30
                   (b) Employee Benefits.....................................  A-31
                   (c) Limited Accelerated Vesting and Exercisability........  A-31
                   (d) New Options...........................................  A-31
                   (e) Severance.............................................  A-31
                   (f) ESPP..................................................  A-31
          6.13.  Election to Parent's Board of Directors.....................  A-31
          6.14.  Expenses....................................................  A-31
          6.15.  Other Actions by the Company and Parent.....................  A-32
                   (a) Takeover Statute......................................  A-32
                   (b) Dividends.............................................  A-32
                   (c) Cash Expenditure Certificate..........................  A-32
ARTICLE VII  Conditions......................................................  A-32
          7.1.   Conditions to Each Party's Obligation to Effect the
                 Merger......................................................  A-32
                   (a) Stockholder Approval..................................  A-32
                   (b) Regulatory Consents...................................  A-32
                   (c) Litigation............................................  A-32
                   (d) S-4...................................................  A-32

                                                                               PAGE
                                                                               ----
          7.2.   Conditions to Obligations of Parent and Merger Sub..........  A-33
                   (a) Representations and Warranties........................  A-33
                   (b) Performance of Obligations of the Company.............  A-33
                   (c) Consents Under Agreements.............................  A-33
                   (d) Tax Opinion...........................................  A-33
                   (e) Legal Opinion.........................................  A-33
                   (f) Affiliates Letters....................................  A-33
                   (g) Accountant Letter.....................................  A-33
                   (h) Stock Option Plan.....................................  A-33
                   (i) Voting Agreement......................................  A-33
                   (j) Pledge Agreement......................................  A-34
                   (k) Calculation of Cash Expenditures......................  A-34
                   (l) Cash Shortfall........................................  A-34
                   (m) Employment/Non-competition Agreement..................  A-34
                   (n) Litigation and Liabilities............................  A-34
                   (o) Compensation and Benefit Plans........................  A-35
                   (p) Company Warrants......................................  A-35
          7.3.   Conditions to Obligation of the Company.....................  A-35
                   (a) Representations and Warranties........................  A-35
                   (b) Performance of Obligations of Parent and Merger Sub...  A-35
                   (c) Tax Opinion...........................................  A-35
                   (d) Legal Opinion.........................................  A-35
                   (e) Accountant Letter.....................................  A-35
                   (f) Nasdaq National Market Listing........................  A-35
ARTICLE VIII  Termination....................................................  A-35
          8.1.   Termination by Mutual Consent...............................  A-35
          8.2.   Termination by Either Parent or the Company.................  A-36
          8.3.   Termination by the Company..................................  A-36
          8.4.   Termination by Parent.......................................  A-36
          8.5.   Effect of Termination and Abandonment.......................  A-37
ARTICLE IX  Miscellaneous and General........................................  A-37
          9.1.   Survival....................................................  A-37
          9.2.   Modification or Amendment...................................  A-37
          9.3.   Waiver......................................................  A-37
          9.4.   Counterparts................................................  A-38
          9.5.   Governing Law and Venue; Waiver of Jury Trial...............  A-38
          9.6.   Notices.....................................................  A-38
          9.7.   Entire Agreement; No Other Representations..................  A-39
          9.8.   No Third Party Beneficiaries................................  A-39
          9.9.   Obligations of Parent and of the Company....................  A-39
          9.10.  Severability................................................  A-40
          9.11.  Interpretation..............................................  A-40
          9.12.  Assignment..................................................  A-40
          9.13.  Executive Officer...........................................  A-40

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of November 3, 1999 (this "Agreement"), by and among COMPS.COM, Inc., a Delaware corporation (the "Company"), CoStar Group, Inc., a Delaware corporation ("Parent"), and Acq Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub," the Company and Merger Sub sometimes hereinafter collectively referred to as the "Constituent Corporations").

                                    RECITALS

     WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of the Company with and into Merger Sub (the "Merger") and approved this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code") and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for the purposes of Section 368 of the Code; and

     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants, and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the foregoing, and of the respective representations, warranties, covenants, and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I
                      THE MERGER; CLOSING; EFFECTIVE TIME

     1.1. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the General Corporation Law of the State of Delaware, as amended (the "DGCL").

     1.2. Closing.  The closing of the Merger (the "Closing") shall take place
(i) at the offices of Shea & Gardner, 1800 Massachusetts Avenue, N.W., Washington, D.C. at 10:00 A.M. on the first day that is not a Saturday, Sunday, or a day when commercial banks in The City of New York are authorized by law, rule, or regulation to be closed (each such day, a "Business Day") on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (such date and time, the "Closing Date").

     1.3. Effective Time. Concurrently with the Closing, the Company and Merger Sub will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed, acknowledged, and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware or such other date and time as agreed upon by the Company and Merger Sub and specified in the Certificate of Merger (the "Effective Time").

                                   ARTICLE II
                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

     2.1. The Certificate of Incorporation. The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law, except that Article 1 of the Charter shall be amended to read in its entirety as follows: "The name of the Corporation is:

     2.2. By-Laws. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III
                             OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION

     3.1. Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Charter and by-laws of the Surviving Corporation, or as otherwise provided by law.

     3.2. Officers. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Charter and by-laws of the Surviving Corporation, or as otherwise provided by law.

                                   ARTICLE IV
                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

     4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

          (a) Merger Consideration. Subject to Section 4.2, each share of the Common Stock, par value $0.01 per share, of the Company (the "Shares"), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 4.3(a)), Shares owned by Parent, Merger Sub, or any other direct or indirect subsidiary of Parent (collectively, the "Parent Companies") or Shares that are owned by the Company or any direct or indirect subsidiary of the Company and in each case not held on behalf of third parties (collectively, "Excluded Shares")) shall be converted into, and become exchangeable for the following (the "Merger Consideration"): the right to receive (i) $7.50 in cash (the "Cash Consideration"), without interest thereon, or (ii) 0.31496 shares of Common Stock, par value $0.01 per share (the "Parent Common Stock"), of Parent (the "Stock Consideration"). At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") previously representing any of such Shares (other than Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 4.2(e) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 4.1(a) and any dividends or other distributions pursuant to
     Section 4.2(c).

          (b) Cancellation of Shares. Each Share issued and outstanding immediately prior to the Effective Time and owned by any of the Parent Companies or owned by the Company or any direct or indirect subsidiary of the Company (other than Shares that are in each case owned on behalf of third parties), shall, by virtue of the Merger and without any action on the part of the holder thereof, (i) cease to be outstanding, (ii) be canceled and retired without payment of any consideration therefor, and
     (iii) cease to exist.

          (c) Merger Sub. At the Effective Time, each share of Common Stock, par value $1 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall remain outstanding and each certificate therefor shall continue to evidence one share of Common Stock, par value $1 per share, of the Surviving Corporation.

     4.2. Cash Election Procedures.

          (a) Allocation. Notwithstanding anything in this Agreement to the contrary, the maximum number of Shares (the "Cash Election Number") to be converted into the right to receive Cash Consideration in the Merger shall be the largest whole number less than or equal to (i) 49.9 percent of the number of Shares issued and outstanding immediately prior to the Effective Time less (ii) the number of Shares to be canceled in accordance with
     Section 4.1(b). The number of Shares to be converted into the right to receive Stock Consideration in the Merger (the "Stock Election Number") shall be equal to the number of Shares issued and outstanding immediately prior to the Effective Time less the sum of (i) the Cash Election Number and (ii) the number of Shares to be canceled in accordance with Section 4.1(b).

          (b) Election Procedures.

             (i) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent, with the Company's prior approval, which shall not be unreasonably withheld (the "Exchange Agent"), for the benefit of the former holders of Shares, certificates representing the shares of Parent Common Stock and any cash and any dividends or other distributions with respect to the Parent Common Stock to be issued or paid pursuant to Sections 4.1 and 4.2(c) in exchange for outstanding Shares upon due surrender of the Certificates pursuant to the provisions of this Article IV (such cash and certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the "Exchange Fund").

             (ii) Subject to allocation and proration in accordance with the provisions of this Section 4.2, each record holder of Shares (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Election Deadline (as defined below) shall be entitled (A) to elect to receive in respect of each such Share (x) Cash Consideration (a "Cash Election") or (y) Stock Consideration (a "Stock Election") or (B) to indicate that such record holder has no preference as to the receipt of Cash Consideration or Stock Consideration for such Shares (a "Non-Election"). Shares in respect of which a Non-Election is made (including shares in respect of which such an election is deemed to have been made pursuant to this Section 4.2 and Section 4.3 (collectively, "Non-Election Shares")) shall be deemed by Parent, in its sole and absolute discretion, subject to Sections 4.2(b)(v)-(vii), to be, in whole or in part, Shares in respect of which Cash Elections or Stock Elections have been made.

             (iii) Elections pursuant to Section 4.2(b)(ii) shall be made on a form and with such other provisions to be reasonably agreed upon by the Company and Parent (a "Form of Election") to be provided by the Exchange Agent for that purpose to holders of record of Shares (other than holders of Excluded Shares and Dissenting Shares), together with appropriate transmittal materials, at the time of mailing to holders of record of Shares of the Prospectus-Proxy Statement (as defined in Section 6.3) in connection with the stockholders' meeting referred to in
        Section 6.4. Elections shall be made by mailing to the Exchange Agent a duly completed Form of Election. To be effective, a Form of Election must be (x) properly completed, signed, and submitted to the Exchange Agent at its designated office, by 5:00 p.m., New York City time, on the Business Day that is two Business Days prior to the Closing Date (which date shall be publicly announced by Parent as soon as practicable but in no event less than five Business Days prior to the Closing Date) (the "Election Deadline") and (y) accompanied by the Certificate(s) representing the Shares as to which the election is being made (or by an appropriate guarantee of delivery of such Certificate(s) by a commercial bank or trust company in the United States or a member of a registered national security exchange or of the National Association of Securities Dealers, Inc., provided that such Certificates are in fact delivered to the Exchange Agent within three Business Days after the date of execution of such guarantee of delivery). The Company shall use commercially reasonable efforts to make a Form of Election available to all persons who become holders of record of Shares (other than Excluded Shares and Dissenting Shares) between the date of mailing described in the first sentence of this Section 4.2(b)(iii) and the Election Deadline. Parent shall determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent and whether Forms of Election have been properly completed, signed, and submitted or revoked. The decision of Parent (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Parent shall make reasonable efforts to, or shall make reasonable efforts to cause the Exchange Agent to, notify holders of Shares of defects in any Form of Election submitted to the Exchange Agent. A holder of Shares that does not submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Non-Election.

             (iv) An election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Any Certificate(s) representing Shares that have been submitted to the Exchange Agent in connection with an election shall be returned without charge to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such Certificate(s). Upon any such revocation, unless a duly completed Form of Election is thereafter submitted in accordance with paragraph
        (b)(ii), such Shares shall be Non-Election Shares. In the event that this Agreement is terminated pursuant to the provisions hereof and any Shares have been transmitted to the Exchange Agent pursuant to the provisions hereof, such Shares shall promptly be returned without charge to the person submitting the same.

             (v) In the event that the aggregate number of Shares in respect of which Cash Elections have been made (collectively, the "Cash Election Shares") exceeds the Cash Election Number, all shares in respect of which Stock Elections have been made (the "Stock Election Shares") and all Non-Election Shares in respect of which Stock Elections are deemed to have been made (it being understood that in such case all Non-Election Shares shall be deemed to be shares in respect of which Stock Elections have been made) shall be converted into the right to receive Stock Consideration, and all Cash Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner:

                (A) a cash proration factor (the "Cash Proration Factor") shall be determined dividing the Cash Election Number by the total number of Cash Election Shares; the quotient shall be carried to five decimal places.

                (B) the number of Cash Election Shares to be converted into the right to receive cash shall be determined by multiplying the Cash Proration Factor by the total number of Shares covered by each Cash Election.

                (C) each Share covered by a Cash Election and not converted into a right to receive cash as set forth above shall be converted into Stock Consideration in the Merger.

             (vi) In the event that the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Non-Election Shares in respect of which Cash Elections are deemed to have been made (it being understood that in such case all Non-Election Shares shall be deemed to be Shares in respect of which Cash Elections have been made) shall be converted into the right to receive Cash Consideration, and all Stock Election

        Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner:

                (A) a stock proration factor (the "Stock Proration Factor") shall be determined by dividing the Stock Election Number by the total number of Stock Election Shares; the quotient shall be carried to five decimal places.

                (B) the number of Stock Election Shares to be converted into the right to receive cash shall be determined by multiplying the Stock Proration Factor by the total number of Shares covered by each Stock Election.

                (C) each Share covered by a Stock Election and not converted into a right to receive Parent Common Stock as set forth above shall be converted into the right to receive cash in the Merger.

             (vii) In the event that neither clause (v) nor clause (vi) of this
        Section 4.2(b) is applicable, (x) Non-Election Shares shall be deemed Stock Election Shares such that the total number of Stock Election Shares equals the Stock Election Number and any remaining Non-Election Shares shall be deemed Cash Election Shares, (y) all Cash Election Shares and all Non-Election Shares in respect of which Cash Elections are deemed to have been made shall be converted into the right to receive Cash Consideration, and (z) all Stock Election Shares and all Non-Election Shares in respect of which Stock Elections are deemed to have been made shall be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests).

             (viii) The Exchange Agent, in consultation with Parent and the Company, shall (A) periodically, upon request of Parent or the Company, provide information with respect to Forms of Election received and (B) make all computations to give effect to this Section 4.2.

          (c) Distributions with Respect to Unexchanged Shares; Voting.

             (i) All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

             (ii) Holders of unsurrendered Certificates shall be entitled to vote, after the Effective Time, at any meeting of stockholders of Parent, the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

          (d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

          (e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in a
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     net proceeds from the sale by the Exchange Agent on behalf of all such holders of the aggregate fractional shares of Parent Common Stock that such holders otherwise would be entitled to receive. Any such sale shall be made by the Exchange Agent, at the market price, within five Business Days after the date upon which the Certificate(s) (or affidavit(s) of loss in lieu thereof) that would otherwise result in the issuance of such fractional shares of Parent Common Stock have been received by the Exchange Agent. Any costs, including, but not limited to, brokerage commissions of such sales shall be borne by Parent.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the former stockholders of the Company for 180 days after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of their shares of Parent Common Stock and any cash, dividends, and other distributions in respect thereof payable and/or issuable pursuant to Section 4.1 and Section 4.2(c) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, with out any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent, or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g) Lost, Stolen, or Destroyed Certificates. In the event any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the shares of Parent Common Stock and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to Section 4.2(c) upon due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement.

          (h) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any "affiliate" (as determined pursuant to Section 6.8) of the Company shall not be exchanged until Parent has received a written agreement from such person as provided in Section 6.8.

     4.3. Dissenters' Rights.

          (a) Notwithstanding anything in this Agreement to the contrary, Shares which were outstanding on the date for the determination of stockholders entitled to vote on the adoption of this Agreement and which were not voted in favor of or were voted against the adoption of this Agreement and the holders of which have demanded that the Company purchase such shares at their fair value in accordance with Section 262 of the DGCL and have not failed to perfect or shall not have effectively withdrawn or lost their rights to purchase for cash under the DGCL (the "Dissenting Shares") shall not be converted into the Merger Consideration, but instead, the holders thereof shall be entitled to have their shares purchased by the Company for cash at the fair value of such Company Dissenting Shares as agreed upon or determined in accordance with the provisions of Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her, or its right to appraisal and payment under the DGCL, such holder's Shares shall thereupon be deemed to have been converted, at the Effective Time, as No Election Shares, into the Merger Consideration set forth in Section 4.1, without any interest thereon.

          (b) The Company shall provide Parent (i) prompt notice of any demands pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

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          (c) For purposes of Section 4.2, Dissenting Shares shall be deemed to be Shares in respect of which Cash Elections have been made.

     4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible into, exchangeable for, or exercisable for Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible into, exchangeable for, or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction.

     4.5 Company Warrants. At the Effective Time, each outstanding warrant to purchase Shares shall, subject to the receipt of the consents referred to in
Section 7.2(p), be canceled in exchange for the issuance, at the Closing, of the number of shares of Parent Common Stock equal to (a) the product of (i) the aggregate number of Shares for which such warrant was immediately prior to the Effective Time exercisable multiplied by (ii) 0.31496; minus (b) (i) the quotient of (A) the aggregate exercise price of such warrant immediately prior to the Effective Time divided by (B) $23.8125; provided that no fractional interests in a share of Parent Common Stock shall be issued, and any holder of a warrant entitled to a fractional share under this Section 4.5 shall be entitled to a cash payment in lieu thereof, as provided in Section 4.2(e).

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

     5.1. Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub that:

          (a) Organization, Good Standing, and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification. The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiaries' respective certificates of incorporation and by-laws, each as amended to date. The Company's and its Subsidiaries' certificates of incorporation and by-laws so delivered are in full force and effect. Neither the Company nor any of its Subsidiaries (i) is in violation or default of any provision of its certificate of incorporation, by-laws, or other organizational documents, or (ii) (A) on the date of this Agreement is in material breach of or default with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which it is a party or by which it or any of its properties are bound; and as of the date of this Agreement there does not exist any state of facts which, with notice or lapse of time or both would constitute such a breach or default on the part of the Company and/or any of its Subsidiaries; or (B) on the Closing Date will be in breach of or default with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which it is a party or by which it or any of its properties are bound other than such a breach or default that, individually or in the aggregate, would not reasonably expected to have a Company Material Adverse Effect; and as of the Closing Date there will not exist any state of facts which, with notice or lapse of time or both would constitute such a breach or default on the part of the Company and/or any of its Subsidiaries. Section 5.1(a) of the Company

     Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

          As used in this Agreement, the term (i) "Subsidiary" means, with respect to the Company, or Parent, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries and (ii) "Company Material Adverse Effect" means a material adverse effect on the financial condition, properties, business, or results of operations of the Company and its Subsidiaries, taken as a whole; provided that no one or more of the following shall be deemed to constitute in and of itself, or be taken into account in determining, the occurrence of a Company Material Adverse
     Effect: (A) any effect arising from or relating to general industry or economic conditions, (B) any effect relating to, affecting, or with respect to, the Internet business or the real estate business generally, (C) any effect arising from transactions contemplated by this Agreement or the public announcement thereof (excluding from the foregoing any pending or threatened litigation or one or more events or circumstances which otherwise would be a breach of any representation, warranty or covenant of the Company contained in this Agreement), (D) any decline in trading prices in financial markets generally or in the trading price of shares of Company Common Stock (excluding from the foregoing any declines arising out of public announcement of one or more events or circumstances which otherwise would be a breach of any representation, warranty or covenant of Company contained in this Agreement or otherwise constitute a Company Material Adverse Effect), or (E) the failure of the Company to meet earnings expectations published in analysts reports or in the financial projections provided by the Company to Parent (excluding from the foregoing any effects on earnings arising out of, related to, or otherwise by virtue of one or more events or circumstances which otherwise would be a breach of any representation, warranty or covenant of Company contained in this Agreement or otherwise constitute a Company Material Adverse Effect).

          (b) Capital Structure. The authorized capital stock of the Company consists of 75,000,000 Shares of Common Stock, par value $0.01 per share, of which 11,954,647 Shares were outstanding as of the close of business on November 3, 1999, and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of which no shares were outstanding as of the close of business on September 30, 1999. All of the outstanding Shares have been duly authorized and are validly issued, fully paid, and nonassessable. The Company has no Shares or Preferred Shares reserved for issuance, except that, as of November 3, 1999, there were 2,800,000 Shares reserved for issuance pursuant to the Stock Plan and 300,000 Shares reserved for issuance pursuant to the Company's 1999 Employee Stock Purchase Plan (the "ESPP"), of which 22,657 Shares have been issued as of November 3, 1999. For the Purchase Interval (as defined in the ESPP) ending January 31, 2000, a maximum of $232,500 can be contributed to the ESPP to repurchase Shares. The Company Disclosure Letter contains a correct and complete list of each outstanding option to purchase Shares under the Stock Plan or under any other arrangement (each a "Company Option"), including the holder, date of grant, exercise price, number of Shares subject thereto, number of Shares underlying the exercisable portion of the option, number of Shares underlying the unexercisable portion of the option, and vesting schedule for the unexercisable portion of the option. The Company Disclosure Letter contains a correct and complete list of each outstanding warrant or similar right to purchase Shares, including the holder, date of grant, exercise price, number of Shares underlying the warrant, and any other rights associated with the warrant. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and owned by a direct or indirect wholly-owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim, or other encumbrance. The administrator of each stock option plan of the Company who has discretion regarding acceleration of the exercisability of any option under such plan or with respect to any aspect or provision of such plan relating to the termination, exercise, amendment, cancellation, or change in any option or other right under such plan in the event of a transaction of the kind contemplated by this Agreement has not taken any action with respect to the options or other rights, including without limitation, accelerating vesting of options or rights. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, registration rights, rights of first refusal, repurchase rights, agreements, arrangements, or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued, or outstanding. Except as set forth in the Company Disclosure Letter, the Company does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt").

          (c) Corporate Authority; Approval and Fairness.

             (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver, and perform its obligations under this Agreement, and to consummate the Merger, subject only to adoption of this Agreement by the holders of the outstanding Shares (the "Company Requisite Vote"). This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

             (ii) The board of directors of the Company (A) on November 3, 1999, unanimously approved this Agreement and the Merger and the other transactions contemplated hereby and (B) has received the opinion of its financial advisors, Volpe Brown Whelan & Company LLC ("Volpe"), to the effect that, as of November 3, 1999, the consideration to be received by the holders of the Shares in the Merger is fair to such holders (other than Summit Ventures III, L.P., Summit Investors II, L.P., and Christopher A. Crane), a copy of which opinion has been delivered to Parent. It is agreed and understood that such opinion is for the benefit of the Company's Board of Directors and may not be relied on by Parent or Merger Sub.

          (d) Governmental Filings; No Violations.

             (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act"), and (C) required to be made with the Nasdaq National Market, no notices, reports, or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits, or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body, or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect or prevent, materially delay, or materially impair the ability of the Company to consummate transactions contemplated by this Agreement.

             (ii) The execution, delivery, and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in a breach or violation of, or a default under, the respective certificate of incorporation or by-laws of the Company or any of its Subsidiaries. On the date of this Agreement, the execution, delivery, and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in, (A) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest, or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time, or both) pursuant to any agreement, lease, contract, note, mortgage, indenture, arrangement, or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject, or (B) any change in the rights or obligations of any party under any of the Contracts.

          On the Closing Date, the execution, delivery, and performance of this Agreement by the Company will not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in, (x) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest, or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time, or both) pursuant to any Contracts binding upon the Company or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject, or (y) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (x) or (y) above, for a breach, violation, default, acceleration, creation, or change that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company Disclosure Letter sets forth a correct and complete list of Contracts of the Company and its Subsidiaries pursuant to which consents or waivers are required prior to consummation of the transactions contemplated by this Agreement.

          (e) Company Reports; Financial Statements.

             (i) The Company has provided Parent with access to each registration statement, report, proxy statement, or information statement prepared by it since December 31, 1998 (the "Audit Date"), including (A) the Company's registration statement on Form S-1 (File No. 333-72901) (as amended from time to time, the "S-1"), (B) the Company's current reports on Form 8-K, and (C) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999, each in the form (including exhibits, annexes, and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date of this Agreement and as amended, the "Company Reports"). As of the date the S-1 became effective under the Securities Act, the S-1 did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. As of their respective dates (or, if amended, as of the date of such amendment) the Company Reports (other than the S-1) did not, and any Company Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Except as disclosed in the Company Disclosure Letter, the Company has filed as exhibits to the Company Reports all contracts and other documents that were required to be so filed by the Securities Act and the rules and regulations promulgated thereunder, and, with respect to contracts and other documents made subsequently to the most recently filed Company Reports, would be required to be filed as exhibits to Company Reports required to be filed in the future. The Company Disclosure Letter includes a complete listing of all real property owned or leased by the Company or any of its Subsidiaries. Except as set forth in the Company Disclosure Letter, the contracts so described in the Company Reports are in full force and effect on the date of this Agreement.

             (ii) The Company has furnished to Parent a consolidated balance sheet and a consolidated statement of operations, each initialed by the Company and by Parent, that each present the consolidated financial position and results of operations of the Company and its subsidiaries as of September 30, 1999 and for the three months then ended (collectively, the "1999 Q3 Financials"). Each of the consolidated balance sheets included in the Company Reports

        (including the related notes and schedules) and the 1999 Q3 Financials fairly presents, or (with respect to Company Reports filed with the SEC subsequent to the date of this Agreement) will fairly present, in all material respects, the consolidated financial position of the Company and its subsidiaries as of its date, and each of the consolidated statements of operations and of cash flows included in the Company Reports (including any related notes and schedules) and the 1999 Q3 Financials fairly presents, in all material respects, or (with respect to Company Reports filed with the SEC subsequent to the date of this Agreement) will, in all material respects, fairly present, the results of operations, accumulated deficit, if any, and cash flows, as applicable, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the omission of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

          (f) Absence of Certain Changes. Except for transactions contemplated by this Agreement or disclosed in the Company Disclosure Letter or the Company Reports filed prior to the date of this Agreement, since June 30, 1999 (the "Interim Date"), the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (i) any material change or any development or combination of developments of which management of the Company has knowledge in the financial condition, properties, business, or results of operations of the Company and its Subsidiaries; (ii) any material damage, destruction, or other casualty loss with respect to any material asset or property owned, leased, or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date of this Agreement; (iv) any change by the Company in accounting principles, practices, or methods; (v) (A) any incurrence by the Company or of its Subsidiaries of any liabilities or obligations, indirect, direct, or contingent or (B) any entering into of any oral or written agreement or other transaction, which in the case of (A) or (B) is not in the ordinary course of business; (vi) any default, either by the Company or any of its Subsidiaries, in the payment of principal or interest on any outstanding debt obligations by the Company or its Subsidiaries; (vii) any change in the capital stock of the Company or any of its Subsidiaries other than upon the exercise of any options or warrants; or (viii) any increase in the short- or long-term debt of the Company and/or any of its Subsidiaries. Since the Interim Date, except as provided for herein or as disclosed in the Company Reports filed prior to the date of this Agreement, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Compensation and Benefit Plans (as defined in Section 5.1(h)).

          (g) Litigation and Liabilities. Except as disclosed in the Company Reports filed prior to the date of this Agreement or as disclosed in the Company Disclosure Letter, as of the date of this Agreement, there are no
     (i) civil, criminal, or administrative actions, suits, claims, hearings, investigations, or proceedings pending or, to the knowledge of the executive officers of the Company, threatened against the Company or any of its Subsidiaries or (ii) except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to environmental and occupational safety and health matters, except for liabilities and obligations incurred in the ordinary course of business or related to the transactions contemplated by this Agreement.

          (h) Employee Benefits.

             (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, or other plan, agreement, policy, or arrangement that covers employees, directors, former employees, or former directors of the Company and its Subsidiaries (the "Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been made available to Parent prior to the date of this Agreement. The Compensation and Benefit Plans are listed the Company Disclosure Letter and any "change of control," severance, or similar provisions therein are specifically identified in the Company Disclosure Letter.

             (ii) All Compensation and Benefit Plans are in substantial compliance with all applicable law, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. As of the date of this Agreement, there is no pending or, to the knowledge of the officers of the Company, threatened litigation relating to the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

             (iii) As of the date of this Agreement, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen, or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company and its Subsidiaries have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event," within the meaning of
        Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date of this Agreement or will be required to be filed in connection with the transactions contemplated by this Agreement.

             (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

             (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

             (vi) Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as set forth in the Company Disclosure Letter. The Company or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any liability thereunder.

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             (vii) Except as set forth in the Company Disclosure Letter, the consummation of the Merger and the other transactions contemplated by this Agreement will not (x) entitle any employees of the Company or its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable, or trigger any other material obligation pursuant to any of the Compensation and Benefit Plans, or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

          (i) Compliance with Laws; Permits. Except as set forth in the Company Reports filed prior to the date of this Agreement, or as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local, or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license, or permit of any Governmental Entity (collectively, "Laws") applicable to such businesses. Except as set forth in the Company Reports filed prior to the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the officers of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the knowledge of the executive officers of the Company, and except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, no change is required in the Company's or any of its Subsidiaries' processes, properties, or procedures in connection with any such Laws, and the Company has not received any notice or communication of any noncompliance with any such Laws that has not been cured as of the date of this Agreement. The Company and its Subsidiaries each have all permits, licenses, franchises, variances, exemptions, orders, and other governmental authorizations, consents, and approvals necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. For purposes of this Section 5.1(i), "Company Material Adverse Effect" shall include any effect that has, or is reasonably expected to have, an adverse effect on the financial condition of the Company or any of its Subsidiaries (individually or in the aggregate) equal to or in excess of $50,000.

          (j) Takeover Statutes. No "fair price," "moratorium," "control share acquisition," or other similar anti-takeover statute or regulation (each, a "Takeover Statute") or any anti-takeover provision in the Company's certificate of incorporation or by-laws is, or at the Effective Time will prevent or restrain the Merger, or the other transactions contemplated by this Agreement.

          (k) Environmental Matters. Except as disclosed in the Company Reports prior to the date of this Agreement: (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws (as defined below); (ii) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings, or other structures) is contaminated with any Hazardous Substance (as defined below); (iii) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim, or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction, or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (viii) there are no other circumstances or conditions involving

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     the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost, or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (ix) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data, and other environmental information in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

          As used herein, the term "Environmental Law" means any federal, state, local, or foreign statute, law, regulation, order, or decree relating to:
     (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release, or threatened release of any Hazardous Substance, or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination, or any injury or threat of injury to persons or property relating to any Hazardous Substance.

          As used herein, the term "Hazardous Substance" means any substance that is: (A) listed, classified, or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, or radon; and (C) any other substance which is the subject of regulatory action by any Government Entity in connection with any Environmental Law.

          (l) Tax Matters. As of the date of this Agreement, neither the Company nor any of its Affiliates as defined in Rule 12b-2 under the Exchange Act has taken or agreed to take any action, nor do the officers of the Company have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of
     Section 368(a) of the Code.

          (m) Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, or third party, except with respect to matters contested in good faith, or as would not, individually or in the aggregate, have a Company Material Adverse Effect; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date of this Agreement, there are not pending or, to the knowledge of the executive officers of the Company, threatened in writing, any audits, examinations, investigations, or other proceedings in respect of Taxes or Tax matters, and as of the Closing Date, there will not be any pending or, to the knowledge of the executive officers of the Company, threatened in writing, any audits, examinations, investigations, or other proceedings in respect of Taxes or Tax matters, other than those that would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. There are not, to the knowledge of the executive officers of the Company, any unresolved questions or claims concerning the Company's or any of its Subsidiaries' Tax liability. The Company has made available to Parent true and correct copies of the United States federal and California State income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 1996, 1997 and 1998. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise, or similar Taxes that accrued on or before December 31, 1998 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date of this Agreement.

          As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") includes all federal, state, local, and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, and other taxes, duties, or assessments of any nature whatsoever, together with all interest, penalties, and additions imposed with respect to such amounts and any interest in respect of such penalties and

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     additions and (ii) the term "Tax Return" includes all returns and reports
     (including elections, declarations, disclosures, schedules, estimates, and information returns) required to be supplied to a Tax authority relating to Taxes.

          For purposes of this Section 5.1(m), "Company Material Adverse Effect" shall include any effect that has, or is reasonably expected to have, an adverse effect on the financial condition of the Company or any of its Subsidiaries (individually or in the aggregate) equal to or in excess of $50,000.

          (n) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the officers of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down, or lockout involving the Company or any of its Subsidiaries.

          (o) Insurance. A list of each of the Company's and each of its Subsidiaries' insurance policies is set forth in the Company Disclosure Letter as of the date of this Agreement. Such policies are in full force and effect as of the date of this Agreement.

          (p) Intellectual Property.

             (i) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are material to the business of the Company and its Subsidiaries as currently conducted, and to the knowledge of the officers of the Company all patents, trademarks, trade names, service marks, and copyrights held by the Company and/or its Subsidiaries are valid and subsisting. A list of each of the Company's and each of its Subsidiaries' patents, trademarks, trade names, service marks, copyrights, and any applications therefor, and computer software programs or applications is set forth in the Company Disclosure Letter.

             (ii) Except as disclosed in Company Reports filed prior to the date of this Agreement or as disclosed in the Company Disclosure Letter:

                (A) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense, or other agreement as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets, or computer software (collectively, "Third-Party Intellectual Property Rights");

                (B) no claims with respect to (i) the patents, registered and unregistered trademarks and service marks, copyrights, trade names, and any applications therefor, trade secrets or computer software owned by the Company or any of its Subsidiaries (collectively, "Company Intellectual Property Rights") or (ii) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the officers of the Company, are threatened or pending by any person;

                (C) to the knowledge of the executive officers of the Company, there are no grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing, or use of any product as now used, sold, or licensed or proposed for use, sale, or license by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark, or trade secret of any person, (ii) against the use by the Company or any of its Subsidiaries, of any Company Intellectual Property Right or Third-Party Intellectual Property Right used in

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

           the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted, (iii) challenging the ownership, validity, or enforceability of any of the Company Intellectual Property Rights, or (iv) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

                (D) to the knowledge of the executive officers of the Company, there is no unauthorized use, infringement, or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (i) has received notice that it has been sued or charged in writing as a defendant in any claim, suit, action, or proceeding which involves a claim of infringement of any trade secret, patent, trademark, service mark, or copyright and which has not been finally terminated, or been informed or notified by any third party that the Company and/or any of its Subsidiaries may be engaged in such infringement, (ii) has received notice that the Company and/or any of its Subsidiaries is allegedly violating the intellectual property rights of any third party, or (iii) has, to the knowledge of the Company's executive officers, infringed any trade secret, patent, trademark, service mark, or copyright of another.

                (E) neither the Company nor any of its Subsidiaries has (i) any obligation to compensate any person in connection with any Company Intellectual Property Rights or (ii) any obligation to pay any third party any royalties upon the sale or licensing of any of its products. Except as set forth in the Company Disclosure Letter, or except in the ordinary course of business, neither the Company nor any of its Subsidiaries has granted to any person any rights to use, under license or otherwise, any Company Intellectual Property Rights, whether requiring the payment of royalties or not.

          (q) Brokers and Finders. Neither the Company nor any of its officers, directors, or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Volpe as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date of this Agreement.

          (r) Year 2000 Compliance. Except as listed in the Company Disclosure Letter, as to specific System Components (as defined below), all of the computer hardware, software, networks, peripherals, and components used in the Company's and its Subsidiaries' business are Year 2000 Compliant (as defined below).

             (i) To ensure Year 2000 Compliant status for its System Components:

                (A) The Company has designed, modified, and tested its and its Subsidiaries' product lines to ensure that each is fully Year 2000 Compliant;

                (B) The Company: (x) has used commercially reasonable efforts to obtain the latest Year 2000 related information from each of its and its Subsidiaries' system vendors and manufacturers and (y) has put into use all required system updates and made all other modifications to systems and operating procedures recommended by said vendors or manufacturers with regard to Year 2000 Compliance; and

                (C) The Company has requested in writing that each of the manufacturers and vendors of any System Components or other products or services supplied by third party manufacturers or vendors and used in the Company's or its Subsidiaries' products or services promptly provide standard Year 2000 Compliance letters (and the Company is not aware of any respect in which any of its System Components or services supplied by third party suppliers and used in the Company's or its Subsidiaries' products or services is not Year 2000 Compliant).

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

             (ii) For purposes of this Agreement, "Year 2000 Compliant" with respect to a computer system or System Component means that both of the following "A" and "B" are true of the computer system or System
        Component:

                (A) the system or System Component either:

                    (x) does not store, use, or operate upon date data at all
               and is not affected by date data; or

                    (y) will not produce errors reading, storing, using,
               communicating, outputting, or otherwise processing date data in connection with the year change from 1999 to 2000, as long as (A) the system is installed, configured, and used in accordance with the documentation and recommendations circulated to the purchasers/customers of such system or component by its supplier, vendor, or manufacturer as of the date of this Agreement; (B) accurate data is used in said processing; and (C) all of the other customer-supplied systems used with said system correctly supply and receive date data; and

                (B) the computer system or System Component will operate without loss of function or performance degradation related to storage, use, calculation, or output of, or other operation with respect to, date data, over its operational date range, including at least the date range January 1, 1980 through December 31, 2035.

             (iii) For purposes of this Agreement, the term "System Components" means and includes all of the following: items and components of computer hardware and software, hardware and software systems and portions thereof, networks, peripherals, programming modules and libraries, databases, and specific hardware and software features and functions.

          (s) Unlawful Contribution/Payment. To the knowledge of the Company's executive officers, neither the Company, any of its Subsidiaries, nor any of its or their employees or agents, in relation to their employment or agency on behalf of the Company or its Subsidiaries, at any time during the last five years (i) made any unlawful contribution to any candidate for foreign office, or failed to disclose fully any contribution in violation of law or (ii) made any payment to any foreign, federal, or state governmental officer or official or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

     5.2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each hereby represent and warrant to the Company that:

          (a) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $1 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub, and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub, to issue any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities, or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

          (b) Organization, Good Standing, and Qualification. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to

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

     do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification.

          As used in this Agreement, the term "Parent Material Adverse Effect" means a material adverse effect on the financial condition, properties, business, or results of operations of Parent and its Subsidiaries, taken as a whole; provided that no one or more of the following shall be deemed to constitute in and of itself, or be taken into account in determining, the occurrence of a Parent Material Adverse Effect: (A) any effect arising from or relating to general industry or economic conditions, (B) any effect relating to or affecting, or with respect to, the Internet business or the real estate business generally, (C) any effect arising from transactions contemplated by this Agreement or the public announcement thereof (excluding from the foregoing any pending or threatened litigation or one or more events or circumstances which otherwise would be a breach of any representation, warranty or covenant of Parent contained in this Agreement,
     (D) any decline in trading prices in financial markets generally or in the trading price of shares of Parent Common Stock (excluding from the foregoing any declines arising out of public announcement of one or more events or circumstances which otherwise would be a breach of any representation, warranty or covenant of Parent contained in this Agreement or otherwise constitute a Parent Material Adverse Effect), or (E) the failure of Parent to meet earnings expectations published in analysts reports or in the financial projections provided by Parent to the Company or Volpe (excluding from the foregoing any effects on earnings arising out of, related to, or otherwise by virtue of one or more events or circumstances which otherwise would be a breach of any representation, warranty or covenant of Parent contained in this Agreement or otherwise constitute a Parent Material Adverse Effect).

          (c) Capital Structure. The authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock, of which 12,873,447 shares were outstanding as of the close of business on October 31, 1999, and 2,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares were outstanding as of the close of business on October 31, 1999. All of the outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid, and nonassessable. Parent has no Parent Common Stock reserved for issuance, except that, as of October 31, 1999, there were 2,050,000 shares of Parent Common Stock reserved for issuance pursuant to the 1998 Stock Incentive Plan (the "Parent Stock Plan") and an aggregate of 45,450 shares of Parent Common Stock reserved for issuance under outstanding warrants. On October 31, 1999, there were outstanding options to acquire an aggregate of 1,359,458 shares of Parent Common Stock. Each of the outstanding shares of capital stock of each of Parent's Subsidiaries is duly authorized, validly issued, fully paid, and nonassessable and owned by a direct or indirect wholly-owned subsidiary of Parent, free and clear of any lien, pledge, security interest, claim, or other encumbrance. As of the date of this Agreement, except as set forth above, and in Parent's registration statement filed on Form S-1 and effective May 4, 1999, on the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, or commitments to issue or to sell any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued, or outstanding other than options outstanding under the Parent Stock Plan. As of the date of this Agreement, Parent does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter ("Parent Voting Debt").

          (d) Corporate Authority.

             (i) No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and, has taken all corporate action necessary in order to execute, deliver, and perform its obligations under this Agreement and to consummate the

        Merger. This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

             (ii) Parent has taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Article IV. The shares of Parent Common Stock, when issued in the manner contemplated by this Agreement, will be validly issued, fully paid, and nonassessable, and no person will have any preemptive right of subscription or purchase in respect thereof. Such shares of Parent Common Stock, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or "blue sky" laws.

          (e) Governmental Filings; No Violations.

             (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act and the Exchange Act, or
        (C) required to be made with the Nasdaq National Market, no notices, reports, or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits, or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay, or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

             (ii) The execution, delivery, and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the respective certificate of incorporation or by-laws of Parent and Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest, or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time, or both) pursuant to any Contracts binding upon Parent or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for breach, violation, default, acceleration, creation, or change that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay, or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

          (f) Parent Reports; Financial Statements. Parent has provided the Company with access to each registration statement, report, proxy statement, or information statement prepared by it since the Audit Date, including (i) the Parent's registration statement on Form S-1 (File No. 333-74953) filed with the SEC (the "Parent S-1"), (ii) the Parent's current reports on Form 8-K, (iii) the Parent's Annual Report on Form 10-K for the year ended December 31, 1998, and (iv) the Parent's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, all in the form (including exhibits, annexes, and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date of this Agreement, the "Parent Reports"). As of the date the Parent S-1 became effective under the Securities Act, the Parent S-1 did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. As of their respective dates, the Parent Reports (other than the S-1) did not, and any Parent Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a

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     material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in the Parent Reports (including the related notes and schedules) fairly presents, in all material respects, or will fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of operations and of cash flows included in the Parent Reports (including any related notes and schedules) fairly presents, in all material respects, or will fairly present, in all material respects, the results of operations, retained earnings, and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the omission of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

          (g) Compliance with Laws; Permits. Except as set forth in the Parent Reports filed prior to the date of this Agreement, the businesses of each of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any Laws applicable to the business, except for violations or possible violations that, individually or in the aggregate, are not reasonably expected to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Except as set forth in the Parent Reports filed prior to the date of this Agreement, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of the executive officers of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably expected to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. To the knowledge of the executive officers of Parent, and except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, no change is required in Parent's or any of its Subsidiaries' processes, properties, or procedures in connection with any such Laws, and Parent has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement.

          (h) Takeover Statutes. No Takeover Statute or any anti-takeover provision in Parent's certificate of incorporation or by-laws is applicable to Parent, the Parent Common Stock, the Merger, or the other transactions contemplated by this Agreement.

          (i) Tax Matters. As of the date of this Agreement, neither Parent nor any of its Affiliates has taken or agreed to take any action, nor do the executive officers of Parent have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (j) Brokers and Finders. Neither Parent nor any of its officers, directors, or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, or finders fees in connection with the Merger or the other transactions contemplated by this Agreement.

          (k) Available Funds. Parent has, or will have available to it at the Closing, all funds necessary to satisfy all of its obligations hereunder and in connection with the Merger and the other transactions contemplated by this Agreement.

          (l) Year 2000 Compliance. Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, as to specific System Components, all of the computer hardware, software, networks, peripherals, and components used in Parent's business are Year 2000 Compliant.

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          To ensure Year 2000 Compliant status for its System Components:

             (i) Parent has designed, modified and tested its and its Subsidiaries' product lines to ensure that each is fully Year 2000 Compliant;

             (ii) Parent (A) has used commercially reasonable efforts to obtain the latest Year 2000 related information from each of its system vendors and manufacturers and (B) has put into use all required system updates and made all other modifications to systems and operating procedures recommended by said vendors or manufacturers with regard to Year 2000 Compliance; and

             (iii) Parent has requested in writing that each of the manufacturers and vendors of any System Components or other products or services supplied by third party manufacturers or vendors and used in Parent's and its Subsidiaries products or services promptly provide standard Year 2000 Compliance letters (and Parent is not aware of any respect in which any of its System Components or services supplied by third party suppliers and used in Parent's or its Subsidiaries' products or services is not Year 2000 Compliant).

          (m) Absence of Certain Changes. Except for transactions contemplated by this Agreement or disclosed in the Parent Reports filed prior to the date of this Agreement, between the Interim Date and the date of this Agreement, Parent and its Subsidiaries, for as long as each such entity has been a Subsidiary, have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any material change or any development or combination of developments of which management of Parent has knowledge in the financial condition, properties, business, or results of operations of Parent and its Subsidiaries, taken as a whole; (ii) any material damage, destruction, or other casualty loss with respect to any material assets or property owned, leased, or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance;
     (iii) any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date of this Agreement; (iv) any material change by Parent in accounting principles, practices, or methods; (v) (A) any incurrence by the Company or any of its Subsidiaries of any liabilities or obligations, indirect, direct, or contingent or (B) any entering into any oral or written agreement or other transaction, which in the case of (A) or (B) would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect or was not incurred in the ordinary course of business, or (vi) any default in the payment of principal or interest on any outstanding debt obligations of Parent.

          (n) Litigation and Liabilities. Except as previously disclosed to the Company or as disclosed in the Parent Reports filed prior to the date of this Agreement, or as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, there are no
     (i) civil, criminal, or administrative actions, suits, claims, hearings, investigations, or proceedings pending, or, to the knowledge of the executive officers of Parent, threatened against Parent or any of its Subsidiaries or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to environmental and occupational safety and health matters, except for liabilities and obligations incurred in the ordinary course of business or related to the transactions contemplated by this Agreement, or any other facts or circumstances (other than facts or circumstances related to the transactions contemplated by this Agreement) of which any of the executive officers of Parent has knowledge that could result in any claims against, or obligations or liabilities of, Parent or any of its Subsidiaries.

                                   ARTICLE VI
                                   COVENANTS

     6.1. Interim Operations. The parties intend that the following covenants shall preserve the Company's business, finances, and operations as currently conducted, and shall not be interpreted in such a
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manner as to transfer such control of operations to Parent prior to the
Effective Time. The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed in light of Parent's plans for the Company's and its Subsidiaries' business after the Closing Date, and except as otherwise expressly contemplated by this Agreement):

          (a) the business of it and its Subsidiaries, including commercially reasonable efforts to bill and collect accounts receivable, shall be conducted in the ordinary and usual course and, to the extent consistent therewith, the Company and its Subsidiaries shall use their respective best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees, and business associates; provided, however, that the Company shall operate to conserve its cash and cash equivalents;

          (b) it shall not (i) issue, sell, pledge, dispose of, or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its or its Subsidiaries' certificate of incorporation or by-laws; (iii) split, combine, or reclassify its outstanding shares of capital stock; (iv) declare, set aside, or pay any dividend payable in cash, stock, or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries; or (v) repurchase, redeem, or otherwise acquire, except in connection with the Stock Plans or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

          (c) neither it nor any of its Subsidiaries shall (i) other than upon exercise of securities outstanding on September 30, 1999, issue, sell, pledge, dispose of, or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments, or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets, (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any indebtedness or other liability, (iii) make or authorize or commit for any capital expenditures other than pursuant to the year 1999/2000 capital appropriations/spending budgets initialed by Parent and the Company and previously delivered to Parent or
     (iv) by any means, make any acquisition of, or investment in, assets or stock of any other person or entity, other than investments in cash equivalents, and other than in the ordinary course of business, provided, however that for purposes of this Section 6.1(c), acquisitions of all or substantially all of the assets of a business shall not be considered as done in the ordinary course of business regardless of previous activities of the Company;

          (d) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend, or otherwise modify, any Compensation and Benefit Plans, pay or agree to pay any bonuses, or increase the salary, wage, bonus, or other compensation of any employees;

          (e) neither it nor any of its Subsidiaries shall settle or compromise any claims or litigation that, individually or in the aggregate, would have an adverse effect on the Company's financial condition equal to or in excess of $50,000, or, except in the ordinary and usual course of business, modify, amend, or terminate any of its material Contracts, waive, release, or assign any material rights or claims, or enter into any material Contracts or agreements;

          (f) neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated, except in the ordinary and usual course of business;

          (g) neither it nor any of its Subsidiaries shall take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect;

          (h) neither it nor any of its Subsidiaries shall establish, adopt, enter into, or make any new leases, capital leases, operating lease commitments, or any renewals or extensions thereof;
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          (i) neither it nor any of its Subsidiaries shall incur, authorize, or enter into any short-term or long-term debt;

          (j) it and its Subsidiaries shall (i) maintain their respective properties and facilities, in as good working order and condition as at present, ordinary wear and tear excepted, except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect; and (ii) perform all of their respective material obligations under material agreements relating to or affecting their respective assets, properties or rights;

          (k) it and its Subsidiaries shall not: (i) guarantee any indebtedness;
     (ii) create or assume any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;
     (iii) sell, assign, lease, pledge or otherwise transfer or dispose of any property or equipment except in the ordinary course of business consistent with past practice; (iv) acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets, or otherwise) any business or the start-up of any new business; (v) commence a lawsuit other than for routine collection of bills; or (vi) except as required by a change of Law, change any tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any Tax Return (other than any estimated tax returns, payroll tax returns or sales tax returns or as required herein) or any amendment to a Tax Return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment;

          (l) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing; and

          (m) it shall deliver to Parent a copy of its monthly financial statements as soon as they are available but in no event later than 20 days after the last day of each calendar month and at the same time will deliver a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer listing in reasonable detail its Cash Expenditures (as defined in Section 7.2(l)) during the immediately preceding month.

     6.2. Acquisition Proposals. The Company may, directly or indirectly, furnish information in response to unsolicited requests thereof to any corporation, partnership, person, or other entity or group (each a "Bidder") that expresses a bona fide interest in making a proposal or offer concerning any merger, sale of assets, sale of shares of capital stock, similar transaction, or other business combination involving the Company or any of its Subsidiaries (each an "Acquisition Proposal") pursuant to an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 6.7). The Company shall notify Parent immediately upon executing a confidentiality agreement with a Bidder, including notifying Parent of the identity of the Bidder. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to any of the Acquisition Proposals. The Company also agrees that it will promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return all confidential information heretofore furnished to such person by or on behalf of it or any of its Subsidiaries, consistent with the requirement of such confidentiality agreements. The Company and its directors, officers, counsel, and other advisors and representatives (collectively, the "Representatives") may participate in discussions and negotiate with a Bidder concerning an Acquisition Proposal if the members of the Company's board of directors who are not interested in such Acquisition Proposal determine in good faith (after consultation with financial and legal advisers) that such participation could reasonably lead to an Acquisition Proposal. Except as set forth above and for discussion with Parent and its Affiliates, the Company and its Representatives shall not, directly or indirectly, participate in any discussions with respect to an Acquisition Proposal. Unless and until this Agreement is terminated, Company shall not enter into any agreement of merger, sale of assets or of shares of capital stock, similar transaction, or other business combination, involving the Company or any of its subsidiaries. Nothing in this Agreement shall prevent the Company from entering into agreements, understandings, or arrangements with any Bidder providing for

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fees payable in the event that an offer by Parent, pursuant to Section 8.3(a) in response to such Bidder's Acquisition Proposal, is accepted by the board of directors of the Company; provided, that any such fees payable will increase by like amount the Cash Expenditure Amount and corresponding Cash Shortfall, if any, as calculated under Section 7.2(l) of this Agreement.

     6.3. Information Supplied. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its respective Subsidiaries for inclusion in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the "Prospectus Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and
(ii) the Prospectus Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     6.4. Stockholders Meeting. The Company will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the "Stockholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the adoption of this Agreement. Subject to fiduciary obligations under applicable law, the Company's board of directors shall (a) recommend such adoption and (b) take all lawful action to solicit such approval.

     6.5. Filings; Other Actions; Notification.

          (a) Parent and the Company shall promptly prepare and file with the SEC the Prospectus Proxy Statement. Parent shall, as promptly as practicable, prepare and file with the SEC the S-4 Registration Statement. Parent and the Company each shall use commercially reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus Proxy Statement to the stockholders of the Company. Parent shall also use commercially reasonable efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

          (b) The Company and Parent each shall use commercially reasonable efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its board of directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

          (c) The Company and Parent shall cooperate with each other and use, and shall cause their respective Subsidiaries to use, commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper, or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports, and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information
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     relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

          (d) The Company and Parent each shall, upon request by the other, furnish the other with all available information concerning itself, its Subsidiaries, directors, officers, and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus Proxy Statement, the S-4 Registration Statement, or any other statement, filing, notice, or application made by or on behalf of Parent, the Company, or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

          (e) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

     6.6. Taxation. Subject to Section 6.2, neither Parent nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code or would materially increase the possibility that the Merger would be so disqualified. In addition, Parent and the Surviving Corporation shall file any and all tax returns and reports in a manner consistent with the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, to the extent that it is consistent with the Code and regulations thereunder.

     6.7. Access. Upon reasonable notice, and except as may otherwise be required by applicable law, the Company shall, and shall cause its Subsidiaries to, afford the Parent's Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts, and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent all information concerning its business, properties, and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, Parent, or Merger Sub, and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section 6.7 shall be directed to an executive officer of the Company or such person as may be designated by its officers. All such information shall be governed by the terms of the Confidentiality Agreement, dated January 21, 1999, between the Company and Parent, as amended (the "Confidentiality Agreement").

     6.8. Affiliates. Prior to the date of the Stockholders Meeting, the Company shall deliver to Parent a list of names and addresses of those persons who are, in the opinion of the Company, as of the time of the Stockholders Meeting, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other person subsequently identified by either Parent or the Company as a person who may be deemed to be such an affiliate of the Company; provided, however, that no such person identified by Parent shall be added to the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Stockholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such person is not such an affiliate. The Company shall use commercially reasonable efforts to deliver or cause to be delivered to Parent, from each affiliate of the Company who makes a Stock Election

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identified in the foregoing list (as the same may be supplemented as aforesaid), a letter, dated as of the Closing Date, substantially in the form attached as Exhibit A (the "Affiliates Letter"). Parent agrees to sign and return to the Company a copy of each Affiliate Letter in a form reasonably satisfactory to Parent. Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger. The certificates representing Parent Common Stock received by such affiliates shall bear a customary legend for so long as required under applicable Securities Act restrictions and the provisions of this Section.

     6.9. Stock Exchange Listing and De-listing. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for inclusion on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause the Shares to be removed from the Nasdaq National Market and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     6.10 Directors' and Officers' Indemnification.

          (a) The certificate of incorporation and by-laws of the Surviving Corporation following the Merger shall contain provisions substantially similar with respect to elimination of the personal liability and indemnification to those set forth in the certificate of incorporation of the Company immediately prior to the Effective Time and the by-laws of the Company immediately prior to the Effective Time, respectively, and Parent shall cause the Surviving Corporation not to amend, repeal, or otherwise modify such provisions for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, agents, or employees of the Company or any of its Subsidiaries.

          (b) Parent shall cause the Surviving Corporation to maintain in effect for six years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not materially less advantageous than those policies maintained by the Company at the date of this Agreement, with respect to matters occurring at or prior to the Effective Time, to the extent available, and having at least the same amount of coverage as the current directors' and officers' liability insurance of the Company, as provided by the Company to Parent; provided that (i) the Surviving Corporation shall not be required to spend an amount in any year in excess of 200% of the annual aggregate premiums currently paid by the Company for such insurance; and provided further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the best coverage available in the reasonable judgment of the board of directors of Parent following the Merger, for a cost not exceeding such amount; and (ii) such policies may in the sole discretion of the Surviving Corporation be one or more "tail" policies for all or any portion of the full six year period.

     6.11. Publicity. The initial press release shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including the Nasdaq National Market) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement or similar with or rules of the Nasdaq National Market; provided, however, that Parent shall approve any press release made by the Company on or after the date of this Agreement (which approval shall not be unreasonably withheld or delayed).

     6.12. Benefits.

          (a) Stock Options. Except as otherwise provided in Section 6.12(c), in the sole discretion of the Surviving Corporation, any option under any stock option plan of the Company may be assumed by the Surviving Corporation, or may be replaced with a cash incentive program of the Surviving Corporation or Parent that preserves the spread existing at the Effective Time on any Shares of the Company for which the option involved is not then otherwise exercisable (without regard to any

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     acceleration related to the Merger) and that provides for a subsequent cash pay out in accordance with the same exercise/vesting schedule applicable to the Company Shares subject to the option. Any outstanding option that is neither assumed nor replaced with a cash alternative, as provided in this
     Section 6.12(a), shall be canceled at the Effective Time.

          (b) Employee Benefits. Parent agrees that, following the Effective Time, the employees of the Company and its Subsidiaries will be eligible to participate in the employee benefit plans of Parent on substantially the same terms and conditions of similarly situated employees of Parent. Parent shall, and shall cause the Surviving Corporation to, honor all employee benefit obligations to current and former employees under the Compensation and Benefit Plans and all employee severance plans (or policies) in existence on the date of this Agreement and all employment or severance agreements entered into by the Company or adopted by the board of directors of the Company prior to the date of this Agreement.

          (c) Limited Accelerated Vesting and Exercisability. Parent and Merger Sub agree that, with respect to options issued by the Company under its Stock Plans that will not be fully vested and exercisable at the Effective Time, the Company and Parent shall mutually agree upon accelerating the vesting and exercisability of certain of the unvested and unexercisable options (in an amount agreed between the Company and Parent) of certain of the Company's employees and consultants (as mutually agreed between Company and Parent), as long as such employee or consultant agrees that he or she will execute a release of liability in a form reasonably acceptable to Parent and/or the Surviving Corporation if such employee is terminated by Parent or Merger Sub after the Effective Date; provided, however, that in no event shall the total value (calculated as $7.50 minus the exercise price) of such options to be accelerated under this Section 6.12(c) exceed $671,915.00.

          (d) New Options. Parent agrees that, following the Effective Time, certain employees of the Company, as determined by Parent in good faith, shall be granted options to purchase shares of Parent Common Stock.

          (e) Severance. The Company agrees that it shall pay no severance benefits to any employee whose employment with the Company terminates between the date of this Agreement and the Effective Time unless such employee executes a release in a form approved by Parent, which approval will not be unreasonably withheld or delayed.

          (f) ESPP. The Company will take all such action permissible under the ESPP so that participants in the ESPP may not purchase Shares under the ESPP at any time between February 1, 2000 and the day on which the Effective Time occurs, inclusive.

     6.13. Election to Parent's Board of Directors. At the Effective Time, Parent shall increase the size of its board of directors in order to cause a person mutually acceptable to the Company and Parent (the "Company Director") to be appointed to Parent's board of directors and, subject to fiduciary obligations under applicable law, shall use its best efforts to cause the Company Director to be elected as a director of Parent at the first annual meeting of stockholders of Parent with a proxy mailing date after the Effective Time; provided, however, that the foregoing commitments of Parent in this
Section 6.13 shall take effect only if and after the Company Director submits to Parent an undated irrevocable resignation from Parent's Board of Directors to take effect upon the earliest date on which Christopher A. Crane, Summit Ventures III, L.P., and Summit Investors II, L.P., hold in the aggregate less than 70% of the aggregate number of shares of Parent Common Stock issued to them as a result of the Merger.

     6.14. Expenses. Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, except that costs and expenses incurred in connection with filings under the HSR Act and the filing of the S-4 Registration Statement and printing and mailing the Prospectus Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company. All costs, fees, and expenses incurred by the Company pursuant to the transactions contemplated by this Agreement must be

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paid or accrued by the Company prior to the Closing Date and taken into account when calculating the Cash Expenditure Amount pursuant to Section 7.2(k) and (l). Without limiting the foregoing, the Company shall bear the costs, fees, and expenses of its attorneys, accountants, and financial advisors in connection with this Agreement and any of other fees associated with this transaction (collectively, the "Transaction Costs").

     6.15. Other Actions by the Company and Parent.

          (a) Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

          (b) Dividends. The Company shall coordinate with Parent the declaration and setting of record dates and payment dates of dividends on Shares so that holders of Shares do not receive dividends on both Shares and Parent Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend on either Shares or Parent Common Stock received in the Merger in respect of any calendar quarter.

          (c) Cash Expenditure Certificate. The Company covenants that the Cash Expenditure Certificate described in Section 7.2(k) will be true, correct, and accurate on the Closing Date in all material respects.

                                  ARTICLE VII
                                   CONDITIONS

     7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approval. The Company Requisite Vote shall have been received in accordance with applicable law and the certificate of incorporation and by-laws of the Company.

          (b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filing provided for in Section 1.3, all notices, reports, and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, "Governmental Consents") in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent, and Merger Sub shall have been made or obtained (as the case may be), except those that the failure to make or to obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

          (c) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction, or other order (whether temporary, preliminary, or permanent) that is in effect and restrains, enjoins, or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an "Order").

          (d) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued,

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     and no proceedings for that purpose shall have been initiated or, to the knowledge of the officers of either the Company or Parent, be threatened, by the SEC.

     7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (including any exhibits hereto) which contain a Material Adverse Effect qualifier shall be true and correct in all respects, and which do not contain a Material Adverse Effect qualifier shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of a specific date), and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement (including any exhibits hereto) at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

          (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each person whose consent or approval is required under any material Contract to which the Company or any of its Subsidiaries is a party.

          (d) Tax Opinion. Parent shall have received the opinion of Shea & Gardner, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub, and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code; provided that if Brobeck, Phleger & Harrison LLP shall render such an opinion to Parent, then this condition shall be satisfied. For purposes of rendering such opinion, counsel shall rely on reasonable assumptions and representations as to factual matters to be provided by Parent, Merger Sub, and Company.

          (e) Legal Opinion. Parent shall have received an opinion of Brobeck, Phleger & Harrison LLP, counsel to the Company, dated the Closing Date, substantially in the form attached as Exhibit B.

          (f) Affiliates Letters. Parent shall have received an Affiliates Letter from each person identified as an affiliate of the Company pursuant to Section 6.8.

          (g) Accountant Letter. Parent shall have received, in form and substance reasonably satisfactory to Parent, from Ernst & Young LLP, San Diego, California, the "comfort" letter described in Section 6.5(b).

          (h) Stock Option Plan.  Except as otherwise provided pursuant to
     Section 6.12(c), the administrator of each stock option plan of the Company who has discretion regarding acceleration of the exercisability of any option under such plan or with respect to any aspect or provision of such plan relating to the termination, exercise, amendment, cancellation, or change in any option or other right under such plan in the event of a transaction of the kind contemplated by this Agreement shall have exercised such discretion in accordance with written recommendations with respect thereto delivered by Parent to the Company, and if no recommendation is made by Parent, then shall not take any action with respect to the options or other rights, including without limitation, accelerating vesting of options or rights. Furthermore, all repurchase rights under the Company's 1999 Stock Incentive Plan shall have been assigned to the Surviving Corporation.

          (i) Voting Agreement. Summit Ventures III, L.P., Summit Investors II, L.P., Christopher A. Crane, Robert C. Beasley, Karen Goodrum and Christopher Fenton shall have entered into an
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     agreement concerning the voting of their Company Shares substantially in the form attached as Exhibit C and shall be in full compliance with its terms as of the Closing Date.

          (j) Pledge Agreement. As collateral security for any Cash Shortfall (as defined below) not in excess of $5,000,000.00, Summit Ventures III, L.P., Summit Investors II, L.P., and Christopher A. Crane shall have entered into an agreement substantially in the form attached as Exhibit D (the "Pledge Agreement") transferring, pledging, and assigning to Parent, for the benefit of Parent, a security interest in the assets specified in the Pledge Agreement, and shall be in full compliance with its terms as of the Closing Date.

          (k) Calculation of Cash Expenditures. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company (the "Cash Expenditure Certificate") calculating, as of the opening of business on the Closing Date, (i) the aggregate amount of Cash Expenditures (as defined below) for each calendar month or portion thereof between the date of signing this Agreement and the Closing Date, (ii) the amount of the Cash Shortfall (as defined below), (iii) the amount of the Transaction Costs, and (iv) the Cash Expenditure Amount (as defined below).

          (l) Cash Shortfall. There shall be included in the Pledge Agreement a promise by Summit Ventures III, L.P., Summit Investors II, L.P., and Christopher A. Crane to reimburse Parent for the Cash Shortfall (subject to the auditing procedures provided in Section 8 of the Pledge Agreement), if any, out of the proceeds they shall receive pursuant to this Agreement as shareholders of the Company. For purposes of this Agreement, the "Cash Shortfall" shall equal the excess, if any, of (i) the total Cash Expenditures between the date of this Agreement and the Closing Date (the "Cash Expenditure Amount") over (ii) the sum of (A) the product of $100,000.00 multiplied by the number of days between the date of this Agreement and the Closing Date (in each case exclusive of the date of this Agreement and inclusive of the Closing Date) and (B) the actual amount of the Transaction Costs, which for purposes of this subclause (B) are capped at $2,000,000.00. "Cash Expenditures" shall mean the excess of (A) the sum of (i) cash expenditures (paid by check, wire transfer or any other means),
     (ii) any increase in accounts payable from the 1999 Q3 Financials to the date of measurement, (iii) any increase in accrued liabilities from the 1999 Q3 Financials to the date of measurement, and (iv) any increase in short-term or long-term debt (including, without limitation, any increase in lease obligations) from the 1999 Q3 Financials to the date of measurement, over (B) the aggregate amount of severance payments made by the Company to its employees from the date of this Agreement through the day immediately preceding the Closing Date in an amount not to exceed the following amount: (x) with respect to employees that are employed by the Company under an employment agreement in effect on the date of this Agreement, the amount of severance payments to be paid under such employment agreements; and (y) for all other employees terminated, an amount equal to four weeks of the average of such other employees' salaries.

          (m) Employment/Non-competition Agreement. Christopher A. Crane shall have entered into an employment agreement substantially in the form attached as Exhibit E and a non-competition agreement substantially in the form attached as Exhibit F.

          (n) Litigation and Liabilities. As of the Closing Date, except (i) as disclosed in the Company Reports filed prior to the date of this Agreement,
     (ii) as disclosed in the Company Disclosure Letter, or (iii) as would not, individually or in the aggregate (after allowing for any deductions to be provided under any applicable insurance coverage) be reasonably expected to have a Company Material Adverse Effect, there will be no (x) civil, criminal, or administrative actions, suits, claims, hearings, investigations, or proceedings pending or, to the knowledge of the officers of the Company, threatened against the Company or any of its Subsidiaries or (y) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to environmental and occupational safety and health matters, except for liabilities and obligations incurred in the ordinary course of business or related to the transactions contemplated by this Agreement.

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

          (o) Compensation and Benefit Plans. As of the Closing Date, there shall be no pending or, to the knowledge of the officers of the Company, threatened litigation relating to the Compensation and Benefit Plans, except (i) as disclosed in the Company Reports filed prior to the date of this Agreement, (ii) as disclosed in the Company Disclosure Letter, or
     (iii) as would not, individually or in the aggregate be reasonably expected to have a Company Material Adverse Effect.

          (p) Company Warrants. Each holder of outstanding warrants to purchase Shares shall have consented to the cancellation of such warrant as provided for in Section 4.5.

     7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement which contain a Material Adverse Effect qualifier shall be true and correct in all respects, and which do not contain a Material Adverse Effect qualifier shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of a specific date), and the Company shall have received a certificate signed on behalf of Parent by the President and Chief Financial Officer of Parent and on behalf of Merger Sub by the President and Chief Financial Officer of Merger Sub to such effect.

          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the President and Chief Financial Officer of Parent and on behalf of Merger Sub by the President and Chief Financial Officer of Merger Sub to such effect.

          (c) Tax Opinion. The Company shall have received the opinion of Brobeck, Phleger & Harrison LLP, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub, and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code; provided that if Shea & Gardner shall render such an opinion to the Company, then this condition shall be satisfied. For purposes of rendering such opinion, counsel shall rely on reasonable assumptions and representations as to factual matters to be provided by Parent, Merger Sub, and Company.

          (d) Legal Opinion. The Company shall have received an opinion of Shea & Gardner, counsel to Parent, dated the Closing Date, substantially in the form attached as Exhibit G.

          (e) Accountant Letter. The Company shall have received, in form and substance reasonably satisfactory to the Company, from Ernst & Young LLP, Washington, D.C., the "comfort" letter described in Section 6.5(b).

          (f) Nasdaq National Market Listing. The shares of Parent Common Stock issuable pursuant to this Agreement shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

                                  ARTICLE VIII
                                  TERMINATION

     8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, (whether before or after the adoption of this Agreement by stockholders of the Company), by mutual written consent of the Company and Parent by action of their respective boards of directors.

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     8.2. Termination by Either Parent or the Company.  This Agreement may be
terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if: (i) the Effective Time shall not have occurred by 5:00 p.m. New York City Time on May 31, 2000, whether such date is before or after the adoption of this Agreement by the stockholders of the Company; provided, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated; (ii) the approval of the Company's stockholders required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; or (iii) any Order permanently restraining, enjoining, or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company).

     8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, (whether before or after the adoption of this Agreement by stockholders of the Company), by action of the board of directors of the Company in the following situations:

          (a) if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the board of directors of the Company determines in good faith (after consultation with its financial and legal advisors) that an Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial, and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (a "Superior Proposal"), and authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning such Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within three Business Days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal, and (iv) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least 12:01 a.m. on the fourth Business Day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in a notice pursuant to this Section 8.3(a) shall change at any time after giving such notification.

          (b) if there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant, or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent.

          (c) if the Board of Directors of the Company, after consultation with its financial and legal advisors, determines in good faith that it is likely to be required by its fiduciary duties under applicable Law to withdraw or adversely modify its approval or recommendation of this Agreement and does so withdraw or adversely modify such approval or recommendation, and if the Company, prior to terminating this Agreement, pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5(b).

     8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior (whether before or after adoption of this Agreement by the stockholders of the Company) to the Effective Time by action of the Board of Directors of Parent if (i) the board of directors of the Company shall have with drawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within seven Business Days after

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a written request by Parent to do so, (ii) there has been a material breach by the Company of any representation, warranty, covenant, or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company, or (iii) the Company or any Representatives of the Company shall take any of the actions that would be proscribed by Section 6.2.

     8.5. Effect of Termination and Abandonment.

          (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors, or other representatives) except as otherwise provided herein; provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional material breach of this Agreement.

          (b) In the event that (i) an Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2 or (ii) this Agreement is terminated (x) by the Company pursuant to Section 8.3(a) or 8.3(c) or
     (y) by Parent pursuant to Section 8.4(a)(i) or (iii), then the Company shall promptly, but in no event later than two Business Days after the date of such termination, pay Parent a termination fee of $2,000,000.00 and shall promptly, but in no event later than two days after being notified of such by Parent, pay all of the reasonable out-of-pocket costs and expenses, including without limitation those of the Exchange Agent, and Parent's and Merger Sub's legal and accounting advisors, reasonably incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement, up to a maximum of $500,000, payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent and/or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.5(b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of interest listed in The Wall Street Journal (absent manifest error) published on the date such payment was required to be made.

                                   ARTICLE IX
                           MISCELLANEOUS AND GENERAL

     9.1. Survival. This Article IX and the agreements of the Company, Parent, and Merger Sub contained in Sections 6.6, 6.9, 6.10, 6.12, 6.13, and 6.14 shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent, and Merger Sub contained in Sections 6.14 and 8.5, and the Confidentiality Agreement shall survive the termination of this Agreement. All representations, warranties, and other covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

     9.2. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time (whether or not the stockholder approval referred to in Section 7.1 has been received), the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     9.3. Waiver. To the extent permitted by applicable law, at any time prior to the Effective Time or the termination of this Agreement, any party to this Agreement may (a) extend the time for performance
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of any of the obligations or other acts of the other parties to this Agreement,
(b) waive any inaccuracies in the representations and warranties of such other parties in this Agreement or any other documents required to be delivered to such party under this Agreement, or (c) waive compliance by any other party to this Agreement with any of the agreements, covenants or conditions contained herein.

     9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED, AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit, or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit, or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court of the State of Delaware or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY REPRESENTS THAT (i) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL REPRESENTATIONS IN THIS SECTION 9.5.

     9.6. Notices. Any notice, request, instruction, or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by nationally recognized overnight courier or by facsimile and shall be deemed received when actually received or, in the case of facsimile delivery, receipt of such facsimile is confirmed by telephone call:

                       if to Parent or Merger Sub:
                       CoStar Group, Inc.
                       7475 Wisconsin Avenue, Suite 600
                       Bethesda, MD 20814
                       Attention: President
                       Fax: (301) 718-2444
                       Phone: (301) 215-8300
                       with a copy (which shall not constitute notice) to:

                       Wilmer, Cutler & Pickering
                       2445 M Street, N.W.
                       Washington, DC 20037-1420
                       Attention: Michael R. Klein, Esq.
                       Fax: (202) 663-6363
                       Phone: (202) 663-6000

                       and
                       Shea & Gardner
                       1800 Massachusetts Avenue, N.W.
                       Washington, D.C. 20036
                       Attention: Michael K. Isenman, Esq.
                       Fax: (202) 828-2195
                       Phone: (202) 828-2000

                       if to the Company:
                       COMPS.COM, Inc.
                       9888 Carroll Centre Road, Suite 100
                       San Diego, California 92126
                       Attention: President and Chief Executive Officer
                       Fax: (619) 684-3292
                       Phone: (619) 578-3000

                       with a copy (which shall not constitute notice) to:
                       Brobeck, Phleger & Harrison LLP
                       550 South Hope Street
                       Los Angeles, CA 90071-2604
                       Attention: Richard S. Chernicoff
                       Fax: (213) 745-3345
                       Phone: (213) 489-4060

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     9.7. Entire Agreement; NO OTHER REPRESENTATIONS. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations, and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL, AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

     9.8. No Third Party Beneficiaries. Except as provided in Sections 6.10 (Directors' and Officers' Indemnification) and 6.12 (Benefits), this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.11. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All references to the singular shall include references to the plural and vice versa and all references to the male, female, or neuter shall all include references to any or all of them. For purposes of this Agreement, the phrases "knowledge of the officers," "knowledge of the executive officers," or words of similar import mean the knowledge of such officers or executive officers, as the case may be, including facts of which such officers or executive officers, in the reasonably prudent exercise of their duties as an officer or executive officer, should be aware.

     9.12. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other wholly-owned subsidiary as of the date of such designation.

     9.13. Executive Officer. For purposes of this Agreement, the term "executive officer" with regard to any corporation shall mean the corporation's president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the corporation in charge of a principal business unit, division, or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the corporation. Executive officers of the corporation's subsidiaries shall be deemed executive officers of the corporation if they perform such policy-making functions for the corporation.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                          COMPS.COM, INC.

                                          By:   /s/ CHRISTOPHER A. CRANE
                                            ------------------------------------
                                              Name: Christopher A. Crane
                                            Title: Chairman of the Board, Chief
                                               Executive Officer, and President

                                          COSTAR GROUP, INC.

                                          By:    /s/ ANDREW C. FLORANCE
                                            ------------------------------------
                                              Name: Andrew C. Florance
                                            Title: President and Chief
                                               Executive Officer

                                          ACQ SUB, INC.

                                          By:    /s/ ANDREW C. FLORANCE
                                            ------------------------------------
                                              Name: Andrew C. Florance
                                            Title: President

                                                                       EXHIBIT A

CoStar Group, Inc.
7475 Wisconsin Avenue
Bethesda, Maryland 20814

     Re:  Rule 145 Affiliate Letter

Ladies and Gentlemen:

     The undersigned is a holder of shares of Common Stock, par value $0.01 per share, of COMPS.COM, Inc. ("COMPS.COM Common Stock"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of COMPS.COM within the meaning of Rule 145 promulgated under the Securities Act of 1933 (the "Securities Act"), although nothing contained in this letter should be construed as an admission of such fact.

     As a result of the terms of an Agreement and Plan of Merger among CoStar Group, Inc. ("CoStar Group"), Acq Sub. Inc. and COMPS.COM, Inc. dated November 3, 1999 (the "Merger Agreement"), COMPS.COM will be merged with and into Acq Sub, Inc (the "Merger"). As a result of the Merger, the undersigned may receive shares of Common Stock, par value $0.01 per share, of CoStar Group, Inc. ("CoStar Group Common Stock") in exchange for shares of COMPS.COM Common Stock.

     A. In connection with the foregoing, the undersigned represents, warrants and agrees as follows:

        1. The undersigned will not make any sale, transfer or other disposition of the CoStar Group Common Stock received in connection with the Merger in violation of the Securities Act, including the rules and regulations under the Securities Act.

        2. The undersigned has been advised that the issuance of CoStar Group Common Stock to the undersigned as a result of the Merger has been registered under the Securities Act on a registration statement on Form S-4. The undersigned has also been advised that, because at the time the Merger was submitted for a vote of stockholders of COMPS.COM, the undersigned may have been an "affiliate" of COMPS.COM within the meaning of Rule 145 and that therefore the distribution by the undersigned of the CoStar Group Common Stock received as a result of the Merger must be held by the undersigned indefinitely unless (a) such distribution has been registered under the Securities Act, (b) such distribution is made in conformity with Rule 145, or (c) such distribution is pursuant to a transaction which, in the opinion of counsel for CoStar Group or other counsel reasonably satisfactory to CoStar Group or as described in a "no-action" or interpretative letter from the staff of the Securities and Exchange Commission ("SEC"), is not required to be registered under the Securities Act. In the event of a sale or other disposition by the undersigned of CoStar Group Common Stock pursuant to Rule 145, the undersigned will supply CoStar Group with evidence of compliance with such Rule in the form reasonably requested by CoStar Group, including, if requested, a customary broker's certification, a customary seller's certification and an opinion of counsel reasonably acceptable to CoStar Group.

        3. The undersigned has carefully read this letter and the Merger Agreement and has discussed the requirements of the Merger Agreement and other limitations upon the sale, transfer or other disposition of CoStar Group Common Stock to be received in connection with the Merger, to the extent the undersigned has determined to be necessary or appropriate, with counsel for the undersigned and/or counsel for COMPS.COM.

        4. If the undersigned is other than a natural person, the person executing this letter is authorized to do so on behalf of the undersigned.

     B. Furthermore, in connection with the foregoing, the undersigned understands and agrees as follows:

        1. CoStar Group is under no obligation to maintain the effectiveness of any registration statement under the Securities Act for purposes of resale of CoStar Group Common Stock by the undersigned.

        2. CoStar Group is under no obligation to take any action to make available any exemption from registration to permit the resale of the CoStar Group Common Stock (except as provided by A.2. above).

        3. Stop transfer instructions will be given to the transfer agent for CoStar Group with respect to the shares of CoStar Group Common Stock received by the undersigned as a result of the Merger, and there will be placed on the certificates representing such shares, or any certificates delivered in substitution therefor, a legend stating in substance the following: "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of
           an agreement dated           , between the registered holder hereof
           and CoStar Group, a copy of which agreement is on file at the principal offices of CoStar Group."

        4. Unless the transfer by the undersigned of CoStar Group Common Stock has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145 and the terms hereof, CoStar Group reserves the right to put the following legend on the certificates issued to any transferee of the undersigned: "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

        5. The legends set forth above may be removed and substitute certificates delivered without any such legends only if the undersigned provides documentation reasonably requested by CoStar Group, which may include an opinion of counsel reasonably satisfactory to CoStar Group that the legend is not required by the Securities Act.

        6. The undersigned hereby agrees to waive any registration rights in COMPS.COM Common Stock and/or CoStar Group Common Stock, including, without limitation, any registration rights provided by the Amended and Restated Investors Rights Agreement, dated February 9, 1998, or any predecessor or successor agreement.

                                          Very truly yours,

By signing below, CoStar Group agrees as follows:

From and after the Merger and for so long as is necessary in order to permit the above signatory to this letter (the "Holder") to sell the CoStar Group Common Stock held by the Holder pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, CoStar Group will use its commercially reasonable efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, referred to in paragraph (c)(1) of Rule 144 under the Securities Act, in order to permit the Holder to sell the CoStar Group Stock held by it pursuant to the terms and conditions of Rule 145 and the applicable provisions of Rule 144.

CoStar Group, Inc.

By:
    --------------------------------------------------------

Name:
      -------------------------------------------------------

Title:
     -------------------------------------------------------

                                                                       EXHIBIT B

                  [BROBECK PHLEGER & HARRISON LLP LETTERHEAD]

                                 [Closing Date]

CoStar Group, Inc.
7475 Wisconsin Avenue, Suite 600
Bethesda, Maryland 20814

Ladies and Gentlemen:

     We have acted as counsel for COMPS.COM, Inc. a Delaware corporation (the "Company"), in connection with the merger (the "Merger") of the Company with and into your wholly-owned subsidiary, Acq Sub, Inc., a Delaware corporation ("Merger Sub"), pursuant to the Agreement and Plan of Merger, dated as of
November   , 1999 (the "Agreement"), by and among the Company, you and Merger
Sub. This opinion letter is being rendered to you pursuant to Section 7.2(e) of the Agreement in connection with the closing of the Merger. Capitalized terms not otherwise defined in this opinion letter have the respective meanings ascribed to them in the Agreement.

     In connection with the opinions expressed herein we have made such examination of matters of law and of fact as we considered appropriate or advisable for purposes hereof. As to matters of fact material to the opinions expressed herein, we have relied upon the representations and warranties as to factual matters contained in and made by the Company pursuant to the Agreement and upon certificates and statements of government officials and of officers of the Company. We have also examined originals or copies of such corporate documents or records of the Company as we have considered appropriate for the opinions expressed herein. We have assumed for the purposes of this opinion letter the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

     In rendering this opinion letter we have also assumed: (A) that the Agreement has been duly and validly executed and delivered by you or on your behalf and by Merger Sub or on its behalf, that each of you and Merger Sub has the power to enter into and perform all of your respective obligations thereunder, and that the Agreement constitutes valid, legal, binding and enforceable obligations upon you and Merger Sub; (B) that the representations and warranties made in the Agreement by you and by Merger Sub are true and Correct; (C) that any wire transfers, drafts or checks tendered by you will be honored; (D) that each of you and Merger Sub has filed any required state franchise, income or similar tax returns and has paid any required state franchise, income or similar taxes (E) that there are no extrinsic agreements or understandings among the parties to the Agreement or any of the documents described in Paragraph 4 below (the "Paragraph 4 Documents") that would modify or interpret the terms of the Agreement, the Paragraph 4 Documents or the respective rights or obligations of the parties thereunder; (F) that Section 2115 of the California Corporations Code does not apply to the Company, and (G) that the Company's Board of Directors fulfilled its fiduciary duties with respect to the approval of the Agreement and the transactions contemplated therein.

     As used in this opinion letter, the phrase "to our knowledge", or any similar expression or phrase with respect to our knowledge of matters of fact, means as to matters of fact that, based on the actual knowledge of individual attorneys within the firm responsible for handling current matters for the Company (and not including any constructive or imputed notice of any information), and after an examination of documents referred to herein and after inquiries of certain officers of the Company, no facts have been disclosed to us that have caused us to conclude that the opinions expressed are factually incorrect; but beyond that we have made no factual investigation for the purposes of rendering this opinion letter. Specifically, but without limitation, we have made no inquiries of securities holders or employees of the

CoStar Group, Inc.                                             [date of closing]
                                                                         Page  2

Company, other than such officers; and we have not searched the dockets of any courts or government agencies.

     This opinion letter relates solely to the laws of the State of California, the General Corporation Law of the State of Delaware (the "DGCL") and the federal law of the United States, and we express no opinion with respect to the effect or application of any other laws. Special rulings of authorities administering such laws or opinions of other counsel have not been sought or obtained. We have not examined the question of, and express no opinion as to, what law would govern the interpretation or enforcement of the Agreement, and our opinions with regard to such matters are based upon the assumption that the internal law of the State of California would govern the provisions thereof.

     Based upon our examination of and reliance upon the foregoing and subject to the limitations, exceptions, qualifications and assumptions set forth below and except as set forth in the Agreement or the Company Disclosure Letter, we are of the opinion that as of the date hereof:

          1. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, and the Company has the requisite corporate power and authority to own its properties and to conduct its business as such business is described in the Company SEC Reports.

          2. The Company has the requisite corporate power and authority to execute, deliver, and perform the Agreement. The Agreement has been duly and validly authorized by the Company, and duly executed and delivered by an authorized officer of the Company. The Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable by you against the Company according to its terms.

          3. The capitalization of the Company is as follows:

             (a) Preferred Stock. 5,000,000 shares of Preferred Stock, par value $0.01 ("Preferred Stock"), are authorized, of which no shares are issued and outstanding.

             (b) Common Stock.  75,000,000 shares of Common Stock, par value
        $0.01 ("Common Stock") are authorized, of which        were, to our
        knowledge, outstanding as of [closing date]. All of such outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid, and nonassessable and were not issued in violation of any preemptive rights arising under the DGCL. Except for (i) options and
        warrants to purchase an aggregate of           shares of Common Stock
        and (ii) rights under the ESPP.

          4. The Company's execution and delivery of the Agreement, and its performance of its obligations thereunder and compliance by the Company with the terms of the Agreement, do not and will not violate any provision of any federal or California law, statute, rule or regulation applicable to the Company, the DGCL or any provision of the Company's Restated Certificate of Incorporation, as currently in effect, or the Company's Restated Bylaws, as currently in effect, and do not and will not conflict with or constitute a default under the provisions of any judgment, writ, decree or order specifically identified in the Company Disclosure Letter or the material provisions of any material agreement specifically identified in the Company Disclosure Letter.

          5. We are not aware that there is any action, proceeding or governmental investigation pending or overtly threatened in writing against the Company, except as set forth in the Company SEC Reports, which (a) questions the validity of the Agreement or the right of the Company to enter into the Agreement or (b) would reasonably be expected to have a material adverse effect on its business or properties, taken as a whole.

CoStar Group, Inc.                                             [date of closing]
                                                                         Page  3

     Our opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:

          A. We express no opinion as to the Company's compliance or noncompliance with applicable federal or state antifraud or antitrust statutes, laws, rules and regulations.

          B. We express no opinion concerning the past, present or future fair market value of any securities.

          C. We express no opinion as to your compliance with any Federal or state law relating to your legal or regulatory status or the nature of your business.

          D. With respect to our opinion in Paragraph 4, we have not conducted any special investigation of laws, and such opinions are limited to the DGCL and such California and United States laws as in our experience are of general application to transactions of the sort contemplated by the Agreement. Without limitation, such opinions do not extend to licenses, permits, approvals, etc. necessary for the conduct of the Company's business. Further, we express no opinion as to the effect of or compliance with any state or federal laws or regulations applicable to the transactions contemplated by the Agreement because of the nature of the business of any party thereto other than the Company.

          In addition, with respect to our opinion in Paragraph 4, we have relied solely upon the representations of officers of the Company regarding the existence of facts that may result in a material default, etc., except to the extent that such material default, etc. would be apparent solely from an examination of the agreements. We have made no analysis with respect to the Company's compliance with any financial ratios and the like set forth in any real property lease, equipment lease or other agreements to which the Company is a party, and we express no opinion on the effect of the consummation of the transactions covered by the Agreement on the Company's compliance with such financial covenants.

          E. With respect to our opinion in Paragraph 3(b) that the issued and outstanding shares of Common Stock of the Company are fully paid, we have relied solely upon the representations concerning receipt by the Company of consideration for such shares made to us in certificates executed by officers of the Company. With respect to our opinion in Paragraph 3 as it relates to the valid issuance and the number of shares of outstanding Preferred Stock and Common Stock, the number of outstanding options to purchase shares of the Company's Common Stock and the existence of any other options, warrants, conversion privileges or other rights, we have relied solely on our review of corporate minutes and on written representations of the officers of the Company.

          F. We express no opinion as to the enforceability of Sections 6.2 or 8.5(b) in the Agreement or whether the enforceability of the indemnification and contribution obligations referred to in Section 6.10 of the Agreement may be limited by public policy underlying federal or state securities laws.

          G. We express no opinion as to limitations imposed by the DGCL, California law, federal law or general equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of the Agreement and upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of the Agreement is considered a proceeding in equity or at law.

          H. We express no opinion as to the effect of California or Delaware court decisions, invoking statutes or principles of equity, which have held that certain covenants and provisions of agreements are unenforceable where
     (i) the breach of such covenants or provisions imposes restrictions or burdens upon a party, and it cannot be demonstrated that the enforcement of such restrictions or burdens is reasonably necessary for the protection of the other party, or (ii) the other party's enforcement of such covenants or provisions under the circumstances would violate the other party's

CoStar Group, Inc.                                             [date of closing]
                                                                         Page  4

     implied covenant of good faith and fair dealing, or (iii) the breach of such covenants or provisions is not a material breach of a material covenant or provision.

          I. We express no opinion as to the effect of Section 1670.5 of the California Civil Code or any other California law, federal law or equitable principle which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof which the court finds to have been unconscionable at the time it was made or contrary to public policy.

          J. We express no opinion as to the [un]enforceability under certain circumstances of provisions expressly or by implication waiving broadly or vaguely stated rights, unknown future rights, or defenses to obligations or rights granted by law, when such waivers are against public policy or prohibited by law.

          K. We express no opinion as to the [un]enforceability under certain circumstances of provisions to the effect that rights or remedies are not exclusive, that rights or remedies may be exercised without notice, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, that election of a particular remedy or remedies does not preclude recourse to one or more remedies, or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

          L. We express no opinion as to the validity, binding effect or enforceability of any provisions prohibiting waivers of any terms of the Agreement other than in writing, or prohibiting oral modifications thereof or modification by course of dealing.

     This opinion letter is rendered as of the date first written above solely for your benefit in connection with the Agreement and may not be delivered to, quoted or relied upon by any person other than you, or for any other purpose, without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

                                          Very truly yours,

                                                                     EXHIBIT C-1

              AGREEMENT OF CERTAIN SHAREHOLDERS OF COMPS.COM, INC. TO VOTE SHARES IN FAVOR OF MERGER WITH ACQ SUB, INC.
                               (NOVEMBER 3, 1999)

                                VOTING AGREEMENT

     To induce CoStar Group, Inc., a Delaware corporation ("Parent"), and Acq Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the "Merger Sub"), to enter into an Agreement and Plan of Merger (the "Merger Agreement") with COMPS.COM, Inc., a Delaware corporation (the "Company"), providing for the merger (the "Merger") of the Company into Merger Sub, the undersigned (the "Stockholder"), who is the holder of an aggregate of 3,539,091 shares of the Company's Common Stock, $0.01 par value per share (the "Company Common Stock"), agrees as follows:

        1. For the period (the "Agreement Period") beginning on the date hereof and ending on the date on which the Merger Agreement terminates, the undersigned shall not encumber, sell, transfer, assign, or otherwise dispose of any shares of the Company Common Stock now owned or hereafter acquired by the undersigned except in connection with the Merger; and

        2. During the Agreement Period, the undersigned agrees to vote all shares of the Company Common Stock which the undersigned is then entitled to vote to adopt the Merger Agreement at any meeting of the Company's stockholders called for the purpose of considering and voting upon the Merger Agreement, or, if so requested by Parent or Merger Sub, to execute a written consent to adopt the Merger Agreement in accordance with Section 228(a) of the General Corporation Law of the State of Delaware;

        3. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

        4. Nothing in this Agreement shall (i) be deemed to restrict the ability of any party to this Agreement to exercise voting rights as a member of the board of directors of the Company with respect to matters considered by the board of directors of the Company or (ii) restrict
           (x) the Stockholder's ability to vote for a Superior Proposal (as defined in the Merger Agreement) recommended by the board of directors of the Company as contemplated by the Merger Agreement provided that the Merger Agreement has theretofore been terminated or
           (y) the Company's ability to negotiate for or accept a Superior Proposal.

                                          SUMMIT VENTURES III, L.P.

                                          By: Summit Partners III, L.P., its
                                              general partner

                                          By
                                            ------------------------------------
                                            Name:
                                            Title:

                                          SUMMIT INVESTORS II, L.P.

                                          By: Stamps, Woodsum & Co. III, its
                                              general partner

                                          By
                                            ------------------------------------
                                            Name:
                                            Title:

                                                                     EXHIBIT C-2

              AGREEMENT OF CERTAIN SHAREHOLDERS OF COMPS.COM, INC. TO VOTE SHARES IN FAVOR OF MERGER WITH ACQ SUB, INC.
                               (NOVEMBER 3, 1999)

                                VOTING AGREEMENT

     To induce CoStar Group, Inc., a Delaware corporation ("Parent"), and Acq Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the "Merger Sub"), to enter into an Agreement and Plan of Merger (the "Merger Agreement") with COMPS.COM, Inc., a Delaware corporation (the "Company"), providing for the merger (the "Merger") of the Company into Merger Sub, the undersigned (the "Stockholder"), who is the holder of an aggregate of 2,896,331 shares of the Company's Common Stock, $0.01 par value per share (the "Company Common Stock"), agrees as follows:

          1. For the period (the "Agreement Period") beginning on the date hereof and ending on the date on which the Merger Agreement terminates, the undersigned shall not encumber, sell, transfer, assign, or otherwise dispose of any shares of the Company Common Stock now owned or hereafter acquired by the undersigned except in connection with the Merger; and

          2. During the Agreement Period, the undersigned agrees to vote all shares of the Company Common Stock which the undersigned is then entitled to vote to adopt the Merger Agreement at any meeting of the Company's stockholders called for the purpose of considering and voting upon the Merger Agreement, or, if so requested by Parent or Merger Sub, to execute a written consent to adopt the Merger Agreement in accordance with Section 228(a) of the General Corporation Law of the State of Delaware;

          3. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

          4. Nothing in this Agreement shall (i) be deemed to restrict the ability of any party to this Agreement to exercise voting rights as a member of the board of directors of the Company with respect to matters considered by the board of directors of the Company or (ii) restrict (x) the Stockholder's ability to vote for a Superior Proposal (as defined in the Merger Agreement) recommended by the board of directors of the Company as contemplated by the Merger Agreement provided that the Merger Agreement has theretofore been terminated or (y) the Company's ability to negotiate for or accept a Superior Proposal.

                                          --------------------------------------
                                          Christopher A. Crane

                                                                     EXHIBIT C-3

              AGREEMENT OF CERTAIN SHAREHOLDERS OF COMPS.COM, INC. TO VOTE SHARES IN FAVOR OF MERGER WITH ACQ SUB, INC.
                               (NOVEMBER 3, 1999)

                                VOTING AGREEMENT

     To induce CoStar Group, Inc., a Delaware corporation ("Parent"), and Acq Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the "Merger Sub"), to enter into an Agreement and Plan of Merger (the "Merger Agreement") with COMPS.COM, Inc., a Delaware corporation (the "Company"), providing for the merger (the "Merger") of the Company into Merger Sub, the undersigned (the "Stockholder"), who is the holder of an aggregate of 656,145 shares of the Company's Common Stock, $0.01 par value per share (the "Company Common Stock"), agrees as follows:

          1. For the period (the "Agreement Period") beginning on the date hereof and ending on the date on which the Merger Agreement terminates, the undersigned shall not encumber, sell, transfer, assign, or otherwise dispose of any shares of the Company Common Stock now owned or hereafter acquired by the undersigned except in connection with the Merger; and

          2. During the Agreement Period, the undersigned agrees to vote all shares of the Company Common Stock which the undersigned is then entitled to vote to adopt the Merger Agreement at any meeting of the Company's stockholders called for the purpose of considering and voting upon the Merger Agreement, or, if so requested by Parent or Merger Sub, to execute a written consent to adopt the Merger Agreement in accordance with Section 228(a) of the General Corporation Law of the State of Delaware;

          3. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

          4. Nothing in this Agreement shall (i) be deemed to restrict the ability of any party to this Agreement to exercise voting rights as a member of the board of directors of the Company with respect to matters considered by the board of directors of the Company or (ii) restrict (x) the Stockholder's ability to vote for a Superior Proposal (as defined in the Merger Agreement) recommended by the board of directors of the Company as contemplated by the Merger Agreement provided that the Merger Agreement has theretofore been terminated or (y) the Company's ability to negotiate for or accept a Superior Proposal.

                                          --------------------------------------
                                          Robert C. Beasley

                                                                     EXHIBIT C-4

              AGREEMENT OF CERTAIN SHAREHOLDERS OF COMPS.COM, INC. TO VOTE SHARES IN FAVOR OF MERGER WITH ACQ SUB, INC.
                               (NOVEMBER 3, 1999)

                                VOTING AGREEMENT

     To induce CoStar Group, Inc., a Delaware corporation ("Parent"), and Acq Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the "Merger Sub"), to enter into an Agreement and Plan of Merger (the "Merger Agreement") with COMPS.COM, Inc., a Delaware corporation (the "Company"), providing for the merger (the "Merger") of the Company into Merger Sub, the undersigned (the "Stockholder"), who is the holder of an aggregate of 15,000 shares of the Company's Common Stock, $0.01 par value per share (the "Company Common Stock"), agrees as follows:

          1. For the period (the "Agreement Period") beginning on the date hereof and ending on the date on which the Merger Agreement terminates, the undersigned shall not encumber, sell, transfer, assign, or otherwise dispose of any shares of the Company Common Stock now owned or hereafter acquired by the undersigned except in connection with the Merger; and

          2. During the Agreement Period, the undersigned agrees to vote all shares of the Company Common Stock which the undersigned is then entitled to vote to adopt the Merger Agreement at any meeting of the Company's stockholders called for the purpose of considering and voting upon the Merger Agreement, or, if so requested by Parent or Merger Sub, to execute a written consent to adopt the Merger Agreement in accordance with Section 228(a) of the General Corporation Law of the State of Delaware;

          3. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

          4. Nothing in this Agreement shall (i) be deemed to restrict the ability of any party to this Agreement to exercise voting rights as a member of the board of directors of the Company with respect to matters considered by the board of directors of the Company or (ii) restrict (x) the Stockholder's ability to vote for a Superior Proposal (as defined in the Merger Agreement) recommended by the board of directors of the Company as contemplated by the Merger Agreement provided that the Merger Agreement has theretofore been terminated or (y) the Company's ability to negotiate for or accept a Superior Proposal.

                                          --------------------------------------
                                          Karen Goodrum

                                                                     EXHIBIT C-5

              AGREEMENT OF CERTAIN SHAREHOLDERS OF COMPS.COM, INC. TO VOTE SHARES IN FAVOR OF MERGER WITH ACQ SUB, INC.
                               (NOVEMBER 3, 1999)

                                VOTING AGREEMENT

     To induce CoStar Group, Inc., a Delaware corporation ("Parent"), and Acq Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the "Merger Sub"), to enter into an Agreement and Plan of Merger (the "Merger Agreement") with COMPS.COM, Inc., a Delaware corporation (the "Company"), providing for the merger (the "Merger") of the Company into Merger Sub, the undersigned (the "Stockholder"), who is the holder of an aggregate of 13,000 shares of the Company's Common Stock, $0.01 par value per share (the "Company Common Stock"), agrees as follows:

          1. For the period (the "Agreement Period") beginning on the date hereof and ending on the date on which the Merger Agreement terminates, the undersigned shall not encumber, sell, transfer, assign, or otherwise dispose of any shares of the Company Common Stock now owned or hereafter acquired by the undersigned except in connection with the Merger; and

          2. During the Agreement Period, the undersigned agrees to vote all shares of the Company Common Stock which the undersigned is then entitled to vote to adopt the Merger Agreement at any meeting of the Company's stockholders called for the purpose of considering and voting upon the Merger Agreement, or, if so requested by Parent or Merger Sub, to execute a written consent to adopt the Merger Agreement in accordance with Section 228(a) of the General Corporation Law of the State of Delaware;

          3. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

          4. Nothing in this Agreement shall (i) be deemed to restrict the ability of any party to this Agreement to exercise voting rights as a member of the board of directors of the Company with respect to matters considered by the board of directors of the Company or (ii) restrict (x) the Stockholder's ability to vote for a Superior Proposal (as defined in the Merger Agreement) recommended by the board of directors of the Company as contemplated by the Merger Agreement provided that the Merger Agreement has theretofore been terminated or (y) the Company's ability to negotiate for or accept a Superior Proposal.

                                          --------------------------------------
                                          Christopher Fenton

                                                                       EXHIBIT D

                                PLEDGE AGREEMENT

     PLEDGE AGREEMENT, dated as of November 3, 1999 (this "Pledge Agreement"), between the persons named on Schedule I hereto ("Pledgors") and CoStar Group, Inc., a Delaware corporation ("Parent").

                                    RECITALS

     WHEREAS, COMPS.COM, Inc., a Delaware corporation (the "Company"), Parent, and Acq Sub, Inc. ("Merger Sub") have entered an Agreement and Merger Plan, dated as of November 3, 1999 (the "Agreement"), whereby the Company will be merged with and into Merger Sub (the "Merger") and the separate existence of the Company will thereafter cease, so that Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation").

     WHEREAS, a condition to the performance by Parent and Merger Sub of their obligations to effect the Merger Sub under the Agreement is that Pledgors enter into this Pledge Agreement, and Pledgors enter into this Pledge Agreement as an inducement to Parent and Merger Sub to enter into the Agreement.

     NOW, THEREFORE, in consideration of the promises, and of the covenants, representations, warranties, and agreements contained herein, the parties hereto further agree as follows.

                         SECTION 1. CERTAIN DEFINITIONS

     1.1 Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Agreement.

                   SECTION 2. REPRESENTATIONS AND WARRANTIES

     2.1 Christopher A. Crane represents and warrants that as of the date of this Pledge Agreement he is the record owner of 2,896,331 issued and outstanding Shares.

     2.2 Summit Ventures III, L.P., represents and warrants that as of the date of this Pledge Agreement it is the record owner of 3,468,309 issued and outstanding Shares.

     2.3 Summit Investors II, L.P., represents and warrants that as of the date of this Pledge Agreement it is the record owner of 70,782 issued and outstanding Shares.

     2.4 Each Pledgor represents and warrants, severally and not jointly, to Parent that as of the date of this Pledge Agreement:

          (a) The execution, delivery and performance of this Pledge Agreement by such Pledgor will not result in a violation of the charter or bylaws of the Company, the organizational documents of Pledgor, if applicable, or of any mortgage, deed of trust, indenture, material contract, instrument, agreement, judgment, decree, order, statute, law, rule or regulation to which the Pledgor or the Company is subject, or be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time or both) a default under any such mortgage, deed of trust, indenture, material contract, instrument or agreement, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the respective properties or assets of the Pledgor, except as contemplated by the provisions of this Pledge Agreement.

          (b) This Pledge Agreement constitutes the legal, valid and binding obligation of such Pledgor, in accordance with the terms hereof, and the Pledgor has good and lawful right and authority to execute the pledge provided for herein and to pledge the number of issued and outstanding Shares set forth on Schedule I opposite such Pledgor's name.

          (c) As to each of such Pledgor's issued and outstanding Shares:

             (i) the Pledgor is the sole legal, record and beneficial owner thereof, and the Pledgor has good and marketable title thereto,

             (ii) each Share is validly issued, fully paid and non-assessable and the holder thereof is not and will not be subject to any personal liability as such holder,

             (iii) each Share is and will remain free and clear of all security interests, pledges, liens or other encumbrances, and restrictions on the transfer and assignment thereof, except pursuant to this Pledge Agreement, the Voting Agreement, and applicable securities laws, and this Pledge Agreement is sufficient to convey to Parent a valid, first priority, perfected and enforceable security interest in, and lien on, any Collateral (as defined below) delivered to Parent hereunder,

             (iv) any consent, approval or authorization of or designation or filing with any governmental authority on the part of the Pledgor which is required in connection with the pledge and security interest granted under this Pledge Agreement has been obtained or effected,

             (v) there are no outstanding options, warrants or other requirements with respect to the Shares being pledged, and

             (vi) no interest of any kind in the Shares being pledged will be sold or otherwise transferred in any way to anyone prior to the Effective Time or termination of the Merger Agreement.

     2.4 So long as this Pledge Agreement is in effect, each Pledgor covenants that it: (a) shall defend that Pledgor's Collateral against the claims and demands of all other parties except the security interest created by this Pledge Agreement, shall keep that Pledgor's Collateral free from all options, pledges, liens, claims, mortgages, hypothecations, charges, security interests or other encumbrances except restrictions on transfer imposed by applicable securities laws, the security interest created by this Pledge Agreement, any security interests or other encumbrances created by the Parent, and as provided under applicable securities laws, and shall not sell, transfer, assign, deliver, or otherwise dispose of, or grant any option with respect to any part of that Pledgor's Collateral or any interest therein without the prior written consent of the Parent; and (b) shall pay all taxes, assessments, and other charges of every nature which may be imposed, levied, or assessed against or with respect to that Pledgor's Collateral.

                          SECTION 3. PLEDGE OF SHARES

     3.1 To provide collateral security for any Cash Shortfall, and to provide security and collateral for the due performance and compliance by each Pledgor of its obligations under this Pledge Agreement, each Pledgor hereby grants to Parent a first priority continuing security interest in, and pledges to Parent, all of the Pledgor's right, title and interest in and to the number of issued and outstanding Shares set forth on Schedule I opposite such Pledgor's name (the Pledgor's "Pledged Shares"), and as security agrees to deliver the certificates representing ownership of the Pledgor's Pledged Shares, accompanied by stock powers duly executed in blank and undated by the Pledgor, to Parent within ten Business Days following the date of this Pledge Agreement. Each Pledgor's Pledged Shares, together with any and all other securities and moneys received by Parent as provided for or paid in connection with those Pledged Shares and all cash and non-cash proceeds thereof while this Pledge Agreement is in effect (sometimes referred to herein collectively as that Pledgor's "Collateral"), shall be held by Parent upon the terms and conditions set forth in this Pledge Agreement.

     3.2 Upon the delivery of a Pledgor's Pledged Shares to Parent in accordance with the preceding Section 3.1, Pledgor grants to Parent concerning that Pledgor's Pledged Shares an irrevocable proxy coupled with an interest and power of attorney pursuant to which proxy and power of attorney the Parent shall be entitled to complete appropriately the stock powers executed in blank by the Pledgor upon conveying the Pledged Shares to Parent and use these stock powers to exchange the certificates representing the Pledged Shares for the cash and/or Parent Common Stock payable in exchange for the Pledged Shares based on the Cash Election, Stock Election, or No Election made or deemed to be made by the Pledgor pursuant to the Agreement (hereinafter the "Election") and based on other provisions of the Agreement. Each Pledgor's Election shall be made pursuant to an Election Form to be delivered prior to the Closing by Pledgor.

     3.3 Each Pledgor shall have the right to substitute $7.50 cash in lieu of any Pledged Share and $23.8125 in cash in lieu of any Parent Common Stock held by Parent as Pledgee under this Pledge Agreement (in which case, such cash shall form part of that Pledgor's Collateral hereunder). Upon delivery to the Parent of a wire transfer of such amount, Parent shall promptly, but in no event later than two Business Days, deliver any Pledged Shares or Parent Common Stock with respect to which $7.50 or $23.8125, as applicable, of cash collateral has been substituted as provided in this Section 3.3.

                      SECTION 4. VOTING OF PLEDGED SHARES

     4.1 Each Pledgor shall be entitled to vote that Pledgor's Pledged Shares until the Effective Time, if the Merger is effected, or until the termination of this Pledge Agreement, if the Agreement is terminated, subject to the provisions of the Voting Agreement.

               SECTION 5. EFFECT OF TERMINATION OF THE AGREEMENT

     5.1 If the Agreement is terminated, Parent shall as soon as practicable thereafter (but in no event later than three Business Days) deliver each Pledgor's Collateral to that Pledgor, and this Pledge Agreement shall terminate. If the Merger is effected, all the remaining provisions of this Pledge Agreement shall apply.

        SECTION 6. INITIALLY DETERMINED CONSIDERATION FOR PLEDGED SHARES

     6.1 If the Cash Expenditure Certificate under Section 7.2(k) of the Agreement indicates that there is no Cash Shortfall as calculated under Section 7.2(l) of the Agreement, Parent as Pledgee shall as soon as practicable after the Effective Time exchange each Pledgor's Pledged Shares for the cash and/or Parent Common Stock payable in exchange for that Pledgor's Pledged Shares based on the Election made by that Pledgor under the Agreement and the terms of the Agreement. The total consideration payable in exchange for the aggregate number of the Pledgors' Pledged Shares based on the Pledgors' Elections and the terms of the Agreement shall be the "Total Merger Agreement Consideration," and the Pledged Shares shall be valued at $7.50 per Share in determining the dollar value of the Total Merger Agreement Consideration.

     6.2 If there is a Cash Shortfall as calculated on the Cash Expenditure Certificate, the total consideration initially payable in exchange for all the Pledged Shares (the "Total Initial Adjusted Consideration") shall be the Total Merger Agreement Consideration reduced on a dollar for dollar basis of the Cash Shortfall as calculated on the Cash Expenditure Certificate except that the reduction shall not exceed $5,000,000.00. The Pledged Shares shall be valued at $7.50 per Share in determining the dollar value of the Total Initial Adjusted Consideration. In such event, the consideration initially payable in exchange for each Pledgor's Pledged Shares (that Pledgor's "Initial Adjusted Consideration") shall be the applicable percentage set forth on Schedule I of the Total Initial Adjusted Consideration, and the Parent as Pledgee shall as soon as practicable after the Effective Time exchange each Pledgor's Pledged Shares for that Pledgor's Initial Adjusted Consideration. To the extent that, pursuant to the Election made by a Pledgor under the Agreement and the terms of the Agreement, Parent Common Stock would be payable in exchange for that Pledgor's Pledged Shares, Parent Common Stock, valued at $23.8125 per share, shall first be used to satisfy that Pledgor's Initial Adjusted Consideration; provided, that in accordance with the provisions of Section 4.2(e) of the Agreement, cash shall be paid instead of a fractional share of Parent Common Stock that would otherwise be payable in accordance with this sentence. Cash shall be used to satisfy any amount of a Pledgor's Initial Adjusted Consideration not satisfied by Parent Common Stock in accordance with the preceding sentence and pursuant to the terms of the Agreement.

     6.3 After exchanging each Pledgor's Pledged Shares for the cash and/or Parent Common Stock payable in exchange for those Pledged Shares under Subsection 6.1 or Subsection 6.2 above, Parent shall thereafter hold such cash and/or Parent Common Stock as that Pledgor's Collateral subject to this Pledge Agreement.

             SECTION 7. VOTING AND DIVIDENDS ON PARENT COMMON STOCK
                     HELD AS PART OF A PLEDGOR'S COLLATERAL

     After Parent has exchanged a Pledgor's Pledged Shares for cash and/or Parent Common Stock, the Pledgor shall be entitled to vote any Parent Common Stock received in the exchange until the termination of this Pledge Agreement; provided, that during such period, the Pledgor shall cast no vote that would violate or interfere with the performance of any of the terms of the Agreement or this Pledge Agreement. Any dividends paid on a Pledgor's Pledged Shares prior to termination of this Pledge Agreement shall be held as part of that Pledgor's Collateral.

         SECTION 8. FINALLY DETERMINED CONSIDERATION FOR PLEDGED SHARES

     8.1 (a) Within forty-five (45) calendar days following the Closing Date, Parent may, or may cause an independent auditor selected by Parent ("Parent's Independent Auditor") to, audit the Surviving Corporation's books and records to determine whether the Cash Expenditure Amount and Cash Shortfall as shown in the Cash Expenditure Certificate was accurate, such determination to be set forth in a report (the "Post-Closing Audit Report"). If Parent or Parent's Independent Auditor determines that the Cash Expenditure Amount or Cash Shortfall as shown on the Cash Expenditure Certificate was inaccurate, and that as a result there either was a Cash Shortfall although the Cash Expenditure Certificate did not indicate a Cash Shortfall or the Cash Shortfall was larger than indicated by the Cash Expenditure Certificate, Parent may within the above forty-five (45) calendar day period deliver a written notice to Pledgors setting forth the Cash Expenditure Amount and Cash Shortfall as determined by the Post-Closing Audit Report and stating that Parent proposes an adjustment in the consideration payable in exchange for the Pledged Shares, as determined under Subsection 6.1 or 6.2 above, based on the Post-Closing Audit Report (the "Notice of Proposed Adjustment"). Parent shall also deliver to Pledgors a copy of such Post-Closing Audit Report. If Parent does not deliver a Notice of Proposed Adjustment to Pledgor during the above forty-five (45) calendar day period, no adjustment will be made in the consideration payable in exchange for a Pledgor's Pledged Shares as determined under Subsection 6.1 or Subsection 6.2 above.

          (b) Pledgors (acting as a group) shall have nine (9) calendar days from receipt of the Notice of Proposed Adjustment to deliver to Parent a notice stating that the Pledgors dispute the determination of the Cash Expenditure Amount and/or the Cash Shortfall by the Parent or the Parent's Independent Auditor (a "Notice of Dispute"). During such nine (9) calendar day period, Parent shall cause the Surviving Corporation to give an independent auditor chosen collectively by the Pledgors (acting as a group) (the "Pledgors' Independent Auditor") access to the Surviving Corporation's books and records. Parent shall also give Pledgors' Independent Auditor reasonable access to the work papers of Parent's Independent Auditor, if any, that Parent's Independent Auditor is permitted to release with Parent's consent (which Parent reasonably will provide) pursuant to Parent's Independent Auditor's standard policies. If Parent has not received a Notice of Dispute within the above nine (9) calendar day period, the Cash Expenditure Amount as given in the Notice of Proposed Adjustment shall be the basis for an adjustment in the consideration payable in exchange for the Pledged Shares to be made in accordance with Subsection
     8.2 below.

          (c) If Pledgors have delivered a Notice of Dispute to Parent within the above nine (9) calendar day period, an independent accounting firm mutually acceptable to Parent and Pledgors (the

     "Independent Accounting Firm") shall perform any required procedures on the Company's books and records, and shall review the Notice of Proposed Adjustment, the Notice of Dispute, and the work papers of Parent's and Pledgors' Independent Auditors, if any, that they are permitted to release with their respective clients' permission (which will be reasonably provided) pursuant to their standard policies, to determine independently solely whether the Cash Shortfall and Cash Expenditure Amount set forth in the Notice of Proposed Adjustment or in the Notice of Dispute most closely represent the Cash Expenditure Amount and Cash Shortfall determined pursuant to the Agreement. The Cash Expenditure Amount and Cash Shortfall as determined by the Independent Accounting Firm shall then be the basis for determining the amount, if any, of the adjustment in the compensation for the Pledged Shares and for making such adjustment. The Independent Accounting Firm shall give notice of such Cash Expenditure Amount and Cash Shortfall to Parent and Pledgors. The cost of such Independent Accounting Firm shall be borne equally by the Parent and the Pledgors.

     8.2 If the determination of the Cash Shortfall that, under Subsection 8.1(b) or Subsection 8.1(c) above, is to be used to make any adjustment in the consideration payable in exchange for the Pledged Shares is larger than the Cash Shortfall, if any, shown in the Cash Expenditure Certificate, the dollar value of the Total Merger Agreement Consideration shall be reduced, on a dollar for dollar basis, to a "Total Final Adjusted Consideration" as follows:

          -- if the Cash Expenditure Certificate did not indicate a Cash Shortfall, the Total Merger Agreement Consideration shall be reduced to the extent of the Cash Shortfall, if any, as determined under Subsection 8.1(b) or Subsection 8.1(c), or

          -- if the Cash Expenditure Certificate indicated a Cash Shortfall, the Total Merger Agreement Consideration shall be reduced by the sum of (x) the Cash Shortfall indicated on the Cash Expenditure Certificate plus (y) the excess of (i) the Cash Shortfall as determined under Subsection 8.1(b) or 8.1(c) above, over (ii) the Cash Shortfall as indicated by the Cash Expenditure Certificate, provided, that in neither case shall the dollar value of Total Final Adjusted Consideration be $5,000,000.00 less than the dollar value of the Total Merger Agreement Consideration. The consideration payable in exchange for each Pledgor's Pledged Shares (the "Pledgor's Final Adjusted Consideration") shall be the applicable percentage set forth on Schedule I multiplied by the Total Final Adjusted Consideration.

     8.3 Within five (5) calendar days after completion of the procedure in Subsection 8.1 for determining whether there shall be any final adjustment in the consideration for the Pledged Shares, whether such procedure is completed pursuant to Subsection 8.1(a), Subsection 8.1(b), or Subsection 8.1(c), Parent shall take one of the following two actions depending on whether there is to be such an adjustment:

          (a) If no adjustment in the consideration for Pledged Shares is to be made pursuant to the preceding Subsection 8.2 and no adjustment in the consideration for Pledged Shares was made pursuant to Subsection 6.2 above, Parent shall deliver each Pledgor's entire then existing Collateral to that Pledgor.

          (b) If no adjustment in the consideration for Pledged Shares is to be made pursuant to the preceding Subsection 8.2 but an adjustment in the consideration for Pledged Shares was made pursuant to Subsection 6.2 above, Parent shall pay each Pledgor from that Pledgor's then existing Collateral that Pledgor's Initial Adjusted Consideration. Parent shall be entitled to retain any part of a Pledgor's then existing Collateral not payable to the Pledgor under the above provisions of this Subsection 8.3(b) as Parent's property no longer subject to this Pledge Agreement, and Pledgor shall no longer have any interest in or rights with respect to such property.

          (c) If an adjustment in the consideration for Pledged Shares is to be made pursuant to the preceding Subsection 8.2, Parent shall pay each Pledgor from that Pledgor's then existing Collateral that Pledgor's Final Adjusted Consideration. To the extent that Parent Common Stock was paid to Parent as Pledgee in exchange for that Pledgor's Pledged Shares in accordance with the provisions of Subsection 6.1 or Subsection 6.2 above, Parent Common Stock, valued at $23.8125 per share, shall first be used to satisfy that Pledgor's Final Adjusted Consideration; provided, that in accordance with the provisions of Section 4.2(e) of the Agreement cash shall be paid instead of a fractional share of Parent Common Stock that would otherwise be payable in accordance with this sentence. Cash shall be used to satisfy any amount of a Pledgor's Final Adjusted Consideration not satisfied by Parent Common Stock in accordance with the preceding sentence. Any dividends paid on Parent Common Stock used to satisfy a Pledgor's Final Adjusted Consideration while such Parent Common Stock was held by Parent pursuant to this Pledge Agreement shall be delivered by Parent to Pledgor along with, and in addition to, such Pledgor's Final Adjusted Consideration. Parent shall be entitled to retain any part of a Pledgor's then existing Collateral not payable to the Pledgor under the above provisions of this Subsection 8.3(c) as Parent's property no longer subject to this Pledge Agreement, and Pledgor shall no longer have any interest in or rights with respect to such property.

         SECTION 9. TERMINATION OF AGREEMENT IF THE MERGER IS EFFECTED

     9.1 If the Merger is effected, this Pledge Agreement shall terminate when each Pledgor has received the consideration that Pledgor is entitled to receive under Subsection 8.3(a), Subsection 8.3(b), or Subsection 8.3(c) and Parent has received any portion of the Pledgors' Collateral that Parent is entitled to under the provisions of Subsection 8.3(b) or Subsection 8.3(c).

                     SECTION 10. MISCELLANEOUS AND GENERAL

     10.1 Survival. This Section 10 and the representations and warranties by Pledgors in Section 2 and the remedies in the event of an incorrect representation or warranty by a Pledgor, shall survive the termination of this Pledge Agreement for a period of one year. All other representations, warranties, covenants and agreements in this Pledge Agreement shall not survive the termination of this Pledge Agreement.

     10.2 Modification or Amendment. Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Pledge Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     10.3 Counterparts. This Pledge Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     10.4 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

          (A) THIS PLEDGE AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Pledge Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Pledge Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Subsection 10.5 of this Pledge Agreement or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

          (B) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS PLEDGE AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS PLEDGE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL REPRESENTATIONS IN THIS SUBSECTION 10.4(b).

     10.5 Notices. Any notice, request, instruction, or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by nationally recognized overnight courier or by facsimile and shall be deemed received when actually received or, in the case of facsimile delivery, receipt of such facsimile is confirmed by telephone call:

     if to Parent or Merger Sub:

                       CoStar Group, Inc.
                       7475 Wisconsin Avenue
                       Suite 600
                       Bethesda, MD 20814
                       Attention: Andrew C. Florance
                       Fax: (301) 718-2444
                       Phone: (301) 215-8300

                       with a copy (which shall not constitute notice) to:

                       Wilmer, Cutler & Pickering
                       2445 M Street, N.W.
                       Washington, DC 20037-1420

                       Attention: Michael R. Klein, Esq.
                       Fax: (202) 663-6363
                       Phone: (202) 663-6000

                                 and

                       Shea & Gardner
                       1800 Massachusetts Avenue, N.W.
                       Washington, D.C. 20036
                       Attention: Michael K. Isenman, Esq.
                       Fax: (202) 828-2195
                       Phone: (202) 828-2000

                       if to Summit Ventures III, L.P. and Summit Investors II,
                       L.P.:

                       499 Hamilton Avenue, Suite 260
                       Palo Alto, CA 94301
                       Attention: Gregory M. Avis
                       Fax: (650) 321-1188
                       Phone: (650) 321-1166
                       if to Christopher A. Crane:

                       c/o COMPS.COM, Inc.
                       9888 Carroll Centre Road, Suite 100
                       San Diego, California 92126
                       Fax: (619) 684-3292
                       Phone: (619) 578-3000

                       with a copy (which shall not constitute notice) to:

                       Brobeck, Phleger & Harrison LLP
                       550 South Hope Street
                       Los Angeles, CA 90071-2604
                       Attention: Richard S. Chernicoff
                       Fax: (213) 745-3345
                       Phone: (213) 489-4060

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     10.6 Entire Agreement. This Pledge Agreement, along with the Agreement (including any exhibits thereto), constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

     10.7 No Third Party Beneficiaries. This Pledge Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     10.8 Severability. The provisions of this Pledge Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Pledge Agreement, or the application thereof to any party or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Pledge Agreement and the application of such provision to other parties or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     10.9 Interpretation. The headings herein are for convenience of reference only, do not constitute part of this Pledge Agreement, and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Pledge Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Pledge Agreement unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Pledge Agreement, they shall be deemed to be followed by the words "without limitation." All references to the singular shall include references to the plural and vice versa and all references to the male, female, or neuter shall all include references to any or all of them.

     10.10 Assignment. This Pledge Agreement shall not be assignable by operation of law or otherwise.

     IN WITNESS WHEREOF, this Pledge Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                          --------------------------------------
                                          Christopher A. Crane

                                          Summit Ventures III, L.P.

                                          By: Summit Partners III, L.P., its
                                              general partner

                                          By: Stamps, Woodsum & Co. III, its
                                              general partner

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          Summit Investors II, L.P.

                                          By: Summit Partners III, L.P., its
                                              general partner

                                          By: Stamps, Woodsum & Co. III, its
                                              general partner

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          CoStar Group, Inc.

                                          By:
                                          --------------------------------------
                                            Name: Andrew C. Florance
                                            Title: President and Chief Executive
                                          Officer

                                   SCHEDULE I

                                                   MAXIMUM     NUMBER OF
                                                     CASH       PLEDGED     NUMBER OF     APPLICABLE
                                                  SHORTFALL     SHARES     SHARES OWNED   PERCENTAGE
                                                  ----------   ---------   ------------   ----------
Christopher A. Crane............................  $2,100,000    280,000     2,896,331        42%
Summit Ventures III, L.P........................  $2,850,000    380,000     3,468,309        57%
Summit Investors II, L.P........................  $   50,000      6,667        70,782         1%

                                                                       EXHIBIT E


                      SEPARATION AND EMPLOYMENT AGREEMENT

     This AGREEMENT, dated this 3rd day of November, 1999 (the "Agreement"), is made and entered into by and between Christopher A. Crane ("Principal"), COMPS.COM, Inc., a Delaware corporation ("Company"), and Acq Sub, Inc., a Delaware corporation ("Merger Sub").

     WHEREAS, Company, Merger Sub, and the parent corporation of Merger Sub, CoStar Group, Inc., a Delaware corporation ("Parent"), have entered into an Agreement and Plan of Merger, dated November 3, 1999 (the "Merger Agreement") pursuant to which Company shall merge with and into Merger Sub and the separate corporate existence of Company shall cease;

     WHEREAS, Principal and Company have entered into an "Executive Employment Agreement," dated October 14, 1994, pursuant to which Principal is employed as President and Chief Executive Officer of Company;

     WHEREAS, it is mutually agreed between Principal, Company, and Merger Sub that Principal shall resign his employment as President and Chief Executive Officer of Company, said resignation to take effect as of the date that the Merger between Company and Merger Sub becomes effective (the "Merger Effective Date");

     WHEREAS, it is also mutually agreed between Principal, Company, and Merger Sub that Principal shall be employed as an employee of Merger Sub for a period of one hundred eighty (180) calendar days following the Merger Effective Date;

     WHEREAS, Principal has beneficial ownership of over twenty (20) percent of the common stock of Company, and will receive considerable financial benefit when the Merger becomes effective;

     WHEREAS, the Merger Agreement requires that Principal, Company, and Merger Sub enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing, and of the respective representations, warranties, covenants and agreements contained herein, the parties agree as follows (unless otherwise defined herein, capitalized terms used herein shall have the meanings given such terms in the Merger Agreement):

I. RESIGNATION OF PRINCIPAL AS PRESIDENT AND CEO OF COMPANY

     1. Resignation. Principal hereby agrees to submit his resignation as President and Chief Executive Officer of Company, with the resignation to take effect as of the Merger Effective Date. Principal agrees that the terms of the Executive Employment Agreement shall terminate as of the Merger Effective Date.

     2. Waiver of Rights under Executive Employment Agreement. Principal waives any rights he may have under his Executive Employment Agreement with Company, with respect to his resignation, including any rights to receive severance pay or any other compensation under the Executive Employment Agreement from either Company or Merger Sub.

     3. Release of Rights. Principal hereby irrevocably and unconditionally releases, acquits, and forever discharges Company and Merger Sub, and their assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives, and attorneys of such parent companies, divisions, subsidiaries, and affiliates), and all persons acting by, through, under, or in concert with any of them (hereinafter "the Releasees"), from any and all claims, demands, or liabilities whatsoever arising out of Principal's employment and termination of such employment, whether known or unknown or suspected to exist by Principal which Principal ever had or may now have against the Releasees, or any of them, including, without limitation, any claims, demands, or liabilities (including attorneys' fees and costs actually incurred) under any state or federal law prohibiting discrimination in employment on the basis of age or on any other basis prohibited by law. Principal acknowledges that he has had at least twenty-one (21) days to consider the release of his rights under the Age Discrimination in Employment Act ("ADEA"), and that he has seven (7) days following execution of this Agreement to revoke his release of his rights under the ADEA.

     4. COBRA Rights. Principal hereby acknowledges that Company has advised him that under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") he has a right to elect continued coverage under Company's group health plan, at his own expense, for a period of eighteen (18) months from the date that his resignation is effective. This election must be made no later than sixty (60) days after the date that his resignation is effective.

II. EMPLOYMENT ARRANGEMENT BETWEEN PRINCIPAL AND MERGER SUB

     1. Duties.  Principal agrees to assist Merger Sub primarily with regard to
(i) introductions and assistance with relationships, products and markets; (ii) the transition following the Merger; and (iii) such other duties and responsibilities as assigned from time to time by the Chief Executive Officer of Merger Sub. Principal agrees that, subject to the terms and conditions of this Agreement, he shall provide services to Merger Sub to the best of his ability.

     2. Term. The term of this Employment Arrangement shall be one hundred eighty (180) calendar days beginning on the Merger Effective Date.

     3. Compensation. Principal shall receive a salary for his employment of $75,000, which salary shall cover the entire term hereof and shall be payable in accordance with Merger Sub's regular payroll.

     4. Benefits. Principal shall be entitled to such health insurance coverage as Merger Sub customarily makes available to its employees. Principal shall further be entitled to ten (10) days paid vacation and five (5) days unpaid vacation during the term of this Employment Arrangement. Except as otherwise provided herein or as required by applicable law, Principal shall not be entitled to participate in any other, or receive any other benefits from, any insurance, medical, disability or pension plan of Parent or Merger Sub, or any other perquisites, which may be in effect at any time during the term of this Agreement.

     5. Expense reimbursement. Merger Sub shall reimburse Principal for all reasonable and necessary expenses incurred in carrying out his duties under this Employment Arrangement. Principal shall present to Merger Sub from time to time an itemized account of such expenses in the form reasonably required by Merger Sub.

     6. Termination without cause. Merger Sub may terminate this Employment Arrangement at any time by notifying Principal of such termination, in which event Principal will receive, as severance and as liquidated damages, in consideration of his execution of a complete and absolute release of Parent, Merger Sub, and their officers and directors from any and all further claims, all payments he would have received had the Employment Arrangement not been terminated.

     7. Termination for cause. Merger Sub may terminate this Employment Arrangement for cause at any time by notifying Principal of such termination; provided, however, that the only grounds constituting "cause" shall be (i) Principal's gross negligence in the performance of his duties hereunder, intentional nonperformance or mis-performance of such duties, or refusal to abide by or comply with the documented directives of the Chief Executive Officer of Merger Sub, his superior officers, or Merger Sub's or Parent's documented policies, which gross negligence, intentional nonperformance or refusal is not cured within ten (10) days after written notice thereof is given to Principal;
(ii) Principal's willful dishonesty, fraud, or misconduct with respect to the business or affairs of Merger Sub or Parent; (iii) Principal's indictment for, conviction of, or guilty or nolo contendere plea to, a felony; (iv) Principal's abuse of alcohol or drugs (legal or illegal), other than legal drugs taken under the directions of a physician, that, in Merger Sub's reasonable judgment, materially impairs Principal's ability to perform his duties hereunder; (v) a breach by Principal of the Pledge Agreement; or (vi) a breach by Principal of the Non-Competition and Non-Disclosure Agreement entered into by Principal, Merger Sub and Parent on November 3, 1999. In any such event, Principal will be paid his salary through the date of termination.

III. GENERAL PROVISIONS

     1. Notices. All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or such other addresses as any party may designate in writing to the other parties:

                       If to Company:

                       COMPS.COM, Inc.
                       9888 Carroll Centre Road, Suite 100
                       San Diego, California 92126
                       Attention: President and Chief Executive Officer
                       Fax: (619) 684-3292
                       Phone: (619) 578-3000

                       with a copy (which shall not constitute notice) to:

                       Brobeck, Phleger & Harrison LLP
                       550 South Hope Street
                       Los Angeles, CA 90071-2604
                       Attention: Richard S. Chernicoff
                       Fax: (213) 745-3345
                       Phone: (213) 489-4060

                       If to Merger Sub:

                       CoStar Group, Inc.
                       7475 Wisconsin Avenue, Suite 600
                       Bethesda, MD 20814
                       Attention: President
                       Fax: (301) 718-2444
                       Phone: (301) 215-8300

                       with a copy (which shall not constitute notice) to:

                       Wilmer, Cutler & Pickering
                       2445 M Street, N.W.
                       Washington, DC 20037-1420
                       Attention: Michael R. Klein, Esq.
                       Fax: (202) 663-6363
                       Phone: (202) 663-6000

                                 and

                       Shea & Gardner
                       1800 Massachusetts Avenue, N.W.
                       Washington, D.C. 20036
                       Attention: Michael K. Isenman, Esq.
                       Fax: (202) 828-2195
                       Phone: (202) 828-2000

                       If to Principal:

                       Christopher A. Crane
                       c/o COMPS.COM, Inc.
                       9888 Carroll Centre Road, Suite 100
                       San Diego, California 92126
                       Fax: (619) 684-3292
                       Phone: (619) 578-3000

     2. Governing law. This Agreement shall be deemed to made in and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.

     3. Arbitration. Any and all disputes hereunder not resolved amicably shall be resolved by binding arbitration before a single neutral arbitrator in Washington, D.C. The arbitrator shall be selected from the American Arbitration Association through its procedures. All rules governing the arbitration shall be the rules as set forth by the American Arbitration Association. The arbitrator is bound to rule only on whether or not there has been a violation of the terms of this Agreement and to render an award, if any, that is consistent with the terms of this Agreement. No party to this Agreement is entitled to any legal recourse or rights or remedies other than those provided within this Agreement. The arbitrator may apportion the costs of the arbitration, including arbitrator's fees, among the parties, but shall have no power to award attorneys' fees. Each party shall be responsible for its own attorneys' fees.

     4. Amendments. This Agreement may be amended, supplemented, or modified only in writing, duly executed by all of the parties hereto.

     5. Non-waiver. A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right shall not constitute a waiver of that or any other right.

     6. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     7. Entire Agreement. This Agreement (including any exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations, and warranties both written and oral, among the parties, with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party which are not embodied herein.

     8. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (ii) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9. Binding effect. Principal may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Merger Sub and Company under this Agreement shall be binding upon and inure to the benefit of their successors and assigns.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the parties hereto as of the date first written above.

                                          COMPS.COM, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          ACQ SUB, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          --------------------------------------
                                          Christopher A. Crane

                                                                       EXHIBIT F

                  NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

     This AGREEMENT dated this 3rd day of November, 1999 (the "Agreement"), is made and entered into by and between Christopher A. Crane ("Principal"), CoStar Group, Inc., a Delaware corporation ("Parent"), and its wholly-owned subsidiary Acq Sub, Inc., a Delaware corporation ("Merger Sub").

     WHEREAS, Parent, Merger Sub, and COMPS.COM, Inc., a Delaware corporation ("Company"), have entered into an Agreement and Plan of Merger, dated November 3, 1999 (the "Merger Agreement") pursuant to which Company shall merge with and into Merger Sub and the separate corporate existence of Company shall cease;

     WHEREAS, Principal and Company have entered into an "Executive Employment Agreement," dated October 14, 1994, pursuant to which Principal is employed as President and Chief Executive Officer of Company;

     WHEREAS, it is mutually agreed between Principal, Company, and Merger Sub that Principal shall resign his employment as President and Chief Executive Officer of Company, said resignation to take effect as of the date that the Merger between Company and Merger Sub becomes effective (the "Merger Effective Date");

     WHEREAS, it is also mutually agreed between Principal, Company, and Merger Sub that Principal shall be employed as an employee of Merger Sub for a period of one hundred eighty (180) calendar days following the Merger Effective Date, and Principal, Company, and Merger Sub have accordingly entered into a "Separation and Employment Agreement" dated November 3, 1999;

     WHEREAS, Principal has beneficial ownership of over twenty (20) percent of the common stock of Company, and will receive considerable financial benefit when the Merger becomes effective;

     WHEREAS, the Merger Agreement requires that Principal, Parent, and Merger Sub enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing, and of the respective representations, warranties, covenants and agreements contained herein, the parties agree as follows (unless otherwise defined herein, capitalized terms used herein shall have the meanings given such terms in the Merger Agreement):

          1. Effective Date. This Agreement shall take effect on the Merger Effective Date.

          2. Non-Competition. In order to induce Parent and Merger Sub to enter into the Merger Agreement and to pay the valuable consideration required thereunder, to create a valuable independent asset of Merger Sub, to preserve and protect the goodwill thereof, and to enhance the going concern value and earnings of Merger Sub in future years, Principal undertakes and agrees as follows:

             (a) Commencing on the Merger Effective Date and for a period of twenty-four (24) months after the Merger Effective Date (the "Term"), Principal shall not, within the parts of the United States where Company conducted business (the "Territory"), create, seek or accept employment or compensation of any kind or character from any enterprise, or person associated with such an enterprise, engaged or planning to engage, directly or indirectly, in any activity that is the same or similar to, or competitive with, any activity engaged in or proposed to be engaged in by Company on the Merger Effective Date; provided, however, that Principal may seek or accept such employment or compensation with the prior consent of Merger Sub, which consent may be conditioned or withheld by Merger Sub in its sole and absolute discretion.

             (b) During the Term, neither Principal nor any entity in which Principal may be not immaterially interested (as a principal, owner, partner, joint venturer, trustee, director, officer, employee, consultant, agent, shareholder, option holder, security holder, lender, creditor, guarantor, independent contractor, advisor, member, sales representative, or in any other capacity) shall, within the Territory, engage, directly or indirectly, in any activity that, directly or indirectly, is the same or similar to, or competitive with, any activity engaged in or proposed to be engaged in by Company on the Merger Effective Date; provided, however, that the foregoing shall not be deemed to prevent Principal from investing in securities if such class of securities in which the investment so made is listed on a national securities exchange or is issued by a company registered under
        Section 12(g) of the Securities Exchange Act of 1934, so long as such investment holdings do not, in the aggregate, constitute more than five percent (5%) of the voting power of any company's securities.

             (c) During the Term, Principal shall not, either in his individual capacity or as an agent for another: (i) hire or offer to hire any of Company's, Parent's or Merger Sub's officers, employees, or agents; (ii) entice away or in any other manner persuade or attempt to persuade any of Company's, Parent's or Merger Sub's officers, employees, or agents to discontinue their relationship with Company, Parent or Merger Sub; (iii) contract, solicit, divert, or attempt to divert from Parent or Merger Sub any business whatsoever by influencing or attempting to influence any customer of Company, Parent or Merger Sub with whom Company, Parent or Merger Sub has engaged in sales discussions prior to the termination of this Agreement; or (iv) call upon any person or entity as a prospective acquisition candidate for an entity other than Merger Sub or Parent who or that, during Principal's employment by Company or Principal's consulting relationship with Merger Sub was, to Principal's knowledge, either called upon by Company, Merger Sub or Parent as a prospective acquisition candidate or was the subject of an acquisition analysis conducted by Company, Merger Sub or Parent. Principal, to the extent lacking the knowledge described in the preceding sentence, shall immediately cease all contact with any prospective acquisition candidate upon being informed that Company, Merger Sub or Parent had called upon such candidate or made an acquisition analysis thereof.

             (d) The covenants set forth in this Section 2 shall be construed as a series of separate covenants covering their subject matter in each of the separate states where Company conducted business and, except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant set forth above in this Section 2. To the extent that any such covenant shall be judicially unenforceable in any one or more of such states, such covenant shall not be affected with respect to each of the other states in the Territory. Each covenant with respect to each such state in the Territory shall be construed as severable and independent.

             (e) Parent, Merger Sub, and Principal acknowledge and recognize that these covenants not to compete are integral to the Merger Agreement, that without the protection of such covenants, Parent and Merger Sub would not have entered into the Merger Agreement, that the consideration paid by Parent and Merger Sub under the Merger Agreement bears no relationship to the damages Parent and Merger Sub may suffer in the event of any breach of the covenants, and that such covenants contain reasonable limitations as to time, geographical area and scope of activity to be restrained necessary to protect Parent's and Merger Sub's business interests. If this Section 2 shall for any reason be held excessively broad as to time, duration, geographical scope, activity or subject, it shall be enforceable to the extent compatible with then-applicable laws.

             (f) Principal agrees that all references to Parent in Sections 2 and 3 shall be deemed to refer to Parent, its subsidiaries and affiliates and that all references to Company in Sections 2 and 3 shall be deemed to refer to Company, its subsidiaries and affiliates.

          3. Confidential Information.

             (a) The parties acknowledge and agree that:

                (i) The Company assets being merged into Merger Sub pursuant to the Merger Agreement include confidential and proprietary information of Company and, in the course of his employment for Merger Sub, Principal may develop and obtain access to confidential and proprietary information of Parent and Merger Sub (collectively, the "Confidential Information"), which Confidential Information shall include, without limitation, all of the following materials and information of Company, Parent, or Merger Sub (whether or not reduced to writing and whether or not patentable or protected by copyright): trade secrets, product specifications, proprietary software systems, sources of data, databases, know-how, formulae, inventions and ideas, designs, sketches, photographs, graphs, drawings, samples, selling and pricing information and procedures, research methodologies, customer lists, business and marketing plans, current and anticipated customer requirements, market studies, and internal financial statements. The parties hereto agree that the failure of any Confidential Information to be marked or otherwise labeled as confidential or proprietary information shall not affect its status as Confidential Information.

                (ii) The Confidential Information is confidential and proprietary, and the development and protection of the Confidential Information represents a substantial investment having a great economic and commercial value to Parent and Merger Sub.

                (iii) Parent and Merger Sub would be irreparably damaged if any of the Confidential Information was disclosed to, or used or exploited on behalf of, any person other than Parent or Merger Sub.

             (b) Principal covenants and agrees that he shall not, at any time, directly or indirectly, use, exploit, or disclose to any person or entity, without the prior written consent of Parent or Merger Sub, any Confidential Information, except as expressly authorized by Parent or Merger Sub during the performance of Principal's duties for and with Merger Sub. Principal agrees that, given the nature of Merger Sub's and Parent's business and business plans there will never come a time when disclosure of the Confidential Information would not be seriously injurious to Merger Sub and Parent.

             (c) Notwithstanding the foregoing, Principal may use, exploit, or disclose Confidential Information, but only to the extent that such Confidential Information

                (i) is or becomes publicly known through no wrongful act of Principal; or

                (ii) is disclosed pursuant to the requirement of a governmental agency or a court of law or otherwise required by operation of law, provided that Principal gives Merger Sub and Parent prompt written notice of such requirement prior to disclosure.

          4. Reasonableness of Restrictions. PRINCIPAL HAS CAREFULLY READ AND CONSIDERED THE PROVISIONS OF SECTIONS 2 AND 3 HEREOF AND, HAVING DONE SO, HEREBY AGREES THAT THE RESTRICTIONS SET FORTH IN SUCH SECTIONS ARE FAIR AND REASONABLE AND ARE REASONABLY REQUIRED FOR THE PROTECTION OF THE INTERESTS OF PARENT AND MERGER SUB.

          5. Injunctive Relief.

             (a) Principal acknowledges and agrees that Parent and Merger Sub will suffer irreparable harm in the event that Principal breaches any of its obligations under this Agreement, and that monetary damages shall be inadequate to compensate Parent and Merger Sub for any such breach. Principal agrees that in the event of any breach or threatened breach by Principal of the provisions of this Agreement, Parent and Merger Sub, or either of them, shall be entitled to a temporary restraining order, preliminary injunction, and permanent injunction in order to prevent or restrain any such breach or threatened breach by Principal, or by any or all of Principal's agents, representatives or other persons directly or indirectly acting for, on behalf of, or with Principal.

             (b) Notwithstanding the provisions set forth in Section 5(a) above, or any other provision contained in this Agreement, the parties hereby agree that no remedy conferred by any of the specific provisions of this Agreement, including without limitation, this Section 5, is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

          6. Miscellaneous.

             (a) Notices. All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or such other addresses as any party may designate in writing to the other parties:

                       If to Parent or Merger Sub:

                       CoStar Group, Inc.
                       7475 Wisconsin Avenue, Suite 600
                       Bethesda, MD 20814
                       Attention: President
                       Fax: (301) 718-2444
                       Phone: (301) 215-8300

                       with a copy (which shall not constitute notice) to:

                       Wilmer, Cutler & Pickering
                       2445 M Street, N.W.
                       Washington, DC 20037-1420
                       Attention: Michael R. Klein, Esq.
                       Fax: (202) 663-6363
                       Phone: (202) 663-6000

                                 and

                       Shea & Gardner
                       1800 Massachusetts Avenue, N.W.
                       Washington, D.C. 20036
                       Attention: Michael K. Isenman, Esq.
                       Fax: (202) 828-2195
                       Phone: (202) 828-2000

                       If to Principal:

                       Christopher A. Crane
                       c/o COMPS.COM, Inc.
                       9888 Carroll Centre Road, Suite 100
                       San Diego, California 92126
                       Fax: (619) 684-3292
                       Phone: (619) 578-3000

             (b) Governing Law and Venue. This Agreement shall be deemed to made in and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit, or proceeding for the interpretation or enforcement hereof that it is not subject thereto or that such action, suit, or proceeding may not be brought or is not maintainable in said courts or that the venue may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court of the State of Delaware or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6(a) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

             (c) Amendments. This Agreement may be amended, supplemented, or modified only in writing, duly executed by all of the parties hereto.

             (d) Non-waiver. A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right shall not constitute a waiver of that or any other right.

             (e) Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

             (f) Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations, and warranties both written and oral, among the parties, with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party which are not embodied herein.

             (g) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (ii) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

             (h) Binding effect. Principal may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Merger Sub and Company under this Agreement shall be binding upon and inure to the benefit of their respective successors and assigns.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the parties hereto as of the date first written above.

                                          COSTAR GROUP, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          ACQ SUB, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          --------------------------------------
                                          Christopher A. Crane

                                                                         ANNEX B

                       VOLPE BROWN WHELAN & COMPANY, LLC
                               INVESTMENT BANKERS
                  One Maritime Plaza, San Francisco, CA 94111
                       (415) 274-4400  FAX (415) 274-4468

PRIVATE AND CONFIDENTIAL

November 3, 1999

The Board of Directors
COMPS.COM, Inc.
9888 Carroll Centre Road
San Diego, CA 92126

Members the Board of Directors:

     You have requested our opinion (the "Opinion") as to the fairness, from a financial point of view, to the stockholders of COMPS.COM, Inc. ("Comps" or the "Company"), of the consideration to be received by such stockholders pursuant to the Agreement and Plan of Merger, dated as of November 3, 1999 (the "Merger Agreement"), by and among Comps, CoStar Group Inc. ("CoStar"), and a wholly owned subsidiary of CoStar established for purposes of the transaction ("Merger Sub").

     Under the terms of the Merger Agreement, Comps will be merged with and into Merger Sub (the "Merger") and, in general, each outstanding share of Comps Common Stock, par value $0.01 per share ("Comps Common Stock") will be converted, at the option of the holder, into the right to receive either $7.50 in cash or 0.31496 shares of CoStar Common Stock, par value $0.01 per share ("CoStar Common Stock"); provided, however, that the maximum number of shares of Comps Common Stock that may be converted into the right to receive cash may not exceed 49.9% of the outstanding shares. If the holders of more than 49.9% of the outstanding shares elect to receive cash, then a portion of the merger consideration payable to them will be paid in shares, rather than cash, determined on a pro rata basis.

     For the purposes of formulating the Opinion, we have, among other things:

          (i) reviewed the Merger Agreement;

          (ii) interviewed management of Comps and CoStar concerning their respective business prospects, financial outlook and operating plans as standalone concerns and as a combined enterprise;

          (iii) reviewed certain Comps and CoStar financial statements and other relevant financial and operating data of Comps and CoStar prepared by Comps and CoStar management teams respectively;

          (iv) reviewed the historical stock trading patterns of both CoStar and Comps and analyzed implied historical exchange ratios;

          (v) reviewed the valuation of selected publicly traded companies we deemed comparable and relevant to Comps and CoStar;

          (vi) reviewed, to the extent publicly available, the financial terms of selected merger and acquisition transactions that we deemed comparable and relevant to the Merger;

          (vii) performed an analysis of Comps' relative contribution, adjusted to reflect the difference in capital structures of the two companies, to CoStar in terms of revenue, and gross profit;

          (viii) performed a discounted cash flow analysis of Comps as a standalone entity based upon the preliminary financial information regarding business prospects provided by Comps management through December 2004;

          (ix) performed a pro forma financial impact analysis of the combined entity, based upon financial projections provided by the management teams; and

          (x) performed such other studies, analyses and inquiries and considered such other information as we deemed relevant.

     VBW&Co. relied without independent verification upon the accuracy and completeness of all of the financial, accounting, legal, tax, operating and other information provided to VBW&Co. by Comps and by CoStar and relied upon the assurances of Comps and CoStar that all such information provided by them is complete and accurate in all material respects and that there is no additional material information known to them that would make any of the information made available to VBW&Co. either incomplete or misleading. Comps has also retained outside legal, accounting and tax advisors to advise on matters relating to the Merger. Accordingly, VBW&Co. has relied on their advice and expresses no opinion on such matters.

     We were not requested to consider, and we are expressing no opinion as to, the relative merits of the Merger as compared to any alternative business strategies that might exist for Comps or the effect of any other transaction in which Comps might engage.

     With respect to the projected financial data of Comps, all of which has been provided by or reviewed and approved by the management of Comps, VBW&Co. has relied upon assurances of Comps that such data has been prepared in good faith on a reasonable basis reflecting the best currently available estimates and judgments of management as to the future financial performance of Comps separately and as combined with CoStar. With respect to the projected financial data of CoStar, all of which has been provided by the management of CoStar, as well as CoStar's combined business plan (including projected synergies), VBW&Co. has similarly assumed that all such data provided by management has been prepared in good faith on a reasonable basis and reflects the best currently available estimates and judgments of management as to the future financial performance of CoStar. The Opinion is based, in large part, on these projected financial data and estimates.

     VBW&Co. is relying upon the information provided to it by Comps and CoStar for the purposes of rendering the Opinion. VBW&Co. expresses no opinion and has made no investigation with respect to the validity, accuracy or completeness of the information provided to it and does not warrant any projections included in such information. Actual results that Comps or CoStar might achieve in the future as stand-alone entities or as a combined company may vary materially from those used in VBW&Co.'s analysis.

     VBW&Co. has assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver of any of the conditions to the parties' obligations thereunder.

     VBW&Co. has not made any independent appraisals or valuations of any assets of Comps or CoStar, nor has VBW&Co. been furnished with any such appraisals or valuations. VBW&Co. has performed no investigations relating to the representations and warranties made by Comps or CoStar, including representations made with respect to intellectual property or the status of any litigation pending or threatened against either company. While VBW&Co. believes that its review, as described herein, is an adequate basis for the Opinion it has expressed, the Opinion is necessarily based upon historical and current market, economic and other conditions that exist and can be evaluated as of the date of the Opinion, and any change in such conditions would require a re-evaluation of the Opinion.

     The Opinion addresses only the financial fairness of the merger consideration and does not address the relative merits of the Merger, any alternatives to the Merger, the effect of the Merger, or any other aspect of the Merger. No opinion is expressed herein as to the future trading price or range of prices of any securities of CoStar issued prior to or in conjunction with the Merger. Furthermore, the Opinion does not constitute a recommendation as to the Board of Director's decision on whether to support the Merger and recommend it to Comps stockholders and does not constitute a recommendation to stockholders as to whether to vote in favor of the Merger. The Opinion and related materials have been prepared for the use and benefit of the Board of Directors of Comps. VBW&Co. assumes no obligation to update, revise or reaffirm the Opinion.

     The preparation of a fairness opinion involves various judgments as to appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, we believe our analyses and the factors utilized in such analyses must be considered as a whole and that considering any portion of such analyses or factors, without considering all analyses and factors could create a misleading or incomplete view of the process underlying the Opinion. In our analyses, we made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond Comps' or CoStar's control and are not susceptible to accurate prediction.

     As a customary part of its investment banking business, VBW&Co. engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, VBW&Co. and its affiliates may actively trade the equity securities of Comps or CoStar for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, VBW&Co. currently holds approximately 250,000 shares of Comps Common Stock in a long-term investment account of the Firm. Such shares were purchased by VBW&Co. in the open market in May 1999 at an average price of $10.00 per share.

     VBW&Co. will receive a fee of $400,000 for rendering its Opinion, no portion of which is conditioned upon the Opinion being favorable. VBW&Co. has received fees for other services provided to the Company, including fees for services as an underwriter in connection with Comps initial public offering, and will receive an additional fee contingent upon the closing of the Merger.

     Based upon and subject to the foregoing limitations and restrictions and after considering such other matters as we deem relevant, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of Comps pursuant to the Merger Agreement is fair, from a financial point of view, to the stockholders of Comps.

Very truly yours,

VOLPE BROWN WHELAN & COMPANY, LLC


By:     /s/ JAMES M.P. FEUILLE

    ----------------------------------


Date: November 3, 1999

     ----------------------------------------------

                                                                         ANNEX C


              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SEC. 262.  APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides for, among other things:

          a. permissive indemnification for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

          b. permissive indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

          c. mandatory indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in litigation covered by a. and b. above; and

          d. that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which may be provided under any bylaw, agreement, stockholder or disinterested director vote, or otherwise.

     CoStar's restated certificate of incorporation provides that a director shall not be personally liable to CoStar or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to CoStar or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase or redemption in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The certificate of incorporation also provides that CoStar shall indemnify each director and officer to the fullest extent permitted by law for all expenses, liabilities and other matters referenced in Section 145 of the DGCL. Such indemnification is exclusive of any other rights under any bylaw, agreement, vote of stockholders, vote of disinterested directors or otherwise. CoStar may also purchase and maintain insurance on behalf of any director or officer to the extent permitted by Section 145 of the DGCL.

     CoStar's restated bylaws provide that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of CoStar (or was serving at the request of CoStar as a director, officer, employee or agent for another entity) shall be, and employees and agents may be, indemnified by CoStar, to the fullest extent authorized by the DGCL, against all expense, liability or loss reasonably incurred by the person in connection therewith, if the person acted in good faith and in a manner he or she reasonably believed to be not opposed to the best interests of CoStar and, in criminal matters, if the person had no reasonable cause to believe his or her conduct was unlawful. When the action, suit or proceeding is brought in favor of CoStar, such indemnification rights extend only to expenses, and no indemnification rights apply to any adjudged liability of the person to the CoStar unless the applicable court determines that the person is fairly and reasonably entitled to indemnification for expenses. The restated bylaws further provide that such indemnification rights are contract rights, and indemnified directors and officers shall have the right to be paid by CoStar for the expenses incurred in defending the proceedings specified above, in advance of their final disposition, upon receipt from the indemnified person of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person is not entitled to be indemnified. Such expenses, including attorneys' fees, may be paid with respect to indemnified employees and agents, as the board of directors deems appropriate. The restated bylaws provide that the right to indemnification and to the advance payment of expenses shall not be exclusive of any other right which any person may have or acquire under any agreement, statute, provision of CoStar's restated bylaws, certificate of incorporation, or otherwise.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following documents are to be filed as exhibits to this registration statement:


EXHIBIT                          DESCRIPTION
-------                          -----------
   2.1   Agreement and Plan of Merger, dated as of November 3, 1999, among COMPS.COM, Inc., CoStar Group, Inc., and Acq Sub, Inc.
   3.1   Restated Certificate of Incorporation
   3.2   Amended and Restated By-Laws
   3.3   Certificate of Amendment of Restated Certificate of
         Incorporation
   4.1   Form of Common Stock Certificate
   5.1   Opinion of Fried, Frank, Harris, Shriver and Jacobson
         regarding legality
   8.1   Opinion of Fried, Frank, Harris, Shriver and Jacobson
         regarding tax matters
   9.1   Voting Agreements
  10.1   CoStar Group, Inc. 1998 Stock Incentive Plan, as Amended
  10.2   Employment Agreement for Andrew C. Florance
  10.3   Employment Agreement for Frank A. Carchedi
  10.4   Employment Agreement for David M. Schaffel
  10.5   Employment Agreement for Curtis M. Ricketts
  10.6   Employment Agreement for Fred A. Heitzmann, III
  10.7   Registration Rights Agreement
  10.8   Acquisition and Reorganization Agreement by and among Realty
         Information Group, Inc., LeaseTrend, Inc. and the
         Shareholders of LeaseTrend, Inc. dated January 8, 1999
  10.9   Agreement and Plan of Merger by and among Realty Information
         Group, Inc., Jamison Research, Inc., Henry D. Jamison IV and
         Leslie Lees Jamison dated January 6, 1999
 10.10   Amendment to Agreement and Plan of Merger by and among
         Realty Information Group, Inc., Jamison Research, Inc.,
         Jamison Acquisition Corp., Henry D. Jamison IV and Leslie
         Lees Jamison dated January 14, 1999
 10.11   Office Lease dated August 12, 1999 between CoStar Realty
         Information, Inc. and Newlands Building Venture, LLC
  21.1   Subsidiaries of CoStar Group, Inc.
  23.1   Consent of Ernst & Young LLP, Independent Auditors
  23.2   Consent of Ernst & Young LLP, Independent Auditors
  23.3   Consent of Ernst & Young LLP, Independent Auditors
  23.4   Consent of Ernst & Young LLP, Independent Auditors
  23.5   Consent of Volpe Brown Whelan & Company LLC
  24.1   Powers of Attorney
  27.1   CoStar Financial Data Schedule
  99.1   Form of Proxy
  99.2   Letter of Transmittal/Form of Election


     (b) The following is a financial statement schedule.

     Schedule II -- COMPS.COM Valuation and Qualifying Accounts

                                COMPS.COM, INC.
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                                ADDITIONS
                                                         -----------------------
                                           BALANCE AT    CHARGED TO                             BALANCE AT
        ALLOWANCE FOR BAD DEBTS           BEGINNING OF   COSTS AND                                END OF
           AND CANCELLATIONS                  YEAR        EXPENSES     OTHER(1)    DEDUCTIONS      YEAR
        -----------------------           ------------   ----------   ----------   ----------   ----------
YEAR ENDED DECEMBER 31, 1996
Allowances deducted from accounts
  receivable:
  Allowance for bad debts...............   $   98,374     $566,242    $       --    $566,877    $   97,739
  Allowance for cancellations...........      264,539           --       644,322     436,474       472,387
YEAR ENDED DECEMBER 31, 1997
Allowances deducted from accounts
  receivable:
  Allowance for bad debts...............       97,739      456,921            --     364,660       190,000
  Allowance for cancellations...........      472,387           --     1,238,593     516,738     1,194,242
YEAR ENDED DECEMBER 31, 1998
Allowances deducted from accounts
  receivable:
  Allowance for bad debts...............      190,000      261,843            --     231,843       220,000
  Allowance for cancellations...........    1,194,242           --       260,627     209,947     1,244,922

---------------
(1) Transfer from deferred subscription revenue.

     All other supporting schedules have been omitted because they are not required or the information required to be set forth therein is included in the consolidated financial statements or in the notes thereto.

ITEM 22.  UNDERTAKINGS.

     (A) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement;

               provided, however, that the undertakings set forth in paragraphs
               (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
               Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) The undersigned Registrant hereby undertakes:

          (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (D) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (E) The undersigned Registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, State of Maryland, on January 4, 2000.


                                          COSTAR GROUP, INC.

                                          By: /s/ ANDREW C. FLORANCE
                                            ------------------------------------
                                              Andrew C. Florance
                                              President and Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933 this amendment to the registration statement has been signed by the following persons in the capacities listed below on January 4, 2000.



                 SIGNATURE                                            TITLE
                 ---------                                            -----
           /s/ ANDREW C. FLORANCE                  President and Chief Executive Officer
--------------------------------------------       (principal executive officer) and Director
             Andrew C. Florance

*                                                  Chief Financial Officer (principal financial
--------------------------------------------       officer and principal accounting officer)
Frank A. Carchedi

*                                                  Chairman of the Board of Directors
--------------------------------------------
Michael R. Klein

*                                                  Director
--------------------------------------------
David Bonderman

*                                                  Director
--------------------------------------------
Warren H. Haber

*                                                  Director
--------------------------------------------
Josiah O. Low III

*                                                  Director
--------------------------------------------
John Simon

        *By: /s/ ANDREW C. FLORANCE                President and Chief Executive Officer
--------------------------------------------       (principal executive officer) and Director
             Andrew C. Florance
              Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                   DESCRIPTION                                 LOCATION
-------                  -----------                                 --------
  2.1     Agreement and Plan of Merger, dated as of  Incorporated by reference from Exhibit
          November 3, 1999, among COMPS.COM, Inc.,   2.1 to the Current Report on Form 8-K
          CoStar Group, Inc. and Acq Sub, Inc.       filed with the Commission on November 17,
                                                     1999, located under Securities and
                                                     Exchange Commission File No. 000-24531
  3.1     Restated Certificate of Incorporation      Incorporated by reference from Exhibit
                                                     3.1 to Amendment No. 4 to the
                                                     Registration Statement on Form S-1,
                                                     located under Securities and Exchange
                                                     Commission File No. 333-47953, filed with
                                                     the Commission on June 30, 1998 (the
                                                     "1998 Form S-1")
  3.2     Amended and Restated By-Laws               Incorporated by reference from Exhibit
                                                     3.2 to the 1998 Form S-1
  3.3     Certificate of Amendment of Restated       Incorporated by reference from Exhibit
          Certificate of Incorporation               3.1 to the Quarterly Report for the
                                                     Period Ended June 30, 1999 on Form 10-Q,
                                                     filed with the Commission on August 11,
                                                     1999, located under Securities and
                                                     Exchange Commission Files No. 0-24531
  4.1     Form of Common Stock Certificate           Incorporated by reference from Exhibit
                                                     4.1 to the 1998 S-1
  5.1     Opinion of Fried, Frank, Harris, and       Filed herewith
          Jacobson regarding legality
  8.1     Opinion of Fried, Frank, Harris, and       Filed herewith
          Jacobson regarding tax matters
  9.1     Voting Agreements                          Incorporated by reference from Exhibits
                                                     C-1 through C-5 to Exhibit 2.1 to the
                                                     Current Report on Form 8-K filed with the
                                                     Commission on November 17, 1999, located
                                                     under Securities and Exchange Commission
                                                     File No. 000-24531
 10.1     CoStar Group, Inc. 1998 Stock Incentive    Incorporated by reference from Exhibit
          Plan, as Amended                           10.1 to the Quarterly Report for the
                                                     Period Ended September 30, 1999 on Form
                                                     10-Q, filed with the Commission on
                                                     November 15, 1999, located under
                                                     Securities and Exchange Commission File
                                                     No. 000-24531
 10.2     Employment Agreement for Andrew C.         Incorporated by reference from Exhibit
          Florance                                   10.2 to the 1998 Form S-1
 10.3     Employment Agreement for Frank A.          Incorporated by reference from Exhibit
          Carchedi                                   10.3 to the 1998 Form S-1
 10.4     Employment Agreement for David M.          Incorporated by reference from Exhibit
          Schaffel                                   10.4 to the 1998 Form S-1
 10.5     Employment Agreement for Curtis M.         Incorporated by reference from Exhibit
          Ricketts                                   10.5 to the 1998 Form S-1

EXHIBIT
NUMBER                   DESCRIPTION                                 LOCATION
-------                  -----------                                 --------
 10.6     Employment Agreement for Fred A. Heitzman  Incorporated by reference from Exhibit
          III                                        10.6 to Amendment No. 1 to the
                                                     Registration Statement on Form S-1,
                                                     located under Securities and Exchange
                                                     Commission File No. 333-74953, filed with
                                                     the Commission on April 30, 1999
 10.7     Registration Rights Agreement              Incorporated by reference from Exhibit
                                                     10.7 to the 1998 Form S-1
 10.8     Acquisition and Reorganization Agreement   Incorporated by reference from Exhibit
          by and among Realty Information Group,     2.1 to the Current Report on Form 8-K
          Inc., LeaseTrend, Inc. and the             filed with the Commission on January 22,
          Shareholders of LeaseTrend, Inc. dated     1999, located under Securities and
          January 8, 1999                            Exchange Commission File No. 000-24531
 10.9     Agreement and Plan of Merger by and among  Incorporated by reference from Exhibit
          Realty Information Group, Inc., Jamison    2.3 to the Current Report on Form 8-K
          Research, Inc., Henry D. Jamison IV and    filed with the Commission on February 2,
          Leslie Lees Jamison dated January 6, 1999  1999, located under Securities and
                                                     Exchange Commission File No. 000-24531
10.10     Amendment to Agreement and Plan of Merger  Incorporated by reference from Exhibit
          by and among Realty Information Group,     2.4 to the Current Report on Form 8-K
          Inc., Jamison Research, Inc., Jamison      filed with the Commission on February 2,
          Acquisition Corp., Henry D. Jamison IV     1999, located under Securities and
          and Leslie Lees Jamison dated January 14,  Exchange Commission File No. 000-24531
          1999
10.11     Office Lease dated August 12, 1999         Incorporated by reference from Exhibit
          between CoStar Realty Information, Inc.    10.2 to the Quarterly Report for the
          and Newlands Building Venture, LLC         Period Ending September 30, 1999 on Form
                                                     10-Q, filed with the Commission on
                                                     November 15, 1999, located under
                                                     Securities and Exchange Commission Files
                                                     No. 000-24531
 21.1     Subsidiaries of CoStar Group, Inc.         Filed herewith
 23.1     Consent of Ernst & Young LLP, Independent  Filed herewith
          Auditors
 23.2     Consent of Ernst & Young LLP, Independent  Filed herewith
          Auditors
 23.3     Consent of Ernst & Young LLP, Independent  Filed herewith
          Auditors
 23.4     Consent of Ernst & Young LLP, Independent  Filed herewith
          Auditors
 23.5     Consent of Volpe Brown Whelan & Company    Previously filed
          LLC
 24.1     Powers of Attorney                         Previously filed
 27.1     CoStar Financial Data Schedule             Previously filed
 99.1     Form of Proxy                              Filed herewith
 99.2     Letter of Transmittal/Form of Election     Filed herewith